UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE ALKALINE WATER COMPANY INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2080
(Primary Standard Industrial Classification Code Number)

99-0367049
(I.R.S. Employer Identification Number)

14646 N. Kierland Blvd., Suite 255 Scottsdale, AZ 85254 Telephone: (480) 656-2423
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Incorp Services, Inc. 3773 Howard Hughes Pkwy., Suite 500S Las Vegas, NV 89169-6014 Telephone: (702) 866-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:
Clark Wilson LLP Suite 900 - 885 West Georgia Street Vancouver, British Columbia V6C 3H1, Canada Telephone: (604) 891-7707 Attention: Virgil Z. Hlus	AQUAhydrate, Inc. 5870 West Jefferson Blvd., Suite D Los Angeles, CA 90016 Telephone: (310) 559-5058 Attention: Matthew Howison	Glaser Weil Fink Howard Avchen & Shapiro LLP 520 Newport Center Drive, Suite 420 Newport Beach, CA 92660 Telephone: (949) 287-6315 Attention: George Wall

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Agreement and Plan of Merger dated as of September 9, 2019, as amended from time to time, among The Alkaline Water Company Inc., AQUAhydrate, Inc. and AWC Acquisition Corp. described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [   ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
 Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [   ]
 Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	23,315,217	Not Applicable	$134,843.75	$16.34

Notes

(1)

Represents the maximum number of shares of common stock, par value of $0.001 per share, of The Alkaline Water Company Inc., a Nevada corporation, to be issued (i) to holders of common stock and preferred stock, par value of $0.001 per share, of AQUAhydrate, Inc., a Nevada corporation, and (ii) to any finders or placement agents or to any persons for the payment of liabilities of AQUAhydrate, Inc., in connection with consummation of the merger described in this registration statement.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933. No market exists for shares of AQUAhydrate, Inc., and AQUAhydrate, Inc. has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is based upon one-third of the aggregate par value of the shares of common stock and preferred stock of AQUAhydrate, Inc. issued and outstanding as of November 8, 2019.

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933 at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 8, 2019

THE ALKALINE WATER COMPANY INC.	AQUAHYDRATE, INC.

Dear Stockholders of The Alkaline Water Company Inc. and AQUAhydrate, Inc.:

The board of directors of each of The Alkaline Water Company Inc. ("Alkaline") and AQUAhydrate, Inc. ("AQUAhydrate") has approved a merger (the "Merger") of AWC Acquisition Company Inc., a wholly owned subsidiary of Alkaline ("Merger Sub"), with and into AQUAhydrate, with AQUAhydrate continuing as a wholly owned subsidiary of Alkaline. The merger will be effected by AQUAhydrate and Alkaline under an Agreement and Plan of Merger (the "Merger Agreement") by and among AQUAhydrate, Alkaline and Merger Sub, dated as of September 9, 2019, as amended from time to time. The Merger will result in a diversified, premium bottled water-focused public company that meets the hydration demands of both the family and active lifestyle sectors.

The Merger Agreement provides that, prior to the closing of the Merger, AQUAhydrate will obtain the approval of the AQUAhydrate stockholders for the adoption of the Seventh Amended and Restated Articles of Incorporation and amend and restate the articles of incorporation of AQUAhydrate to effect a capital reorganization (the "Capital Reorganization"). The Capital Reorganization will result in the conversion of all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares, into shares of common stock of AQUAhydrate (each, an "AQUAhydrate Common Share"). The Series I Preferred shares will be converted into AQUAhydrate Common Shares and a new class of the preferred stock (each, an "AQUAhydrate New Preferred Shares").

At the effective time of the Merger, which will be promptly after the Capital Reorganization, (i) the holders of AQUAhydrate Common Shares will receive an aggregate of 19,565,217 shares of common stock of Alkaline (each, an "Alkaline Common Share"), less any Alkaline Common Shares to be issued in connection with the Merger to any finders or placement agents or to any persons for the payment of outstanding liabilities of AQUAhydrate, on a pro-rata basis in the proportion the number of AQUAhydrate Common Shares held by such holders, and (2) the holders of AQUAhydrate New Preferred Shares will receive an aggregate of 3,750,000 Alkaline Common Shares on a pro-rata basis in the proportion the number of shares of AQUAhydrate New Preferred Shares held by such holders, subject to a performance escrow release. All of the issued and outstanding AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares immediately prior to the effective time of the Merger will be cancelled.

Based on the number of Alkaline Common Shares outstanding as of ♦, 2019, and the aggregate number of Alkaline Common Shares to be issued pursuant to the Merger Agreement, immediately following completion of the Merger, Alkaline stockholders immediately prior to the completion of the Merger are expected to own approximately ♦% of the outstanding Alkaline Common Shares and former AQUAhydrate securityholders (including holders of AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares and any other persons (including finders, placement agents and creditors) to whom Alkaline Common Shares will be issued pursuant to the Merger Agreement) are expected to own approximately ♦% of the outstanding Alkaline Common Shares.

The Alkaline Common Shares are currently listed on the Nasdaq Capital Market and TSX Venture Exchange under the symbol "WTER." There is no public market for the common stock or preferred stock of AQUAhydrate. Following the completion of the Merger, we anticipate that the Alkaline Common Shares will continue to be listed on the Nasdaq Capital Market, but the Alkaline Common Shares may be delisted from TSX Venture Exchange if the stockholders of Alkaline approve the delisting.

Alkaline and AQUAhydrate will each hold meetings of their respective stockholders in connection with the Merger and related matters. We cannot complete the Merger unless a sufficient number of Alkaline stockholders approve the issuance of the Alkaline Common Shares in connection with the Merger, AQUAhydrate stockholders approve the Capital Reorganization and the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other related proposals being submitted to the Alkaline stockholders and AQUAhydrate stockholders are approved. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Alkaline or AQUAhydrate meeting in person, please vote your shares as promptly as possible so that your shares may be represented and voted at your meeting. Please note that a failure to vote your shares or return your proxy card may result in a failure to establish a quorum for the Alkaline meeting or the AQUAhydrate meeting.

After careful consideration, the board of directors of each of Alkaline and AQUAhydrate has approved the Merger Agreement and the Merger. The Alkaline board of directors unanimously recommends that Alkaline stockholders vote "FOR" each of the proposals being submitted to a vote of the Alkaline stockholders at the Alkaline meeting. The AQUAhydrate board of directors (with one director abstaining because of an interest in the transaction) recommends that AQUAhydrate stockholders vote "FOR" each of the proposals being submitted to a vote of the AQUAhydrate stockholders at the AQUAhydrate meeting.

The obligations of Alkaline and AQUAhydrate to complete the Merger are subject to the satisfaction or waiver of the conditions in the Merger Agreement. Additional information about Alkaline, AQUAhydrate and the Merger is contained in the accompanying joint proxy statement/prospectus. You should read the entire joint proxy statement/prospectus carefully. In particular, we urge you to read the information under "Risk Factors" beginning on page 35.

We thank you for your consideration and continued support.

Sincerely

Richard. A Wright Matthew Howison
President and Chief Executive Officer President
The Alkaline Water Company Inc. AQUAhydrate, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated _____________, 2019 and is first being sent or given to the stockholders of Alkaline and AQUAhydrate on or about _____________, 2019

This joint proxy statement/prospectus incorporates important business and financial information about Alkaline and AQUAhydrate that is not included in or delivered with this document. This information is available without charge to Alkaline and AQUAhydrate stockholders upon written or oral request. Requests should be made to Alkaline or AQUAhydrate at the following address.

The Alkaline Water Company Inc. Attention: President 14646 N. Kierland Blvd., Suite 255 Scottsdale, AZ 85254 Telephone: (480) 656-2423	AQUAhydrate, Inc. Attention: President 5870 West Jefferson Blvd., Suite D Los Angeles, CA 90016 Telephone: (310) 559-5058

To obtain timely delivery, you must request the information no later than five business days before the date of the Alkaline or AQUAhydrate meeting, as applicable.

See "Where You Can Find More Information" beginning on page 155 of the accompanying joint proxy statement/prospectus for further information.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the "SEC") by Alkaline, constitutes a prospectus of Alkaline under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Alkaline Common Shares to be issued to AQUAhydrate stockholders and others in connection with the Merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Alkaline and AQUAhydrate. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the meeting of Alkaline stockholders and a notice of meeting with respect to the meeting of AQUAhydrate stockholders.

You should rely only on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated _______________, 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Alkaline stockholders or AQUAhydrate stockholders nor the issuance by Alkaline of Alkaline Common Shares pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding AQUAhydrate has been provided by AQUAhydrate and information contained in this joint proxy statement/prospectus regarding Alkaline has been provided by Alkaline.

THE ALKALINE WATER COMPANY INC.
14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON ♦, 2020

Dear Stockholders of The Alkaline Water Company Inc.:

The annual meeting of stockholders of The Alkaline Water Company Inc. ("Alkaline") will be held on ♦, 2020 at ♦, Arizona time, at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix AZ 85016 for the following purposes:

1.

To approve the issuance of shares of common stock of Alkaline in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 9, 2019, as amended from time to time, by and among Alkaline, AWC Acquisition Company Inc. and AQUAhydrate, Inc., a copy of which (including each amendment thereto through the date hereof) is attached as Schedule "A" to the accompanying joint proxy statement/prospectus;

2.

To approve the creation of a new Control Person (as defined in the policies of the TSX Venture Exchange) of Alkaline and the resulting change of control of Alkaline for the purpose of Nasdaq Listing Rule 5635;

3.

To approve the adjournment of the annual meeting of the stockholders of Alkaline, if necessary, to solicit additional proxies if sufficient votes to approve the proposals set forth above and below have not been obtained;

4.	To elect Richard A. Wright, David A. Guarino, Aaron Keay, Bruce Leitch, and Brian Sudano as the directors of Alkaline;
5.	To ratify the appointment of Prager Metis CPAs, LLC as the independent registered public accounting firm of Alkaline;
6.	To approve the 2019 equity incentive plan of Alkaline;
7.	To approve the delisting of common stock of Alkaline from the TSX Venture Exchange; and
8.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

THE ALKALINE BOARD OF DIRECTORS RECOMMENDS THAT ALKALINE
STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS.

These items of business are more fully described in the accompanying joint proxy statement/prospectus. Please read the joint proxy statement/prospectus carefully in deciding how to vote.

The Alkaline board of directors has fixed the close of business on ♦, 2019 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Only the stockholders of record on the record date are entitled to vote at the annual meeting.

Whether or not you plan on attending the annual meeting, we ask that you vote by proxy by following the instructions provided in the enclosed proxy card as promptly as possible. If your shares are held of record by a broker, bank, or other nominee, please follow the voting instructions sent to you by your broker, bank, or other nominee in order to vote your shares.

Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must obtain a valid proxy issued in your name from that record holder.

Sincerely,

By Order of the Board of Directors

_________________________________________
Richard A. Wright

President and Chief Executive Officer

♦, 2019

AQUAHYDRATE, INC.
5870 West Jefferson Blvd., Suite D
Los Angeles, CA 90016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ♦, 2020

To the Stockholders of AQUAhydrate, Inc.:

A special meeting of stockholders (the "AQUAhydrate Meeting") of AQUAhydrate, Inc., a Nevada corporation ("AQUAhydrate"), will be held on ♦, 2019 at ♦, local time, at ♦, for the following purpose:

1.

To consider and vote upon a proposal to amend and restate AQUAhydrate's Sixth Amended and Restated Articles of Incorporation by the adoption of the Seventh Amended and Restated Articles of Incorporation (the "Capital Reorganization"), which is referred to as "AQUAhydrate Proposal 1";

2.

To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated September 9, 2019, as amended from time to time (the "Merger Agreement"), which is referred to as "AQUAhydrate Proposal 2";

3.

To approve the adjournment of the AQUAhydrate Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2 (which is referred to as "AQUAhydrate Proposal 3"); and

4.	To transact such other business as may properly come before the AQUAhydrate Meeting or any adjournment thereof.

The board of directors of AQUAhydrate (the "AQUAhydrate Board") has determined that AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2 are fair to, and in the best interests of, AQUAhydrate and its stockholders and recommend that stockholders vote in favor of both proposals. For more information concerning the recommendations of the AQUAhydrate Board, see the sections "The Merger - AQUAhydrate Reasons for the Merger" and "The Merger - Background of the Merger" beginning on pages 60 and 58, respectively, of the joint proxy statement/prospectus to which this notice is attached.

Approval of AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2 each requires the affirmative vote of (i) the holders of a majority of the shares of AQUAhydrate common stock, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares and Series I Preferred shares voting together as a single class, (ii) the holders of Series F Preferred shares voting as a single class, (iii) the holders of Series G Preferred shares voting as a single class, (iv) the holders of Series H Preferred shares voting as a single class and (v) the holders of Series I Preferred shares voting as a single class. The holders of Series A Preferred shares, Series B Preferred shares, Series C Preferred shares, Series D Preferred shares and Series E Preferred shares are not entitled to vote on AQUAhydrate Proposal 1 or AQUAhydrate Proposal 2.

Approval of AQUAhydrate Proposal 1 is a condition to the consummation of the merger (the "Merger") pursuant to the Merger Agreement and approval of AQUAhydrate Proposal 2 is a condition to the consummation of AQUAhydrate Proposal 1. If AQUAhydrate Proposal 2 is not approved the Capital Reorganization will not be consummated and if AQUAhydrate Proposal 1 is not approved the transactions contemplated by the Merger Agreement will not be consummated.

In considering the recommendation of the AQUAhydrate Board, stockholders should be aware that some of directors and executive officers may have interests in the Capital Reorganization and Merger Agreement that are different from, or in addition to, the interests they may have as stockholders. See "The Merger-Interests of AQUAhydrate Directors and Executive Officers in the Merger" beginning on page 62 of the joint proxy statement/prospectus to which this notice is attached.

Only stockholders of record of common stock, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares and Series I Preferred shares at the close of business on ♦, 2019 are entitled to notice of and to vote at the AQUAhydrate Meeting. A list of stockholders entitled to vote at the AQUAhydrate Meeting will be available for inspection at AQUAhydrate's offices in Los Angeles, California, for any purpose relevant to the AQUAhydrate Meeting during normal business hours for a period of ten days before the meeting and at the AQUAhydrate Meeting. References to the AQUAhydrate Meeting in this joint proxy statement/prospectus are to such stockholder meeting as adjourned or postponed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE AQUAHYDRATE STOCKHOLDER MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

  by proxy: you many complete the proxy card and mail to Aquahydrate; or

  by Internet or telephone in accordance with the instructions on the proxy card.

Stockholders have a statutory right to dissent from the Merger and demand payment of the fair value of their shares as determined in a judicial proceeding in accordance with Nevada Revised Statutes Section 92A.300 through 92A.500, inclusive of the Nevada Revised Statues, plus interest from the effective date of the Merger. In addition, although AQUAhydrate is incorporated in the State of Nevada, because a majority of the holders of AQUAhydrate's voting securities have addresses in California and AQUAhydrates's other contacts with the State of California, the provisions of California law relating to the rights of dissenting stockholders in a merger (Chapter 13 of the California Corporations Code) apply to the Merger. Under California law, stockholders who purposely assert dissenter's rights may require a corporation to purchase their shares for the fair market value in cash. The fair value or fair market value may be more or less than the amount AQUAhydrate stockholder will receive pursuant to the Merger Agreement.  In order to qualify for these rights, AQUAhydrate stockholders must comply with the procedural requirements under the relevant statutes.

The enclosed proxy statement/prospectus provides a detailed description of the Capital Reorganization, the Merger and the Merger Agreement as well as AQUAhydrate's capital stock. You are urged to read this joint proxy statement/prospectus and the schedules carefully and in their entirety.

Sincerely,

By Order of the Board of Directors

_______________________________
Matthew Howison

President

♦, 2019

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND MEETINGS	14
Why am I receiving this joint proxy statement/prospectus?	14
What is included in these materials?	14
What items will be voted at the Alkaline Meeting?	14
What items will be voted at the AQUAhydrate Meeting?	15
What is the Capital Reorganization?	15
What is the Merger?	15
What was the effect of the First Merger Amendment?	15
Why are the two companies proposing to merge?	16
As an Alkaline stockholder or AQUAhydrate stockholder, what will happen to my securities?	17
What will happen to options or warrants of AQUAhydrate?	18
What is the value of the Merger consideration?	18
Who will be the directors of the Combined Company following the Merger?	18
Who will be the officers of the Combined Company following the Merger?	18
When do you expect the Merger will be consummated?	18
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of common stock or preferred stock of AQUAhydrate?	18
What do I need to do now?	19
When and where will the stockholder meetings be held?	19
Who can vote at the stockholder meetings?	19
How many votes do I have?	20
How do I vote my shares?	20
What is the difference between a stockholder of record and a "street name" holder?	20
What does it mean if I receive more than one proxy card?	21
How is the validity of my proxy card determined?	21
What approvals by the stockholders of Alkaline are required for the proposals before the Alkaline Meeting?	21
What approvals by the stockholders of AQUAhydrate are required for the proposals before the AQUAhydrate Meeting?	21
How are votes counted?	22
What happens if I do not make specific voting choices?	22
What is the quorum requirement?	23
How does the board of directors recommend that I vote?	23
What interests do the directors and officers of Alkaline and AQUAhydrate have in the approval of the respective proposals to be put before the Alkaline Meeting and the AQUAhydrate Meeting?	23
Are stockholders entitled to appraisal and dissenter's rights in connection with the Merger?	24
Can I change my vote after submitting my proxy?	25
How can I attend the meeting?	25
Who pays the cost of proxy preparation and solicitation?	26
Who can help answer my questions?	26
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY	27
Risk Factors	27
Information About the Companies	28
The Alkaline Water Company Inc.	28
AWC Acquisition Company Inc.	28
AQUAhydrate, Inc.	28
The Merger	29
The Merger Agreement	30
Material U.S. Federal Income Tax Consequences	33
Comparison of Rights of Holders of Alkaline Shares and AQUAhydrate Shares	34
Management Following the Merger	34
Security Ownership of Management	35
RISK FACTORS	35

INDEX TO ALKALINE FINANCIAL STATEMENTS	156
INDEX TO AQUAHYDRATE FINANCIAL STATEMENTS	F-36
INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS	F-37
SCHEDULE "A" MERGER AGREEMENT	A-1
SCHEDULE "B" RIGHTS OF DISSENTING OWNERS - NEVADA	B-1
SCHEDULE "C" RIGHTS OF DISSENTING OWNERS - CALIFORNIA	C-1
SCHEDULE "D" SEVENTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AQUAHYDRATE	D-1
SCHEDULE "E" 2019 EQUITY INCENTIVE PLAN	E-1
SCHEDULE "F" AUDIT COMMITTEE CHARTER	F-1
SCHEDULE "G" COMPENSATION COMMITTEE CHARTER	G-1
SCHEDULE "H" BOARD OF DIRECTOR NOMINATION PROCESS	H-1

_________________________________

References to "Alkaline" in this joint proxy statement/prospectus refer to The Alkaline Water Company Inc. and its consolidated subsidiaries, unless otherwise specified. References to "AQUAhydrate" refer to AQUAhydrate, Inc. References to the "Combined Company" refer to Alkaline and its consolidated subsidiaries, including AQUAhydrate, after the completion of the Merger. References to the "Surviving Company" refer to AQUAhydrate after the Merger. Except as otherwise noted, references to "we," "us" or "our" refer to Alkaline or AQUAhydrate as the context requires. References to "Merger Sub" refer to AWC Acquisition Company Inc., a newly formed, direct, wholly-owned subsidiary of Alkaline.

References to the "Merger Agreement" refer to that certain Agreement and Plan of Merger, dated as of September 9, 2019, as amended from time to time, among Alkaline, AQUAhydrate, and Merger Sub. References to the "First Merger Amendment" refer to that certain Amendment to the Merger Agreement, dated as of October 31, 2019, among Alkaline, AQUAhydrate and Merger Sub, and unless the context requires otherwise, references to the "Merger Agreement" include references to the First Merger Amendment. References to the "Merger" refer to the merger of Merger Sub with and into AQUAhydrate, with AQUAhydrate surviving as the Surviving Company and as a direct, wholly-owned subsidiary of Alkaline as contemplated under the Merger Agreement.

References to "Alkaline common stock" refer to common stock, par value $0.001 per share, of Alkaline, references to "Alkaline shares" refer to shares of Alkaline common stock and references to "Alkaline stockholders" refer to holders of Alkaline common stock.

References to "AQUAhydrate common stock" refer to common stock, par value $0.001 per share, of AQUAhydrate, and references to "AQUAhydrate common stockholders" refer to holders of AQUAhydrate common stock. References to "AQUAhydrate preferred stock" refer to preferred stock, par value $0.001 per share, of AQUAhydrate, and references to "AQUAhydrate preferred stockholders" refer to holders of AQUAhydrate preferred stock. References to "AQUAhydrate capital stock" refer to AQUAhydrate common stock and AQUAhydrate preferred stock, collectively, and references to "AQUAhydrate stockholders" refer to holders of AQUAhydrate common stock and holders of AQUAhydrate preferred stock, collectively, and references to "AQUAhydrate shares" refer to shares of AQUAhydrate common stock and shares of AQUAhydrate preferred stock, collectively.

All references to currency in this joint proxy statement/prospectus are in United States dollars unless otherwise stated and all financial statements are prepared in accordance with United States generally accepted accounting principles.

Please read this joint proxy statement/prospectus carefully. You should rely only on the information contained in this joint proxy statement/prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND MEETINGS

Why am I receiving this joint proxy statement/prospectus?

You are receiving this joint proxy statement/prospectus because you were an Alkaline stockholder of record or an AQUAhydrate stockholder of record as of the close of business on the record date for the annual meeting of Alkaline stockholders (the "Alkaline Meeting") or the special meeting of AQUAhydrate stockholders (the "AQUAhydrate Meeting"), respectively.

Alkaline is soliciting a proxy from holders of Alkaline common stock to approve the issuance of Alkaline common stock under the Merger Agreement and other matters at the Alkaline Meeting.

The accompanying AQUAhydrate proxy card is being solicited by AQUAhyrate on behalf of the AQUAhyrate board of directors in connection with the AQUAhydrate Meeting.

You are receiving this document because the Merger and related transactions cannot be completed without the approval of the AQUAhydrate stockholders, and the Merger cannot be completed without the approval of the Alkaline stockholders.

This document serves as:

  a proxy statement of Alkaline used to solicit proxies for the Alkaline Meeting to vote on the proposals to be put before the Alkaline Meeting;
  a proxy statement of AQUAhydrate used to solicit proxies for the AQUAhydrate Meeting to vote on the proposals to be put before the AQUAhydrate Meeting; and
  a prospectus of Alkaline used to offer shares of Alkaline common stock issuable in exchange for shares of AQUAhydrate common stock and AQUAhydrate preferred stock in the Merger.

What is included in these materials?

These materials include:

  the notice of the Alkaline Meeting;
  the notice of the AQUAhydrate Meeting;
  this joint proxy statement/prospectus for the Alkaline Meeting and the AQUAhydrate Meeting;
  the proxy card for the Alkaline Meeting; and
  the proxy card for the AQUAhydrate Meeting.

What items will be voted at the Alkaline Meeting?

Alkaline stockholders will vote on:

  the approval of the issuance of Alkaline common stock under the Merger Agreement ("Alkaline Proposal 1");
  the approval of the creation of a new Control Person (as defined in the policies of the TSX Venture Exchange) of Alkaline and the resulting change of control of Alkaline for the purpose of Nasdaq Listing Rule 5635 ("Alkaline Proposal 2");
  the approval of the adjournment of the Alkaline Meeting, if necessary, to solicit additional proxies if sufficient votes to approve Alkaline Proposals 1, 2, 4, 5, 6 and 7 have not been obtained ("Alkaline Proposal 3");

  the election of Richard A. Wright, David A. Guarino, Aaron Keay, Bruce Leitch, and Brian Sudano as the directors of Alkaline ("Alkaline Proposal 4");
  the ratification of the appointment of Prager Metis CPAs, LLC as the independent registered public accounting firm of Alkaline ("Alkaline Proposal 5");
  the approval of the 2019 equity incentive plan of Alkaline ("Alkaline Proposal 6"); and
  the approval of the delisting of common stock of Alkaline from the TSX Venture Exchange ("Alkaline Proposal 7").

What items will be voted at the AQUAhydrate Meeting?

AQUAhydrate stockholders will vote on:

  the approval of the amendment and restatement of AQUAhydrate's Sixth Amended and Restated Articles of Incorporation to effect a capital reorganization of AQUAhydrate ("AQUAhydrate Proposal 1");
  the approval of the Merger Agreement, whereby Alkaline's wholly-owned subsidiary, Merger Sub, will merge with and into AQUAhydrate ("AQUAhydrate Proposal 2"); and
  the approval of the adjournment of the AQUAhyrate Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2 ("AQUAhydrate Proposal 3").

Approval of AQUAhydrate Proposal 1 is a condition to the consummation of the Merger and approval of AQUAhydrate Proposal 2 is a condition of the capital reorganization. Unless both proposals are approved, neither of the transactions will be consummated.

What is the Capital Reorganization?

The Merger Agreement provides that, prior to the closing of the Merger, AQUAhydrate will obtain the approval of the AQUAhydrate stockholders for the adoption of the Seventh Amended and Restated Articles of Incorporation and amend and restate the articles of incorporation of AQUAhydrate to effect a capital reorganization (the "Capital Reorganization"). The Capital Reorganization will result in the conversion of all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares, into shares of AQUAhydrate common stock (each, an "AQUAhydrate Common Share") and the conversion of the Series I Preferred shares into AQUAhydrate Common Share and a new class of the preferred stock (each, an "AQUAhydrate New Preferred Shares"). See "AQUAhydrate Capital Reorganization" beginning on page 70 of this joint proxy statement/prospectus for more information.

What is the Merger?

Alkaline, AWC Acquisition Company Inc. ("Merger Sub"), a wholly-owned subsidiary of Alkaline, and AQUAhydrate have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated September 9, 2019, as amended from time to time. Under the Merger Agreement, Merger Sub will merge with and into AQUAhydrate, with AQUAhydrate surviving as a wholly-owned subsidiary of Alkaline (the "Merger"). The completion of the capital reorganization is a condition to the consummation of the Merger. If the Merger is consummated, AQUAhydrate stockholders will receive shares of Alkaline common stock as consideration.

What was the effect of the First Merger Amendment?

On October 31, 2019, Alkaline, Merger Sub and AQUAhydrate entered into an Amendment (the "First Merger Amendment") to the Merger Agreement to extend the date after which either Alkaline or AQUAhydrate can terminate the Merger Agreement if the Merger has not been consummated to January 31, 2020 (from October 31, 2019).

Why are the two companies proposing to merge?

Alkaline

In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that Alkaline's stockholders vote in favor of the transactions contemplated by the Merger Agreement, Alkaline's board of directors, in consultation with Alkaline's senior management and outside legal counsel, considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby including the following material factors:

  the Combined Company would have additional scale and market penetration;
  the Merger could create a more prolific company able to better accelerate consumer awareness of alkaline water;
  the companies have limited target customer overlap (AQUAhydrate focuses on health and active lifestyle enthusiasts while Alkaline focuses on health conscious families);
  the Combined Company would be a premier independent hydration company in health and wellness sector;
  the companies have similar corporate cultures: a flat management structure, an active board/advisors, growth oriented, and 70% of employees in both organizations are sales oriented;
  the Merger could allow Alkaline to better capitalize on new Alklaine88 product extensions (flavored water, CBD water, and CBD ingestible products);
  the Merger could allow Alkaline to leverage AQUAhydrate's convenience store presence (over 10,000 locations);
  the Merger could allow Alkaline to leverage AQUAhydrate's Direct Store Delivery network;
  the Combined Company would have an expected reduction in raw material procurement costs and expanded plant capacities as Alkaline and AQUAhydrate use similar technologies and models;
  the existence of cross-promotional opportunities;
  the enhancement of research and development capabilities;
  the sales network can be consolidated to one point of contact for both brands;
  the possible expansion to new markets for Alkaline - with the military and convenience stores being largest at the onset;
  the ability to leverage AQUAhydrate's three celebrity brand ambassadors, being Mark Wahlberg, Sean 'Diddy' Combs, and Jillian Michaels, and their robust social medial reach;
  the expanded and strengthening board of directors and management team;
  the expansion of co-packing facilities and reduced logistical costs; and
  the fact that there is no termination fee payable by Alkaline in the event that the Merger is not consummated.

AQUAhydrate

Since formation of AQUAhydrate in 2003 management has worked hard to build the AQUAhydrate brand. AQUAhydrate raised more than $65 million from investors. However, due in large part to the competitive environment, AQUAhydrate was not able to penetrate the market in a significant enough way to continue to promote the brand by itself. In September, 2018, AQUAhydrate began searching for a merger partner.

On September 9, 2019 AQUAhydrate entered into the Merger Agreement with Alkaline. The board of directors of AQUAhydrate believes that the Combined Company will benefit from the increased scale of operations and the clear synergies in production, distribution and logistics. AQUAhydrate and Alkaline have complementary product portfolios which target different demographics in fast growing market. In addition, Alkalines's capital resources are expected to enable AQUAhydrate to continue to develop and grow its brand. Moreover, since AQUAhydrate stockholders will receive stock in the Combined Company they will participate in the continued growth of the Combined Company. Alkalines' public listing also provides AQUAhydrate stockholders increased liquidity for their shares.

As an Alkaline stockholder or AQUAhydrate stockholder, what will happen to my securities?

Alkaline

Alkaline stockholders will not receive anything as a result of the Merger, but will continue to hold the same amount of Alkaline shares held immediately prior to the Merger; however, current Alkaline stockholders as a whole will have a reduced ownership and voting interest in the Combined Company after the Merger.

Based on the number of Alkaline Common Shares outstanding as of ♦, 2019, and the aggregate number of Alkaline Common Shares to be issued pursuant to the Merger Agreement, immediately following completion of the Merger, Alkaline stockholders immediately prior to the completion of the Merger are expected to own approximately ♦% of the outstanding Alkaline Common Shares and former AQUAhydrate securityholders (including holders of AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares and any other persons to whom Alkaline Common Shares will be issued pursuant to the Merger Agreement) are expected to own approximately ♦% of the outstanding Alkaline Common Shares.

AQUAhydrate

At the effective time of the Merger, which will be soon after the Capital Reorganization, (i) the holders of AQUAhydrate Common Shares will receive an aggregate of 19,565,217 shares of Alkaline common stock (each, an "Alkaline Common Share"), less any Alkaline Common Shares to be issued in connection with the Merger to any finders or placement agents or to any persons for the payment of outstanding liabilities of AQUAhydrate on a pro-rata basis in the proportion the number of AQUAhydrate Common Shares held by such holders, and (ii) the holders of the shares of AQUAhydrate New Preferred Shares will receive an aggregate of 3,750,000 Alkaline Common Shares on a pro-rata basis in the proportion the number of shares of AQUAhydrate New Preferred Shares held by such holders, subject to a performance escrow release. All of the issued and outstanding AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares immediately prior to the effective time of the Merger will be cancelled. AQUAhydrate currently anticipates that approximately ♦ shares of Alkaline common stock will be issued to finders and placement agents and approximately ♦ shares of Alkaline common stock will be issued to persons for the payment of liabilities of AQUAhydrate. See "Manner and Basis of Converting AQUAhydrate Common Shares after the Capital Reorganization" and "Manner and Basis of Converting AQUAhydrate New Preferred Shares after the Capital Reorganization" beginning on page 71 of this joint proxy statement/prospectus for more information.

However, the Merger Agreement provides that the Alkaline Common Shares to be received by the AQUAhydrate stockholders as Merger consideration will be held in escrow following completion of the Merger. 75% of the Alkaline Common Shares to be issued to the holders of AQUAhydrate Common Shares after the Capital Reorganization will be subject to escrow for a period of six months from the date of the effective time of the Merger; provided that the shares issued to four holders of a significant number of AQUAhydrate shares will be subject to escrow for a longer period. In addition, the Merger Agreement provides that 25% of the Alkaline Common Shares to be issued to the holders of AQUAhydrate Common Shares after the Capital Reorganization will be subject to escrow for a period of 12 months (or a longer period if there are unresolved indemnity claims) from the date of the effective time of the Merger in connection with the indemnities provided by the AQUAhydrate stockholders in favor of Alkaline and a representative of the AQUAhydrate stockholders. See "The Merger - Manner and Basis of Converting AQUAhydrate Common Shares after the Capital Reorganization", "The Merger - Manner and Basis of Converting AQUAhydrate Preferred Shares after the Capital Reorganization" and "The Merger - Escrow Agreements" beginning on pages 71, 72, and 73, respectively, of this joint proxy statement/prospectus for more information

What will happen to options or warrants of AQUAhydrate?

Prior to the effective time of the Merger, AQUAhydrate will take such action is as necessary to provide that each option or warrant to acquire AQUAhydrate Common Shares or AQUAhydrate preferred stock will be of no further force and effect at the effective time of the Merger (either because such option or warrant will have been exercised prior to the effective time of the Merger or will have been otherwise cancelled and terminated). See "Treatment of Stock Options and Other Stock-Based Compensation" and "Treatment of Warrants" beginning on page 74 of this joint proxy statement/prospectus for more information

What is the value of the Merger consideration?

The market value of the Merger consideration that AQUAhydrate stockholders will receive will depend on the price per Alkaline Common Share at the effective time of the Merger. That price will not be known at the time of the AQUAhydrate Meeting or the Alkaline Meeting and may be less or more than the current market price or the market price at the time of the stockholder meetings.

The Alkaline Common Shares are currently listed on the Nasdaq Capital Market and TSX Venture Exchange under the symbol "WTER." On ♦, 2019, the last reported sales prices of Alkaline common stock on the Nasdaq Capital Market and the TSX Venture Exchange were $♦ per share and CDN$♦ per share, respectively.

Who will be the directors of the Combined Company following the Merger?

Immediately following the Merger, the Combined Company's board of directors is expected to be composed of seven directors, being four nominees of Alkaline and three nominees of AQUAhydrate. Alkaline's nominees are expected to be Richard A. Wright, Aaron Keay, Brian Sudano and Bruce Leitch, each of whom is a current director of Alkaline. AQUAhydrate's nominees are expected to be Ira Tochner, Matthew Howison and ♦.

Who will be the officers of the Combined Company following the Merger?

Immediately following the Merger, the Combined Company's executive management team is expected be composed of members of the Alkaline executive management team and the AQUAhydrate executive management team prior to the Merger, including Richard A. Wright, Chief Executive Officer of Alkaline and Matthew Howison, President of AQUAhydrate and the other incumbent executive officers described under "Management Following the Merger" beginning on page 100 of this joint proxy statement/prospectus.

When do you expect the Merger will be consummated?

The Merger is anticipated to occur in the first calendar quarter of 2020 after the Alkaline Meeting and the AQUAhydrate Meeting, each to be held on ♦, 2020, but the exact timing cannot be predicted. For more information, please see the section titled "The Merger Agreement - Closing Conditions" beginning on page 74 this joint proxy statement/prospectus.

What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of common stock or preferred stock of AQUAhydrate?

The Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code"). Assuming the Merger qualifies as a reorganization, a holder of shares of common stock and preferred stock of AQUAhydrate will not recognize any gain or loss for U.S. federal income tax purposes upon the Capital Reorganization and the exchange of the holder's shares of AQUAhydrate preferred or common stock for shares of Alkaline common stock pursuant to the Merger. You are urged to consult your own tax advisor regarding the particular consequences to you of the Capital Reorganization and the Merger.

A holder who is a U.S. person (as defined in the section titled "Material U.S. Federal Income Tax Consequences") generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of Alkaline shares in an amount equal to the difference, if any, between (i) the amount realized upon the disposition of such Alkaline shares and (ii) the holder's adjusted tax basis in such Alkaline shares.

For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see "Material U.S. Federal Income Tax Consequences" beginning on page 81.

What do I need to do now?

Alkaline and AQUAhydrate urge you to carefully read and consider the information contained in this joint proxy statement/prospectus. Alkaline and AQUAhydrate request that you cast your vote on each of the proposals described in this joint proxy statement/prospectus. You are invited to attend the Alkaline Meeting or the AQUAhydrate Meeting, as applicable, but you do not need to attend the meeting in person to vote your shares. Even if you do not plan to attend the meeting, please vote by proxy by following instructions provided in the proxy card.

When and where will the stockholder meetings be held?

The Alkaline Meeting will be held on ♦, 2020 at ♦, Arizona time, at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix AZ 85016.

The AQUAhydrate meeting will be held on ♦, 2020 at ♦, California time, at the offices of ♦.

Who can vote at the stockholder meetings?

Alkaline

The Alkaline board of directors has fixed the close of business on ♦, 2019 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Alkaline Meeting or any adjournment. If you were a stockholder of record on the record date, you are entitled to vote at the Alkaline Meeting.

As of the record date, ♦ shares of Alkaline common stock were issued and outstanding and no other voting securities were issued and outstanding. Therefore, a total of ♦ votes are entitled to be cast at the Alkaline Meeting.

AQUAhydrate

The record date for the AQUAhydrate Stockholder Meeting is ♦, 2019. Only stockholders of record of AQUAhydrate common stock and Series F Preferred shares, Series G Preferred shares, Series H Preferred shares and Series I Preferred shares as of the close of business on the record date are entitled to notice of, and to vote at, the AQUAhydrate Meeting.

As of the record date, ♦ shares of AQUAhydrate common stock (each having one vote), ♦ shares of Series F Preferred shares (each having ♦ votes), ♦ shares of Series G Preferred shares (each having ♦ votes), ♦ shares of Series H Preferred shares (each having ♦ votes), and ♦ shares of Series I Preferred shares (each having ♦ votes) were issued and outstanding. No other voting securities were issued and outstanding.

Therefore, (i) a total of ♦ votes are entitled to be cast at the AQAUhydrate Meeting for determining a majority of the shares of AQUAhydrate common stock, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares and Series I Preferred shares voting together as a single class, (ii) a total of ♦ votes are entitled to be cast at the AQUAhydrate Meeting for determining a majority of Series F Preferred shares voting as a single class, (iii) a total of ♦ votes are entitled to be cast at the AQUAhydrate Meeting for determining a majority of Series G Preferred shares voting as a single class, (iv) a total of ♦ votes are entitled to be cast at the AQUAhydrate Meeting for determining a majority of Series H Preferred shares voting as a single class, and (v) a total of ♦ votes are entitled to be cast at the AQUAhydrate Meeting for determining a majority of Series I Preferred shares voting as a single class.

How many votes do I have?

Alkaline

On each proposal to be voted upon, you have one vote for each share of Alkaline common stock that you owned on the record date. There is no cumulative voting.

AQUAhydrate

On each proposal to be voted upon, you have one vote for each share of AQUAhydrate common stock, ♦ vote for each share of Series F Preferred shares, ♦ vote for each share of Series G Preferred shares, ♦ vote for each share of Series H Preferred shares and ♦ vote for each share of Series I Preferred shares that you owned on the record date.

How do I vote my shares?

Alkaline

If you are a stockholder of record, you may vote in person at the Alkaline Meeting or by proxy.

  To vote in person, come to the Alkaline Meeting, and we will give you a ballot when you arrive.

  If you do not wish to vote in person or if you will not be attending the Alkaline Meeting, you may vote by proxy by mail, by telephone, by fax, by email or via the Internet by following instructions provided in the proxy card.

If you hold your shares in "street name" and:

  you wish to vote in person at the Alkaline Meeting, you must obtain a valid proxy from your broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the Alkaline Meeting.

  you do not wish to vote in person or you will not be attending the Alkaline Meeting, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

AQUAhydrate

If you are a stockholder of record, you may vote in person at the AQUAhydrate Meeting.

If you hold shares in your own name, you may submit your proxy using any of the following methods:

  by proxy:  you may complete the proxy card and mail it to AQUAhydrate; or

  by Internet or telephone in accordance with the instructions on the proxy card.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your shares will be voted as indicated.

What is the difference between a stockholder of record and a "street name" holder?

If your shares are registered directly in your name with Alkaline's transfer agent, Transhare Corporation, then you are a stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, or other nominee, then the broker, bank, or other nominee is the stockholder of record with respect to those shares. However, you still are the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, or other nominee how to vote their shares. Street name holders are also invited to attend the Alkaline Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name, in different accounts or, if you are an AQUAhydrate stockholder, you hold shares of separate classes or series of AQUAhydrate shares. To ensure that all of your shares are voted, please vote by proxy by following instructions provided in each proxy card. If some of your shares are held in "street name," you should have received voting instruction with these materials from your broker, bank or other nominee. Please follow the voting instruction provided to ensure that your vote is counted.

How is the validity of my proxy card determined?

Alkaline

The chair of the Alkaline Meeting will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies at the Alkaline Meeting. His determination will be final and binding. The chair of the Alkaline Meeting has the right to waive any irregularities or conditions as to the manner of voting.

AQUAhydrate

The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies at the AQUAhydrate Meeting. Their determination will be final and binding. The AQUAhyrate board of directors has the right to waive any irregularities or conditions as to the manner of voting. AQUAhyrate may accept your proxy by any form of communication permitted by applicable law so long as AQUAhyrate is reasonably assured that the communication is authorized by you.

What approvals by the stockholders of Alkaline are required for the proposals before the Alkaline Meeting?

When a quorum is present or represented at the Alkaline Meeting, the vote of the stockholders of a majority of Alkaline's stock having voting power present in person or represented by proxy will be sufficient to elect members of the Alkaline board of directors or to decide any question brought before the Alkaline Meeting.

For the election of directors, the nominees who receive more "For" votes than the combined votes of "Against" votes and votes that are abstained will be elected as directors. There is no cumulative voting in the election of directors.

For all other proposals, to be approved, each proposal must receive more "For" votes than the combined votes of "Against" votes and votes that are abstained.

The policy of the TSX Venture Exchange (the "TSXV") on delisting an issuer's shares from that exchange requires that majority of the minority approval of stockholders be obtained. This means that shares held by promoters, directors, officers and insiders (as contemplated in the policies of the TSXV) must be excluded from voting on the proposal to delist the Alkaline common stock, and that accordingly the shares held by Richard A. Wright and David A. Guarino will be excluded from voting on this proposal.

What approvals by the stockholders of AQUAhydrate are required for the proposals before the AQUAhydrate Meeting?

Approval of AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2 each requires the affirmative vote of (i) the holders of a majority of the shares of AQUAhydrate common stock, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares and Series I Preferred shares voting together as a single class, (ii) the holders of the Series F Preferred shares voting as a single class, (iii) the holders of Series G Preferred shares voting as a single class, (iv) the holders of Series H Preferred shares voting as a single class, and (v) the holders of Series I Preferred shares voting as a single class.

Approval of AQUAhydrate Proposal 3 requires the affirmative vote of the majority of the outstanding shares entitled to vote and that are present in person or by proxy at the AQUAhydrate Meeting.

Members of the board of directors, Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P. and entities affiliated with Sean Combs and Mark Wahlberg currently own 4,926,159 shares of AQUAhydrate common stock, 49,999,999 shares of Series F Preferred shares, 28,003,642 shares of Series G Preferred shares, 105,466,441 shares of Series H Preferred shares, ♦ shares of Series I Preferred shares. AQUAhydrate anticipates that all such shares will be voted in favor of AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2.

How are votes counted?

Alkaline

For the election of directors, you may vote "For", "Against", or "Abstain" for each nominee for director. Votes that are abstained will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote on the election of directors.

For all other proposals, you may vote "For", "Against", or "Abstain" for each proposal. Votes that are abstained will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote on these proposals.

A "broker non-vote" occurs when a broker, bank, or other nominee holding shares for a beneficial owner in street name does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner of those shares, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.

AQUAhydrate

For all proposals you may vote "For", "Against", or "Abstain" for each proposal. Votes that are abstained will have the same effect as "Against" votes.

If you vote "abstain" on your proxy card, or do not vote in person or by proxy, it will have the same effect as a vote "Against" AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2. Abstentions will have the same effect as votes "Against" AQUAhydrate Proposal 3, but failures to vote will have no effect on the approval of the AQUAhydrate Proposal 3.

What happens if I do not make specific voting choices?

Alkaline

If you are a stockholder of record and you submit your proxy without specifying how you want to vote your shares, then the proxy holder will vote your shares in the manner recommended by the Alkaline board of directors on all proposals.

If you hold your shares in the street name and you do not give instructions to your broker, bank or other nominee to vote your shares, under the rules that govern brokers, banks, and other nominees who are the stockholders of record of the shares held in street name, it generally has the discretion to vote uninstructed shares on routine matters but has no discretion to vote them on non-routine matters.

AQUAhydrate

If you are a stockholder of record and you submit your proxy without specifying how you want to vote you your shares, then the proxy holder will vote your shares in the manner recommend by the AQUAhydrate board of directors on all proposals.

What is the quorum requirement?

Alkaline

A quorum of stockholders is necessary for the transaction of business at the Alkaline Meeting. Stockholders holding at least 33⅓% of Alkaline's stock issued and outstanding and entitled to vote at the Alkaline Meeting, present in person or represented by proxy, constitute a quorum at the Alkaline Meeting. Your shares will be counted towards the quorum requirement only if you or the registered holder of your shares, properly vote by proxy or present in person at the Alkaline Meeting. Votes that are abstained and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Alkaline Meeting may be adjourned by the vote of a majority of the shares represented either in person or by proxy.

AQUAhydrate

The holders of a majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum and will permit AQUAhyrate to conduct the proposed business at the AQUAhyrate Meeting. Proxies received but marked as abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

How does the board of directors recommend that I vote?

Alkaline

Our board of directors recommends that you vote your shares:

  "For" the approval of the issuance of Alkaline Common Shares under the Merger Agreement;
  "For" the approval of the creation of a new Control Person and the resulting change of control;
  "For" the approval of the adjournment to the Alkaline Meeting, if necessary, to solicit additional proxies;
  "For" the election of all nominees for directors;
  "For" the ratification of the independent registered public accounting firm;
  "For" the approval of the 2019 equity incentive plan of Alkaline; and
  "For" the approval of the delisting of common stock of Alkaline from the TSX Venture Exchange.

AQUAhydrate

Our board of directors recommends that you vote your shares:

  "For" the approval of the Capital Reorganization; and
  "For" the approval of the Merger Agreement.

What interests do the directors and officers of Alkaline and AQUAhydrate have in the approval of the respective proposals to be put before the Alkaline Meeting and the AQUAhydrate Meeting?

Alkaline

Upon completion of the Merger, certain of Alkaline's directors and executive officers will continue to be directors and executive officers of the Combined Company. And certain of the directors and executive officers of Alkaline hold Series D Preferred Stock in Alkaline which have conversion rights attached, and these conversion rights may be triggered on completion of the Merger. See "The Merger - Interests of the Alkaline Directors and Executive Officers in the Merger" beginning on page 61 for additional information.

AQUAhydrate

SC Beverages LLC, a company controlled by Sean Combs, entered into a Services Agreement with Alkaline in connection with the Merger. Sean Combs is a beneficial owner of Series I Preferred shares and, pursuant to a shareholder agreement, Mr. Combs designated Tarik Brooks as a director of AQUAhydrate.

Matthew Howison, acting President and a director of AQUAhydrate, and Alkaline have had discussions regarding Mr. Howison's role with Alkaline following the Merger.  However, the parties do not have a definitive agreement or understanding regarding any such role or the compensation therefor. Mr. Howison is also a founder and partner of Emerald Partners Pty Limited ("Emerald Partners"). If the Merger is consummated Emerald Partners will receive $275,000 in cash and 233,152 Alkaline Common Shares pursuant to a financial advisory agreement with AQUAhydrate.

See "The Merger - Interests of the AQUAhydrate Directors and Executive Officers in the Merger" beginning on page 62 for additional information.

Are stockholders entitled to appraisal and dissenter's rights in connection with the Merger?

Alkaline

No. Alkaline stockholders are not entitled to appraisal or dissenter's rights in connection with the Merger or any of the other transactions described in this joint proxy statement/prospectus. See "Dissenters' Rights" beginning on page 63.

AQUAhydrate

Yes. Under Nevada law, AQUAhydrate stockholders who do not wish to accept the Merger consideration have a statutory right to dissent from the Merger and demand payment of the fair value of their AQUAhydrate shares (excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable). The fair value of the shares may be more or less than the amount AQUAhydrate stockholders will receive pursuant to the Merger Agreement. Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes (the "NRS") provides that a AQUAhydrate stockholder may elect to have AQUAhydrate purchase the AQUAhydrate shares held by such AQUAhydrate stockholder for a cash price that is equal to the "fair value" of such shares, as determined in a judicial proceeding. The fair value of the AQUAhydrate shares means the value of such shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable.

If an AQUAhydrate stockholder wishes to exercise his, her or its dissenters' rights or preserve the right to do so, he, she or it should carefully review Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes (a copy of which is attached as Schedule "B" to this joint proxy statement/prospectus), particularly the special procedural steps required to perfect such rights. These rights may be lost if the procedural requirements of NRS 78.3793 along with the provisions of NRS 92A.300 to 92A.500 are not fully and precisely satisfied. See "Dissenters' Rights" beginning on page 63.

In addition, although AQUAhydrate is incorporated in the State of Nevada, because of the location of a majority of its stockholders and AQUAhydrates's other significant contacts with the State of California, the provisions of California law relating to the rights of dissenting stockholders in a merger apply to the Merger. Chapter 13 (a copy of which is attached as Schedule "C" to this joint proxy statement/prospectus) of the California Corporations Code (the "California Code") also provides for dissenting stockholders to be obtain payment in cash for the "fair market value" of AQUAhydrate shares held by the holder. See "Dissenters' Rights" beginning on page 63 for a discussion on the dissent rights available under California law, and a summary of the key differences between the dissent rights provided under California law and Nevada law.

Pursuant to the Second Amended and Restated Investors' Rights Agreement dated May 2, 2017, certain AQUAhydrate stockholders have agreed not to exercise dissent rights.

Can I change my vote after submitting my proxy?

Alkaline

Yes. You may revoke your proxy and change your vote at any time before the final vote at the Alkaline Meeting. If you are a stockholder of record, you may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Alkaline Meeting will be counted), by signing and returning a new proxy card with a later date by mail, by fax or by email, or by attending the Alkaline Meeting and voting in person. Your attendance at the Alkaline Meeting will not automatically revoke your proxy unless you vote again at the Alkaline Meeting or specifically request in writing that your prior proxy be revoked. You may also request that your prior proxy be revoked by delivering us at The Alkaline Water Company Inc., 14646 N. Kierland Blvd., Suite 255, Scottsdale, Arizona 85254, Attn: Richard A. Wright a written notice of revocation prior to the Alkaline Meeting.

If you hold your shares in the street name, you will need to follow the voting instruction provided by your broker, bank or other nominee regarding how to revoke or change your vote.

AQUAhydrate

Yes. You may revoke your proxy and change your vote at any time before the final vote at the AQUAhydrate Meeting. You may vote again on a later date by signing and returning a new proxy card with a later date by mail, by fax or by email, or by attending the AQUAhydrate Meeting and voting in person. Your attendance at the AQUAhydrate Meeting will not automatically revoke your proxy unless you vote again at the AQUAhydrate Meeting or specifically request in writing that your prior proxy be revoked. You may also request that your proxy be revoked by delivering to us a written notice of your revocation of the proxy prior to the AQUAhydrate Meeting. Any such notice may be delivered to AQUAhydrate, Inc. 5870 W. Jefferson Blvd., Suite D, Los Angeles, CA 90016, Attn: Matthew Howison.

How can I attend the meeting?

Alkaline

You may call us at 480-656-2423 if you want to obtain information or directions to be able to attend the Alkaline Meeting and vote in person.

You may be asked to present valid picture identification, such as a driver's license or passport, before being admitted to the Alkaline Meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the Alkaline Meeting. A recent brokerage statement or letter from your broker, bank or other nominee is an example of proof of ownership.

AQUAhydrate

AQUAhydrate stockholders (or their authorized representatives) and AQUAhydrate's invited guests may attend the AQUAhydrate Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance.

Who pays the cost of proxy preparation and solicitation?

Alkaline and AQUAhydrate pay their respective costs of proxy preparation and solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders.

Alkaline and AQUAhydrate are soliciting proxies primarily by mail. In addition, Alkaline's and AQUAhydrates respective directors, officers and regular employees may solicit proxies by telephone, facsimile, mail, other means of communication or personally. These individuals will receive no additional compensation for such services.

Alkaline and AQUAhydrate will ask brokers, banks, and other nominees to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Alkaline and AQUAhydrate will reimburse them for their reasonable charges and expenses.

Who can help answer my questions?

Alkaline

If you are an Alkaline stockholder and would like additional copies of this joint proxy statement/prospectus without charge or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

The Alkaline Water Company Inc.
14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254
Telephone: (480) 656-2423

AQUAhydrate

If you are an AQUAhydrate stockholder and would like additional copies of this joint proxy statement/prospectus without charge or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

AQUAhydrate, Inc.
5870 West Jefferson Blvd., Suite D
Los Angeles, CA 90016
Telephone: (310) 559-5058

JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

This section highlights selected information in this joint proxy statement/prospectus. The summary may not contain all of the information important to you. To understand the proposals to be voted upon at the Alkaline Meeting or the AQUAhydrate Meeting, you should read this entire document carefully, including the schedules to this joint proxy statement/prospectus. See also "Where You Can Find More Information" beginning on page 155. The Merger Agreement, as amended from time to time, a copy of which (including each amendment thereto through the date hereof) is attached as Schedule "A" to this joint proxy statement/prospectus, contains the terms and conditions of the Merger.

Risk Factors

Both Alkaline and AQUAhydrate are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including, but not limited to, the following:

  Because the maximum number of Alkaline Common Shares to be issued under the Merger Agreement is fixed and the market price of the Alkaline Common Shares has fluctuated and will continue to fluctuate, AQUAhydrate stockholders cannot be sure of the value of the Merger consideration they will receive in the Merger;

  The market price of Alkaline Common Shares after the Merger will continue to fluctuate and may be affected by factors different from those that are currently affecting or historically have affected the market price of Alkaline Common Shares or the sale price of AQUAhydrate Common Shares;

  Alkaline and AQUAhydrate may have difficulty attracting, motivating and retaining executives and other key employees in light of the Merger;

  Completion of the Merger is subject to a number of conditions, and if these conditions are not satisfied or waived, the Merger will not be completed;

  Alkaline and AQUAhydrate may waive one or more conditions to the Merger without resoliciting stockholder approval for the Merger;

  Whether or not the Merger is completed, the announcement and pendency of the Merger could impact or cause disruptions in the businesses of Alkaline and AQUAhydrate, which could have an adverse effect on the businesses and operating results of Alkaline and AQUAhydrate;

  During the pendency of the Merger, Alkaline and AQUAhydrate may not be able to enter into a business combination with another party on favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

  AQUAhydrate stockholders are entitled to dissent rights in connection with the Merger, and to the extent they exercise their dissent rights, it could have a material adverse effect on the financial condition of the Combined Company;

  Current Alkaline stockholders as a whole and AQUAhydrate stockholders as a whole will have a reduced ownership and voting interest in the Combined Company after the Merger;

  The Alkaline Common Shares to be received by AQUAhydrate stockholders as a result of the Merger will have different rights from outstanding AQUAhydrate shares;

  The directors and executive officers of AQUAhydrate and Alkaline have interests in the Merger that are different from, or in addition to, those of other AQUAhydrate and Alkaline stockholders, which could have influenced their decisions to support or approve the Merger; and

  The future results of the Combined Company may be adversely impacted if the Combined Company does not effectively manage its expanded operations following completion of the Merger.

Information About the Companies

The Alkaline Water Company Inc.

14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254
Telephone: (480) 656-2423

Alkaline offers retail consumers bottled alkaline water in 500-milliliter, 700-milliliter, 1-liter, 1.5-liter, 3-liter and 1-gallon sizes, and bottled flavored infused water in 500-milliliter sizes coming in raspberry, watermelon, lemon and blood-orange flavors, all under the trade name Alkaline88®. Alkaline's product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any manmade chemicals. Alkaline's product also incorporates 84 trace minerals from Himalayan pink rock salt. Alkaline's product is designed to have a clean smooth taste using only purified water and the Himalayan pink rock salt. Alkaline believe consumers drink Alkaline's water because of the taste profile and the preconceived health benefits (although Alkaline does not market these products as having any potential health benefits), as well as because of its brand and trademark, which Alkaline believes is one of the most easily identifiable in the category. Measured by sales volume in 2018, Alkaline believes it is now one of the largest alkaline water companies in the United States.

AWC Acquisition Company Inc.

14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254
Telephone: (480) 656-2423

Merger Sub is a Nevada corporation and a newly incorporated, direct, wholly-owned subsidiary of Alkaline. Merger Sub was incorporated on August 9, 2019 for the sole purpose of effecting the Merger. To date, Merger Sub has not conducted any activities other than those incidental to its incorporation, the execution of the Merger Agreement and the preparation of applicable filings under U.S. securities laws made in connection with the Merger.

AQUAhydrate, Inc.

5870 West Jefferson Blvd., Suite D
Los Angeles, CA 90016
Telephone: (310) 559-5058

AQUAhydrate produces and distributes a lifestyle beverage geared towards the new generation of millennial consumers. The product is available in 500-milliliter, 700-milliliter, 1-liter1.5-liter and 1-gallon sizes under the AQUAhydrate brand. The product is ultra-purified, supplemented with all natural electrolytes and trace minerals and then elevated to an alkaline pH of over 9 using electrolysis. AQUAhydrate is great tasting high-performance water specially formulated for people with an active lifestyle. AQUAhydrate offers superior hydration without sugar, calories, or artificial additives. Using a proprietary blend of 72 trace minerals, AQUAhydrate is enhanced with 2x the electrolytes of competitive brands. Electrolytes are minerals in your blood and other body fluids that carry an electric charge. Electrolytes affect the amount of water in your body, the acidity of your blood (pH), your muscle function, and other important processes. You lose electrolytes when you sweat. AQUAhydrate isn't dosed with sodium and potassium like many competitors. Instead, AQUAhydrate uses ConcenTrace, an all-natural mineral blend sourced from the mineral-rich Salt Flats of Utah. ConcenTrace provides 70+ electrolytes and trace minerals - even beyond what comes in standard sports drinks.

The product is available in stores in 47 states and may also be ordered online through Amazon, Walmart and GNC.

The Merger

General Overview of the Merger

If the Merger is completed, Merger Sub will merge with and into AQUAhydrate, with AQUAhydrate surviving as a wholly-owned subsidiary of Alkaline.

Prior to the Merger, AQUAhydrate agreed to conduct the Capital Reorganization, whereby, all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares of AQUAhydrate, will be converted into common stock of AQUAhydrate and the Series I Preferred shares of AQUAhydrate will be converted into common stock and a new class of the preferred stock of AQUAhydrate.

At the effective time of the Merger, which will be soon after the Capital Reorganization, (i) the holders of AQUAhydrate Common Shares and certain creditors and service providers of AQUAhydrate will receive an aggregate of 19,565,217 Alkaline Common Shares, and (2) the holders of the shares of the new class of AQUAhydrate preferred stock will receive an aggregate of 3,750,000 Alkaline Common Shares, which are subject to a performance escrow release.

Alkaline stockholders immediately prior to the completion of the Merger are expected to own approximately ♦% of the outstanding Alkaline Common Shares and former AQUAhydrate securityholders (including holders of AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares and any other persons to whom Alkaline Common Shares will be issued pursuant to the Merger Agreement) are expected to own approximately ♦% of the outstanding Alkaline Common Shares.

Alkaline and AQUAhydrate currently expect the closing of the Merger to occur during the first calendar quarter of 2020.

For a detailed discussion on the background of the Merger and the reasons for the Merger, see the sections "The Merger - Background of the Merger", "The Merger - Alkaline Reasons for the Merger" and "The Merger - AQUAhydrate Reasons for the Merger" at pages 58, 58 and 60, respectively, of this joint proxy statemement/prospectus.

Interests of the Alkaline Directors and Executive Officers in the Merger

In considering the recommendation of the Alkaline board of directors to Alkaline stockholders to vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other matters to be acted upon by Alkaline stockholders at the Alkaline Meeting, Alkaline stockholders should be aware that certain directors and executive officers of Alkaline will have interests in the Merger that may be different from, or in addition to, the interests of Alkaline stockholders generally or which may conflict with the interests of Alkaline stockholders. The following discussion sets forth a brief summary of certain of those interests:

  Upon completion of the Merger, certain of Alkaline's directors and executive officers will continue to be directors and executive officers of the Combined Company; and

  Certain of the directors and executive officers of Alkaline hold Series D Preferred Stock in Alkaline which have conversion rights attached, and these conversion rights may be triggered on completion of the Merger.

Interests of the AQUAhydrate Directors and Executive Officers in the Merger

In considering the recommendation of the AQUAhydrate board of directors to AQUAhydrate stockholders to vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other matters to be acted upon by AQUAhydrate stockholders at the AQUAhydrate Meeting, AQUAhydrate stockholders should be aware that certain directors and executive officers of AQUAhydrate will have interests in the Merger that may be different from, or in addition to, the interests of AQUAhydrate stockholders generally or which may conflict with the interests of AQUAhydrate stockholders. The following discussion sets forth a brief summary of certain of those interests:

  Matthew Howison, acting President and a director of AQUAhydrate,  and Alkaline have had discussions regarding Mr. Howisons's role with Alkaline following the merger.  However, the parties do not have a definitive agreement or understanding regarding any such rule of the compensation therefor. Mr. Howison is a founder and a partner of Emerald Partners. If the Merger is consummated Emerald Partners will receive $275,000 in cash and 233,152 Alkaline Common Shares pursuant to a financial advisory agreement with AQUAhydrate.

  SC Beverages LLC, a company controlled by Sean Combs, entered into a Services Agreement with Alkaline in connection with the Merger. Sean Combs is a beneficial owner of Series I Preferred shares and, pursuant to a shareholder agreement, Mr. Combs designated Tarik Brooks as a director of AQUAhydrate.

See "The Merger - Interests of the AQUAhydrate Directors and Executive Officers in the Merger" beginning on page 62 for additional information.

Regulatory Approvals Required for the Merger

Completion of the Merger is subject to the approval of the TSX Venture Exchange. Alkaline and AQUAhydrate must also comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Stock Market in connection with the issuance of Alkaline Common Shares and the filing of this joint proxy statement/prospectus with the SEC.

Stock Exchange Listing

The Alkaline Common Shares are listed for trading on the Nasdaq Capital Market and the TSX Venture Exchange under the symbol "WTER." Alkaline agreed to use its reasonable best efforts to obtain the acceptance by the Nasdaq Capital Market and the TSX Venture Exchange of the transactions contemplated by the Merger Agreement including the Merger and the issuance of the Alkaline Common Shares in connection with the Merger and to cause the Alkaline Common Shares to be issued in connection with the Merger to be listed on the Nasdaq Capital Market and TSX Venture Exchange, subject to official notice of issuance, prior to the Merger.

Anticipated Accounting Treatment

The Merger will be accounted for as an acquisition of a business. Alkaline will record assets acquired and liabilities assumed from AQUAhydrate at their respective fair values at the date of completion of the Merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

Dissenters' Rights

Holders of Alkaline common stock are not entitled to dissent rights in connection with the Merger.

AQUAhydrate stockholders are entitled under Nevada law and California law to dissent rights in connection with the Merger. For more information about such rights, see the provisions of NRS Sections 92A.300 - 92A.500 attached hereto as Schedule "B", the provisions of Chapter 13 of the California Code attached hereto as Schedule "C" and the section entitled "The Merger-Dissenters' Rights" at page 63 of this joint proxy statement/prospectus. The Merger Agreement, however, provides as a condition to the closing of the Merger, that AQUAhydrate stockholders not exercise appraisal rights with respect to more than 5% of the outstanding shares of AQUAhydrate common stock.

Pursuant to the Second Amended and Restated Investors' Rights Agreement of AQUAhydrate dated May 2, 2017, certain AQUAhydrate stockholders have agreed not to exercise dissent rights.

The Merger Agreement

AQUAhydrate Capital Reorganization

The Merger Agreement provides that, prior to the closing of the Merger, AQUAhydrate will obtain the approval of the AQUAhydrate stockholders to effect the Capital Reorganization. The Capital Reorganization will result in the conversion of all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares, into AQUAhydrate Common Shares and the conversion of the Series I Preferred shares into AQUAhydrate Common Shares and a new class of AQUAhydrate preferred stock.

Following the Capital Reorganization, it is expected that there will be ♦ AQUAhydrate Common Shares and ♦ shares of the new class of AQUAhydrate preferred stock issued and outstanding.

Effective Time of the Merger

The Merger Agreement provides that the closing of the Merger will take place as soon as practicable (and in any event, within two business days) after the satisfaction or waiver of all conditions to the Merger and, at the closing, the parties will cause the articles of merger to be executed and filed with the Secretary of State of Nevada in accordance with the relevant provisions of the NRS.

Manner and Basis of Converting AQUAhydrate Common Shares after the Capital Reorganization

At the effective time of the Merger, as a result of the Merger and without any action on the part of Alkaline, Merger Sub, or AQUAhydrate or the holder of any capital stock of Alkaline, Merger Sub, or AQUAhydrate, each share of the AQUAhydrate common stock or preferred stock that is owned by Alkaline or AQUAhydrate (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the effective time of the Merger will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Each AQUAhydrate Common Share issued and outstanding immediately prior to the effective time of the Merger (other than cancelled shares and dissenting shares) will be converted into the right to receive such number of Alkaline Common Shares that is equal to 19,565,217 less any Alkaline Common Shares to be issued in connection with the Merger to any finders or placement agents, and to any other persons for the payment of liabilities of AQUAhydrate, divided by the number of shares of AQUAhydrate common stock outstanding immediately prior to the effective time of the Merger, which will be soon after the Capital Reorganization. No certificates or scrip representing fractional Alkaline Common Shares will be issued. In the event that any holder of the AQUAhydrate Common Shares would otherwise be entitled to receive a fractional Alkaline Common Share (after aggregating all shares and fractional shares issuable to such holder), then such holder will receive an aggregate number of Alkaline Common Shares rounded down to the nearest whole share.

The exact number of Alkaline Common Shares to be received will be subject to changes due to the changes in the number of issued and outstanding shares of common stock or preferred stock AQUAhydrate both prior to and subsequent to the Capital Reorganization and immediately prior to the Merger and the changes in the number of Alkaline Common Shares to be received by the service providers and the creditors of AQUAhydrate.

Manner and Basis of Converting AQUAhydrate New Preferred Shares after the Capital Reorganization

Each shares of the new class of AQUAhydrate preferred stock issued and outstanding immediately prior to the effective time of the Merger, which will be soon after the Capital Reorganization, (other than cancelled shares and dissenting shares) will be converted into the right to receive such number of Alkaline Common Shares that is equal to the quotient of 3,750,000 divided by the number of AQUAhydrate New Preferred Shares outstanding immediately prior to the effective time of the Merger. No certificates or scrip representing fractional shares will be issued. In the event that any holder of the AQUAhydrate New Preferred Shares would otherwise be entitled to receive a fractional Alkaline Common Share (after aggregating all shares and fractional shares issuable to such holder), then such holder will receive an aggregate number of Alkaline Common Shares rounded down to the nearest whole share.

The exact number of Alkaline Common Shares to be received will be subject to changes due to the changes in the number of issued and outstanding shares of Series I Preferred shares both prior to and subsequent to the Capital Reorganization and immediately prior to the Merger.

Escrow Agreements

All of the Alkaline Common Shares issued in connection with the Merger will be placed in escrow by Alkaline, the release of which will be contingent upon certain events and conditions. The closing of the Merger is contingent on the execution of certain escrow agreements governing the escrow and release of the Alkaline Common Shares. For a detailed discussion on the terms of these escrow agreements, see the section "The Merger Agreement - Escrow Agreements" beginning on page 73 of this joint proxy statement/prospectus.

Treatment of Stock Options and Other Stock-Based Compensation

Prior to the effective time of the Merger, AQUAhydrate agreed take such actions as may be necessary to provide that each option to acquire shares of AQUAhydrate common stock or AQUAhydrate preferred stock then outstanding under the AQUAhydrate stock option plan, as well as any arrangement for the issuance of AQUAhydrate stock options not covered by the AQUAhydrate stock option plan, will be of no further force or effect as of the effective time of the Merger, either because such stock option will have been exercised prior to the effective time of the Merger or will have been otherwise cancelled and terminated as of or prior to the effective time of the Merger.

Treatment of Warrants

Prior to the effective time of the Merger, AQUAhydrate agreed to take such action as may be necessary to ensure that each outstanding and unexercised warrant to purchase AQUAhydrate common stock or AQUAhydrate preferred stock will be of no further force or effect as of the effective time of the Merger, either because such warrant will have been exercised prior to the effective time of the Merger or will have been otherwise cancelled and terminated as of or prior to the effective time of the Merger. Without limiting the foregoing, AQUAhydrate agreed to take such action as may be necessary to ensure that AQUAhydrate and the Surviving Company, as applicable, will not, at the effective time of the Merger, be bound by any rights or agreements which would entitle any person, other than Alkaline and its subsidiaries, to own any capital stock of AQUAhydrate or the Surviving Company or to receive any payment in respect thereof.

Stock Certificates

At the effective time of the Merger, all shares of AQUAhydrate common stock and AQUAhydrate preferred stock will no longer be outstanding and will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any shares of AQUAhydrate common stock and AQUAhydrate preferred stock or any book-entry shares which immediately prior to the effective time of the Merger represented shares of AQUAhydrate common stock and AQUAhydrate preferred stock will cease to have any rights with respect thereto, except the right to receive the merger consideration.

Effect of the Merger

Upon the consummation of the Merger, Merger Sub will merge with and into AQUAhydrate, the separate corporate existence of Merger Sub will cease, and AQUAhydrate will continue its corporate existence under the NRS as the Surviving Company in the Merger and a wholly-owned subsidiary of Alkaline. From and after the effective time of the Merger, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of AQUAhydrate and Merger Sub will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of AQUAhydrate and Merger Sub will become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Alkaline, AQUAhydrate and Merger Sub that are subject in some cases to exceptions and qualifications (including exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). The representations and warranties in the Merger Agreement are to survive for a period of 12 months following the closing of the Merger. For a full description of the representations and warranties given by the parties to the Merger Agreement, see Articles 4 and 5 of the Merger Agreement appended hereto as Schedule "A".

Closing Conditions

The obligations of Alkaline and AQUAhydrate to effect the Merger is subject to the satisfaction or waiver of certain conditions. For a full description of the closing conditions to the Merger, see Article 6 of the Merger Agreement  appended hereto as Schedule "A".

Conduct of Business

Each of Alkaline and AQUAhydrate agreed, during the period from the date of the Merger Agreement until the closing of the Merger, to use commercially reasonable efforts to conduct their respective businesses in the ordinary course of business consistent with past practice.

Standstill

Each of Alkaline and AQUAhydrate agreed that, from the date of the Merger Agreement and for a period of 120 days following such date, except as expressly provided for in the Merger Agreement, neither party will directly or indirectly, or permit any of its representatives to undertake certain activities that may lead to a proposal for any transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the Merger Agreement, or which could reasonably be expected to materially reduce the benefits to the other party under the Merger Agreement.

Notwithstanding the above, if at any time following the date of the Merger Agreement and prior to the closing of the Merger, either party receives a bona fide written transaction proposal that did not result from a breach of the applicable standstill provisions in the Merger Agreement, and the applicable board of directors, acting in good faith and after consultation with outside legal counsel, determines that such proposal could reasonably lead to a superior transaction proposal, and failure to take such action would be inconsistent with such board's fiduciary duties, it may, respond to a request made by the person making such transaction proposal, subject to certain conditions.

Amendment

At any time prior to the effective time of the Merger, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the requisite stockholder votes of Alkaline and AQUAhydate, by written agreement signed by each of Alkaline and AQUAhydate, provided however, that following the receipt of such requisite stockholder votes there will be no amendment or supplement to the provisions of the Merger Agreement which by law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the Alkaline stockholders or the AQUAhydrate stockholders.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger (whether before or after the receipt of the requisite stockholder votes) by the mutual written consent of Alkaline and AQUAhydrate. The Merger Agreement may be terminated by either Alkaline or AQUAhydrate on the occurrence or non-occurrence of certain other events. See the section "The Merger Agreement - Termination" beginning on page 80 of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences

AQUAhydrate intends the Capital Reorganization, and each of Alkaline and AQUAhydrate intends the Merger, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Assuming the Capital Reorganization and the Merger each qualify as a reorganization, in general, and subject to the qualifications and limitations set forth in the section entitled "Material U.S. Federal Income Tax Consequences," beginning on page 81 of this joint proxy statement/prospectus, a summary of the material U.S. federal income tax consequences to a holder who is a U.S. person (as defined herein) of AQUAhydrate common stock and AQUAhydrate preferred stock should be as follows:

  following the Capital Reorganization, holders of AQUAhydrate preferred stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the reclassification of AQUAhydrate preferred stock into AQUAhydrate common stock, and the case of Series I Preferred shares, into AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares;

  none of Alkaline, AQUAhydrate or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger;

  each holder of AQUAhydrate capital stock who exchanges such holder's AQUAhydrate capital stock for Alkaline common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger;

  a holder of AQUAhydrate capital stock, as a result of having received Alkaline common stock in the Merger, will be required to retain records and file certain statements with their tax returns pertaining to the Merger as provided pursuant to U.S. Treasury regulation Section 1.368-3;

  a sale, exchange, or other disposition of the Alkaline common stock received in the Merger will generally result in gain or loss equal to the difference between the amount realized upon the disposition and a holder's adjusted tax basis in the common stock, as the case may be; and

  in general, information reporting will apply to dividends in respect of the Alkaline common stock and the proceeds from the sale, exchange or other disposition of the Alkaline common stock that are paid to a holder within the United States (and in certain cases, outside the United States), unless a holder is an exempt recipient and appropriately establishes that exemption.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of AQUAhydrate capital stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Comparison of Rights of Holders of Alkaline Shares and AQUAhydrate Shares

Holders of AQUAhydrate Common Shares and AQUAhydrate preferred stock will have different rights once they become stockholders of Alkaline following the Merger due to differences between the organizational documents of Alkaline and AQUAhydrate. These differences are described in more detail in the section "Comparison of Rights of Holders of Alkaline Shares and AQUAhydrate Shares" beginning on page 86 of this joint proxy statement/prospectus.

Management Following the Merger

Pursuant to the Merger Agreement, following completion of the Merger, the size of the board of directors of the Combined Company will be increased to seven, and the initial directors are expected to be comprised of four nominees of Alkaline, being Richard A. Wright, Aaron Keay, Brian Sudano and Bruce Leitch, and three nominees of AQUAhydrate, being Matthew Howison, Ira Tochner and ♦.

At or prior to the completion of the Merger, it is expected that David A. Guarino will resign as a director of Alkaline.

Security Ownership of Management

Alkaline

Directors and executive officers of Alkaline and their affiliates hold ♦ shares of Alkaline common stock, representing approximately ♦% of the outstanding shares of Alkaline common stock as of the record date for the Alkaline Meeting.

AQUAhydrate

Directors and executive officers of AQUAhydrate and their affiliates hold ♦ shares of AQUAhydrate common stock (representing approximately ♦% of the outstanding shares of AQUAhydrate common stock as of the record date for the AQUAhydrate Meeting), ♦ Series A Preferred shares (representing approximately ♦% of the outstanding Series A Preferred shares as of the record date for the AQUAhydrate Meeting), ♦ Series B Preferred shares (representing approximately ♦% of the outstanding Series B Preferred shares as of the record date for the AQUAhydrate Meeting), ♦ Series C Preferred shares (representing approximately ♦% of the outstanding Series C Preferred shares as of the record date for the AQUAhydrate Meeting), ♦ Series D Preferred shares (representing approximately ♦% of the outstanding Series D Preferred shares as of the record date for the AQUAhydrate Meeting); ♦ Series E Preferred shares (representing approximately ♦% of the outstanding Series E Preferred shares as of the record date for the AQUAhydrate Meeting), ♦ Series F Preferred shares (representing approximately ♦% of the outstanding Series F Preferred shares as of the record date for the AQUAhydrate Meeting); ♦ Series G Preferred shares (representing approximately ♦% of the outstanding Series G Preferred shares as of the record date for the AQUAhydrate Meeting), ♦ Series H Preferred shares (representing approximately ♦% of the outstanding Series H Preferred shares as of the record date for the AQUAhydrate Meeting), and ♦ Series I Preferred shares (representing approximately ♦% of the outstanding Series I Preferred shares as of the record date for the AQUAhydrate Meeting).

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, Alkaline stockholders and AQUAhydrate stockholders should consider carefully the following risk factors before deciding how to vote their Alkaline shares at the Alkaline Meeting and/or AQUAhydrate shares at the AQUAhydrate Meeting. If any of the risks described below actually occur, the respective businesses, operating results, financial condition or share prices of Alkaline, AQUAhydrate or the Combined Company could be materially adversely affected. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Alkaline and AQUAhydrate, which later may prove to be incorrect or incomplete.

Risks Relating to the Merger

Because the maximum number of Alkaline Common Shares to be issued under the Merger Agreement is fixed and the market price of the Alkaline Common Shares has fluctuated and will continue to fluctuate, AQUAhydrate stockholders cannot be sure of the value of the Merger consideration they will receive in the Merger.

The maximum number of Alkaline Common Shares to be issued under the Merger Agreement is fixed at an aggregate of 23,315,217 Alkaline Common Shares (including any Alkaline Common Shares to be issued in connection with the Merger to any finders or placement agents and any other persons for the payment of liabilities of AQUAhydrate). As a result, the value of the share consideration will depend on the market price of Alkaline Common Shares at the time the Merger is completed. The market price of the Alkaline Common Shares has fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the AQUAhydrate Meeting and the date the Merger is completed, which could occur a considerable amount of time after the date of the AQUAhydrate Meeting, and thereafter. Accordingly, at the time of the AQUAhydrate Meeting, AQUAhydrate stockholders will not know or be able to determine the market value of the Merger consideration they would be entitled to receive upon completion of the Merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Alkaline's and AQUAhydrate's respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the Merger will be completed and/or the value that may be generated by the Merger, and changes with respect to expectations regarding the timing of the Merger and regulatory considerations.

The market price of Alkaline Common Shares after the Merger will continue to fluctuate and may be affected by factors different from those that are currently affecting or historically have affected the market price of Alkaline Common Shares or the sale price of AQUAhydrate Common Shares.

Upon completion of the Merger, holders of common stock and preferred stock of AQUAhydrate will become holders of Alkaline Common Shares. The market price of Alkaline Common Shares may fluctuate significantly following completion of the Merger, and holders of AQUAhydrate Common Shares could lose the value of their investment in Alkaline Common Shares if, among other things, the Combined Company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of the AQUAhydrate and Alkaline business are not realized, or if the transaction costs relating to the Merger are greater than expected. The market price also may decline if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated, or if the effect of the Merger on the Combined Company's financial position, results of operations or cash flows is not consistent with the expectations of management of Alkaline and AQUAhydrate. The issuance of Alkaline Common Shares in the Merger could on its own have the effect of depressing the market price for Alkaline Common Shares. In addition, many AQUAhydrate stockholders may decide not to hold the Alkaline Common Shares they receive as a result of the Merger. Any such sales of Alkaline Common Shares could have the effect of depressing the market price for Alkaline Common Shares.

In addition, in the future Alkaline may issue additional securities to raise capital. Alkaline may also acquire interests in other companies by issuing Alkaline Common Shares to finance the acquisition, in whole or in part. Alkaline may also issue securities convertible into Alkaline Common Shares. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Alkaline Common Shares, regardless of Alkaline's actual operating performance.

Alkaline and AQUAhydrate may have difficulty attracting, motivating, integrating and retaining executives and other key employees in light of the Merger.

Alkaline's success after the transaction will depend in part on the ability of Alkaline to retain key executives and other employees of AQUAhydrate and integrate AQUAhydrate's Los Angeles office and staff with Alkaline's business. Uncertainty about the effect of the Merger on Alkaline and AQUAhydrate employees may have an adverse effect on each of Alkaline and AQUAhydrate separately and consequently the combined business. This uncertainty may impair Alkaline's and/or AQUAhydrate's ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the Merger, as employees of Alkaline and AQUAhydrate may experience uncertainty about their future roles in the combined business. If key employees of Alkaline or AQUAhydrate depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Alkaline may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the Combined Company's ability to realize the anticipated benefits of the Merger may be materially and adversely affected. No assurance can be given that the Combined Company will be able to attract or retain key employees to the same extent that Alkaline or AQUAhydrate has been able to attract or retain employees in the past.

Completion of the Merger is subject to a number of conditions, and if these conditions are not satisfied or waived, the Merger will not be completed.

The obligations of Alkaline and AQUAhydrate to complete the Merger are subject to satisfaction or waiver of a number of conditions in addition to receipt of certain specified regulatory approvals, including, among other conditions: (i) the Merger Agreement will have been duly approved by the requisite vote of the AQUAhydrate stockholders; (ii) the issuance of Alkaline Common Shares under the Merger agreement will have been duly approved by the requisite vote of the Alkaline stockholders; (iii) the Merger and the transactions contemplated by the Merger Agreement will have been accepted by the TSX Venture Exchange; (iv) the number of dissenting AQUAhydrate shares that are the subject of appraisal demand notices that have not been withdrawn will not exceed 5% of the total number of AQUAhydrate Common Shares issued and outstanding prior to the effective time of the Merger; (v) accuracy of the representations and warranties made in the Merger agreement by the other party, subject to the applicable materiality standards set forth in the Merger Agreement; (vi) performance in all material respects by the other party of the covenants and agreements required to be performed by such party at or prior to completion of the Merger; and (vii) since the date of the Merger Agreement, there will not have been any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the other party. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see "The Merger Agreement - Closing Conditions" beginning on page 76 of this joint proxy statement/prospectus. There can be no assurance that the conditions to completion of the Merger will be satisfied or waived or that the Merger will be completed within the expected time frame, or at all.

Alkaline and AQUAhydrate may waive one or more conditions to the Merger without resoliciting stockholder approval for the Merger.

Certain conditions to Alkaline's and AQUAhydrate's obligations to complete the Merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of Alkaline and AQUAhydrate. In the event of a waiver of a condition, the boards of directors of Alkaline and AQUAhydrate will evaluate the materiality of any such waiver to determine whether a supplement to this joint proxy statement/prospectus, an amendment to the registration statement of which this joint proxy statement/prospectus is a part or a resolicitation of proxies is necessary. If the Alkaline board of directors or the AQUAhydrate board of directors determines any such waiver is not significant enough to require resolicitation of stockholders, it will have the discretion to complete the Merger without seeking further stockholder approval.

Whether or not the Merger is completed, the announcement and pendency of the Merger could impact or cause disruptions in the businesses of Alkaline and AQUAhydrate, which could have an adverse effect on the businesses and operating results of Alkaline and AQUAhydrate.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in or otherwise negatively impact the reputations, businesses and operating results of Alkaline and AQUAhydrate, including among others: (i) the attention of Alkaline's and AQUAhydrate's management may be directed toward completion of the Merger and transaction-related considerations and may be diverted from the day-to-day operations and pursuit of other opportunities that could have been beneficial to the businesses of Alkaline and AQUAhydrate, and (ii) customers, distributors, independent sales agencies, vendors or suppliers may seek to modify or terminate their business relationships with Alkaline or AQUAhydrate, or delay or defer decisions concerning Alkaline or AQUAhydrate. These disruptions could be exacerbated by a delay in the completion of the Merger or termination of the Merger Agreement and could have an adverse effect on the reputations, businesses, operating results or prospects of Alkaline and AQUAhydrate if the Merger is not completed or the business, operating results or prospects of the Combined Company if the Merger is completed.

Failure of the Merger to be completed, the termination of the Merger Agreement or a significant delay in the consummation of the Merger could negatively impact Alkaline and AQUAhydrate.

If the Merger is not consummated, the reputation, ongoing businesses, financial condition and results of operations of Alkaline and AQUAhydrate may be materially adversely affected and the market price of the Alkaline common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Merger will be consummated. If the consummation of the Merger is delayed, including by the receipt of a competing acquisition proposal, the reputations, businesses, financial condition and results of operations of Alkaline and AQUAhydrate may be materially adversely affected.

In addition, Alkaline and AQUAhydrate have each incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the Merger. If the Merger is not completed, Alkaline and AQUAhydrate would have to recognize these expenses without realizing the expected benefits of the Merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the Merger, including the diversion of management attention from pursuing other opportunities and the constraints in the Merger Agreement on the ability to make significant changes to Alkaline and AQUAhydrate's ongoing business during the pendency of the Merger, could have a material adverse effect on Alkaline and AQUAhydrate's businesses, financial condition and results of operations.

During the pendency of the Merger, Alkaline and AQUAhydrate may not be able to enter into a business combination with another party on favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Alkaline and AQUAhydrate to make acquisitions, subject to certain exceptions relating to fiduciaries duties, or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party, subject to certain exceptions. These restrictions apply even if such transactions could be favorable to such party's stockholders. See "The Merger Agreement - Conduct of Business" and "The Merger Agreement - Standstill" beginning on pages 77 and 78, respectively.

AQUAhydrate stockholders are entitled to dissent rights in connection with the Merger, and to the extent they exercise their dissent rights, it could have a material adverse effect on the financial condition of the Combined Company.

The Merger Agreement provides as a condition to the closing of the Merger, that AQUAhydrate stockholders not exercise dissent rights with respect to more than 5% of the outstanding AQUAhydrate Common Shares. If the condition is satisfied and the Merger is completed, to the extent AQUAhydrate stockholders exercise their dissent rights the Combined Company could be required to pay such AQUAhydrate stockholders in cash the fair value of their AQUAhydrate shares, as well as interest and legal fees, which could have a material, adverse effect on the financial condition of the Combined Company.

Current Alkaline stockholders as a whole and AQUAhydrate stockholders as a whole will have a reduced ownership and voting interest in the Combined Company after the Merger.

Upon completion of the Merger, Alkaline stockholders will own approximately ♦% of the Combined Company and the number of Alkaline Common Shares to be issued pursuant to the Merger represent approximately ♦% of the Combined Company. Alkaline stockholders and AQUAhydrate stockholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the Merger occurs, each AQUAhydrate stockholder who receives Alkaline Common Shares in the Merger is expected to become a stockholder of the Combined Company with a percentage ownership of the Combined Company that will be smaller than the stockholder's percentage ownership of AQUAhydrate. Correspondingly, each Alkaline stockholder is expected to remain a stockholder of the Combined Company with a percentage ownership of the Combined Company that will be smaller than the stockholder's percentage ownership of Alkaline prior to the Merger. As a result of these reduced ownership percentages, current Alkaline stockholders as a whole will have less voting power in the Combined Company than they now have with respect to Alkaline, and current AQUAhydrate stockholders as a whole will have less voting power in the Combined Company than they now have with respect to AQUAhydrate.

The Alkaline Common Shares to be received by AQUAhydrate stockholders as a result of the Merger will have different rights from outstanding AQUAhydrate shares.

AQUAhydrate stockholders' rights are currently governed by the AQUAhydrate sixth amended and restated articles of incorporation and bylaws. Prior to the Merger, AQUAhydrate will complete the Capital Reorganization which will result in the conversion of all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares, into AQUAhydrate Common Shares. The Series I Preferred shares will be converted into AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares. Under the Merger, the AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares will be converted into the right to receive Alkaline Common Shares such that, following completion of the Merger, AQUAhydrate stockholders will no longer be stockholders of AQUAhydrate, but will be stockholders of Alkaline. After the Merger, the Combined Company stockholders' rights will be governed by Alkaline's articles of incorporation and bylaws. See "Comparison of Rights of Holders of Alkaline Shares And AQUAhydrate Shares" beginning on page 86 for a discussion of the different rights associated with AQUAhydrate shares and Alkaline Common Shares.

The directors and executive officers of AQUAhydrate and Alkaline have interests in the Merger that are different from, or in addition to, those of other AQUAhydrate and Alkaline stockholders, which could have influenced their decisions to support or approve the Merger.

In considering whether to approve the proposals at the meetings, AQUAhydrate and Alkaline stockholders should recognize that the directors and executive officers of AQUAhydrate and Alkaline have interests in the Merger that are in addition to their interests as stockholders of AQUAhydrate or Alkaline. These interests may include, among others, that certain directors and executive officers of AQUAhydrate and Alkaline will become directors and executive officers of, or may enter into employment or consulting agreements with, the Combined Company, certain directors and executive officers of Alkaline hold Series D Preferred Stock of Alkaline which may become convertible into shares of Alkaline common stock on completion of the Merger, and a certain director and executive officer of AQUAhydrate has interests in a service provider that is expected to receive shares of Alkaline Common stock on completion of the Merger. These interests, among others, may influence the directors and executive officers of AQUAhydrate to support or approve the proposals at the AQUAhydrate Meeting or the directors and executive officers of Alkaline to support or approve the proposals at the Alkaline Meeting. See "The Merger - Interests of the AQUAhydrate Directors and Executive Officers in the Merger" and "The Merger - Interests of the Alkaline Directors and Executive Officers in the Merger" beginning on pages 62 and 61, respectively.

The future results of the Combined Company may be adversely impacted if the Combined Company does not effectively manage its expanded operations following completion of the Merger.

Following completion of the Merger, the size of the Combined Company's business will be significantly larger than the current size of either Alkaline's or AQUAhydrate's respective businesses. The Combined Company's ability to successfully manage this expanded business will depend, in part, upon management's ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the Combined Company will be successful or that the Combined Company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Merger.

The celebrity brand ambassadors may not be able to effectively promote the Combined Company.

It is a condition of the Merger that none of Alkaline's service agreements with Mark Wahlberg, Sean 'Diddy' Combs and Jillian Michaels to promote the products of the Combined Company as brand ambassadors will have been terminated on or before the closing of the Merger. The Combined Company may not be able to realize the anticipated benefits from these service agreements for reasons beyond the control of the Combined Company, including that the celebrities are unable to devote meaningful amounts of time to promote the products, the decline in popularity of the celebrities or in the unlikely event of a dramatic change in the health or condition of any of the celebrities. The Combined Company is required to issue consideration to the celebrities under their service agreements, regardless of the perceived effectiveness of the services provided.

Risks Related to Alkaline's Business

Because we have a limited operating history, we may have difficulty realizing consistent and meaningful revenues and achieving profitability.

We were incorporated on June 6, 2011, and we only began producing and distributing alkaline bottled water in 2013. Since we have a limited operating history, our ability to successfully develop our products and to realize consistent and meaningful revenues and to achieve profitability has not been established and cannot be assured. For us to realize consistent, meaningful revenues and to achieve profitability, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our products.

Our financial statements are prepared using generally accepted accounting principles in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs. As of June 30, 2019, we had an accumulated deficit of $43,751,067. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

Our disclosure controls and procedures and internal control over financial reporting are not effective, which may cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management evaluated our disclosure controls and procedures as of June 30, 2019 and concluded that as of that date, our disclosure controls and procedures were not effective. In addition, our management evaluated our internal control over financial reporting as of March 31, 2019 and concluded that that there were material weaknesses in our internal control over financial reporting as of that date and that our internal control over financial reporting was not effective as of that date. Our independent registered public accounting firm audited our internal control over financial reporting as of March 31, 2019 and disclaimed an opinion on our internal control over financial reporting as of that date. A material weakness is a control deficiency, or combination of control deficiencies, such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

We have not yet remediated these material weaknesses and we believe that our disclosure controls and procedures and internal control over financial reporting continue to be ineffective. Until these issues are corrected, our ability to report financial results or other information required to be disclosed on a timely and accurate basis may be adversely affected and our financial reporting may continue to be unreliable, which could result in additional misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

We will need additional funds to continue producing, marketing, and distributing our products.

We will have to spend additional funds to continue producing, marketing and distributing our products. If we cannot raise sufficient capital, we may have to cease operations. We will need additional funds to continue to produce our products for distribution to our target market.

We will have to continue to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because of our relative size, we must limit our product development, marketing, and sales activities to the amount of capital we raise. As such, we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: CORE® Hydration, SOBE®, Snapple®, AriZona® Iced Tea, Vitaminwater®, Gatorade Perform®, and POWERADE®.

We compete indirectly with major international beverage companies including but not limited to: The Coca-Cola Company®, PepsiCo, Inc., The Nestlé Group, Dr Pepper Snapple Group, Inc, Danone S.A., The Kraft Heinz Company, and Unilever PLC. These companies have established market presence in the United States and globally, and offer a variety of beverages that are competitors to our products. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market. We compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including: Eternal Naturally Alkaline® Spring Water, Essentia®, CORE® Hydration, Icelandic Glacial™, Real Water®, Mount Valley Spring Water™, QURE Water®, Penta® Water, and Alka Power™. These companies could bolster their position in the alkaline water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our products, and to gain sufficient market share in the United States and around the world to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing alkaline water at the consumer's home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the alkaline beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The alkaline water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high enough to allow our company to successfully market, distribute and sell our products, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability.

We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers' changing preferences will determine our long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as the publicity. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected. In addition, a failure to obtain any required regulatory approvals for our proposed products could have a material adverse effect on our business, operating results and financial condition.

Our growth and profitability depends on the performance of third-party brokers and distributors and on our ongoing relationships with them.

Our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss of your investment. To distribute our products, we use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our products to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers within this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our products. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our products. Furthermore, such third-parties' financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retailers so that they will promote and carry our products. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

The loss of one or more of our major customers or a decline in demand from one or more of these customers could harm our business.

We had 2 major customers that together accounted for 35% (23% and 12%, respectively) of accounts receivable at June 30, 2019, and 2 customers that together accounted for 40% (22% and 18%, respectively) of the total revenues earned for the quarter ended June 30, 2019. We had 2 major customers that together accounted for 46% (28% and 18%, respectively) of accounts receivable at March 31, 2019, and 2 customers that together accounted for 43% (25% and 18%, respectively) of the total revenues earned for the year ended March 31, 2019. There can be no assurance that such customers will continue to order our products at the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Our dependence on a limited number of vendors leaves us vulnerable to having an inadequate supply of required products, price increases, late deliveries, and poor product quality.

We had 3 vendors that accounted for 58% (28%, 16% and 14% respectively) of purchases for the quarter ended June 30, 2019. We had 2 vendors that accounted for 50% (34% and 16%, respectively) of purchases for the year ended March 31, 2019. Like other companies in our industry, we occasionally experience shortages and are unable to purchase our desired volume of products. Increasingly, our vendors are combining and merging together, leaving us with fewer alternative sources. If we are unable to maintain an adequate supply of products, our revenue and gross profit could suffer considerably. Finally, we cannot provide any assurance that our products will be available in quantities sufficient to meet customer demand. Any limits to product access could materially and adversely affect our business and results of operations.

Our business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted.

Our results of operations may be significantly affected by the public's perception of our company and similar companies. Our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products. If our products suffer from negative consumer perception, it is likely to adversely affect our business and results of operations.

Consumers may have preconceptions about the health benefits of alkaline water; such health benefits are not guaranteed or proven.

Health benefits of alkaline water are not guaranteed and have not been proven. Although we do not market our alkaline water products as having any potential health benefits, there is a consumer perception that drinking alkaline water has beneficial health effects. Consequently, negative changes in consumers' perception of the benefits of alkaline water or negative publicity surrounding alkaline water may result in loss of market share or potential market share and hence, loss of your investment. We are also prohibited from touting unconfirmed health benefits in our advertising and promotional activities for the products, both directly and indirectly through claims made by third-party endorsers when those endorsers have a material connection to our company.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our products. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our bottlers will use water, 84 trace minerals from Himalayan salts and packaging materials for bottles such as plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottlers' ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, could increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our products and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottlers' relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our products in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies, including non-alkaline water. Consumers may also cease purchasing bottled water and consume tap water. Lower consumer demand for our products in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

We rely on third parties to produce and bottle our products, which creates additional risk.

We do not own or operate bottling or co-packing facilities used for the production of the various water products in our portfolio. We rely on those third parties to ensure the quality, safety and integrity of our products. If the third parties that we engage to produce and bottle our products fail to meet our demands or are found by government agencies to be out of compliance with applicable regulatory requirements, our supplies of those products and our future profit margins could be adversely affected.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

Product contamination or tampering, the failure to maintain high standards for product quality, safety and integrity, including with respect to raw materials and ingredients obtained from suppliers, or allegations (whether or not valid) of product quality issues, mislabeling, misbranding, spoilage, allergens, adulteration or contamination with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, each of which could adversely affect our business, reputation, financial condition or results of operations. If any of the products in our portfolio are mislabeled or become unfit for consumption or cause injury, illness or death, or if appropriate resources are not devoted to product quality and safety (particularly as we expand our portfolio into new categories) or to comply with changing food safety requirements, we could decide to, or be required to, recall products or withdraw from the marketplace and/or we may be subject to liability or government action, which could result in payment of damages or fines, cause certain products in our portfolio to be unavailable for a period of time, result in destruction of product inventory, or result in adverse publicity (whether or not valid), which could reduce consumer demand and brand equity. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio. Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, bottlers, distributors or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

Our products are considered premium beverages and are being sold at premium prices compared to our competitors' products; we cannot provide any assurances as to consumers' continued market acceptance of our current and future products.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Core, Icelandic, Real Water, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a half-liter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-gallon bottles. We currently offer our product in a one-gallon bottle for a suggested resale price or an SRP of $4.99, three-liter bottle for an SRP of $3.99, 1.5 liter at an SRP of $2.49, 1 liter at an SRP of $1.99, 700 milliliter single serving at an SRP of $1.19, and a 500 milliliter at an SRP of $0.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our products. We can provide no assurances that consumers will continue to purchase our products or that they will not prefer to purchase a competitive product.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand/image.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

To date, we have not undertaken substantial commercial activities outside of the United States. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If and when we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

We rely on key executive officers who have extensive knowledge of our business and the industry in which we operate; the loss of any of these key executive officers would be difficult to replace and may adversely affect our business.

We are highly dependent on three executive officers, Richard Wright, David A. Guarino and Ronald DaVella, who have extensive knowledge of our business and the industry in which we operate. We do not have "key person" life insurance policies for either of these officers. The loss of Richard Wright, David A. Guarino and/or Ronald DaVella could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to protect our information systems against service interruption, misappropriation of data or breaches of security, our operations could be disrupted, we may suffer financial losses and our reputation may be damaged.

We rely on networks and information systems and other technology ("information systems"), including the Internet and third-party hosted services, to support a variety of business processes and activities, including procurement and supply chain, manufacturing, distribution, invoicing and collection of payments, employee processes and consumer marketing. We use information systems to process financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting and legal and tax requirements. In addition, we depend on information systems for digital marketing activities and electronic communications between our company and our bottlers and other customers, suppliers and consumers. Because information systems are critical to many of our operating activities, our business may be impacted by system shutdowns, service disruptions or security breaches. These incidents may be caused by failures during routine operations such as system upgrades or by user errors, as well as network or hardware failures, malicious or disruptive software, unintentional or malicious actions of employees or contractors, cyberattacks by common hackers, criminal groups or nation-state organizations or social-activist (hacktivist) organizations, geopolitical events, natural disasters, failures or impairments of telecommunications networks, or other catastrophic events. In addition, such incidents could result in unauthorized or accidental disclosure of material confidential information or regulated individual personal data. If our information systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, we could experience delays in reporting our financial results, and we may lose revenue and profits as a result of our inability to timely manufacture, distribute, invoice and collect payments for concentrate or finished products. Unauthorized or accidental access to, or destruction, loss, alteration, disclosure, falsification or unavailability of, information could result in violations of data privacy laws and regulations, damage to the reputation and credibility of our company and, therefore, could have a negative impact on net operating revenues. In addition, we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us, our current or former employees, our bottling partners, other customers or suppliers, or consumers or other data subjects, and may become exposed to legal action and increased regulatory oversight. We could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and information systems.

In addition, third-party providers of data hosting or cloud services, as well as our bottling partners, distributors, retailers or suppliers, may experience cybersecurity incidents that may involve data we share with them. Although we have taken steps to prevent cybersecurity incidents, there can be no assurance that such steps will be adequate. In order to address risks to our information systems, we continue to make investments in personnel, technologies and training of our personnel.

Risks Related to AQUAhydrate's Business

Because we have a limited operating history, we may have difficulty realizing consistent and meaningful revenues and achieving profitability.

We were incorporated on July 24, 2003, and have operated as AQUAhydrate since 2010. Since we have a limited operating history, our ability to successfully develop our products and to realize consistent and meaningful revenues and to achieve profitability has not been established and cannot be assured. For us to realize consistent, meaningful revenues and to achieve profitability, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our products.

Our financial statements are prepared using generally accepted accounting principles in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs. As of June 30, 2019, we had an accumulated deficit of $79,093,570. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

We will need additional funds to continue producing, marketing, and distributing our products.

We will have to spend additional funds to continue producing, marketing and distributing our products. If we cannot raise sufficient capital, we may have to cease operations. We will need additional funds to continue to produce our products for distribution to our target market.

We will have to continue to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because of our relative size, we must limit our product development, marketing, and sales activities to the amount of capital we raise. As such, we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: CORE® Hydration, SOBE®, Snapple®, AriZona® Iced Tea, Vitaminwater®, Gatorade Perform®, and POWERADE®.

We compete indirectly with major international beverage companies including but not limited to: The Coca-Cola Company®, PepsiCo, Inc., The Nestlé Group, Dr Pepper Snapple Group, Inc, Danone S.A., The Kraft Heinz Company, and Unilever PLC. These companies have established market presence in the United States and globally, and offer a variety of beverages that are competitors to our products. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the premium water market. We compete directly with other premium water producers and brands focused on the emerging premium water market including: Eternal Naturally Alkaline® Spring Water, Essentia®, CORE® Hydration, Icelandic Glacial™, Real Water®, Mount Valley Spring Water™, QURE Water®, Penta® Water, and Alka Power™. These companies could bolster their position in the premium water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our products, and to gain sufficient market share in the United States and around the world to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing electrolyte enhanced and/or alkaline water at the consumer's home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the premium water market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The premium water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high enough to allow our company to successfully market, distribute and sell our products, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

Risks Related to Regulations Applicable to Alkaline's and AQUAhydrate's Industry

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce our net operating revenues or profitability.

We and our bottlers offer our products in non-refillable, recyclable containers in the United States. Regulations have been enacted in various jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. Other proposals relating to beverage container deposits, recycling, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers' increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. Current regulations or the adoption of future regulations in the geographical regions in which we currently operate or intend to operate could adversely affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our products relating to the content or perceived adverse health consequences of our products. Federal laws may preempt some or all of these attempts by state or localities to impose additional labeling or warning requirements. If these types of requirements become applicable to our products under current or future environmental or health laws or regulations, they may inhibit sales of our products. Moreover, if we fail to meet compliance deadlines for any such new requirements, our products may be deemed misbranded or mislabeled and could be subject to enforcement action, or we could be exposed to private lawsuits alleging misleading labels or product promotion.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our currently marketed products are subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state food and drug laws; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Changes to such laws and regulations could increase our costs or reduce our net operating revenues.

In addition, failure to comply with environmental, health or safety requirements and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations at our or our bottlers' facilities, as well as damage to our image and reputation, all of which could harm our profitability.

If we fail to comply with personal data protection laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals ("personal data"), primarily employees and former employees. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. There is no assurance that our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future will prevent the improper disclosure of personal data. Improper disclosure of personal data in violation of applicable personal data protection laws could harm our reputation, cause loss of consumer confidence, subject us to government enforcement actions (including fines), or result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

If we produce, market and/or sell beverages infused with hemp, as defined under the Agriculture Improvement Act of 2018, we will be subject to a myriad of different laws and regulations governing the use of hemp in food and beverages and if we are unable to comply with such laws in a cost-effective manner, our business could be adversely affected.

The production of a beverage infused with hemp, as "hemp" is defined in the Agriculture Improvement Act of 2018 (also known as the 2018 Farm Bill, Public Law 115-334), is contingent on U.S. Food and Drug Administration, or the FDA, and state laws, regulations, and guidance. While the Agriculture Improvement Act of 2018 removed hemp from Schedule I of the Controlled Substances Act, the law did not change the FDA's authorities with respect to food or drugs. As of the date of this joint proxy statement/prospectus, the FDA has not made a determination that the use of hemp in food is safe. The FDA has evaluated Generally Recognized as Safe or GRAS notices for three hemp seed-derived food ingredients and determined that the agency has no questions that those ingredients are GRAS under their intended conditions of use. We intend to comply in full with all federal, state, and local laws, rules and regulations as we develop our hemp alkaline water and other product lines. We will not pursue the production or sale of hemp-infused products until legally permitted.

Laws and regulations governing the use of hemp in food and beverages in the United States are broad in scope; subject to evolving interpretations; and subject to enforcement by a myriad of regulatory agencies and law enforcement entities. Under the Agriculture Improvement Act of 2018, a state or Indian tribe that desires to have primary regulatory authority over the production of hemp in the state or territory of the Indian tribe must submit a plan to monitor and regulate hemp production to the Secretary of the United States Department of Agriculture or USDA. The Secretary must then approve the state or tribal plan after determining if the plan complies with the requirements set forth in the Agriculture Improvement Act of 2018. The Secretary may also audit the state or Indian tribe's compliance with the federally-approved plan. If the Secretary does not approve the state or Indian tribe's plan, then the production of hemp in that state or territory of that Indian tribe will be subject to a plan established by USDA. USDA has not yet established such a plan. We anticipate that many states will seek to have primary regulatory authority over the production of hemp. States that seek such authority may create new laws and regulations that permit the use of hemp in food and beverages.

Federal and state laws and regulations on hemp may address production, monitoring, manufacturing, distribution, and laboratory testing to ensure that that the hemp has a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis. Federal laws and regulations may also address the transportation or shipment of hemp or hemp products, as the Agriculture Improvement Act of 2018 prohibits states and Indian tribes from prohibiting the transportation or shipment of hemp or hemp products produced in accordance with that law through the state or territory of the Indian tribe, as applicable. Because we rely on a nationwide broker-distributor-retailer network whereby brokers represent our products to distributors and retailers in turn sell our product to consumers in the fifty states and the District of Columbia, we may be subject to many different state-based regulatory regimens for hemp, all of which could require us to incur substantial costs associated with compliance requirements. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations, as well as adverse publicity and potential harm to our reputation. We and our suppliers and vendors must take significant enterprise risk management steps to ensure that there is no commingling of hemp and marihuana, as "marihuana" is defined in the federal Controlled Substances Act. Marihuana remains subject to the Controlled Substances Act and related regulations.

Furthermore, if we decide to produce, market and sell beverages infused with hemp outside of the United States, we will be subject to applicable laws and regulations in those non-U.S. jurisdictions, which would require us to expend significant costs associated with compliance.

In addition, it is possible that additional regulations may be enacted in the future in the United States and globally that will be directly applicable to our proposed product offerings infused with hemp. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

FDA's current position is that the sale of food and beverages that contain hemp-derived cannabidiol or CBD is prohibited under the Federal Food, Drug, and Cosmetic Act; therefore, if we decide to produce, market and/or sell beverages infused with hemp-derived cannabidiol, we may be subject to federal enforcement actions which could adversely affect our business and harm our reputation and brand.

The FDA has jurisdiction over drugs and foods that contain CBD, including CBD derived from hemp. Under the Federal Food, Drug and Cosmetic Act or the FDCA, it is a prohibited act to introduce or deliver for introduction into interstate commerce any food (which the FDCA defines to include beverages) that is adulterated. The FDCA therefore prohibits the introduction or delivery for introduction of a food that contains CBD, because the FDCA deems a food to be adulterated if it bears or contains any food additive that is unsafe and CBD is presently an unsafe food additive under the FDCA and FDA regulations. The FDCA also states that it is a prohibited act to introduce or deliver for introduction into interstate commerce any food to which an FDA-approved drug has been added, unless certain exceptions are met. The FDA has approved a drug in which CBD is an active ingredient, and the agency has stated that based on available evidence, none of the exceptions apply to CBD. One of the exceptions addresses whether the drug was marketed in food before the FDA approved the drug and before the institution of any substantial clinical investigations involving the drug. The FDA has stated that interested parties may present the agency with evidence that has bearing on the issue of whether CBD was marketed in food before the FDA approved the CBD drug in 2018 or before the institution of substantial clinical investigations involving the CBD drug. FDA's current position is that this provision of the FDCA also prohibits the introduction or delivery for introduction into interstate commerce of a food to which CBD has been added.

Congress may decide to amend the FDCA to permit the use of hemp-derived CBD in food. The FDA may also decide to issue regulations or guidance that address the use of hemp-derived CBD in food or use its enforcement discretion with respect to hemp-derived CBD products. On May 31, 2019, the FDA held a public hearing, as well as providing a broader opportunity for written public comment, for stakeholders to share their experiences and challenges with CBD products, including information and views related to product safety. Based on this hearing, any legislative or regulatory action could take years to implement or finalize and may not include provisions that would enable our company to produce, market and/or sell hemp beverages that contain hemp-derived CBD. We risk becoming subject to adverse publicity and costly federal enforcement actions should we decide to produce, market and/or sell beverages infused with hemp-derived CBD in the United States. We may be required to expend significant resources in defending our company from such actions which could adversely affect our business and results of operations and divert the attention of management. We may also incur the risk of sustaining considerable damage to our reputation and brand should we become party to federal enforcement actions resulting from the production, marketing or sale of hemp-derived CBD infused beverages.

Accordingly, if Congress amended federal laws or FDA issued regulations or guidance permitting the use of hemp-derived CBD in food or announcing the agency's decision to use its enforcement discretion with respect to hemp-derived CBD products, we and our suppliers and vendors would be required to implement significant enterprise risk management measures to ensure that there is no commingling of CBD derived from marihuana, as "marihuana" is defined in the federal Controlled Substances Act, with any future commercial supply of hemp-derived CBD that is used to produce our products.

The FDA could force the removal of our products from the U.S. market.

The FDA has broad authority over the regulation of our products. The FDA could, among other things, force us to remove our products from the U.S. market, levy fines or change their regulations on advertising. Any adverse action by the FDA could have a material adverse impact on our business.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As our product portfolio evolves, the regulatory environment with regard to our business is also evolving. Government officials often exercise broad discretion in deciding how to interpret and apply applicable laws or regulations. We may in the future receive formal and informal inquiries from various governmental regulatory authorities, as well as self-regulatory organizations or consumer protection watchdog groups, about our business and compliance with local laws, regulations, or standards. Any determination that our products, operations or activities, or the activities of our employees, contractors or agents, are not in compliance with existing laws, regulations or standards, could adversely affect our business in a number of ways. Even if such an inquiry does not result in the imposition of fines, interruptions to our business, loss of suppliers or other third-party relationships, terminations of necessary licenses and permits, or similar direct results, the existence of the inquiry alone could potentially create negative publicity that could harm our business and/or reputation.

Risks Related to Alkaline's Intellectual Property

It is difficult and costly to protect our intellectual property.

Our commercial success will depend in part on obtaining and maintaining trademark protection and trade secret/know-how protection of our products and brands, as well as successfully defending that intellectual property against third-party challenges. We will only be able to protect our intellectual property related to our trademarks and brands to the extent that we have rights under valid and enforceable trademarks, know-how or trade secrets that cover our products and brands. Changes in either the trademark laws or in interpretations of trademark and laws in the U.S. and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our issued trademarks. The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

We may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in our loss of significant rights and the assessment of treble damages.

From time to time we may face intellectual property claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect us negatively. For example, were a third party to succeed on an infringement claim against us, we may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, we could face an injunction, barring us from conducting the allegedly infringing activity. The outcome of the litigation could require us to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or we may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against us may require us to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible.

Finally, we may initiate claims to assert or defend our own intellectual property against third parties. Any intellectual property litigation, irrespective of whether we are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert our management's attention from our business and negatively affect our operating results or financial condition.

We may be subject to claims by third parties asserting that our employees or our company has misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Although we try to ensure that our company, our employees, and independent contractors (suppliers/vendors/distributors) do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our company, our employees, or independent contractors (suppliers/vendors/distributors) have used or disclosed intellectual property in violation of others' rights. These claims may cover a range of matters, such as challenges to our trademarks, as well as claims that our employees or independent contractors are using trade secrets or other proprietary information of any such employee's former employer or independent contractors. As a result, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Alkaline's Stock

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 200,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 43,685,592 shares of common stock are issued and outstanding, 1,500,000 shares of Series C Preferred Stock are issued and outstanding, and 3,800,000 shares of Series D Preferred Stock are issued and outstanding as of ♦, 2019. Our board of directors has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privileges of shares of our preferred stock, without consent of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Trading on the Nasdaq Capital Market or TSX Venture Exchange may be volatile, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is listed on the Nasdaq Capital Market and the TSX Venture Exchange. Trading of our common stock may experience wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance.

A prolonged and substantial decline in the price of our common stock could affect our ability to raise further working capital, thereby adversely impacting our ability to continue operations.

A prolonged and substantial decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations and to meet our existing and future financial obligations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases, you can identify forward-looking statements by the use of terminology such as "may", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue" or the negative of these terms or other comparable terminology. Examples of forward-looking statements made in this joint proxy statement/prospectus include statements about:

• the proposals to be voted on by the AQUAhydrate stockholders and the Alkaline stockholders at the AQUAhydrate Meeting and the Alkaline Meeting, respectively,

• Alkaline and AQUAhydrate receiving the requisite approvals to complete the Merger,

• that AQUAhydrate will complete the Capital Reorganization,

• that the Merger will be completed on the terms and conditions of the Agreement, or at all,

• the closing date for the Merger,

• the amount and value of the Merger consideration to be issued to the AQUAhydrate stockholders,

• the anticipated tax and accounting treatment of the Capital Reorganization and the Merger,

• the anticipated strategic and financial benefits of the Merger to Alkaline and AQUAhydrate,

• the amount and timing of business synergies associated with the Merger,

• the implementation and growth of the Combined Company's business model and strategic plans for its business and products,

• the Combined Company's ability to enter into and maintain strategic relationships with distributors, retailers and other partners, and the potential benefits of such relationships,

• the development or continued existence for Alkaline's and AQUAhyrdate's products,

• expectations regarding cash flow generation,

• the ability of Alkaline's and AQUAhydrate's celebrity brand ambassadors to effectively promote their products,

• industry trends in the markets in which Alkaline and AQUAhydrate compete,

• the listing of the Alkaline Common Shares on the TSX Venture Exchange and the Nasdaq Capital Market following the closing of the Merger,

• the constitution of the board of directors and the appointment of officers of Alkaline following the closing of the Merger, and

• the products to be offered by Alkaline and AQUAhydrate following the Merger, including products containing CBD.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

• the fact that AQUAhydrate stockholders have dissent rights,

• Alkaline and AQUAhydrate being unable to realize the anticipated synergies from the Merger,

• the pro forma financial information may not reflect the Combined Company's financial condition or results of operations following the completion of the Merger

• Alkaline or AQUAhydrate not receiving the requisite approvals for the Merger; the fact that consumers may not embrace and purchase any of Alkaline's or AQUAhydrate's infused water products,

• additional competitors selling alkaline water and enhanced water products in bulk containers, reducing Alkaline's and AQUAhydrate's sales,

• the fact that Alkaline and AQUAhydrate do not own or operate any of their production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas,

• the fact that Alkaline and AQUAhydrate have a limited number of suppliers of their unique bulk bottles,

• the potential for supply-chain interruption due to factors beyond Alkaline's and AQUAhydrate's control,

• the fact that there may be a recall of products due to unintended contamination,

• the fact that there may be lawsuits commenced against Alkaline or AQUAhydrate,

• Alkaline and AQUAhydrate being unable to retain key personnel,

• Alkaline and AQUAhydrate being unable to effectively protect their intellectual property,

• the risk that certain contractual milestones might not be achieved,

• the inherent uncertainties associated with operating as an early-stage company,

• the inherent uncertainties with mergers, acquisitions and other business combinations,

• changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all,

• the extent to which Alkaline and AQUAhydrate are successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers,

• the unexpected illness or other incapacity of any of AQUAhydrate's high profile investors subject to endorsement agreements with AQUAhydrate or Alkaline,

• Alkaline's and AQUAhydrate's ability to raise the additional funding that they will need to continue to pursue their business, planned capital expansion and sales activity,

• competition in the industry in which Alkaline and AQUAhydrate operate,

• governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing CBD,

• the fact that consumers may not embrace and purchase any of Alkaline's CBD infused products,

• the fact that Alkaline may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD infused products,

• general economic and business conditions, and

• the risks in the section of this joint proxy statement/prospectus entitled "Risk Factors",

any of which may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ALKALINE PROPOSAL 1
APPROVAL OF THE ISSUANCE OF COMMON STOCK UNDER THE MERGER AGREEMENT

At the Alkaline Meeting, Alkaline stockholders will be asked to approve the issuance of Alkaline Common Shares pursuant to the Merger Agreement. The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Alkaline Common Shares pursuant to the Merger Agreement are described in detail in the other sections in this joint proxy statement/prospectus.

Alkaline stockholders must approve the issuance of Alkaline Common Shares in the Merger because such approval is required under applicable Nasdaq rules. Specifically, Nasdaq Rule 5635(a) requires a Nasdaq-listed company to obtain stockholder approval prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company if the potential issuance is equal to 20% or more of the number of shares of common stock or voting power outstanding before the issuance. The maximum number of Alkaline Common Shares to be issued under the Merger Agreement is fixed at an aggregate of 23,315,217 Alkaline Common Shares (including any Alkaline Common Shares to be issued in connection with the Merger to any finders or placement agents and any other persons for the payment of liabilities of AQUAhydrate), which number represents approximately ♦% of the outstanding Alkaline Common Shares as of the date of this joint proxy statement/prospectus.

Alkaline's board of directors recommends that the Alkaline stockholders vote FOR the issuance of Alkaline Common Shares under the Merger Agreement.

ALKALINE PROPOSAL 2
APPROVAL OF THE CREATION OF A NEW CONTROL PERSON AND THE RESULTING CHANGE OF CONTROL

At the Alkaline Meeting, Alkaline stockholders will be asked to approve the creation of a new Control Person (as defined in the policies of the TSXV) and the resulting change of control of Alkaline for the purpose of Nasdaq Listing Rule 5635.

Under Section 5.14(a) of the TSXV Policy 5.3, the TSXV requires stockholder approval for any transaction which results in the creation of a new Control Person. The TSXV will generally consider a person that holds more than 20% of the outstanding voting shares of the issuer to be a Control Person.

Further, Nasdaq Listing Rule 5635(b) requires an issuer listed on Nasdaq to obtain stockholder approval prior to an issuance of securities when the issuance or potential issuance will result in a "change of control" of the issuer. Although Nasdaq has not adopted any rule as to what constitutes a "change of control" for the purpose of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control if such ownership or voting power would be the largest ownership position.

Alkaline currently expects that ♦ Alkaline Common Shares will be issued to Yucaipa American Alliance (Parallel) Fund II, LP and Yucaipa American Alliance Fund II, LP (together, the "Yucaipa Entities"), which following completion of the Merger, would represent ♦% of the issued and outstanding Alkaline Common Shares. To Alkaline's knowledge, the Yucaipa Entities do not currently own any Alkaline Common Shares. However, because the exact amount of the Merger consideration to be issued to the Yucaipa Entities will not be known until the time of the Merger, it is possible that the Yucaipa Entities hold over 20% of the Alkaline Common Shares following the Merger, in which case the Yucaipa Entities are expected to hold the largest ownership position following completion of the Merger. Accordingly, a new Control Person may be created for the purpose of Section 5.14(a) of TSXV Policy 5.3 and the change of control may occur for the purpose of Nasdaq Listing Rule 5635(b). As a result, Alkaline proposes to obtain the approval of Alkaline stockholders for the creation of a new Control Person and the resulting change of control.

Alkaline stockholders should note that a "Control Person" defined in the policies of the TSXV and a "change of control" as described under Nasdaq Listing Rule 5635(b) apply only with respect to the application of such rules, and do not necessarily mean a "Control Person" or "change of control" for other purpose.

Alkaline's board of directors recommends that the Alkaline stockholders vote FOR the creation of a new Control Person and the resulting change of control.

ALKALINE PROPOSAL 3
APPROVAL OF THE ADJOURNMENT OF THE ALKALINE MEETING TO SOLICIT ADDITIONAL PROXIES

At the Alkaline Meeting, Alkaline stockholders will be asked to approve the adjournment of the Alkaline Meeting, if necessary, to solicit additional proxies if sufficient votes to approve Alkaline Proposals 1, 2, 4, 5, 6 and 7 have not been obtained.

Alkaline's board of directors recommends that Alkaline stockholders vote FOR the adjournment of the Alkaline Meeting, if necessary, to solicit additional proxies.

AQUAHYDRATE PROPOSAL 1
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF AQUAHYDRATE'S ARTICLES OF INCORPORATION

At the AQUAhydrate Meeting, AQUAhydrate stockholders will be asked to approve the amendment and restatement of AQUAhydrate's articles of incorporation.

AQUAhyrate currently has outstanding shares of common stock, Series A Preferred shares, Series B Preferred shares, Series C Preferred shares, Series D Preferred shares, Series E Preferred shares, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares, and Series I Preferred shares. The Sixth Amended and Restated Articles of Incorporation provide for the distribution of the Merger consideration according to certain priorities. If those priorities were followed the holders of common stock and Series A Preferred shares, Series B Preferred shares, Series C Preferred shares, Series D Preferred shares, Series E Preferred shares, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares would receive little or no Merger consideration.

AQUAhydrate's board of directors have proposed to distribute the Merger consideration to all stockholders. In order to accomplish such a distribution, the AQUAhydrate board of directors has approved a proposed Seventh Amended and Restated Articles of Incorporation pursuant to which each share of Series A Preferred shares is converted into 8.981 shares of common stock, each share of Series B Preferred shares is converted into 8.981 shares of common stock, each share of Series C Preferred shares is converted into 17.962 shares of common stock, each share of Series D Preferred shares is converted into 17.962 shares of common stock, each share of Series E Preferred shares is converted into 8.909 shares of common stock, each share of Series F Preferred shares is converted into 1.796 shares of common stock, each share of Series G Preferred shares is converted into 2.066 shares of common stock, each share of Series H Preferred shares is converted into 1.085 shares of common stock, and each share of Series I Preferred shares is converted into 1.565 shares of common stock and 0.513 shares of a new class of preferred stock.

No fractional shares will be issued in connection with the amendment and restatement of AQUAhydrate's articles of incorporation. In the event that any holder of AQUAhydrate preferred stock would otherwise be entitled to receive a fractional share of a share of AQUAhydrate common stock or a new class of preferred stock of AQUAhydrate (after aggregating all shares and fractional shares issuable to such holder), then such holder will receive an aggregate number of shares of AQUAhydrate common stock or shares of the new class of preferred stock of AQUAhydrate, as applicable, rounded down to the nearest whole share. No new share certificates will be issued in connection with the amendment and restatement of AQUAhydrate's articles of incorporation.

Following the amendment and restatement of AQUAhydrate's articles of incorporation, it is expected that there will be ♦ shares of AQUAhydrate common stock and ♦ shares of the new class of AQUAhydrate preferred stock issued and outstanding.

AQUAhydrate's board of directors recommends that AQUAhydrate stockholders vote FOR the Capital Reorganization.

AQUAHYDRATE PROPOSAL 2
APPROVAL OF THE MERGER AND THE MERGER AGREEMENT

At the AQUAhydrate Meeting, AQUAhydrate stockholders will be asked to approve the Merger Agreement. The terms of, reasons for and other aspects of the Merger Agreement and the Merger are described in detail in the other sections in this joint proxy statement/prospectus.

AQUAhydrate's board of directors recommends that AQUAhydrate stockholders vote FOR the approval of the Merger Agreement.

AQUAHYDRATE PROPOSAL 3
APPROVAL OF THE ADJOURNMENT OF THE AQUAHYDRATE MEETING TO SOLICIT ADDITIONAL PROXIES

At the AQUAhydrate Meeting, AQUAhydrate stockholders will be asked to approve the adjournment of the AQUAhydrate Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve AQUAhydrate Proposal 1 and AQUAhydrate Proposal 2.

AQUAhydrate's board of directors recommends that AQUAhydrate stockholders vote FOR the adjournment of the AQUAhydrate Meeting, if necessary or appropriate, to solicit additional proxies.

THE MERGER

This section describes the material aspects of the Merger, including the Merger Agreement. While Alkaline and AQUAhydrate believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement itself (including each amendment thereto through the date hereof), which is attached as Schedule "A" to this joint proxy statement/prospectus, and the other documents to which you are referred herein. See the section entitled "Where You Can Find More Information" beginning on page 155 of this joint proxy statement/prospectus.

General Overview of the Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the NRS, at the effective time of the Merger, Merger Sub, a direct, wholly-owned subsidiary of Alkaline and a party to the Merger Agreement, will merge with and into AQUAhydrate and the separate corporate existence of Merger Sub will cease. AQUAhydrate will survive the Merger as a direct, wholly-owned subsidiary of Alkaline. The Merger will become effective at such time as the articles of merger have been filed with the Secretary of State of Nevada or at any later date or time mutually agreed to by Alkaline and AQUAhydrate and specified in the articles of merger.

Prior to the Merger, AQUAhydrate agreed to conduct the Capital Reorganization, whereby, all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares of AQUAhydrate, will be converted into common stock of AQUAhydrate and the Series I Preferred shares of AQUAhydrate will be converted into common stock and a new class of the preferred stock of AQUAhydrate. Specifically, prior to the Merger, each share of the Series A Preferred shares of AQUAhydrate will be converted into 8.981 shares of common stock of AQUAhydrate, each share of the Series B Preferred shares of AQUAhydrate will be converted into 8.981 shares of common stock of AQUAhydrate, each share of the Series C Preferred shares will be converted into 17.962 shares of common stock of AQUAhydrate, each share of the Series D Preferred shares will be converted into 17.962 shares of common stock of AQUAhydrate, each share of the Series E Preferred shares will be converted into 8.909 shares of common stock, each share of the Series F Preferred shares will be converted into 1.796 shares of common stock of AQUAhydrate, each share of the Series G Preferred shares of AQUAhydrate will be converted into 2.066 shares of common stock of AQUAhydrate, each share of the Series H Preferred shares of AQUAhydrate will be converted into 1.085 shares of common stock of AQUAhydrate, and each share of the Series I Preferred shares of AQUAhydrate (including the Series I Preferred shares to be issued in exchange for the promissory notes) will be converted into 1.565 shares of common stock of AQUAhydrate and 0.513 shares of the new class of preferred stock of AQUAhydrate.

At the effective time of the Merger, which will be soon after the Capital Reorganization, (i) the holders of AQUAhydrate Common Shares will receive an aggregate of 19,565,217 Alkaline Common Shares, less any Alkaline Common Shares to be issued in connection with the Merger to any finders or placement agents or to any persons for the payment of outstanding liabilities of AQUAhydrate on a pro-rata basis in the proportion the number of AQUAhydrate Common Shares held by such holders, and (2) the holders of the shares of AQUAhydrate New Preferred Shares will receive an aggregate of 3,750,000 Alkaline Common Shares on a pro-rata basis in the proportion the number of shares of AQUAhydrate New Preferred Shares held by such holders, subject to a performance escrow release. All of the issued and outstanding AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares immediately prior to the effective time of the Merger will be cancelled.

It is expected that the 19,565,217 Alkaline Common Shares to be issued at the closing of the Merger will be issued as follows: (i) 641,168 Alkaline Common Shares to Roth Capital Partners, LLC pursuant to a financial advisory agreement with AQUAhydrate; (ii) 233,152 Alkaline Common Shares to Emerald Partners Pty Limited pursuant to a financial advisory agreement with AQUAhydrate; (iii) such number of Alkaline Common Shares as is equal to the outstanding balance of the principal of certain loans (currently $1,600,000 in aggregate), plus any accrued interest, divided by the weighted average trading price for the Alkaline Common Shares for the 21 days prior to the date of the loan agreement to certain creditors of AQUAhydrate; and (iv) the balance of the remaining Alkaline Common Shares to the holders of AQUAhydrate Common Shares in proportion to the number of AQUAhydrate Common Shares held by such holders.

Based on the number of Alkaline Common Shares outstanding as of ♦, 2019, and the aggregate number of Alkaline Common Shares to be issued pursuant to the Merger Agreement, immediately following completion of the Merger, Alkaline stockholders immediately prior to the completion of the Merger are expected to own approximately ♦% of the outstanding Alkaline Common Shares and former AQUAhydrate securityholders (including holders of AQUAhydrate Common Shares and AQUAhydrate New Preferred Shares and any other persons to whom Alkaline Common Shares will be issued pursuant to the Merger Agreement) are expected to own approximately ♦% of the outstanding Alkaline Common Shares.

Alkaline stockholders will not receive any Merger consideration and will continue to hold their Alkaline Common Shares after the Merger.

Alkaline and AQUAhydrate currently expect the closing to occur during the first calendar quarter of 2020. However, as the Merger is subject to the satisfaction or waiver of other conditions described in the Merger Agreement, it is possible that factors outside the control of Alkaline and AQUAhydrate could result in the Merger being completed at an earlier time, a later time, or not at all.

Background of the Merger

Between December 4-6, 2018, at the Roth Investment Banking Conference in Orange County, CA, Roth Capital Partners, LLC ("Roth") made an informal inquiry to Richard A. Wright, President, Chief Executive Officer and director of Alkaline, and Aaron Keay, Chairman and director of Alkaline, to determine whether Alkaline had any interest in acquiring AQUAhydrate.

On December 14, 2018, Alkaline and AQUAhydrate executed a non-disclosure agreement.

On February 7, 2019, an in-person meeting was held at the Beverly Hills, California headquarters of The Yucaipa Companies, LLC ("Yucaipa"), a significant stockholder of AQUAhydrate. Present at the meeting was Ira Tochner, Adam Rashbaum and Stephen Chick of Yucaipa, Matthew Howison, President of AQUAhydrate, Mr. Wright, and Mr. Keay. The parties discussed the deal structure for a potential transaction ultimately agreed upon as an all-stock transaction for the acquisition of AQUAhydrate by Alkaline.

In March 2019, Roth established a virtual data room for Alkaline to conduct due diligence for a potential transaction and began populating it with data for review by Alkaline. Alkaline began conducting due diligence at this time, and continued to do so up until the execution of the Merger Agreement.

Early May 2019, Alkaline provided a draft binding letter of intent to AQUAhydrate.

In May 2019, Clark Wilson LLP ("CW"), Alkaline's external counsel, provided an initial draft due diligence memorandum to management of Alkaline.

In May 2019, AQUAhydrate expressed desire to avoid binding letter of intent and instead, that the parties should proceed straight to the negotiation of a definitive agreement.

In mid-May 2019, Alkaline received AQUAhydrate's audited financial statements. CW began drafting definitive agreement as the parties agreed they would not proceed with a binding letter of intent. Mr. Keay negotiates the working capital ratio and representations and warranties with Mr. Howison.

From June to September, 2019, the parties performed ongoing due diligence of each other, and continued negotiations of the definitive agreement and all ancillary agreements (including the service agreements for Mark Wahlberg, Sean Combs and Jillian Michaels). Mr. Keay was the lead negotiator for Alkaline, and Mr. Howison was the lead negotiator for AQUAhydrate.

On July 23, 2019, the Alkaline board of directors held a phone call to review the due diligence memorandum and authorized Alkaline to proceed. Alkaline's board of directors approved the transaction with AQUAhydrate subject to finalization of definitive agreement and execution of the service agreements with Mr. Wahlberg, Mr. Combs and Ms. Michaels.

On July 26, 2019, Alkaline received AQUAhydrate's reissued 2017 and 2018 audited financial statements.

From August 2019 to September 2019, Mr. Keay and Mr. Howison negotiated and finalized the Merger Agreement and the services agreements with Mr. Wahlberg, Mr. Combs and Ms. Michaels.

On September 9, 2019, the Merger Agreement and ancillary agreements were signed by all relevant parties and transaction was publicly announced.

On October 31, 2019, Alkaline, Merger Sub and AQUAhydrate entered into the First Merger Agreement to extend the date after which either Alkaline or AQUAhydrate can terminate the Merger Agreement if the Merger has not been consummated to January 31, 2020 (from October 31, 2019).

Alkaline Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that Alkaline's stockholders vote in favor of the transactions contemplated by the Merger Agreement, Alkaline's board of directors, in consultation with Alkaline's senior management and outside legal counsel, considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby including the following material factors:

  the Combined Company would have additional scale and market penetration;

  the Merger could create a more prolific company able to better accelerate consumer awareness of alkaline water;

  the companies have limited target customer overlap (AQUAhydrate focuses on health and active lifestyle enthusiasts while Alkaline focuses on health conscious families);

  the Combined Company would be a premier independent hydration company in health and wellness sector;

  the companies have similar corporate cultures: a flat management structure, an active board/advisors, growth oriented, and 70% of employees in both organizations are sales oriented;

  the Merger could allow Alkaline to better capitalize on new Alklaine88 product extensions (flavored water, CBD water, and CBD ingestible products);

  the Merger could allow Alkaline to leverage AQUAhydrate's convenience store presence (over 10,000 locations);

  the Merger could allow Alkaline to leverage AQUAhydrate's Direct Store Delivery network;

  the Combined Company would have an expected reduction in raw material procurement costs and expanded plant capacities as Alkaline and AQUAhydrate use similar technologies and models;

  the existence of cross-promotional opportunities;

  the enhancement of research and development capabilities;

  the sales network can be consolidated to one point of contact for both brands;

  the possible expansion to new markets for Alkaline - with the military and convenience stores being largest at the onset;

  the ability to leverage AQUAhydrate's three celebrity brand ambassadors, being Mark Wahlberg, Sean 'Diddy' Combs, and Jillian Michaels, and their robust social medial reach;

  the expanded and strengthening board of directors and management team;

  the expansion of co-packing facilities and reduced logistical costs; and

  the fact that there is no termination fee payable by Alkaline in the event that the Merger is not consummated.

In the course of its deliberations, the Alkaline board of directors also considered a variety of risks associated with the Merger, including those described in the section entitled "Risk Factors - Risks Relating to the Merger" beginning on page 35 of this joint proxy statement/prospectus and other countervailing factors related to entering into the Merger Agreement, including:

  the current Alkaline stockholders will experience dilution in their holdings and a reduction in voting power in the Combined Company;

  the substantial expenses to be incurred in connection with the Merger;

  the possible volatility, at least in the short term, of the trading price of the Alkaline common stock resulting from the Merger announcement and the completion of the Merger;

  the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Alkaline;

  the concern over how active and effective the three celebrity brand ambassadors will be in promoting the Combined Company;

  the integration risks of combining the companies, including ultimately consolidating AQUAhydrate's Los Angeles office and staff;

  the length of time that may be required to complete the Merger given the respective stockholder bases and deal complexities;

  the risk of AQUAhydrate not obtaining the required stockholder approval for the Merger or other conditions to the Merger not being satisfied; and

  the risk of AQUAhydrate stockholders exercising dissent rights.

The foregoing information and factors considered by the Alkaline board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Alkaline board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Alkaline board of directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Alkaline board of directors may have given different weight to different factors. The Alkaline board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Alkaline management team and the legal counsel of Alkaline, and considered the factors overall to be favorable to, and to support, its determination.

AQUAhydrate Reasons for the Merger

Since formation of AQUAhydrate in 2003 management has worked hard to build the AQUAhydrate brand.  AQUAhydrate has raised more than $65 million from investors.  However, due in large part to a competitive environment, AQUAhydrate was not able to reach scale and penetration in the market in a significant enough way to drive long-term growth and profitability by itself.  In September, 2018, AQUAhydrate began searching for a merger partner.

On September 9, 2019 AQUAhydrate entered into the Merger Agreement with Alkaline. The board of directors of AQUAhydrate believes that the Combined Company will benefit from the increased scale of operations and the clear synergies in production, distribution and logistics. AQUAhydrate and Alkaline have complementary product portfolios which target different demographics in fast growing market.  In addition, Alkalines's capital resources are expected to enable AQUAhydrate to continue to develop and grow its brand. Moreover, since stockholders will receive stock in the Combined Company they will participate in the continued growth of the Combined Company.  Alkalines' public listing also provides AQUAhydrate stockholders increased liquidity for their shares.

Board of Directors and Management After the Merger

At the closing of the Merger, Alkaline agreed to cause its board of directors to consist of seven directors, of which four will be nominees of Alkaline and three will be nominees of AQUAhydrate. Following the Merger, it is expected that the directors of the Combined Company will be as set forth in the table below, which also indicates whether the director nominee currently serves on the Alkaline's or AQUAhydrate's board of directors:

Name	Position	Prior Board Service
Aaron Keay	Chairman and Director	Alkaline
Richard A. Wright	Director	Alkaline
Brian Sudano	Director	Alkaline
Bruce Leitch	Director	Alkaline
Matthew Howison	Director	AQUAhydrate
Ira Tochner	Director	N/A
♦	Director	N/A

In addition, at the closing of the Merger, Alkaline agreed to cause the officers of Alkaline to consist of Richard A. Wright, Alkaline's current President, Chief Executive Officer and director, as the Chief Executive Officer, Matthew Howison, AQUAhydrate's current President and director, as President and such other persons as are mutually determined by Alkaline and AQUAhydrate.

Interests of the Alkaline Directors and Executive Officers in the Merger

In considering the recommendation of the Alkaline board of directors to Alkaline stockholders to vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other matters to be acted upon by Alkaline stockholders at the Alkaline Meeting, Alkaline stockholders should be aware that certain directors and executive officers of Alkaline will have interests in the Merger that may be different from, or in addition to, the interests of Alkaline stockholders generally or which may conflict with the interests of Alkaline stockholders. The Alkaline board of directors was aware of these interests and considered them, among other matters, when it evaluated, supervised the negotiation of and approved the Merger Agreement and the transactions contemplated thereby, and in making its recommendations to Alkaline's stockholders. The following discussion sets forth certain of these interests in the Merger of each person who has served as a director or executive officer of Alkaline since the beginning of its last fiscal year:

  Upon completion of the Merger, certain of Alkaline's directors and executive officers will continue to be directors and executive officers of the Combined Company; and

  Richard A. Wright, Alkaline's President, Chief Executive Officer and director, owns 1,500,000 shares of Series D Preferred Stock of Alkaline and David A. Guarino, Alkaline's Chief Financial Officer and director, owns 1,000,000 shares of Series D Preferred Stock of Alkaline. Each share of the Series D Preferred Stock of Alkaline will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of Alkaline common stock at any time after (i) Alkaline achieves the consolidated revenue of Alkaline and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of Alkaline's fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock of Alkaline will be convertible as may be agreed by Alkaline and the holder in writing from time to time. After completion of the Merger, these shares of Series D Preferred Stock of Alkaline are expected to become convertible into shares of Alkaline common stock.

Interests of the AQUAhydrate Directors and Executive Officers in the Merger

In considering the recommendation of the AQUAhydrate board of directors to vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other matters to be acted upon by AQUAhydrate stockholders at the AQUAhydrate Meeting, you should be aware that some of AQUAhydrate's directors and executive officers have interests in the Merger that are different from, and in addition to, the interests of the AQUAhydrate stockholders generally. The AQUAhydrate board of directors was aware of and considered these potential interests, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and in determining to recommend that the stockholders vote for approval of the merger agreement and the transactions contemplated thereby. The following discussion sets forth certain of these interests in the Merger of each person who has served as a director or executive officer of AQUAhydrate since the beginning of its last fiscal year:

  Matthew Howison, acting President and a director of AQUAhydrate,  and Alakaline have had discussions regarding Mr. Howison's role with Alkaline following the Merger.  However the parties do not have a definitive agreement or understanding regarding such role or the compensation therefor. Mr. Howison is a founder and a partner of Emerald Partners. If the Merger is consummated Emerald Partners will receive $275,000 in cash and 233,152 Alkaline Common Shares pursuant to a financial advisory agreement with AQUAhydrate.

  SC Beverages LLC, a company controlled by Sean Combs, entered into a Services Agreement with Alkaline and AQUAhydrate in connection with the Merger Agreement. The agreement has a three year term. Pursuant to such agreement, Mr. Combs will attend a mutually agreed number of public events each year, use reasonable efforts to provide product placement for Alkaline and AQUAhyrate products in podcasts, music videos, and movies that are under the control of Mr. Combs, and at private parties and custom events controlled and hosted by Mr. Combs. SC Beverages LLC received options to purchase 750,000 shares of Alkaline common stock for $3.00 per share until September 9, 2029. Such options vest as follows: (i) 25% will vest one year following the effective time of the Merger, (ii) 25% will vest once the Combined Company has achieved $80 million of revenue in any 12 month period, (iii) 25% will vest once the Combined Company has achieved $100 million of revenue in any 12 month period and (iv) 25% will vest once the Combined Company has achieved $125 million in revenue in any 12 month period; provided that all options will immediately vest upon a change of control of Alkaline. SC Beverages LLC also received options to purchase 250,000 shares of Alkaline common stock for $3.00 per share until September 9, 2029. Such options will vest upon a change of control of Alkaline. In the event of the termination of the Merger Agreement, the aforementioned Services Agreement will automatically terminate and all of the above reference options will automatically be forfeited. Sean Combs is a beneficial owner of Series I Preferred shares and, pursuant to a shareholder agreement, Mr. Combs designated Tarik Brooks as a director of AQUAhydrate.

Regulatory Approvals Required for the Merger

Completion of the Merger is subject to the approval of the TSX Venture Exchange. Alkaline and AQUAhydrate must also comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Stock Market in connection with the issuance of Alkaline Common Shares and the filing of this joint proxy statement/prospectus with the SEC.

Stock Exchange Listing

The Alkaline Common Shares are listed for trading on the Nasdaq Capital Market and the TSX Venture Exchange under the symbol "WTER." Alkaline agreed to use its reasonable best efforts to obtain the acceptance by the Nasdaq Capital Market and the TSX Venture Exchange of the transactions contemplated by the Merger Agreement including the Merger and the issuance of the Alkaline Common Shares in connection with the Merger and to cause the Alkaline Common Shares to be issued in connection with the Merger to be listed on the Nasdaq Capital Market and TSX Venture Exchange, subject to official notice of issuance, prior to the Merger.

Resale of Alkaline Common Shares Received by AQUAhydrate Stockholders in the Merger

Subject to the escrow agreements to be entered into in accordance with the Merger Agreement, the Alkaline Common Shares to be issued in connection with the merger will be freely transferable under the Securities Act, except for Alkaline Common Shares issued to any AQUAhydrate stockholders who may be deemed to be an "affiliate" of the Combined Company at the time of the completion of the Merger. Persons who may be deemed to be affiliates include AQUAhydrate directors or executive officers who become directors or executive officers of the Combined Company after the Merger as well as the principal stockholders of the Combined Company. This joint proxy statement/prospectus does not cover resales of Alkaline Common Shares received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Anticipated Accounting Treatment

The Merger will be accounted for as an acquisition of a business. Alkaline will record assets acquired and liabilities assumed from AQUAhydrate at their respective fair values at the date of completion of the Merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Alkaline after completion of the Merger will reflect AQUAhydrate's balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial condition or results of operations of AQUAhydrate. The earnings of Alkaline following completion of the Merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on interest expense and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Alkaline determines that tangible or intangible assets (including goodwill) are impaired, Alkaline will record an impairment charge at that time.

Dissenters' Rights

Alkaline

Alkaline stockholders are not entitled to appraisal or dissenter's rights in connection with the Merger or any of the other transactions described in this joint proxy statement/prospectus.

AQUAhydrate - Nevada Dissenters' Rights

Under Nevada law, AQUAhydrate stockholders who do not wish to accept the Merger consideration have a statutory right to dissent from the Merger and demand payment of the fair value of their AQUAhydrate shares (excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable). The fair value of the shares may be more or less than the amount AQUAhydrate stockholders will receive pursuant to the Merger Agreement.

Chapter 92A (Section 300 through 500 inclusive) of the NRS (the "Nevada Dissent Provisions") provides that a AQUAhydrate stockholder may elect to have AQUAhydrate purchase the AQUAhydrate shares held by such AQUAhydrate stockholder for a cash price that is equal to the "fair value" of such shares, as determined in a judicial proceeding in accordance with the Nevada Dissent Provisions. The fair value of the AQUAhydrate shares means the value of such shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable.

A copy of the Nevada Dissent Provisions is attached as Schedule "B" hereto. If an AQUAhydrate stockholder wishes to exercise his, her or its dissenters' rights or preserve the right to do so, he, she or it should carefully review Schedule "B" hereto. IF AN AQUAHYDRATE STOCKHOLDER FAILS TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE NEVADA DISSENT PROVISIONS IN A TIMELY MANNER, HE, SHE OR IT MAY LOSE HIS, HER OR ITS DISSENTERS' RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, AQUAHYDRATE STOCKHOLDERS SHOULD SEEK THE ADVICE OF COUNSEL IF THEY ARE CONSIDERING EXERCISING THEIR DISSENTERS' RIGHTS.

AQUAhydrate stockholders who perfect their dissenters' rights by complying with the procedures set forth in the Nevada Dissent Provisions will have the fair value of their shares determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the value of the consideration to be paid in connection with the Merger. In addition, AQUAhydrate stockholders who invoke dissenters' rights may be entitled to receive payment of a fair rate of interest from the effective time of the Merger on the amount determined to be the fair value of their shares.

Under NRS Section 92A.440(3), AQUAhydrate stockholders who fail to comply with the statutory procedures for dissenter's rights will not be entitled to demand payment or receive the fair value for their shares as provided under Nevada law. Instead, such AQUAhydrate stockholders will receive the same consideration as the AQUAhydrate stockholders who do not exercise dissenter's rights.

Pursuant to NRS Section 92A.460, within 30 days after receipt of a demand for payment, AQUAhydrate must pay each dissenter who complied with the provisions of the Nevada Dissent Provisions the amount AQUAhydrate estimates to be the fair value of such shares, plus interest from the effective date of the Merger. The payment must be accompanied by the following: (a) AQUAhydrate's balance sheet as of the end of 2018, a statement of income for 2018, a statement of changes in the stockholders' equity for 2018 or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any; (b) a statement of AQUAhydrate's estimate of the fair value of the shares; (c) an explanation of how interest was calculated, and (d) a statement of the dissenter's rights to demand payment under NRS Section 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder will be deemed to have accepted such payment in full satisfaction of the corporation's obligations under Chapter 92A of the NRS.

Under NRS Section 92A.470(1), AQUAhydrate is entitled to withhold payment from a dissenter unless the dissenter was the beneficial owner before the date set forth in the dissenters' notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed corporate action. If AQUAhydrate chooses to withhold payment, it is required, within 30 days after receiving demand for payment, to notify the dissenter: (a) of AQUAhydrate's balance sheet as of the end of 2018, a statement of income for 2018, a statement of changes in the stockholders' equity for 2018 or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any; (b) of AQUAhydrate's estimate of the fair value of the shares; (c) that the dissenter may accept AQUAhydrate's estimate of the fair value, plus interest, in full satisfaction of her demand or demand appraisal; (d) that if the dissenter wishes to accept the offer, the dissenter must notify AQUAhydrate of acceptance within 30 days after receiving of the offer; and (e) that if the dissenter does not satisfy the requirements for demanding appraisal, the dissenter will be deemed to have accepted AQUAhydrate's offer.

If AQUAhydrate does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce under NRS Section 92A.460(1) the dissenter's rights by commencing an action in Carson City, Nevada.

If a dissenting stockholder disagrees with the amount of AQUAhydrate's payment, then the dissenting stockholder may, pursuant to NRS Section 92A.480, within 30 days of such payment, (i) notify AQUAhydrate in writing of the dissenting stockholder's own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by AQUAhydrate, or (ii) reject the offer by AQUAhydrate if the dissenting stockholder believes that the amount offered by AQUAhydrate is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and AQUAhydrate accepts the offer to purchase the AQUAhydrate shares at the offer price, then such dissenting stockholder will be sent a check for the full purchase price of the AQUAhydrate shares within 30 days of acceptance.

If a demand for payment remains unsettled, AQUAhydrate must commence a proceeding in the Carson City, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding will be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by AQUAhydrate. If a proceeding is commenced to determine the fair value of the AQUAhydrate shares, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, will be assessed against AQUAhydrate, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against AQUAhydrate if the court finds that (i) AQUAhydrate did not comply with the Nevada Dissent Provisions or (ii) against either AQUAhydrate or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Nevada Dissent Provisions.

If AQUAhydrate fails to commence such a proceeding, it would be required by NRS Section 92A.490(1) to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by AQUAhydrate; or the fair value, plus accrued interest, of his after-acquired shares for which AQUAhydrate elected to withhold payment pursuant to Section 92.470 of the NRS.

Under Section 92A.490(4) of the NRS, the district court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to such order. In any such court proceeding, the dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Under Section 92A.500 of the NRS, the district court will assess the costs of the proceedings against AQUAhydrate, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against AQUAhydrate or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

A person having a beneficial interest in AQUAhydrate shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters' rights of appraisal. If the AQUAhydrate shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters' rights of appraisal must be executed by or for the record owner. If AQUAhydrate shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds AQUAhydrate shares as a nominee for others, will be able to exercise dissenters' rights of appraisal with respect to the AQUAhydrate shares held for all or less than all of the beneficial owners of those AQUAhydrate shares as to which such person is the record owner. In such case, the written demand must set forth the number of AQUAhydrate shares covered by the demand. Where the number of AQUAhydrate shares is not expressly stated, the demand will be presumed to cover all AQUAhydrate shares outstanding in the name of such record owner.

Under NRS Section 92A.380(2), a stockholder who is entitled to dissent and obtain payment pursuant to NRS Section 92A.300 to 92A.500, inclusive, may not challenge the Merger unless it is unlawful or fraudulent with respect to the stockholder or AQUAhydrate. The board of directors of AQUAhydrate was not required under NRS Section 78.138(5) to consider the proposed effect of the Merger upon any particular group having an interest in the corporation as a dominant factor, such as the unaffiliated stockholders, and the board of directors of AQUAhydrate did not appoint an independent committee to consider the proposed effect of the Merger on the stockholders of AQUAhydrate.

The foregoing summary of the rights of dissenting stockholders under the Nevada Dissent Provisions does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights of appraisal rights available under NRS. The preservation and exercise of dissenters' rights of appraisal require strict adherence to the applicable provisions of NRS, and the foregoing summary is qualified in its entirety by reference to Schedule "B" hereto. AQUAhydrate stockholders should carefully read Chapter 92A (Sections 300 through 500 inclusive) of the NRS, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Chapter 92A (Sections 300 through 500 inclusive) of the NRS will result in a loss of appraisal rights. AQUAHYDRATE STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN ATTORNEY REGARDING AVAILABLE DISSENTERS' RIGHTS, AND THE PROCESS TO PERFECT THEIR DISSENTERS' RIGHTS UNDER CHAPTER 92A (SECTIONS 300 THROUGH 500 INCLUSIVE) OF THE NRS.

Pursuant to the Second Amended and Restated Investors' Rights Agreement of AQUAhydrate dated May 2, 2017, certain AQUAhydrate stockholders have agreed not to exercise dissent rights.

AQUAhydrate - California Dissenters' Rights

Although AQUAhydrate is incorporated in the State of Nevada, because a majority of the holders of AQUAhydrate's voting securities have addresses in California and AQUAhydrate's other contacts with the State of California, the provisions of California law relating to the rights of dissenting stockholders in a merger apply to the Merger.

In accordance with Sections 1300 - 1313 (inclusive) of the California Code (the "California Dissent Provisions"), AQUAhydrate common stockholders and AQUAhydrate preferred stockholders who are entitled to vote on the Merger (collectively, the "AQUAhydrate Voting Stockholders") have the right to dissent from the Merger and to receive payment in cash for the "fair market value" (as defined below) of their AQUAhydrate Common Shares or shares of AQUAhydrate preferred stock, as applicable (the "AQUAhydrate Voting Stock"). The holders of Series A, B, C, D and E Preferred shares of AQUAhydrate are not entitled to vote on the Merger, and are therefore not entitled to exercise rights under the California Dissent Provisions. AQUAhydrate Voting Stockholders should recognize that fair market value of their AQUAhydrate Voting Stock as determined pursuant to the California Dissent Provisions could be higher, lower or the same as the Merger consideration.

AQUAhydrate stockholders electing to exercise dissenters' rights must comply with the provisions of the California Dissent Provisions, which consists of Sections 1300-1313, in order to perfect their rights. AQUAhydrate will require strict compliance with the statutory procedures. If an AQUAhydrate Voting Stockholder fails to meet any of the requirements for assertion of dissenters' rights, such stockholder will not be entitled to payment in cash for the fair market value for such stockholder's AQUAhydrate Voting Stock under the California Code. The following is intended as a brief summary of the material provisions of the California statutory procedures required to be followed by an AQUAhydrate Voting Stockholder in order to dissent from the Merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the California Code, the full text of which is set forth in Schedule "C".

All references in the California Dissent Provisions and in this summary to a "stockholder" are to the holder of record of AQUAhydrate Voting Stock as to which dissenters' rights are asserted. A person having a beneficial interest in AQUAhydrate Voting Stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

Under the California Code, AQUAhydrate Voting Stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

• such dissenting shares must have been outstanding on the record date;

• such dissenting shares must not have been voted in favor of the Merger proposal;

• the holder of such dissenting shares must timely make a written demand that AQUAhydrate repurchase such dissenting shares at fair market value; and

• the holder of such dissenting shares must submit (a) certificates representing such dissenting shares for endorsement or, (b) if the shares are uncertificated, written notice of the number of shares which the stockholder demands that AQUAhydrate purchase.

A vote "Against" the Merger proposal, or abstaining from voting, does not in and of itself constitute a demand for appraisal under California law.

Pursuant to the California Dissent Provisions, holders of dissenting shares may require AQUAhydrate to repurchase their dissenting shares at a price equal to "fair market value" of such shares, which is the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within 10 days following approval of the Merger proposal by AQUAhydrate stockholders, AQUAhydrate is required to mail a dissenter's notice to each person who did not vote in favor of the Merger proposal. The dissenter's notice must contain the following:

• a notice of the approval of the merger proposal;

• a statement of the price determined by AQUAhydrate to represent the fair market value of dissenting shares (which will constitute an offer by AQUAhydrate to purchase such dissenting shares at such stated price unless such shares lose their status as "dissenting shares" under Section 1309 of Chapter 13 of the California Code);

• a brief description of the procedure for such holders to exercise their rights as dissenting stockholders; and

• a copy of Sections 1300 through 1304 of Chapter 13 of the California Code.

Within 30 days after the date on which the notice of the approval of the Merger proposal by the outstanding shares is mailed to dissenting stockholders, AQUAhydrate or its transfer agent must have received from any dissenting stockholder a written demand that AQUAhydrate repurchase such stockholder's dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting stockholder that the dissenting stockholder demands that AQUAhydrate purchase. Furthermore, the written demand must include a statement of what such dissenting stockholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting stockholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting stockholder must submit to AQUAhydrate or its transfer agent certificates representing any dissenting shares that the dissenting stockholder demands AQUAhydrate purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such stockholder must provide written notice of the number of shares which the stockholder demands that AQUAhydrate purchase within 30 days after the date of the mailing of the notice of the approval of the Merger proposal. The demand, statement and AQUAhydrate certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

AQUAhydrate, INC.
5870 West Jefferson Blvd., Suite D
Los Angeles, CA 90016
Attention: President

If upon the dissenting stockholder's surrender of the certificates representing the dissenting shares, AQUAhydrate and a dissenting stockholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting stockholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If AQUAhydrate and a dissenting stockholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the stockholders' approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the AQUAhydrate Voting Stock held by such stockholder are dissenting shares and/or the fair market value of such dissenting shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters' rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between AQUAhydrate and the dissenting stockholder(s) as the court deems equitable. However, if the appraisal of the fair market value of AQUAhydrate shares exceeds the price offered by AQUAhydrate in the notice of approval, then AQUAhydrate will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by AQUAhydrate, then the court may in its discretion impose additional costs on AQUAhydrate, including attorneys' fees, fees of expert witnesses and interest.

AQUAhydrate stockholders considering whether to exercise dissenters' rights should consider that the fair market value of their AQUAhydrate Voting Stock determined under the California Dissent Provisions could be higher, lower or the same as the Merger consideration. Also, AQUAhydrate reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the Merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement. AQUAhydrate stockholders considering whether to exercise dissenters' rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters' rights.

A copy of the California Dissent Provisions is attached as Schedule "C" hereto. If you wish to exercise your dissenters' rights or preserve the right to do so, you should carefully review Schedule "C" hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE CALIFORNIA DISSENT PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS' RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS.

Except as expressly limited by the California Dissent Provisions, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as "dissenting shares," and holders of dissenting shares cease to be entitled to require AQUAhydrate to purchase such shares, upon the happening of any of the following:

• the Merger is abandoned;

• the dissenting shares are transferred before their submission to AQUAhydrate for the required endorsement;

• the dissenting stockholder and AQUAhydrate do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither AQUAhydrate nor the stockholder files a complaint or intervenes in a pending action within six months after AQUAhydrate mails a notice that its stockholders have approved the Merger; or

• with AQUAhydrate's consent, the dissenting stockholder withdraws the stockholder's demand for purchase of the dissenting shares.

In view of the complexity of the California Dissent Provisions and the requirement that stockholders must strictly comply with such statutory procedures, stockholders who wish to exercise dissenters' rights should consult their legal and financial advisors. There can be no assurance that fair market value of any such stockholder's AQUAhydrate Voting Stock as determined pursuant to the California Dissent Provisions will be greater than or equal to the Merger consideration.

Certain Differences Between Nevada and California Law on Dissenter's Rights

There are several differences between the laws of Nevada and California with respect to dissenting stockholders' rights. These differences include, but are not limited to the following:

• Entitlement to Dissent. Under Nevada law, any stockholder of record is entitled to exercise dissent rights, regardless of whether the stockholder is permitted to vote on the Merger. Under California law, only those stockholders entitled to vote on the Merger are entitled to exercise dissent rights.

• Timing of Appraisal Demand. Under Nevada law, AQUAhydrate must send a written dissenter's notice to the applicable stockholders no later than 10 days following the completion of the Merger, and must set a date by which it must receive the demand for payment which may not be less than 30 nor more than 60 days after the notice is delivered. Under California law a stockholder who has not voted in favor of the Merger is not required to deliver a written appraisal demand until 30 days after the date on which the notice of the approval of the Merger by the requisite AQUAhydrate stockholders is mailed to the stockholder.

• Process of Filing Petition. Under Nevada law, if AQUAhydrate and the dissenting stockholder do not agree on the fair value of the dissenting shares, AQUAhydrate must commence a proceeding in the district court of the county where its principal office is located within 60 days of receiving the dissenting stockholder's estimate of fair value of the dissenting shares, otherwise AQUAhydrate must pay the dissenting stockholder the amount demanded. Under California law, if AQUAhydrate and the dissenting stockholder do not agree on the status of shares as dissenting shares or their fair market value, the stockholder has until up to six months after the date on which the notice of approval of the Merger by AQUAhydrate stockholders was mailed to the stockholder to file a complaint in the California Superior Court requesting a determination of these matters.

• Timing of Determination of Fair Market Value/Fair Value. The California Dissent Provisions dictate that the fair market value of a dissenting AQUAhydrate stockholder's shares must be determined as of the day before the first announcement of the terms of the Merger and specifically excludes any appreciation or depreciation resulting from the proposed actions. The Nevada Dissent Provisions dictate that the fair value of a dissenting AQUAhydrate stockholder's shares must be determined as of the time immediately before the Merger was effectuated, and excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.

AQUAhydrate Voting Stockholders considering whether to seek appraisal should note that the fair value of their AQUAhydrate Voting Stock determined under NRS Sections 92A.300 - 92A.500 or the fair market value determined under Chapter 13 of the California Code could be more than, the same as or, less than the value of the price paid in the Merger as set forth in the Merger Agreement. Also, AQUAhydrate reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the AQUAhydrate common stock or AQUAhydrate preferred stock, as applicable, is less than the value of the Merger consideration as set forth in the Merger Agreement.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. AQUAhydrate Voting Stockholders wishing to dissent should consult with their own legal counsel in connection with compliance with NRS Sections 92A.300 - 92A.500 or Chapter 13 of the California Code.

Any AQUAhydrate Voting Stockholder who fails to comply with the requirements of NRS Sections 92A.300 - 92A.500, attached as Schedule "B" to this joint proxy statement/prospectus, or Chapter 13 of the California Code, attached as Schedule "C", will forfeit his, her or its rights to dissent from the Merger and exercise dissent rights and will receive the consideration to be issued and paid in the Merger as set forth in the Merger Agreement.

THE MERGER AGREEMENT

A summary of the material terms of the Merger Agreement is set forth below. The full text of the Merger Agreement (including each amendment thereto through the date hereof) is attached as Schedule "A" to this joint proxy statement/prospectus and the Merger Agreement is incorporated by reference into this joint proxy statement/prospectus.

Principal Terms of the Merger Agreement

The Merger Agreement provides that at the effective time of the Merger, AQUAhydrate will be merged into Merger Sub and Merger Sub will cease to exist and AQUAhydrate will be the Surviving Company and a wholly-owned subsidiary of Alkaline, will operate under the name "AQUAhydrate, Inc.", and will be governed by the laws of Nevada. The articles of incorporation and bylaws of the Surviving Company will be the articles of incorporation and bylaws of Merger Sub, except that references of Merger Sub's name will be replaced with references to AQUAhydrate's name.

AQUAhydrate Capital Reorganization

The Merger Agreement provides that, prior to the closing of the Merger, AQUAhydrate will obtain the approval of the AQUAhydrate stockholders for the adoption of the Seventh Amended and Restated Articles of Incorporation and amend and restate the articles of AQUAhydrate to effect the Capital Reorganization. The Capital Reorganization will result in the conversion of all outstanding shares of current preferred stock of AQUAhydrate, other than the Series I Preferred shares, into shares of AQUAhydrate common stock (each, an "AQUAhydrate Common Share") and the conversion of the Series I Preferred shares into AQUAhydrate Common Share and AQUAhydrate New Preferred Shares. In addition, immediately prior to the Capital Reorganization, $4,304,582 principal amount of promissory notes will be exchanged for 593,565,687 shares of Series I Preferred shares.

Specifically, under the Capital Reorganization, each share of current preferred stock of AQUAhydrate will be converted into securities of AQUAhydrate as follow:

  each share of the Series A Preferred shares will be converted into 8.981 AQUAhydrate Common Shares;

  each share of the Series B Preferred shares will be converted into 8.981 AQUAhydrate Common Shares;

  each share of the Series C Preferred shares will be converted into 17.962 AQUAhydrate Common Shares;

  each share of the Series D Preferred shares will be converted into 17.962 AQUAhydrate Common Shares;

  each share of the Series E Preferred shares will be converted into 8.909 AQUAhydrate Common Shares;

  each share of the Series F Preferred shares will be converted into 1.796 AQUAhydrate Common Shares;

  each share of the Series G Preferred shares will be converted into 2.066 AQUAhydrate Common Shares;

  each share of the Series H Preferred shares will be converted into 1.085 AQUAhydrate Common Shares; and

  each share of the Series I Preferred shares (including the Series I Preferred shares to be issued in exchange for the promissory notes) will be converted into 1.565 AQUAhydrate Common Shares and 0.513 AQUAhydrate New Preferred Shares.

Following the Capital Reorganization, it is expected that there will be ♦ AQUAhydrate Common Shares and ♦ AQUAhydrate New Preferred Shares issued and outstanding.

Effective Time of the Merger

The Merger Agreement provides that the closing of the Merger will take place as soon as practicable (and in any event, within two business days) after the satisfaction or waiver of all conditions to the Merger and, at the closing, the parties will cause the articles of merger to be executed and filed with the Secretary of State of Nevada in accordance with the relevant provisions of the NRS. The Merger Agreement provides that Merger will become effective at such time as the articles of merger have been duly filed with the Secretary of State of Nevada or at such later date or time as may be agreed by Alkaline and AQUAhydrate in writing and specified in the articles of merger in accordance with the NRS.

Manner and Basis of Converting AQUAhydrate Common Shares after the Capital Reorganization

At the effective time of the Merger, as a result of the Merger and without any action on the part of Alkaline, Merger Sub, or AQUAhydrate or the holder of any capital stock of Alkaline, Merger Sub, or AQUAhydrate, each share of the AQUAhydrate common stock or preferred stock that is owned by Alkaline or AQUAhydrate (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the effective time of the Merger will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Each AQUAhydrate Common Share issued and outstanding immediately prior to the effective time of the Merger (other than cancelled shares and dissenting shares) will be converted into the right to receive such number of shares of Alkaline common stock (the "Consideration Shares") that is equal to 19,565,217 less any shares of the Alkaline common stock to be issued in connection with the Merger to any finders or placement agents (the "Service Providers"), and to any other persons for the payment of liabilities of AQUAhydrate (the "Creditors"), divided by the number of shares of AQUAhydrate common stock outstanding immediately prior to the effective time of the Merger, which will be soon after the Capital Reorganization.

It is expected that the 19,565,217 Alkaline Common Shares to be issued at the closing of the Merger will be issued as follows: (i) 874,320 Alkaline Common Shares (consisting of 641,168 Alkaline Common Shares to Roth Capital Partners, LLC pursuant to a financial advisory agreement with AQUAhydrate and 233,152 Alkaline Common Shares to Emerald Partners Pty Limited pursuant to a financial advisory agreement with AQUAhydrate) to the Service Providers; (ii) such number of Alkaline Common Shares as is equal to the outstanding balance of the principal of certain loans (currently $1,600,000 in aggregate), plus any accrued interest, divided by the weighted average trading price for the Alkaline Common Shares for the 21 days prior to the date of the loan agreement to the Creditors; and (iii) the balance of the remaining Alkaline Common Shares, being the Consideration Shares, to the holders of AQUAhydrate Common Shares in proportion to the number of AQUAhydrate Common Shares held by such holders.

No certificates or scrip representing fractional shares will be issued as Consideration Shares. In the event that any holder of the AQUAhydrate Common Shares would otherwise be entitled to receive a fractional share of a Consideration Share (after aggregating all shares and fractional shares of the Consideration Shares issuable to such holder), then such holder will receive an aggregate number of Consideration Shares rounded down to the nearest whole share.

Assuming (1) that the aggregate of ♦ Alkaline Common Shares to the Service Providers and the Creditors will be issued in accordance with the Merger Agreement, (2) that $4,304,582 principal amount of promissory notes of AQUAhydrate will be exchanged for 593,565,687 shares of Series I Preferred shares prior to the Capital Reorganization, and (3) that the number of shares of common stock and preferred stock of AQUAhydrate do not otherwise change from the number of issued and outstanding shares of common stock and preferred stock AQUAhydrate as of ♦, 2019 (♦ for shares of common stock of AQUAhydrate and ♦ for shares of preferred stock of AQUAhydrate), the AQUAhydrate stockholders will be entitled to receive the following number of Consideration Shares for each share of AQUAhydrate common stock or preferred stock previously held by such stockholders prior to the Capital Reorganization:

AQUAhydrate Common Stock or Preferred Stock prior to the Capital Reorganization	Number of Consideration Shares to be Received for One Share of AQUAhydrate Common Stock or Preferred Stock held prior the Capital Reorganization*
Common Stock	♦
Series A Preferred	♦
Series B Preferred	♦
Series C Preferred	♦
Series D Preferred	♦
Series E Preferred	♦
Series F Preferred	♦
Series G Preferred	♦
Series H Preferred	♦
Series I Preferred	♦

*The exact number of Alkaline Common Shares to be received will be subject to changes due to the changes in the number of issued and outstanding shares of common stock or preferred stock AQUAhydrate both prior to and subsequent to the Capital Reorganization and immediately prior to the Merger and the changes in the number of Alkaline Common Shares to be received by the Service Providers and the Creditors.

Manner and Basis of Converting AQUAhydrate New Preferred Shares after the Capital Reorganization

Each AQUAhydrate New Preferred Share issued and outstanding immediately prior to the effective time of the Merger, which will be soon after the Capital Reorganization, (other than cancelled shares and dissenting shares) will be converted into the right to receive such number of Alkaline Common Shares (the "Performance Shares") that is equal to the quotient of 3,750,000 divided by the number of AQUAhydrate New Preferred Shares outstanding immediately prior to the effective time of the Merger. No certificates or scrip representing fractional shares will be issued as Performance Shares. In the event that any holder of the AQUAhydrate New Preferred Shares would otherwise be entitled to receive a fractional share of a Performance Share (after aggregating all shares and fractional shares of the Performance Shares issuable to such holder), then such holder will receive an aggregate number of shares of Performance Shares rounded down to the nearest whole share.

Assuming (1) that $4,304,582 principal amount of promissory notes of AQUAhydrate will be exchanged for 593,565,687 shares of Series I Preferred shares prior to the Capital Reorganization and (2) the number of shares of Series I Preferred shares will not otherwise change from ♦, being the number of issued and outstanding shares of Series I Preferred shares as of ♦, 2019, the holders of the Series I Preferred shares of AQUAhydrate will be entitled to receive ♦ Performance Shares for each share of Series I Preferred shares previously held by such stockholders prior to the Capital Reorganization.

The exact number of Performance Shares to be received will be subject to changes due to the changes in the number of issued and outstanding shares of Series I Preferred shares both prior to and subsequent to the Capital Reorganization and immediately prior to the Merger.

Escrow Agreements

All of the Alkaline Common Shares issued in connection with the Merger will be placed in escrow by Alkaline, the release of which will be contingent upon certain events and conditions.

Prior to or simultaneously with the closing of the Merger, it is contemplated that Alkaline and a representative of the AQUAhydrate stockholders (the "AQUAhydrate Stockholder Representative") will enter into an escrow agreement (the "Escrow Agreement") with an escrow agent reasonably acceptable to the AQUAhydrate Stockholder Representative governing the deposit into escrow and release of Alkaline Common Shares to be issued pursuant to the Merger Agreement.

Pursuant to the Merger Agreement and the Escrow Agreement, 75% of the Consideration Shares to be issued to the stockholders of AQUAhydrate (the "Regular Escrow Shares") will be subject to escrow for a period of six months from the date of the effective time of the Merger, except for the Regular Escrow Shares issuable to certain stockholders of AQUAhydrate, being Yucaipa American Alliance (Parallel) Fund II, LP, Yucaipa American Alliance Fund II, LP, SC Beverages, LLC, and the Mark Wahlberg Trust (collectively, the "Principal Stockholders"). The Regular Escrow Shares issued to the Principal Stockholders will be subject to escrow for a period of 24 months following the date of the effective time of the Merger (with 33% to be released 12 months from the date of the effective time of the Merger, 33% to be released 18 months from the date of the effective time of the Merger and 34% to be released 24 months from the date of the effective time of the Merger).

Pursuant to the Merger Agreement and the Escrow Agreement, 25% of the Consideration Shares to be issued to the stockholders of AQUAhydrate (the "Indemnity Escrow Shares") will be subject to escrow for a period of 12 months (or a longer period if there are unresolved indemnity claims) from the date of the effective time of the Merger (the "Indemnity Period") in connection with the indemnities provided by the AQUAhydrate stockholders in favor of Alkaline and the AQUAhydrate Stockholder Representative. Any indemnity claims made by Alkaline or the AQUAhydrate Stockholder Representative under the Merger Agreement during the Indemnity Period, if determined to be valid claims, will be satisfied by a release of Indemnity Escrow Shares, pro rata in accordance with the interest of each stockholder, to the party to be indemnified. At the end of the Indemnity Period, the balance of the Indemnity Escrow Shares remaining in escrow after the satisfaction of any valid indemnity claims will be released to the stockholders of AQUAhydrate, pro rata in accordance with their interest, provided that if there are any unresolved indemnity claims at the end of the Indemnity Period, the amount of Indemnity Escrow Shares required to satisfy such unresolved claims will not be released to the appropriate party until the resolution of such claims.

Pursuant to the Merger Agreement and the Escrow Agreement, the Performance Shares are to be held in escrow following the closing of the Merger and are subject to escrow release as follows:

  an aggregate of 1,000,000 Performance Shares will be held in escrow until the Combined Company achieves trailing revenues of $60 million for 12-month period after the closing;

  an aggregate of 1,250,000 Performance Shares will be held in escrow until the Combined Company achieves trailing revenues of $80 million for 12-month period after the closing; and

  an aggregate of 1,500,000 Performance Shares will be held in escrow until the Combined Company achieves trailing revenues of $100 million for 12-month period after the closing.

provided, however, that all of the Performance Shares held in escrow will be immediately released from escrow upon a change of control of Alkaline. In the event that some or all of the performance milestones described above are not achieved by the date which is five years from the date of the closing of the Merger, any Performance Shares held in escrow will be immediately returned to Alkaline for cancellation.

In addition, it is further contemplated that the Services Providers and the Creditors will have entered into escrow agreements with Alkaline, pursuant to which all of the Alkaline Common Shares issuable to the Service Providers and the Creditors will be subject to escrow for a period of six months and 12 months, respectively, following the date of the effective time of the Merger.

Treatment of Stock Options and Other Stock-Based Compensation

Prior to the effective time of the Merger, AQUAhydrate agreed take such actions as may be necessary to provide that each option to acquire shares of AQUAhydrate common stock or AQUAhydrate preferred stock then outstanding under the AQUAhydrate stock option plan, as well as any arrangement for the issuance of AQUAhydrate stock options not covered by the AQUAhydrate stock option plan, will be of no further force or effect as of the effective time of the Merger, either because such stock option will have been exercised prior to the effective time of the Merger or will have been otherwise cancelled and terminated as of or prior to the effective time of the Merger.

Treatment of Warrants

Prior to the effective time of the Merger, AQUAhydrate agreed to take such action as may be necessary to ensure that each outstanding and unexercised warrant to purchase AQUAhydrate common stock or AQUAhydrate preferred stock will be of no further force or effect as of the effective time of the Merger, either because such warrant will have been exercised prior to the effective time of the Merger or will have been otherwise cancelled and terminated as of or prior to the effective time of the Merger. Without limiting the foregoing, AQUAhydrate agreed to take such action as may be necessary to ensure that AQUAhydrate and the Surviving Company, as applicable, will not, at the effective time of the Merger, be bound by any rights or agreements which would entitle any person, other than Alkaline and its subsidiaries, to own any capital stock of AQUAhydrate or the Surviving Company or to receive any payment in respect thereof.

Stock Certificates

At the effective time of the Merger, all shares of AQUAhydrate common stock and AQUAhydrate preferred stock will no longer be outstanding and will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any shares of AQUAhydrate common stock and AQUAhydrate preferred stock or any book-entry shares which immediately prior to the effective time of the Merger represented shares of AQUAhydrate common stock and AQUAhydrate preferred stock will cease to have any rights with respect thereto, except the right to receive the Merger consideration.

At the effective time of the Merger, all shares of Merger Sub common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company with the same rights, powers, and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Company. All certificates representing shares of Merger Sub common stock will be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the Merger Agreement.

Effect of the Merger

Upon the consummation of the Merger, Merger Sub will merge with and into AQUAhydrate, the separate corporate existence of Merger Sub will cease, and AQUAhydrate will continue its corporate existence under the NRS as the Surviving Company in the Merger and a wholly-owned subsidiary of Alkaline. From and after the effective time of the Merger, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of AQUAhydrate and Merger Sub will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of AQUAhydrate and Merger Sub will become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Alkaline, AQUAhydrate and Merger Sub that are subject in some cases to exceptions and qualifications (including exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). The representations and warranties in the Merger Agreement relate to, among other things:

  organization and good standing of the companies;

  capitalization;

  absence of rights of others to acquire securities of the companies;

  authority to enter the Merger Agreement;

  no conflicts resulting from the execution of the Merger Agreement;

  subsidiaries;

  partnerships or joint ventures;

  accuracy of financial statements;

  the books and records of the companies;

  title to property;

  intellectual property;

  accounts receivable;

  inventories;

  material contracts;

  tax matters;

  commissions or fees payable in connection with the Merger;

  employment matters and benefits plans;

  required consents and approvals to complete the Merger;

  compliance with laws including health care laws, advertising laws, environmental laws and anti-money laundering and anti-corruption laws;

  legal and regulatory proceedings;

  operating permits and licenses;

  insurance;

  relationships with customers, suppliers, distributors and sales representatives;

  protection of personal information;

  inapplicability of anti-takeover laws;

  compliance of products;

  the absence of certain changes and events; and

  no further representations and warranties.

The representations and warranties in the Merger Agreement are to survive for a period of 12 months following the closing of the Merger. For a full description of the representations and warranties given by the parties to the Merger Agreement, see Articles 4 and 5 of the Merger Agreement appended hereto as Schedule "A".

Closing Conditions

The obligations of Alkaline and AQUAhydrate to effect Merger is subject to the satisfaction or waiver of certain conditions including, but not limited to, the conditions set out in this section. For a full description of the closing conditions to the Merger, see Article 6 of the Merger Agreement appended hereto as Schedule "A".

The respective obligations of each of Alkaline and AQUAhydrate to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to closing:

  the Merger Agreement will have been duly approved by the requisite vote of the AQUAhydrate stockholders;

  the issuance of Alkaline Common Shares under the Merger agreement will have been duly approved by the requisite vote of the Alkaline stockholders;

  the Merger and the transactions contemplated by the Merger Agreement will have been accepted by the TSX Venture Exchange; and

  the number of dissenting AQUAhydrate shares that are the subject of appraisal demand notices that have not been withdrawn will not exceed 5% of the total number of AQUAhydrate Common Shares issued and outstanding prior to the effective time of the Merger.

The obligations of Alkaline and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to closing:

  the representations and warranties of AQUAhydrate set out in the Merger Agreement will be true and correct when made and immediately prior to the effective time of the Merger, except when the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on AQUAhydrate;

  AQUAhydrate will have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants in the Merger Agreement at or prior to the closing;

  since the date of the Merger Agreement, there will not have been any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on AQUAhydrate;

  Alkaline, the AQUAhydrate Stockholder Representative, each of the Principal Stockholders and an escrow agent will have entered into the Escrow Agreement;

  Alkaline, the Creditors and an escrow agent will have entered into the escrow agreement;

  Alkaline, the Service Providers and an escrow agent will have entered into the escrow agreements;

  the Capital Reorganization will have been completed;

  all of the stock options and other convertible securities of AQUAhydrate will have been exercised or converted, as applicable, or otherwise cancelled and terminated prior to the effective time of the Merger;

  AQUAhydrate's total non-current liabilities will not exceed $50,000 as of the closing of the Merger, excluding $358,932 in building lease obligations and $64,567 in non-current obligations related to certain equipment financing; and

  none of the endorsement agreements with Mark Wahlberg, Sean Combs or Jillian Michaels (or their affiliated companies) will have been terminated prior to the closing of the Merger.

The obligations of AQUAhydrate to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to closing of the Merger:

  the representations and warranties of Alkaline and Merger Sub set out in the Merger Agreement will be true and correct when made and immediately prior to the effective time of the Merger, except when the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Alkaline;

  Alkaline and Merger Sub will have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants in the Merger Agreement at or prior to the closing of the Merger; and

  since the date of the Merger Agreement, there will not have been any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Alkaline.

Conduct of Business

Alkaline agreed, during the period from the date of the Merger Agreement until the closing of the Merger, to use commercially reasonable efforts to conduct, and to cause Merger Sub to conduct, their respective businesses in the ordinary course of business consistent with past practice. In particular, Alkaline agreed that, other than as contemplated by the Merger Agreement and other limited exceptions, it will not, and will not permit Merger Sub to, without the prior written consent of AQUAhydrate, do any of the following:

  amend its charter documents in a manner that would adversely affect AQUAhydrate or the holders of AQUAhydrate Common Shares relative to the holders of Alkaline Common Shares;

  split, combine, or reclassify any of its securities in a manner that would adversely affect AQUAhydrate or the holders of AQUAhydrate Common Shares relative to the holders of Alkaline Common Shares;

  repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its securities;

  declare, set aside, or pay any dividend or distribution in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

  issue, sell, pledge, dispose of, or encumber any of its securities other than upon the exercise of outstanding stock options or warrants, the grant of stock options or issuance of shares pursuant to its equity incentive plan, or sales or issuance of shares or convertible securities not exceeding 25% of the issued and outstanding Alkaline Common Shares;

  acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger;

  adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

  take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger.

AQUAhydrate agreed, during the period from the date of the Merger Agreement until the closing of the Merger, to use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. In particular, AQUAhydrate agreed that, other than as contemplated by the Merger Agreement and other limited exceptions, it will not, without the prior written consent of Alkaline, do any of the following:

  amend its charter documents other than as contemplated for the Capital Reorganization;

  split, combine, or reclassify any of its securities;

  repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its securities;

  declare, set aside, or pay any dividend or distribution in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

  issue, sell, pledge, dispose of, or encumber any of its securities other than the issuance of shares upon the exercise of outstanding company stock options or restricted share units;

  acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in excess of $25,000;

  transfer, license, sell, lease, or otherwise dispose of or pledge, encumber, or otherwise subject to any lien, any of AQUAhydrate's assets adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

  repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of AQUAhydrate, guarantee any debt securities of another person, enter into any "keep well" or other contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

  enter into or amend or modify in any material respect, or consent to the termination of, any material contract or any lease with respect to material real estate;

  institute, settle, or compromise any legal action involving the payment of monetary damages by AQUAhydrate of any amount exceeding $25,000 in the aggregate;

  make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in US GAAP or applicable laws;

  settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued in AQUAhydrate's financial statements, amend any material tax returns or file claims for material tax refunds, or enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

  take any action to exempt any person from, or make any acquisition of AQUAhydrate securities by any person not subject to, any state takeover statute or similar statute or regulation that applies to AQUAhydrate with respect to a takeover proposal or otherwise, except for Alkaline, Merger Sub or the transactions contemplated by the Merger Agreement;

  abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any of AQUAhydrate's intellectual property, or grant any right or license to any of AQUAhydrate's intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

  terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

  take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger.

Indemnification; Directors' and Officers' Insurance

Alkaline has agreed that all rights to indemnification, advancement of expenses, and exculpation by AQUAhydrate existing in favor of each person who is now, or has been or who becomes prior to the effective time of the Merger an officer or director of AQUAhydrate (each a "AQUAhydrate Indemnified Party") as provided in the charter documents of AQUAhydrate, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement and disclosed to Alkaline, will be assumed by the Surviving Company.

For a period of two years from the effective time of the Merger, (i) the Surviving Company must, and Alkaline must cause the Surviving Company to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the charter documents of AQUAhydrate as in effect immediately prior to the effective time with respect to acts or omissions by any AQUAhydrate Indemnified Party occurring prior to the effective time of the Merger, (ii) maintain a policy of director and officer liability insurance with commercially reasonable coverage, however, in no event must such coverage be less than any such current policy maintained by AQUAhydrate for the period prior to the effective time of the Merger, and (iii) must not amend, repeal, or otherwise modify any such policies or provisions in the charter documents of AQUAhydrate in any manner that would adversely affect the rights thereunder of any AQUAhydrate Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period must continue until the disposition of such action or resolution of such claim.

Standstill

Each of Alkaline and AQUAhydrate agreed that, from the date of the Merger Agreement and for a period of 120 days following such date, except as expressly provided for in the Merger Agreement, neither party will directly or indirectly, or permit any of its representatives to:

  solicit, initiate, encourage or otherwise facilitate, any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Transaction Proposal (as defined below);

  enter into or otherwise engage or participate in any discussions or negotiations with any person regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Transaction Proposal; or

  approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend any Transaction Proposal.

Under the Merger Agreement, a "Transaction Proposal" is defined as any bona fide offer, proposal or inquiry made by any person with respect to:

  any take-over bid, exchange offer, plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or exclusive license involving a party to the Merger Agreement (the "Subject Party");

  any transaction or purchase (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, in a single transaction or a series of related transactions, of all or a significant portion of the assets of, or more than 20% of any class of the share capital, voting securities or other equity interests in the Subject Party (other than any such transaction with respect to a company in which the Subject Party does not have a controlling equity interest);

  any other similar transaction or series of transactions involving the Subject Party; or

  any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the Merger Agreement, or which could reasonably be expected to materially reduce the benefits to the other party under the Merger Agreement.

Notwithstanding the above, if at any time following the date of the Merger Agreement and prior to the closing of the Merger, either party receives a bona fide written Transaction Proposal that did not result from a breach of the foregoing, and the applicable board of directors, acting in good faith and after consultation with outside legal counsel, determines that such proposal could reasonably lead to a Superior Proposal (as defined below) failure to take such action would be inconsistent with such board's fiduciary duties, it may, in response to a request made by the person making such Transaction Proposal:

  furnish information with respect to the Subject Party to the person making such Transaction Proposal; or

  enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Transaction Proposal.

Under the Merger Agreement, a "Superior Proposal" is defined as any bona fide, unsolicited, written Transaction Proposal made by a person that relates the Subject Party, and:

  that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making such proposal,

  that, in the case of a Transaction Proposal to acquire 100% of the outstanding securities of the Subject Party, is made available to all security holders of the Subject Party (the "Subject Holders");

  that is not subject to a due diligence condition;

  that is not subject to a financing condition and in respect of which any required financing to complete such Transaction Proposal has been demonstrated to the satisfaction of the board of directors of the Subject Party (the "Subject Board"), acting in good faith, as having been obtained or reasonably likely to be obtained; and

  in respect of which the Subject Board determines, in its good faith judgment, after consultation with its outside legal and financial advisors, that:

    failure to recommend such Transaction Proposal to the Subject Holders would be inconsistent with its fiduciary duties under applicable laws; and

    having regard for all of its terms and conditions, such Transaction Proposal would, if consummated in accordance with its terms, result in a transaction more favourable to the Subject Holders from a financial point of view and in the case of AQUAhydrate, more favourable than the Merger, after taking into account any change to the transactions contemplated by the Merger Agreement proposed by Alkaline.

The Merger Agreement also provides that if either party receives or otherwise becomes aware of any inquiry, proposal or offer from any person that constitutes, or may reasonably be expected to constitute or lead to, a Transaction Proposal, or any request by any person for copies of, access to, or disclosure of, information relating to such party, such party will immediately notify the other party, at first orally, and then promptly, and in any event within 48 hours, in writing, of such Transaction Proposal (including a description of its material terms and conditions and the identity of all persons making the Transaction Proposal). Each party agrees to keep the other party informed of the status of developments and negotiations with respect to such Transaction Proposal and will provide the other party with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such person making the Transaction Proposal.

Amendment

At any time prior to the effective time of the Merger, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the requisite stockholder votes of Alkaline and AQUAhydate, by written agreement signed by each of Alkaline and AQUAhydate, provided however, that following the receipt of such requisite stockholder votes there will be no amendment or supplement to the provisions of the Merger Agreement which by law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the Alkaline stockholders or the AQUAhydrate stockholders.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger (whether before or after the receipt of the requisite stockholder votes) by the mutual written consent of Alkaline and AQUAhydrate.

The Merger Agreement may be terminated by either Alkaline or AQUAhydrate at any time prior to the effective time of the Merger if:

  the Merger has not been consummated on or before January 31, 2020;

  any governmental body enacted a law or order which has the effect of permanently prohibiting the Merger or other transactions contemplated by the Merger Agreement;

  the Merger Agreement was submitted to the Alkaline stockholders at a duly convened meeting of the Alkaline stockholders, and did not receive the requisite approval;

  the Merger Agreement was submitted to the AQUAhydate stockholders at a duly convened meeting of the AQUAhydrate stockholders, and did not receive the requisite approval;

  there has occurred a material adverse effect on Alkaline or AQUAhydrate, and such material adverse effect has not been remedied to the satisfaction of the other party within 20 days of receipt from the other party of notice of such material adverse effect; and

  if the number of dissenting shares of AQUAhydrate that are the subject of appraisal demand notices that have not been withdrawn exceeds 5% of the total number of AQUAhydrate common stock and AQUAhydrate preferred stock issued and outstanding.

Important Statement Regarding the Merger Agreement

The Merger Agreement has been included in this joint proxy statement/prospectus to provide Alkaline stockholders and AQUAhydrate stockholders with information regarding its terms. It is not intended to provide any other factual information about Alkaline, Merger Sub, AQUAhydrate or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by Alkaline and the Merger Sub, on the one hand, and by AQUAhydrate, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in disclosure letters delivered by each party in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between Alkaline and Merger Sub, on the one hand, and AQUAhydrate, on the other hand. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Alkaline or AQUAhydrate at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Alkaline's or AQUAhydrate's public disclosures. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, Alkaline, AQUAhydrate, their respective affiliates and their respective businesses, that is contained in this joint proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of the Capital Reorganization and the Merger to holders of AQUAhydrate capital stock that exchange their shares of AQUAhydrate capital stock for shares of Alkaline common stock in the Merger.

This discussion addresses only holders of AQUAhydrate capital stock who hold that stock, and the Alkaline common stock received in the Merger in exchange for AQUAhydrate capital stock, as a "capital asset" as defined for U.S. federal income tax purposes.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of AQUAhydrate capital stock in light of that holder's particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, holders who are not U.S. persons (as defined below), holders who hold shares of AQUAhydrate capital stock through certain foreign financial institutions (including investment funds or other investment vehicles), controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of capital stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired capital stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of AQUAhydrate capital stock).

For purposes of this discussion a "U.S. person" for purposes hereof is:

  an individual citizen or resident of the United States;

  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on the Code, applicable U.S. Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AQUAhydrate capital stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding AQUAhydrate capital stock should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of AQUAhydrate capital stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Neither AQUAhydrate nor Alkaline have sought, nor will either of them seek, any ruling from the Internal Revenue Service (the "IRS") regarding any matters relating to the Capital Reorganization or the Merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Tax consequences of the Capital Reorganization to AQUAhydrate stockholders

The Capital Reorganization will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and AQUAhydrate and holders of AQUAhydrate preferred stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the reclassification of AQUAhydrate preferred stock into AQUAhydrate common stock, and the case of Series I Preferred shares, into AQUAhydrate common stock and a new class of preferred stock. The aggregate tax basis and holding period of a holder's shares of AQUAhydrate capital stock will carry over as the aggregate tax basis and holding period of such holder's shares of AQUAhydrate capital stock after the Capital Reorganization.

Tax consequences of the Merger to Alkaline, AQUAhydrate and Merger Sub

AQUAhydrate and Alkaline intend for the Merger to qualify as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Accordingly, none of Alkaline, AQUAhydrate or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

Tax consequences of the Merger to AQUAhydrate stockholders

Each holder of AQUAhydrate capital stock who exchanges such holder's AQUAhydrate capital stock for Alkaline common stock generally will not recognize gain or loss. The aggregate tax basis of the Alkaline common stock each holder receives in the Merger will equal the aggregate adjusted tax basis in the shares of AQUAhydrate capital stock such holder surrenders in the Merger. The holding period for the shares of Alkaline common stock received in the Merger will include the holding period of the shares of AQUAhydrate capital stock surrendered in the Merger. If a holder acquired different blocks of AQUAhydrate capital stock at different times or at different prices, the Alkaline common stock such holder receives will be allocated pro rata to each block of AQUAhydrate capital stock, and the basis and holding period of each block of Alkaline common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of AQUAhydrate capital stock exchanged for such block of Alkaline common stock.

Merger reporting requirements

A holder of AQUAhydrate capital stock, as a result of having received Alkaline common stock in the Merger, will be required to retain records and file certain statements with their tax returns pertaining to the Merger as provided pursuant to U.S. Treasury regulation Section 1.368-3. holders of AQUAhydrate capital stock should consult with their tax advisers regarding the compliance with these requirements.

Sale or other disposition

A sale, exchange, or other disposition of the Alkaline common stock received in the Merger will generally result in gain or loss equal to the difference between the amount realized upon the disposition and a holder's adjusted tax basis in the Alkaline common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period for the Alkaline common stock, as applicable, exceeds one year. If a holder is an individual or other non-corporate holder, net long-term capital gain realized by such holder is subject to a preferential maximum tax rate of 20%, whereas short term capital gains are taxable at ordinary effective income tax rates. The deduction of capital losses is subject to limitations.

A Medicare contribution tax is imposed on the "net investment income" of certain individuals, estates and trusts with income exceeding certain threshold amounts. An individual is subject to a 3.8% tax on the lesser of: (1) his or her net investment income for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules applied to undistributed net investment income. Net investment income generally would include any capital gain recognized in connection with a disposition of Alkaline common stock, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of AQUAhydrate common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Information reporting and backup withholding

In general, information reporting will apply to dividends in respect of the Alkaline common stock and the proceeds from the sale, exchange or other disposition of the Alkaline common stock that are paid to a holder within the United States (and in certain cases, outside the United States), unless a holder is an exempt recipient and appropriately establishes that exemption. Backup withholding may apply to such payments if a holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

DESCRIPTION OF SECURITIES OF ALKALINE

The aggregate number of shares that Alkaline has the authority to issue is 300,000,000, of which 200,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share. 3,000,000 shares of Alkaline's authorized preferred stock are designated as "Series C Preferred Stock" and have conversion rights. 5,000,000 shares of Alkaline's authorized preferred stock are designated as "Series D Preferred Stock" and have conversion rights.

As of ♦, 2019, there were ♦45,549,081 shares of Alkaline common stock outstanding, 1,500,000 shares of Series C Preferred Stock issued and outstanding and 3,800,000 shares of Series D Preferred Stock issued and outstanding.

Common Stock

Alkaline common stock is entitled to one vote per share on all matters submitted to a vote of Alkaline stockholders, including the election of directors. Except as otherwise provided by law or as provided in any resolution adopted by Alkaline's board of directors providing for the issuance of any series of preferred stock, the holders of Alkaline common stock possess all voting power. There is no cumulative voting in the election of directors. Stockholders holding at least 33⅓% of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. When a quorum is present or represented at any meeting, the vote of the stockholders of a majority of the stock having voting power present in person or represented by proxy will be sufficient to elect members of Alkaline's board of directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the articles of incorporation, a different vote is required in which case such express provision will govern and control the decision of such question. Except as otherwise required by law, any action required to be taken at a meeting of Alkaline stockholders, or any other action which may be taken at a meeting of Alkaline stockholders, may be taken without a meeting, without prior notice and without a vote if written consents are signed by Alkaline stockholders representing a majority of the shares entitled to vote at such a meeting.

Alkaline's board of directors has the power to amend Alkaline's bylaws. As a result, Alkaline's board of directors can change the quorum and voting requirements at a meeting of Alkaline stockholders, subject to the applicable laws.

Subject to any preferential rights of any outstanding series of preferred stock created by Alkaline's board of directors from time to time, the holders of Alkaline common stock are entitled to receive, when, as and if declared by Alkaline's board of directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise. Alkaline's board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of Alkaline's board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Upon any liquidation of Alkaline, and after holders of any outstanding series of preferred stock have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of Alkaline are to be distributed pro rata to the holders of Alkaline common stock, to the exclusion of holders of Alkaline's preferred stock.

Alkaline common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding Alkaline common stock.

Preferred Stock

Alkaline's preferred stock may be divided into and issued in series. Alkaline's board of directors is authorized to divide the authorized shares of preferred stock into one or more series, each of which will be so designated as to distinguish the shares thereof from the shares of all other series and classes. Alkaline's board of directors is authorized to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following.

  The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends will accrue;
  Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
  The amount payable upon shares in the event of voluntary or involuntary liquidation;
  Sinking fund or other provisions, if any, for the redemption or purchase of shares;
  The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
  Voting powers, if any, provided that if any of the preferred stock or series thereof will have voting rights, such preferred stock or series will vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and
  Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as Alkaline's board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Alkaline must not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior to the preferred stock, nor must Alkaline redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holders of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the preferred stock, as fixed by Alkaline's board of directors.

In the event of the liquidation of Alkaline, holders of preferred stock are entitled to receive, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of Alkaline, nor any consolidation or merger of Alkaline, will be deemed to be a liquidation for this purpose.

Series C Preferred Stock

3,000,000 shares of Alkaline's authorized preferred stock are designated as "Series C Preferred Stock."

Series D Preferred Stock

5,000,000 shares of Alkaline's authorized preferred stock are designated as "Series D Preferred Stock."

Anti-Takeover Provisions

Some features of the NRS, which are further described below, may have the effect of deterring third parties from making takeover bids for control of Alkaline or may be used to hinder or delay a takeover bid. This would decrease the chance that Alkaline stockholders would realize a premium over market price for their shares of Alkaline common stock as a result of a takeover bid.

Combination with Interested Stockholder

The NRS contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of ♦, 2019, we had approximately ♦53 Alkaline stockholders of record. Therefore, Alkaline believes that these provisions governing combination of a Nevada corporation do not apply to Alkaline and will not until such time as these requirements have been met. At such time as they may apply to Alkaline, these provisions may also have effect of delaying or making it more difficult to effect a change in control of Alkaline.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

  the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

  the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

  if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

  an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

  an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

  representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in Alkaline's articles of incorporation or Alkaline's bylaws that would delay, defer or prevent a change in control of Alkaline and that would operate only with respect to an extraordinary corporate transaction involving Alkaline, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

COMPARISON OF RIGHTS OF HOLDERS OF ALKALINE SHARES AND AQUAHYDRATE SHARES

The following is a summary of the material differences between the rights of the Alkaline stockholders and the rights AQUAhydrate stockholders, but it is not a complete description of those differences. These differences arise from the governing corporate documents of the two companies, including the articles of incorporation and bylaws of Alkaline, the articles of incorporation and bylaws of AQUAhydrate. Alkaline and AQUAhydrate are both incorporated under the laws of the State of Nevada, and accordingly, the rights of the Alkaline stockholders and the rights AQUAhydrate stockholders are governed by the laws of the State of Nevada. After the completion of the Merger, the rights of AQUAhydrate stockholders who become Alkaline stockholders will be governed by the laws of the State of Nevada and the articles of incorporation and bylaws of Alkaline.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders
Authorized Capital Stock

The authorized capital stock of Alkaline consists of 200,000,000 shares of common stock, par value of $0.001 per share and 100,000,000 shares of preferred stock, par value of $0.001 per share.

3,000,000 shares of Alkaline's authorized preferred stock are designated as "Series C Preferred Stock" and have conversion rights. 5,000,000 shares of Alkaline's authorized preferred stock are designated as "Series D Preferred Stock" and have conversion rights.

The authorized capital stock of AQUAhydrate consists of 625,000,000 shares of common stock, par value of $0.001 per share and 344,842,464 shares of preferred stock, par value of $0.001 per share. The authorized preferred stock consists of 250,000 Series A Preferred shares, 768,000 Series B Preferred shares, 303,500 Series C Preferred shares, 302,500 Series D Preferred shares, 100,000 Series E Preferred shares, 26,082,420 Series F Preferred shares, 20,865,936 Series G Preferred shares, 162,834,432 Series H Preferred shares, and 133,335,676 Series I Preferred shares.

As long as at least 65,390,916 shares of Series I Preferred shares (as adjusted for any reorganization) remain outstanding, the creation of or issuance of any additional class or series of capital stock, or an increase or decrease in the authorized number of Series I Preferred shares is subject to the approval of at least a majority of the holders of the Series I Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 72,246,493 shares of Series H Preferred shares (as adjusted for any reorganization) remain outstanding, the creation of or issuance of any additional class or series of capital stock, or an increase or decrease in the authorized number of Series H Preferred shares is subject to the approval of at least a majority of the holders of the Series H Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 10,432,968 shares of Series G Preferred shares (as adjusted for any reorganization) remain outstanding, the creation of or issuance of any additional class or series of capital stock, or an increase or decrease in the authorized number of Series G Preferred shares is subject to the approval of at least a majority of the holders of the Series G Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 13,041,210 shares of Series F Preferred shares (as adjusted for any reorganization) remain outstanding, the creation of or issuance of any additional class or series of capital stock, or an increase or decrease in the authorized number of Series F Preferred shares is subject to the approval of at least a majority of the holders of the Series F Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders
Amendments to the Articles of Incorporation or Bylaws

Alkaline's board of directors, may by a majority vote of the board of directors at any meeting, amend any of Alkaline's bylaws, including bylaws adopted by the stockholders, but the stockholders may from time to time specify particular provisions of the bylaws, which must not be amended by Alkaline's board of directors.

Except as set forth below, the board of directors of AQUAhydrate has the power to adopt, amend and repeal the bylaws of AQUAhydrate.

As long as at least 65,390,916 shares of Series I Preferred shares (as adjusted for any reorganization) remain outstanding, amendments are subject to the approval of at least a majority of the holders of the Series I Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 72,246,493 shares of Series H Preferred shares (as adjusted for any reorganization) remain outstanding, amendments are subject to the approval of at least a majority of the holders of the Series H Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 10,432,968 shares of Series G Preferred shares (as adjusted for any reorganization) remain outstanding, amendments are subject to the approval of at least a majority of the holders of the Series G Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 13,041,210 shares of Series F Preferred shares (as adjusted for any reorganization) remain outstanding, amendments are subject to the approval of at least a majority of the holders of the Series F Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders
Preferred Stock

Alkaline's bylaws provide that the Alkaline board of directors are authorized to divide the authorized shares of preferred stock into one or more series, each of which will be so designated as to distinguish the shares thereof from the shares of all other series and classes. Alkaline's board of directors is authorized to fix and determine the designations, rights, qualifications, preferences and terms of the shares of any series of preferred stock.

The preferred stock of AQUAhydrate may be issued in one or more series, denominated as "Series A Preferred," "Series B Preferred," "Series C Preferred," "Series D Preferred," "Series E Preferred," "Series F Preferred," "Series G Preferred," "Series H Preferred," and "Series I Preferred" shares. One or more additional series of AQUAhydrate preferred stock may be created and issued by the AQUAhydrate board of directors.

Dividends

Subject to any preferential rights of any outstanding series of preferred stock created by Alkaline's board of directors from time to time, the holders of Alkaline's common stock are entitled to receive, when, as and if declared by Alkaline's board of directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise. Alkaline's board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of Alkaline's board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Alkaline, its capital requirements, general business conditions and other pertinent factors.

Subject to the rights of holders of all classes of stock at the time outstanding having prior or concurrent rights as to dividends, the holders of the common stock are entitled to receive, when, as, and if declared by the AQUAhydrate board of directors, out of any assets of AQUAhydrate legally available therefor, any dividends as may be declared from time to time by the AQUAhydrate board of directors.

First, Series I Preferred shares are entitled to receive dividends of 8% per annum on a cumulative non-compounded basis.

Second, after the payment of dividends in respect of the Series I Preferred shares, concurrently and equal in priority with the Series H Preferred shares, the Series F Preferred and Series G Preferred shares are entitled to receive dividends of 8% per annum on a cumulative basis, compounded annually from the date of issuance until January 22, 2015, and after such date on a non-compounded basis.

Third, after the payment of dividends in respect of the Series I Preferred, the Series H Preferred, the Series G Preferred and the Series F Preferred shares, the Series A Preferred shares are entitled to receive dividends of 5% per annum on a cumulative non-compounded basis..

Fourth, after the payment of dividends in respect of the Series I Preferred, the Series H Preferred, the Series G Preferred, the Series F Preferred and the Series A Preferred shares, the Series B Preferred shares are entitled to receive dividends of 5% per annum on a cumulative non-compounded basis.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders

Fifth, after the payment of dividends in respect of the Series I Preferred, the Series H Preferred, the Series G Preferred, the Series F Preferred, the Series A Preferred, and the Series B Preferred shares, the Series C Preferred shares are entitled to receive dividends of 5% per annum on a cumulative non-compounded basis.

Sixth, after the payment of dividends in respect of the Series I Preferred, the Series H Preferred, the Series G Preferred, the Series F Preferred, the Series A Preferred, the Series B Preferred, and the Series C Preferred shares, the Series D Preferred shares are entitled to receive dividends of 8% per annum on a cumulative non-compounded basis.

Seventh, after the payment of dividends in respect of the Series I Preferred, the Series H Preferred, the Series G Preferred, the Series F Preferred, the Series A Preferred, the Series B Preferred, the Series C Preferred, and the Series D Preferred shares, the Series E Preferred shares are entitled to receive dividends of 8% per annum on a cumulative non-compounded basis.

No dividends will be paid on any common stock unless and until the aforementioned dividends are paid.

Liquidation

Upon any liquidation of Alkaline, and after holders of any outstanding series of preferred stock of Alkaline have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of Alkaline are to be distributed pro rata to the holders of Alkaline common stock, to the exclusion of holders of Alkaline preferred stock.

Upon the liquidation, dissolution or winding up of AQUAhydrate, the assets of AQUAhydrate will be distributed as described below. If remaining assets are insufficient to permit full payment, assets will be distributed to holders pro rata.

First, the holders of Series I Preferred shares are entitled to receive $0.1208 per share (as adjusted for any reorganization) plus any declared or accumulated but unpaid dividends on such share, before any payment is made or any assets distributed in respect of any other shares of preferred stock or common stock.

Second, after payment or distribution to the holders of Series I Preferred shares, the holders of Series H Preferred, Series G Preferred, and Series F Preferred shares are entitled to receive $0.1208, $0.3834, and $0.3834 per share (as adjusted for any reorganization), respectively, plus any declared or accumulated but unpaid dividends on such shares, before any payment is made or any assets distributed in respect of any other shares of preferred stock or common stock.

Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders

Third, after the payment or distribution to the holders of Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred shares, the holders of Series B Preferred shares are entitled to receive $1.00 per share (as adjusted for any reorganization), respectively, plus any declared or accumulated but unpaid dividends on such shares, before any payment is made or any assets distributed in respect of any other shares of preferred stock or common stock.

Fourth, after the payment or distribution to the holders of Series I Preferred, Series H Preferred, Series G Preferred, Series F Preferred, and Series A Preferred shares, the holders of Series B Preferred shares are entitled to receive $1.00 per share (as adjusted for any reorganization), respectively, plus any declared or accumulated but unpaid dividends on such shares, before any payment is made or any assets distributed in respect of any other shares of preferred stock or common stock.

Fifth, after the payment or distribution to the holders of Series I Preferred, Series H Preferred, Series G Preferred, Series F Preferred, Series A Preferred, and Series B Preferred shares, the holders of Series C Preferred shares are entitled to receive $2.00 per share (as adjusted for any reorganization), respectively, plus any declared or accumulated but unpaid dividends on such shares, before any payment is made or any assets distributed in respect of any other shares of preferred stock or common stock.

Sixth, after the payment or distribution to the holders of Series I Preferred, Series H Preferred, Series G Preferred, Series F Preferred, Series A Preferred, Series B Preferred, and Series C Preferred shares, the holders of Series D Preferred shares are entitled to receive $2.00 per share (as adjusted for any reorganization), respectively, plus any declared or accumulated but unpaid dividends on such shares, before any payment is made or any assets distributed in respect of any other shares of preferred stock or common stock.

Seventh, after the payment or distribution to the holders of Series I Preferred, Series H Preferred, Series G Preferred, Series F Preferred, Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shares, the holders of Series E Preferred shares are entitled to receive $2.00 per share (as adjusted for any reorganization), respectively, plus any declared or accumulated but unpaid dividends on such shares, before any payment is made or any assets distributed in respect of any shares common stock.

Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders

Lastly, after the payment or distribution to the holders of each series of preferred stock, any remaining assets is distributed with equal priority and pro rata among the holders of common stock.

As long as at least 65,390,916 shares of Series I Preferred shares (as adjusted for any reorganization) remain outstanding, effecting a liquidation is subject to the approval of at least a majority of the holders of the Series I Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 72,249,493 shares of Series H Preferred shares (as adjusted for any reorganization) remain outstanding, effecting a liquidation is subject to the approval of at least a majority of the holders of the Series H Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 10,432,968 shares of Series G Preferred shares (as adjusted for any reorganization) remain outstanding, effecting a liquidation is subject to the approval of at least a majority of the holders of the Series G Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 13,041,210 shares of Series F Preferred shares (as adjusted for any reorganization) remain outstanding, effecting a liquidation is subject to the approval of at least a majority of the holders of the Series F Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders
Conversion	Alkaline common stock is not convertible into other securities and has no conversion rights.

For the purposes of determining the amount each of the holders of Series I Preferred, Series H Preferred, Series G Preferred, Series F Preferred, Series E Preferred, Series D Preferred, and Series C Preferred shares is entitled to receive on liquidation, each holder of the above stated shares will be deemed to have converted such shares into common stock immediately prior to a distribution on liquidation, if as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares into common stock. The aforementioned shares have the conversion rights described below:

At the option of the holder, each share of Series I Preferred and Series H Preferred shares is convertible into that number of shares of common stock that is equal to $0.1208 (as adjusted for any reorganization) divided by $0.1208 (subject to adjustment).

At the option of the holder, each share of Series G Preferred shares is convertible into that number of shares of common stock that is equal to $0.3834 (as adjusted for any reorganization) divided by $0.24 (subject to adjustment).

At the option of the holder, each share of Series F Preferred shares is convertible into that number of shares of common stock that is equal to $0.3834 (as adjusted for any reorganization) divided by $0.27, except if (a) Sean Combs or an entity affiliated with him, or a transferee of such persons, exercises the warrant to purchase 26,082,420 shares of AQUAhydrate's common stock, or (b) Mark Wahlberg or any entity affiliated with him, or a transferee of such persons, exercises the warrant to purchase 21,082,420 shares of AQUAhydrate's common stock, then instead divided by $0.20.

At the option of the holder, each share of Series E Preferred shares is convertible into that number of shares of common stock that is equal to $1.00 (as adjusted for any reorganization) divided by $1.00 (subject to adjustment). At the option of the holder, each share of Series E Preferred stock may be converted into that number of additional shares of common stock as is equal to the amount of any accrued and unpaid dividends divided by $1.00 (subject to adjustment).

At the option of the holder, each share of Series D Preferred and Series C Preferred shares is convertible into that number of shares of common stock that is equal to $2.00 (as adjusted for any reorganization) divided by $2.00 (subject to adjustment). At the option of the holder, each share of Series E Preferred stock may be converted into that number of additional shares of common stock as is equal to the amount of any accrued and unpaid dividends divided by $2.00 (subject to adjustment).

Each of the above stated shares will automatically convert into shares of common stock (1) immediately upon the affirmative vote of the holders of at least a majority the holders of each series or (2) immediately prior to the consummation of a firmly underwritten public offering of common stock pursuant to the Securities Act of 1933 on Form S-1 or any successor form, provided that the aggregate equity value of the Company is equal to greater than $100,000,000.

Series A Preferred and Series B Preferred stock does not have any conversion rights.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders
Voting

Alkaline common stock is entitled to one vote per share on all matters submitted to a vote of Alkaline stockholders, including the election of directors. Except as otherwise provided by law or as provided in any resolution adopted by Alkaline's board of directors providing for the issuance of any series of preferred stock, the holders of Alkaline common stock possess all voting power. There is no cumulative voting in the election of directors. Stockholders holding at least 33⅓% of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. When a quorum is present or represented at any meeting, the vote of the stockholders of a majority of the stock having voting power present in person or represented by proxy will be sufficient to elect members of Alkaline's board of directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the articles of incorporation, a different vote is required in which case such express provision will govern and control the decision of such question. Except as otherwise required by law, any action required to be taken at a meeting of Alkaline stockholders, or any other action which may be taken at a meeting of Alkaline stockholders, may be taken without a meeting, without prior notice and without a vote if written consents are signed by Alkaline stockholders representing a majority of the shares entitled to vote at such a meeting.

Alkaline's board of directors has the power to amend Alkakline's bylaws. As a result, Alkaline's board of directors can change the quorum and voting requirements at a meeting of Alkaline stockholders, subject to the applicable laws.

Except as otherwise described below, the holders of any classes of voting preferred stock and the holders of common stock will vote together as a single class.

Holders of common stock are entitled at each meeting of the stockholders to one vote for each share of stock standing in his, her or its name on the books of AQUAhydrate.

The holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shares do not have voting rights, except in relation to automatic conversion in the case of a public offering of common stock as described above in the 'Conversion' section.

The holders of Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred shares are entitled to the number of votes equal to the number of shares of common stock into which such Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred shares could be converted pursuant to the 'Conversion' rights set out above.

The holders of Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred shares are entitled to vote on all matters on which the common stock are entitled to vote, except where holders of Series F Preferred shares and holders of common stock are entitled to vote as separate classes for the election of directors.

Fractional votes are not permitted.

Except as otherwise provided, the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum at a meeting of the stockholders for the transaction of business.

	Rights of Alkaline Stockholders	Rights of AQUAhydrate Stockholders
Redemption	Alkaline common stock is not redeemable and has no redemption rights.

AQUAhydrate may, but has no obligation to redeem, the preferred stock of AQUAhydrate, as follows:

Series A Preferred, at any time at the option of AQUAhydrate, at the price of $1.00 per share plus any accrued but unpaid dividends.

Series B Preferred, at any time after or concurrently with the redemption of all Series A Preferred shares at the option of AQUAhydrate, at the price of $1.00 per share plus any accrued but unpaid dividends.

Series C Preferred, at any time after or concurrently with the redemption of all Series A Preferred and Series B Preferred shares at the option of AQUAhydrate, at the price of $2.00 per share plus any accrued but unpaid dividends.

Series D Preferred, at any time after or concurrently with the redemption of all Series A Preferred, Series B Preferred, and Series C Preferred shares at the option of AQUAhydrate, at the price of $2.00 per share plus any accrued but unpaid dividends.

Series E Preferred, at any time after or concurrently with the redemption of all Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shares at the option of AQUAhydrate, at the price of $1.00 per share plus any accrued but unpaid dividends.

AQUAhydrate has no right to redeem Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred shares or common stock.

Number of Directors

The number of directors which constitutes the whole board of directors of Alkaline is at least one. The number of directors may from time to time be increased or decreased by resolution of the board of directors of Alkaline to not less than one nor more than fifteen.

AQUAhydrate must have seven directors on its board of directors.

As long as at least 65,390,916 shares of Series I Preferred shares (as adjusted for any reorganization) remain outstanding, an increase or decrease in the authorized number of directors is subject to the approval of at least a majority of the holders of the Series I Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 72,246,493 shares of Series H Preferred shares (as adjusted for any reorganization) remain outstanding, an increase or decrease in the authorized number of directors is subject to the approval of at least a majority of the holders of the Series H Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 10,432,968 shares of Series G Preferred shares (as adjusted for any reorganization) remain outstanding, an increase or decrease in the authorized number of directors is subject to the approval of at least a majority of the holders of the Series G Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

As long as at least 13,041,201 shares of Series F Preferred shares (as adjusted for any reorganization) remain outstanding, an increase or decrease in the authorized number of directors is subject to the approval of at least a majority of the holders of the Series F Preferred shares outstanding, voting as a separate class on an as-converted to common stock basis.

Election of Directors

As stated above under 'Voting', when a quorum is present or represented at any meeting, the vote of the stockholders of a majority of the stock having voting power present in person or represented by proxy will be sufficient to elect members of Alkaline's board of directors. There is no cumulative voting in the election of directors.

The holders of Series F Preferred, voting as a separate class, are entitled to elect two (2) directors of AQUAhydrate. The holders of Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred stock (all on an as-converted basis), and the holders of the common stock, voting together as a single class, are entitled to elect three (3) directors of AQUAhydrate. The holders of the common stock, voting as a separate class, are entitled to elect two (2) directors of AQUAhydrate.

At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders (i) of a majority of the shares of Series F Preferred or a majority of the shares of common stock will constitute a quorum for the election of the two (2) directors to be elected solely by the holders of said classes of stock; and (ii) of a majority of the shares of Series I Preferred, Series H Preferred, Series G Preferred, and Series F Preferred stock (all on an as-converted basis), and the holders of the common stock will constitute a quorum for the election of the three (3) directors to be elected solely by the holders of said classes of stock.

Removal of Directors

The holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the members of the board of directors of Alkaline by vote at a meeting called for such purpose or by a written statement filed with the secretary or, in his or her absence, with any other officer. Such removal will be effective immediately, even if successors are not elected simultaneously. No reduction of the authorized number of directors will have the effect of removing any director prior to the expiration of his or her term of office.

Any director who has been elected by the holders of the particular classes of stock outlined above may be removed by and only by the affirmative vote of shares representing two-thirds of the voting power, on an as-converted basis, of all the outstanding shares of such particular classes of stock entitled to vote to elect such a director.

Vacancies of Directors

Vacancies in the board of directors of Alkaline, including those caused by an increase in the number of directors, may be filled by a majority of the remaining board of directors, though not less than a quorum, or by a sole remaining director, and each director so elected will hold office until his or her successor is elected at an annual or a special meeting of the stockholders.

If there is any vacancy in the office of a director elected by the holders of the particular classes of stock outlined above, the vacancy may only be filled as directed by (i) the remaining sole director or a majority of the remaining directors (if any) in office that were so elected by the particular classes of stock, or (ii) by the required vote of holders of such shares of the particular classes of stock that are entitled to elect such a director.

Limitation of Liability and Indemnification

To the fullest extent permitted by the NRS, Alkaline must indemnify any person who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal , administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Alkaline, or was serving at the request of Alkaline as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by Alkaline as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by Alkaline. Such right of indemnification is a contract right which may be enforced in any manner desired by such person.

The board of directors of Alkaline may cause Alkaline to purchase and maintain insurance on behalf of any person who is or was a director or officer of Alkaline, or is or was serving at the request of Alkaline as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity, whether or not Alkaline would have had the power to indemnify such person against such expense under the NRS.

To the fullest extent permitted by the NRS, directors and officers of AQUAhydrate will not be personally liable to AQUAhydrate or its stockholders for monetary damages resulting from any act or failure to act in his or her capacity as a director officer. To the fullest extent permitted by the NRS, AQUAhydrate must indemnify any person who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal , administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of AQUAhydrate, or was serving at the request of AQUAhydrate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding.

AQUAhydrate may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of AQUAhydrate or another corporation, partnership, joint venture, trust or other enterprise, against expense, whether or not AQUAhydrate would have the power to indemnify such person against such expense under the NRS.

Special Meetings of Stockholders

Special meetings of the Alkaline stockholders for any purpose or purposes, unless otherwise prescribed by statute or by Alkaline's articles of incorporation, may be called by Alkaline's President or Secretary by resolution of Alkaline's board of directors or at the request in writing of the Alkaline stockholders owning a majority in amount of the entire capital stock of Alkaline issued and outstanding and entitled to vote. Such request must state the purpose of the proposed meeting. Special meetings of the Alkaline stockholders will be held at such place within or outside the State of Nevada as the Alkaline board of directors determines or as the respective notices thereof specify. Alkaline stockholders holding at least thirty three and one-third percent (33⅓%) of the stock issued and outstanding to vote thereat, present in person or represented by proxy, will constitute quorum at special meetings of the Alkaline stockholders for transaction of business.

Special meetings of the AQUAhydrate stockholders may be called by the directors or by any officer instructed by the directors to call the meeting. Written notice of special meetings must be given, stating the place, date, hour of the meeting and stating the place within the city at which the list of stockholders of AQUAhydrate may be examined. The notice of a special meeting must in all instances state the purpose or purposes for which the meeting is called. Special meetings of the AQUAhydrate stockholders must be held on the date and at the time fixed by the AQUAhydrate directors. Special meetings must be held at such place, within or without the State of Nevada, as the directors may, from time to time, fix. Where the directors fail to fix such place, the meeting must be held at the registered office of AQUAhydrate in the State of Nevada. The holders of a majority of the outstanding shares of AQUAhydrate stock entitled to vote will constitute a quorum at special meetings of the AQUAhydrate stockholders for transaction of business.

Special Meetings of the Board

Special meetings of the Alkaline board of directors may be called by the Chairman or the President or by any Vice President or by any two directors.

Written notice of the time and place of special meetings must be delivered personally to each director. In case such notice is mailed, it must be deposited in the United States mail at least five (5) days prior to the time of the holding of the meeting. In case such notice is hand-delivered, faxed or emailed, it must be so delivered at least twenty-four (24) hours prior to the time of holding the meeting.

Special meetings of the AQUAhydrate board of directors may be called by or at the direction of the Chairman of the board, if any, the Vice-Chairman of the board, if any, or the Chief Executive Officer, or of a majority of the directors in office. Notice of the time and place of the special meeting must be given to each director twenty-four (24) hours in advance of a special meeting, unless such director has submitted a written waiver of notice. Neither the business to be transacted at, nor the purpose of any special meeting need be specified in any notice of the meeting.

Stockholder Action by Written Consent

Any action required or permitted to be taken by vote of the stockholders at a meeting may be taken without a meeting if authorized by the written consent of the stockholders holding at least a majority of the voting power, unless the provisions of the statutes, or of the articles of incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents will be required.

Subject to the NRS, any action that may be or is required by the NRS to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing.

Advance Notice of Director Nominations	The articles of incorporation and bylaws of Alkaline do not require stockholders to provide advanced or timely notice in order to nominate candidates for election to the Alkaline board.	The articles of incorporation and bylaws of AQUAhydrate do not require stockholders to provide advanced or timely notice in order to nominate candidates for election to the AQUAhydrate board.
Forum Selection Provision	The articles of incorporation and bylaws of Alkaline do not provide for the selection of a specific forum for legal proceedings.

Unless AQUAhydrate consents in writing to the selection of an alternative forum, the District Courts of the State of Nevada will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of AQUAhydrate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to AQUAhydrate or AQUAhydrate's stockholders, (iii) any action asserting a claim arising pursuant to any provision of Title 7 of the NRS or AQUAhydrate's articles of incorporation or bylaws, or (iv) any other action related to the internal affairs of AQUAhydrate or asserting a claim governed by the internal affairs doctrine.

MANAGEMENT FOLLOWING THE MERGER

Directors and Executive Officers

Resignation of Certain Current Directors and Executive Officers of Alkaline

At or prior to the completion of the Merger, it is expected that David A. Guarino will resign as a director of Alkaline.

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the Merger Agreement, following completion of the Merger, the size of the board of directors of the Combined Company will be increased to seven, and the initial directors are expected to be comprised of four nominees of Alkaline, being Richard A. Wright, Aaron Keay, Brian Sudano and Bruce Leitch, and three nominees of AQUAhydrate, being Matthew Howison, Ira Tochner and ♦.

The following table lists the names and ages as of ♦, 2019 and positions of the individuals who are expected to serve as directors and executive officers of the Combined Company upon completion of the Merger:

Name	Position	Age
Aaron Keay	Director, Chairman of the Board	42
Richard A. Wright	Director, Chief Executive Officer	62
Matthew Howison	Director, President	54
David A. Guarino	Chief Financial Officer	55
Brian Sudano	Director	55
Bruce Leitch	Director	62
Ira Tochner	Director	58
♦	Director	♦

Business Experience

The following is a brief account of the business experience of expected directors and executive officers of the Combined Company.

Aaron Keay

Aaron Keay is Chairman of Alkaline's board of directors and has served on multiple boards over the last decade in multiple sectors, but with an emphasis on consumer products. Mr. Keay has acted as a private investor who acts as an advisor, consultant, key investor or board member to multiple companies. His specialties are identifying early stage opportunities, and working with management teams to establish the fundamentals of a strong operating business as they become positioned to go public. Once established and public, Mr. Keay has been the lead on multiple financings or M&A transactions well in excess of $1 billion in total value. A former professional soccer player, Mr. Keay is a graduate from the University of British Columbia.

Richard A. Wright

Mr. Wright is a co-founder of Alkaline and is responsible for its success and rapid growth. He brings over 41 years of experience as a CEO, CPA, entrepreneur, and executive. Mr. Wright has extensive knowledge about the financial industry, with an emphasis on mergers and acquisitions, transaction planning, and international operations. Mr. Wright helped run operations in 42 different countries ranging from start-ups to 100+ million dollar companies. Earlier in his career, Wright was a Regional Director of Tax and Financial Planning with one of the "Big Four" accounting firms.

Matthew Howison

Matthew Howison is a lawyer and international financier who has held senior positions at NM Rothschild & Sons, Turnbull & Partners, Goldman Sachs and Salomon Smith Barney (Citigroup) before establishing the boutique merchant banking firm, Emerald Partners. In a career spanning more than twenty years, he has been involved in advising on mergers and acquisitions and capital raising transactions. He has relevant expertise in the paper and packaging, food & beverage, media & entertainment sectors. He holds Bachelors and Masters degrees in Law from University of Sydney and an MBA from London Business School. He has been a board member and investor in AQUAhydrate since 2010 and is currently acting President of AQUAhydrate.

David A. Guarino

On April 28, 2017, Mr. Guarino was appointed as the Chief Financial Officer, Secretary, Treasurer and a director of Aklaline. Mr. Guarino holds a Bachelor of Science in Accounting and a Master of Accountancy from the University of Denver. From 2008 to 2013, Mr. Guarino was the President and a director of Kahala Corp, a worldwide franchisor of multiple quick service restaurant brands with locations in 49 states and over 25 countries. From 2014 to 2015, Mr. Guarino was President of HTI International Holdings, Inc., a technology company focused on forward osmosis water filtration technology. From 2015 until April, 2017, Mr. Guarino had been a consultant to Alkaline.

Brian Sudano

Brian Sudano has been a director of our company since September 14, 2018. Mr. Sudano is Managing Partner of Beverage Marketing Corporation and BMC Strategic Associates. Mr.Sudano's experience covers nearly the entire beverage industry, from energy drinks to wine, with special expertise in beverage alcohol by virtue of varied industry experience and broad range of projects. Mr. Sudano manages several major clients, providing on-going strategic and market advice, while leading projects in strategic planning, market entry analysis and planning, sales/distribution, business modeling, brand repositioning and international opportunity assessment. He has spoken at many beverage industry events, and is a contributing editor at Beverage World magazine.

Bruce Leitch

Bruce Leitch has been a director of Alkaline since September 8, 2016. During the past five years Mr. Leitch has been actively engaged as a management consultant with respect to business development strategies and overseeing the corporate governance requirements for various private companies. The bulk of his time has been spent as the V.P. Corporate Finance and a director for Citadel LED Lighting Corp., a private company engaged in the importation of innovative LED lighting products with applications in the retail, hospitality, outdoor lighting and commercial buildings and facilities market sectors. Mr. Leitch has extensive experience with consumer products companies, and is well versed in all aspects of branding, marketing, cross marketing through strategic relationships, interacting with advertising agencies to create highly focused and effective sales campaigns, along with being very conversant in wholesale distribution networks, logistics, managing multiple channels of product distribution and supply chain management. Mr. Leitch has extensive experience in the capital markets and the securities industry, having worked for several major financial services institutions as well as having been an officer, director and principal of several public and private companies.

Ira Tochner

Ira Tochner is a Senior Partner at The Yucaipa Companies, LLC an investment firm specializing in the consumer products, lifestyle/hospitality and entertainment industries. Mr. Tochner joined Yucaipa in 1990. Formed in 1986, Yucaipa has completed mergers and acquisitions valued at more than $40 billion. Mr. Tochner was previously employed by Arthur Andersen & Co. as an audit manager (1983 - 1989). Mr. Tochner has been involved in all aspects of portfolio company ownership, including mergers and acquisitions, financings, portfolio company monitoring, strategic planning, labor relations, executive recruiting, asset dispositions, and public company reporting. Mr. Tochner has served on numerous boards during his tenure at Yucaipa. Some of the companies include Pathmark Stores, Dominick's Supermarkets, A&P Grocery Company, Fresh & Easy Markets, Golden State Foods, Wild Oats Marketing, Aloha Airlines, O'Gara Coach Company, and Americold Realty Trust. Mr. Tochner graduated from the University of Southern California with a Bachelor of Science, Business and Accounting in 1983.

Family Relationships

There are no family relationships between proposed directors and executive officers of the Combined Company.

Involvement in Certain Legal Proceedings

Proposed directors and executive officers of the Combined Company have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Pursuant to the Merger Agreement, following completion of the Merger, the size of the board of directors of the Combined Company will be increased to seven, and the initial directors are expected to be comprised of four nominees of Alkaline, being Richard A. Wright, Aaron Keay, Brian Sudano and Bruce Leitch, and three nominees of AQUAhydrate, being Matthew Howison, Ira Tochner and ♦. Alkaline's common stock is listed on the Nasdaq Capital Market. Alkaline's common stock is also listed on the TSX Venture Exchange which imposes director independent requirements. Under Nasdaq Marketplace Rule 5605(a)(2), a director is not independent if he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation or its subsidiary. Using this definition of independent director, the Combined Company is expected to have four independent directors, Aaron Keay, Bruce Leitch, Brian Sudano, Ira Tochner and ♦.

Executive Compensation

Alkaline

For information about the compensation of the directors and executive officers of Alkaline, see "Alkaline Proposal 4 Election of Directors - Executive Compensation" beginning on page 132 of this joint proxy statement/prospectus and "Alkaline Proposal 4 Election of Directors - Transactions with Related Persons" beginning on page 138 of this joint proxy statement/prospectus.

AQUAhydrate

During the years ended December 31, 2018 and 2017, Matthew Howison, the acting President of AQUAhydrate, did not receive any compensation from AQUAhydrate directly. However, AQUAhydrate has compensated Emerald Partners US Corp ("Emerald US"), an entity in which Mr. Howison is a partner, pursuant to a financial advisory agreement entered into in May 2017. This agreement was superseded by the financial advisory agreement AQUAhydrate entered into with Emerald Partners in March 2019. See "Management following the Merger - Transaction with Related Persons - AQUAhydrate" beginning on page 103 of this joint proxy statement/prospectus.

Transaction with Related Persons

Alkaline

For information about the transactions with related persons of Alkaline, see "Alkaline Proposal 4 Election of Directors - Transactions with Related Persons" beginning on page 138 of this joint proxy statement/prospectus.

AQUAhydrate

Between January 1, 2018 to May 15, 2018, (i) Yucaipa American Alliance (Parallel) Fund II, L.P. and Yucaipa American Alliance Fund II, L.P. purchased $326,189 and $516,810 principal amount, respectively of unsecured convertible notes of AQUAhydrate, (ii) SC Beverages, LLC (an entity affiliated with Sean Combs) purchased $928,971 principal amount of unsecured convertible notes of AQUAhydrate, and (iii) Mark Wahlberg purchased $594,367 principal amount of unsecured convertible notes of AQUAhydrate.  The unsecured convertible notes bear interest at a rate of 2.5% per annum, and are convertible into Series I Preferred shares at a conversion price of $0.12080 per share.

Between December 18, 2018 to June 6, 2019, (i) Yucaipa American Alliance (Parallel) Fund II, L.P. and Yucaipa American Alliance Fund II, L.P. purchased $1,178,700 and $1,789,170 net principal amount, respectively of secured convertible notes of AQUAhydrate, (ii) SC Beverages, LLC (an entity affiliated with Sean Combs) purchased $268,762 net principal amount of secured convertible notes of AQUAhydrate, and (iii) Mark Loeffler purchased $28,677 net principal amount of secured convertible notes of AQUAhydrate.  The convertible notes were purchased for a price of 25% of the gross principal amount thereof.  The convertible notes bear interest at a rate of 2.5% per annum, and are convertible into Series I Preferred shares at a conversion price of $0.00725 per share.

Between September 13, 2019 to October 30, 2019, (i) Yucaipa American Alliance (Parallel) Fund II, L.P. and Yucaipa American Alliance Fund II, L.P. purchased $415,962 and $631,395 principal amount, respectively of notes of AQUAhydrate (the "Bridge Notes"), (ii) SC Beverages, LLC (an entity affiliated with Sean Combs) purchased $285,558 principal amount of Bridge Notes, and (iii) Mark Wahlberg purchased $267,207 principal amount of Bridge Notes. The Bridge Notes were sold by AQUAhydrate in order to raise capital to enable AQUAhydrate to continue operations pending the Merger.  The Bridge Notes bear interest at a rate of 10% per annum. If the Merger is consummated, the Bridge Notes will be repaid by the delivery of shares of Alkaline common stock valued at $1.70 per share, which represents the average closing price of the Alkaline common stock for the 90 days prior to the announcement of the Merger.

In March 2019, AQUAhydrate entered into a financial advisory agreement with Emerald Partners, an entity in which Matthew Howison, the acting President of AQUAhydrate, is a partner. Pursuant to such agreement Emerald Partners serve as a financial advisory to AQUAhydrate.  Pursuant to such agreement AQUAhydrate pays Emerald Partners $25,000 per month.  If a change of control transaction (such as the Merger) is consummated, Emerald Partners will receive a cash payment of $275,000 in cash and common stock of the surviving entity which has a value of 1% of the value of AQUAhydrate (233,152 Alkaline Common Shares in connection with the Merger).

In May 2017, AQUAhydrate entered into a financial advisory agreement with Emerald US, an entity in which Matthew Howison is a partner. Emerald US was retained to pursue corporate development opportunities.  Pursuant to such agreement, Emerald US provided the services of Mr. Howison as the acting President of AQUAhydrate.  Pursuant to such agreement, AQUAhydrate paid Emerald $12,500 per month and Emerald US would have been entitled to receive a bonus if a merger was completed. This agreement was superseded by the agreement AQUAhydrate entered into with Emerald Partners in March 2019.

INFORMATION WITH RESPECT TO ALKALINE

DESCRIPTION OF BUSINESS

Corporate Overview

We offer retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 1.5-liter, 3-liter and 1-gallon sizes, and bottled flavored infused water in 500-milliliter sizes coming in raspberry, watermelon, lemon and blood-orange flavors, under the trade name Alkaline88. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace Himalayan salts. The main reason consumers drink our product is for the perceived benefit that a proper pH balance helps fight disease and boosts the immune system and the perception that alkaline water helps to maintain a proper body pH and keeps cells young and hydrated.

Our company, the Alkaline Water Company Inc., was incorporated in Nevada on June 6, 2011 under the name "Global Lines Inc." Our business model prior to the acquisition of Alkaline Water Corp. on May 31, 2013 was to provide chauffeuring and transportation services to residents within our local market, primarily providing transportation services such as private school student transport, sightseeing trips, and elderly transportation, and offering transportation to the airport and special events such as proms and weddings. However, as we had not successfully developed our service and had no source of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our stockholders.

On February 20, 2013, The Alkaline Water Company Inc. (formerly Global Lines Inc.) entered into a non-binding letter of intent with Alkaline 88, LLC (formerly Alkaline 84, LLC), a wholly-owned subsidiary of Alkaline Water Corp., for the acquisition of all of the issued and outstanding securities of the capital of Alkaline 88, LLC. Further to this letter of intent, on May 31, 2013, The Alkaline Water Company Inc. entered into a share exchange agreement with Alkaline Water Corp. and all of its stockholders, and as a result of the closing of this agreement on the same date, Alkaline Water Corp. became a wholly-owned subsidiary of The Alkaline Water Company Inc. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.'s wholly-owned subsidiary, Alkaline 88, LLC.

Alkaline Water Corp. was incorporated in the State of Arizona on March 7, 2013, and it is the sole stockholder of Alkaline 88, LLC. Alkaline Water Corp. is the wholly-owned subsidiary of The Alkaline Water Company Inc., and Alkaline 88, LLC is Alkaline Water Corp.'s wholly-owned subsidiary.

Prior to the closing of the share exchange agreement, on May 30, 2013, our company effected a name change by merging with its wholly-owned Nevada subsidiary named "The Alkaline Water Company Inc." with our company as the surviving corporation under the new name "The Alkaline Water Company Inc." In addition, on May 30, 2013, our company effected a 15:1 forward stock split of our authorized and issued and outstanding common stock.

On October 7, 2013, we amended our articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors.

On October 8, 2013, we designated 20,000,000 shares of the authorized and unissued preferred stock of our company as "Series A Preferred Stock" by filing a Certificate of Designation with the Secretary of State of the State of Nevada. At the time, the Series A Preferred Stock had 10 votes per share. The Series A Preferred Stock is not convertible into shares of our common stock.

On November 5, 2013, we designated 1,000 shares of the authorized and unissued preferred stock of our company as "10% Series B Convertible Preferred Stock" by filing a Certificate of Designation with the Secretary of State of the State of Nevada. The 10% Series B Convertible Preferred Stock has, among other things, conversion rights, liquidation preferences, dividend rights, redemption rights and conversion rights.

On December 30, 2015, we effected a 50-for-1 reverse stock split of our authorized and issued and outstanding shares of common stock. As a result of the reverse stock split, the number of authorized shares of common stock of our company decreased from 1,125,000,000 to 22,500,000 and the number of issued and outstanding shares of common stock of our company decreased correspondingly. As a result of the reverse stock split, holders of our Series A Preferred Stock had 0.2 votes per share of Series A Preferred Stock.

On January 21, 2016, we amended our Articles of Incorporation to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000 by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. As a result, the aggregate number of shares that we have the authority to issue is 300,000,000, of which 200,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share.

On January 22, 2016, we amended the Certificate of Designation for our Series A Preferred Stock by filing an Amendment to Certificate of Designation with the Secretary of State of the State of Nevada. We amended the Certificate of Designation for our Series A Preferred Stock by deleting Section 2.2 of the certificate of designation, which proportionately increases or decreases the number of votes per share of Series A Preferred Stock in the event of any divided or other distribution on our common stock payable in our common stock or a subdivision or consolidation of the outstanding shares of our common stock. Accordingly, holders of Series A Preferred Stock now have 10 votes per share of Series A Preferred Stock, instead of 0.2 votes per share of Series A Preferred Stock.

On April 25, 2018, shares of our common stock were approved for trading on the TSX Venture Exchange in Canada, as a Tier 2 Industrial Issuer, under the symbol "WTER."

On August 24, 2018, we formed A88 Infused Beverage Division, Inc., or "A88 Infused," a Nevada corporation and our wholly-owned subsidiary.

On December 10, 2018, shares of our common stock were listed for trading on the Nasdaq Capital Market under the symbol "WTER".

On March 12, 2019, we closed an underwritten public offering of 4,600,000 shares of our common stock. The shares were issued at a purchase price of $2.50 per share, for net proceeds of $10,450,900.

On September 17, 2019, we formed A88 Infused Products Inc., or "A88 Infused Products," a Nevada Corporation and our wholly-owned subsidiary.

The principal offices of our company are located at 14646 N. Kierland Blvd, Suite 255, Scottsdale, AZ 85254. Our telephone number is (480) 656-2423. Our corporate website address is www.thealkalinewaterco.com. The information contained on, or that may be accessed through, our corporate website is not part of, and is not incorporated into, this joint proxy statement/prospectus.

Operations

We offer retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 1.5-liter, 3-liter and 1-gallon sizes, and bottled flavored infused water in 500-milliliter sizes coming in raspberry, watermelon, lemon and blood-orange flavors, under the trade name Alkaline88® which is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce 8.8 pH drinking water without the use of any manmade chemicals. The products incorporate 84 trace minerals from Himalayan pink rock salt and are designed to have a clean smooth taste using only purified water and the Himalayan pink rock salt. We believe consumers drink our water because of the taste profile and the preconceived health benefits (although none of these products are marketed as having any potential health benefits), as well as because of the brand and trademark, which we believe is one of the most easily identifiable in the category. Measured by sales volume in 2018, we believe we are now one of the largest alkaline water companies in the United States.

Our products are presently available in all 50 states and the District of Columbia, although over 50% of current sales are concentrated in the Southwest and Texas. We distribute our products through several channels. We sell through large national distributors, including UNFI, KeHE, C&S, and Core-Mark. We also sell products to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Examples of our retail clients include Walmart, Food Lion, Albertson's, Safeway, Kroger, Schnucks, Smart & Final, Jethe Companyl-Osco, Sprouts, Bashas', Stater Bros. Markets, Unified Grocers, Bristol Farms, Publix, Vallarta, Superior Foods, Ingles, HEB and Brookshire's. The majority of our sales to retail clients are through brokers and distributors, however, sales to our larger retail clients are often direct to the client's own warehouse distribution network.

Our operating subsidiary, Alkaline 88, LLC, operates primarily as a marketing, distribution, and manufacturing company. It has entered into co-packing agreements with eight different bottling companies located in Virginia, Georgia, California, Texas, Nevada and Arizona to act as co-packers for our product. The current capacity at all plants exceeds approximately $8.3 million per month wholesale.

Our component materials are readily available through multiple vendors. Our principal suppliers are Vav Plastics Inc., Amcor Inc. and Packaging Corporation of America.

In August 2018, we formed A88 Infused Beverage Division, Inc., or "A88 Infused," a Nevada corporation and a wholly-owned subsidiary of Alkaline. A88 Infused's focus is brand extension and product innovations in the wellness water category. We formed A88 Infused to meet what we believe is increasing consumer demand for enhanced and functional (value-added) beverages. We expect A88 Infused to capitalize on this and potential consumer demand with the development and launch of new products focused on growing trends in the beverage space.

To prepare for the launch of products by A88 Infused, we have expanded our packaging capabilities. In January, 2019, we announced that Nevada-based Western Group Packing has agreed to produce A88 Infused's flavored Alkaline88® water products and our planned hemp extract-infused water product at its 150,000+ square foot facility located in North Las Vegas, NV. We have received verbal confirmation from many of our current retail clients of their interest in purchasing our flavored Alkaline88®waters. The production of A88 Infused's planned hemp extract product is contingent on U.S. Food and Drug Administration, or the FDA, and state laws, regulations, and guidance. While the Agriculture Improvement Act of 2018 removed hemp from Schedule I of the Controlled Substances Act, the law did not change the FDA's authorities with respect to food or drugs. As of the date of this joint proxy statement/prospectus, the FDA has not made a determination that the use of hemp extract in food is safe. The FDA has evaluated Generally Recognized as Safe (GRAS) notices for three hemp seed-derived food ingredients and determined that the agency has no questions that those ingredients are GRAS under their intended conditions of use.

In early February 2019, at the Convenience EPPS trade show in Chicago, Illinois and in May, 2019 at the Western Association of Food Chains Convention, Alkaline sampled and offered up for sale "Alkaline88® Flavored," which is available in four different, all natural, sugar-free flavors. We believe "Alkaline88® Flavored" is the first flavored bottled alkaline water to be sold in the United States.

A88 Infused is also developing and preparing for the initial launch of its planned hemp extract product, which will be marketed under the trademark Soothe™. In the event the FDA issues appropriate regulations or guidance or determines that it has no questions that hemp extract is GRAS under intended conditions of use that would permit A88 Infused to market hemp extract in water without food additive approval, we expect to produce and sell Soothe™ as still water in bottles. We may also decide to market Soothe™ in any states, districts or territories if applicable laws allow for such sale or if a supplier meets and complies with the FDA's GRAS regulations with respect to a self-certification regarding the safety and GRAS status of the use of hemp extract. We expect to produce Soothe™ as a low calorie or no calorie, hemp extract-infused water in four flavors. We may change the composition of our planned hemp-extract-infused product as necessary to comply with federal, state or local laws, regulations or guidance.

In September 2019, we formed A88 Infused Products, Inc., or "A88 Infused Products," a Nevada corporation and a wholly-owned subsidiary of Alkaline. A88 Infused Products' focus is on the development and production of a variety of topical CBD infused products which include salves, balms, lotions, essential oils, and bath-salts all made with CBD derived from hemp.

We intend to comply in full with all federal, state, and local laws, rules and regulations as we develop our hemp extract alkaline water and other product lines (including CBD products). We will not pursue the production or sale of hemp extract-infused products (including CBD products) until legally permitted.

Plan of Operations

In order for us to implement our business plan over the next 12 months, we have identified the following milestones that we expect to achieve:

• Expansion of Broker Network - We expect to continue to develop our working relationship with our national broker network. We continually meet, train, and participate in sales calls with our national broker network in order to take advantage of the momentum currently being created by their efforts. We anticipate a considerable amount of travel and ongoing expenses to be incurred as part of this expansion.

• Increase Manufacturing Capacity - (i) Flagship Alkaline88 product: we expect to add one to two new co-packer facilities, strategically located to reduce freight costs and meet current volumes and future growth objectives; and (ii) A88 Infused: we expect to add three to five new co-packer facilities strategically located to meet anticipated volumes by product type and future growth objectives.

• Expand Retail Distribution - We continue to expand our retail presence.

• Addition of Support Staff - In order to support expansion efforts and to continue the training and support of our broker network, we anticipate that we will need to hire approximately four more people on the corporate level for the specific purpose of supporting the broker, distributor and retailers and their logistical and accounting requirements. We continue to seek and interview candidates to fill our growing need for additional staffing.

• Capital Considerations - Our business plan can be adjusted based on the available capital to the business. In March, 2019, we raised net proceeds of $10,450,900 via a public offering of our common stock. We believe the proceeds from this offering, plus anticipated warrant exercises (we received $2,500,456 from warrant exercises since March 31, 2019) will adequately fund Alkaline's operations and capital needs for the next 12 months.

The milestones set forth above reflect the current judgment and belief of our management regarding the direction of our business. Actual events, expenditures and results will almost always vary, sometimes materially, from any estimates, predictions, projections or assumptions suggested herein.

If our financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable, if at all. Any failure by us to raise additional funds on favorable terms, or at all, will limit our ability to expand business operations and could harm overall business prospects.

Product Distribution Method

Our distribution network is a broker-distributor-retailer network, whereby brokers represent our products to distributors and retailers. Our target retail markets are: (a) chain and independent health food stores; (b) grocery stores; (c) convenience stores; (d) drug stores; and (e) the mass retail market. We have recently gained broker representation through Advantage Solutions for the continued expansion into our target retail markets and Cross Mark to expand into the largest convenience store chains.

We have distribution agreements with large national distributors (UNFI, KeHe, CoreMark, and C&S), representing over 150,000 retail establishments. Our current retailers include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11's; large national retailers, including Walmart, CVS, Albertson's/Safeway, Kroger companies, and regional grocery chains such as Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas', Bristol Farms, Stater Brothers, Publix, Vallarta, Superior Foods, Brookshire's, HEB and other companies throughout the United States. In total we are now in more than half of the top 75 grocery retailers in the United States.

We have engaged a producer of private labeled bottled water to assist in the manufacturing, procurement and logistical aspects of our business. Their specialized water production capabilities are expected to allow us to support the growing demand for our products. We believe this arrangement will enable us to further scale production and distribution as the Alkaline88®brand continues to gain market share.

Dependence on Few Customers

We had 2 major customers that together accounted for 35% (23% and 12%, respectively) of accounts receivable at June 30, 2019, and 2 customers that together accounted for 40% (22% and 18%, respectively) of the total revenues earned for the quarter ended June 30, 2019.

We had 2 major customers that together accounted for 46% (28% and 18%, respectively) of accounts receivable at March 31, 2019, and 2 customers that together accounted for 43% (25% and 18%, respectively) of the total revenues earned for the year ended March 31, 2019.

There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Marketing

We intend to continue to market our products through our broker network and to avail ourselves to the promotional activities of other companies and competitors regarding the benefits of alkaline water. We anticipate that our initial marketing thrust will be to support the retailers and distribution network with point of sales displays and other marketing materials, strategically adding an extensive public relations program and other marketing as the markets dictate.

We have engaged a business and marketing consulting firm and sales broker to assist our company in all aspects of our marketing, trade promotion, public relations and brand development. Their expertise in all aspects of consumer goods brand development, marketing and promotional programs is expected to help us meet the growing consumer demand for both our flagship Alkaline88® product and our upcoming A88 Infused product line. We have also engaged a sales and merchandising broker to implement a unique "Van Program" (where sales representatives sell products directly from vans to the retailers) throughout Texas and California which is intended to bring both our flagship Alkaline88® products and, once launched, A88 Infused's products to over 13,000 independently owned convenience stores in those markets. We expect to be able to expand the program to an additional nine US markets over the next few years.

Competition

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: CORE® Hydration, SOBE®, Snapple®, AriZona® Iced Tea, Vitaminwater®, Gatorade Perform®, and POWERADE®.

We compete indirectly with major international beverage companies including but not limited to: The Coca-Cola Company®, PepsiCo, Inc., The Nestlé Group, Dr Pepper Snapple Group, Inc, Danone S.A., The Kraft Heinz Company, and Unilever PLC. These companies have established market presence in the United States and globally, and offer a variety of beverages that are competitors to our products. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Core, Icelandic, Real Water, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a half-liter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-gallon bottles. We currently offer our products in a one-gallon bottle for a suggested resale price or an SRP of $4.99, three-liter bottle for an SRP of $3.99, 1.5 liter at an SRP of $2.49, 1 liter at an SRP of $1.99, 700 milliliter single serving at an SRP of $1.19, and a 500 milliliter at an SRP of $0.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our products. We can provide no assurances that consumers will continue to purchase our products or that they will not prefer to purchase a competitive product.

Intellectual Property

Where available, we intend to obtain trademark protection in the United States for a number of trademarks for slogans and product designs. We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights. The trademark for Alkaline88® has been registered in the USA, Canada, Hong Kong, and has been applied for in China.

While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights could result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights will be a key component of our sales and operating strategy.

The electrolysis process through which our product is produced is proprietary to us and, while the process is not patented, we seek to protect the process through the maintenance of trade secrets and know-how agreements.

Seasonality of Business

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Government Regulation

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state and local workplace health and safety laws; various federal, state and local environmental protection laws; and various other federal, state and local statutes and regulations.

Legal requirements apply in many jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary and are constantly evolving. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States.

Any third-party bottling facility that we may choose to utilize in the future and any other such operations will be subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. It will be our policy to comply with any and all such legal requirements. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our capital expenditures, net income or competitive position.

Employees

In addition to Richard Wright, who is our President, Chief Executive Officer and director, David A. Guarino, who is our Chief Financial Officer, Secretary, Treasurer and director, and Ronald DaVella, our Executive Vice President of Finance, we currently employ 18 full time employees and 1 part-time employee. We also work with retail brokers in the United States who are paid on a contract basis. Our operations are overseen directly by management that engages our employees to carry on our business. Our management oversees all responsibilities in the areas of corporate administration, business development, and research. We intend to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus. Our management's relationships with manufacturers, distillers, development/research companies, bottling concerns, and certain retail customers will provide the foundation through which we expect to grow our business in the future. We believe that the skill-set of our management team will be a primary asset in the development of our brands and trademarks. We also plan to form an independent network of contract sales and regional managers, a promotional support team, and several market segment specialists who will be paid on a variable basis.

DESCRIPTION OF PROPERTY

Our principal offices are located at 14646 N. Kierland Blvd, Suite 255, Scottsdale, AZ 85254 with a size of 3,352 square feet leased from a third party through September, 2020 at the current rate of $7,751.50 per month. We believe that the condition of our principal offices is satisfactory, suitable and adequate for our current needs.

We do not own any real estate or other property used in the operation of our current business.

LEGAL PROCEEDINGS

Our company was named as a defendant in a lawsuit filed on April 6, 2017, by Douglas Horn in the Maricopa County, Arizona, Superior Court, styled as "Horn v. The Alkaline Water Company, Inc., et al.," cause number CV2017-005485. Mr. Horn sought damages arising out of the alleged breach of a written employment agreement between our company and Mr. Horn. Mr. Horn alleged that our company has failed to pay wages and to transfer stock allegedly owed to him under the terms of his employment agreement. Our company denied the allegations of the claims, and moved to dismiss pursuant to the terms of the employment agreement which require that all disputes be resolved by arbitration. In response, Mr. Horn filed a notice of dismissal of all claims in that court, without prejudice. On September 21, 2017, Mr. Horn filed a Demand for Arbitration with the American Arbitration Association, asserting the same claims. The claim has been assigned No. 01-17-0005-6474. Our company has responded, denying any liability to Mr. Horn. On March 19 to 21, 2019, a three day arbitration hearing on this matter occurred in front of a panel of three arbitrators (the "Panel"). On April 25, 2019, the Panel issued an Interim Arbitration Award finding that Mr. Horn voluntarily left his employment with our company in October, 2016 without legal justification, and ruled that the relevant employment agreement became null and void in October, 2016. The Panel further found our company to be the prevailing party in the arbitration and thus entitled to an award of reasonable attorney fees, costs and expenses. In late May, 2019, we submitted an application for fees and costs. On June 17, 2019, the Panel issued its Final Award granted us an award of $162,670 against Mr. Horn for our attorneys' fees and associated costs. We intend to vigorously attempt to collect these awarded fees and costs from Mr. Horn.

Except as detailed above, we know of no material pending legal proceedings to which our company or our subsidiary is a party or of which any of our properties, or the properties of our subsidiary, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

Except as detailed above, we know of no material proceedings in which any of our directors, officers or affiliates, or any owner of record or beneficially of more than five percent of our common stock, or any associate of any such director, officer, affiliate or stockholder is a party adverse to our company or our subsidiary or has a material interest adverse to our company or our subsidiary.

MARKET PRICE OF AND DIVIDENDS ON ALKALINE'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been listed for trading on the Nasdaq Capital Market since December 10, 2018 and on the TSX Venture Exchange since April 25, 2018 under the symbol "WTER". Until the listing of our common stock on the Nasdaq Capital Market on December 10, 2018, our common stock was quoted on the OTC Market Group's OTCQB.

Transfer Agents

Our shares of common stock are issued in registered form. The transfer agent and registrar for our common stock is Transhare Corporation, located at 2849 Executive Drive, Suite 200, Clearwater, Florida 33762. The co-transfer agent for our common stock is TSX Trust Company, located at 650 West Georgia Street, Suite 2700, Vancouver, British Columbia V6B 4N9, Canada.

Holders of Common Stock

As of ♦, 2019, there were approximately ♦ holders of record of our common stock. As of such date ♦ shares were issued and outstanding.

Security Ownership of Certain Beneficial Owners and Management of Alkaline following the Merger

The following table sets forth, assuming the completion of the Merger, certain information with respect to the beneficial ownership of our common stock immediately following the completion of the Merger by each current Alkaline stockholder known by Alkaline to be the beneficial owner of more than 5% of any class of Alkaline's voting securities and by each of Alkaline's current directors, director nominees, and current executive officers and by Alkaline's current executive officers and directors as a group.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Richard A. Wright	Common Stock	700,000	♦%
	Series C Preferred Stock(3)	1,500,000	100%
	Series D Preferred Stock(4)	1,500,000	39.47%
David A. Guarino	Common Stock	909,300	♦%
	Series D Preferred Stock(4)	1,000,000	26.32%
Aaron Keay	Common Stock	262,500(5)	*

Bruce Leitch	Common Stock	75,000(6)	*
Brian Sudano	Common Stock	Nil	*
Ronald DaVella	Common Stock	Nil	*
All executive officers and directors as a group (6 persons)	Common Stock	1,946,800	♦%
	Series C Preferred Stock(3)	1,500,000	100%
	Series D Preferred Stock(4)	2,500,000	65.79%

* Less than 1%.

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Percentage of common stock is based on ♦ shares of our common stock expected to be issued and outstanding immediately after the completion of the Merger (consisting of43,685,592 shares of Alkaline common stock issued and outstanding as of ♦, 2019 and 23,315,217 shares of Alkaline common stock to be issued pursuant to the Merger Agreement). Percentage of Series C Preferred Stock is based on 1,500,000 shares of Series C Preferred Stock issued and outstanding as of ♦, 2019. Percentage of Series D Preferred Stock is based on 3,800,000 shares of Series D Preferred Stock issued and outstanding as of ♦, 2019.

(3)

Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(4)

Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(5)	Consists of 262,500 stock options exercisable within 60 days.
(6)	Consists of 75,000 stock options exercisable within 60 days.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Our management's discussion and analysis provides a narrative about Alkaline's financial performance and condition that should be read in conjunction with Alkaline's audited and unaudited consolidated financial statements and related notes thereto included in this joint proxy statement/prospectus. This discussion contains forward looking statements reflecting our current expectations and estimates and assumptions about events and trends that may affect our future operating results or financial position. Our actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements due to a number of factors, including, but not limited to, those set forth in the sections of this joint proxy statement/prospectus titled "Risk Factors" beginning at page 35 above and "Forward-Looking Statements" beginning at page 52 above.

Overview

We offer retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 1.5-liter, 3-liter and 1-gallon sizes, and bottled flavored infused water in 500-milliliter sizes coming in raspberry, watermelon, lemon and blood-orange flavors, under the trade name Alkaline88. Our products are produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our products also incorporate 84 trace Himalayan salts. The main reason consumers drink our products is for the perceived benefit that a proper pH balance helps fight disease and boosts the immune system and the perception that alkaline water helps to maintain a proper body pH and keeps cells young and hydrated.

Our company, The Alkaline Water Company Inc., was incorporated under the laws of the State of Nevada on June 6, 2011 under the name "Global Lines Inc.". Our business model prior to the acquisition of Alkaline Water Corp. on May 31, 2013 was to provide chauffeuring and transportation services to residents within our local market, primarily providing transportation services such as private school student transport, sightseeing trips, and elderly transportation, and offering transportation to the airport and special events such as proms and weddings. However, as we had not successfully developed our service and had no source of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our stockholders.

On February 20, 2013, The Alkaline Water Company Inc. (formerly Global Lines Inc.) entered into a non-binding letter of intent with Alkaline 88, LLC (formerly Alkaline 84, LLC), a wholly-owned subsidiary of Alkaline Water Corp., for the acquisition of all of the issued and outstanding securities of the capital of Alkaline 88, LLC. Further to this letter of intent, on May 31, 2013, The Alkaline Water Company Inc. entered into a share exchange agreement with Alkaline Water Corp. and all of its stockholders, and as a result of the closing of this agreement on the same date, Alkaline Water Corp. became a wholly-owned subsidiary of The Alkaline Water Company Inc. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.'s wholly-owned subsidiary, Alkaline 88, LLC.

Results of Operations

Our results of operations for the three months ended June 30, 2019 and June 30, 2018 are as follows:

	For the three	For the three
	months ended	months ended
	June 30,	June 30,
	2019	2018
Revenue	$10,153,044	$7,880,865
Cost of goods sold	6,028,197	4,491,213
Gross profit	$4,124,847	$3,389,652

Net Loss	$(5,056,188)	$(1,090,584)

Our results for the years ended March 31, 2019 and March 31, 2018 are as follows:

	Year Ended	Year Ended
	March 31, 2019	March 31, 2018
Revenue	$32,199,528	$19,812,199
Cost of goods sold	19,252,768	11,687,017
Gross profit	12,946,760	8,125,182

Net Loss (after operating expenses and other expenses)	(8,617,565)	(6,687,280)

Revenue and Cost of Goods Sold

We had revenue from sales of our products for the three months ended June 30, 2019 of $10,153,044, as compared to $7,880,865 for the three months ended June 30, 2018, an increase of 29% generated by sales of our alkaline water. We had revenue from sales of our products for the year ended March 31, 2019 of $32,199,528 as compared to $19,812,199 for the year ended March 31, 2018, an increase of 63%, generated by sales of our alkaline water. The increase in sales is due to the expanded distribution of our products to existing retailers and the addition of new retailers throughout the country. We distribute our products through several channels. We sell through large national distributors (UNFI, KeHe, C&S, and Core-Mark), which together represent over 150,000 retail outlets. We also sell our product directly to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Some examples of retail clients are: Walmart, CVS, Albertson/Safeway, Kroger, Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas', Stater Bros. Markets, Unified Grocers, Bristol Farms, Vallarta, Superior Foods, Ingles, HEB Brookshire's, Publix, Shaw's, Raley's, Food Lion, Harris Teeter, and Festival Foods.

Cost of goods sold is comprised of production costs, shipping and handling costs. For the three months ended June 30, 2019, we had cost of goods sold of $6,028,197, or 59% of revenue, as compared to cost of goods sold of $4,491,213 or 57% of revenue, for the three months ended June 30, 2018. For the year ended March 31, 2019, we had cost of goods sold of $19,252,768, or 60% of net sales, as compared to cost of goods sold of $11,687,017, or 59% of net sales, for the year ended March 31, 2018. The increase in cost of goods sold as a percentage of net sales was due to increased raw material cost and associated freight as a result of our east coast expansion.

Expenses

Our operating expenses for the three months ended June 30, 2019 and June 30, 2018 are as follows:

	For the three	For the three
	months ended	months ended
	June 30,	June 30,
	2019	2018
Sales and marketing expenses	$4,472,460	$3,136,990
General and administrative expenses	4,379,271	1,085,567
Depreciation expenses	233,940	114,073
Total operating expenses	$9,085,671	$4,336,630

Our operating expenses for the years ended March 31, 2019 and March 31, 2018 are as follows:

	Year Ended	Year Ended
	March 31, 2019	March 31, 2018
Sales and marketing expenses	$13,009,384	$7,211,399
General and administrative expenses	7,420,078	6,425,069
Depreciation expenses	580,669	418,777
Total operating expenses	$21,010,131	$14,055,245

For the three months ended June 30, 2019, our total operating expenses were $9,085,671, as compared to $4,336,630 for the three months ended June 30, 2018.

For the three months ended June 30, 2019, the total included $4,472,460 of sales and marketing expenses. Sales and marketing expenses increased as a result of increased freight and sales promotional expenses due to our increase in sales. General and administrative expenses of $4,379,271, consisted primarily of approximately $2,539,309 of professional fees, media fees and legal fees, stock option expense in the amount of $1,103,740 and $432,341 of wages and wage related expenses. Professional, media and legal fees increased as a result of increased spending on stock and brand awareness.

For the three months ended June 30, 2018 the total included $3,136,990 of sales and marketing expenses and $1,085,567 of general and administrative expenses, consisting primarily of approximately $557,780 of professional fees, media and legal fees and $333,139 of wages and wage related expenses.

For the year ended March 31, 2019, our total operating expenses were $21,010,131 as compared to $14,055,245 for the year ended March 31, 2018. Sales and marketing expenses increased by $5.8 million primarily as a result of increased outbound freight costs of $2,728,322 and increased marketing spend of $1,885,139 due to the 63% increase in revenue. General and administrative expenses increased by $995,009 primarily resulting from an increase in professional fees, media fees and legal fees for new stock exchange listings on the Nasdaq Capital Market and the TSX Venture Exchange of approximately $3.9 million, offset by a decrease in stock compensation expenses of $2.9 million. In the year ended March 31, 2018 we incurred $1.7 million in stock compensation expense due to the settlement with related parties as described in Note 7 to our audited financial statements for the years ended March 31, 2019 and 2018 and $1.3 million in stock compensation provided to contractors which did not occur in the year ended March 31, 2019.

For the year ended March 31, 2019, the total of $7,420,078 of general and administrative expenses consisted primarily of $4,511,325 of professional fees, $1,423,245 in wage expense and $478,043 in stock compensation expense, relating to stock option expense and stock expense relating to endorsement.

For the year ended March 31, 2018, the total of $6,425,069 of general and administrative expenses consisted primarily of $1,255,183 of professional fees and $3,385,340 in stock compensation expense, relating to an agreement to retire Series A preferred stock in exchange for Series D preferred stock and common stock, issuance of common stock to consultants and stock option expense.

Liquidity and Capital Resources

Working Capital

Our working capital as of June 30, 2019, March 31, 2019 and March 31, 2018 was as follows:

	June 30, 2019	March 31, 2019	March 31, 2018
Current assets	$15,424,400	$16,537,343	$4,886,491
Current liabilities	8,581,469	7,125,695	5,595,885
Working capital	$6,842,931	$9,411,648	$(709,394)

Current Assets

Current assets as of June 30, 2019 and March 31, 2019 primarily consist of $10,013,737 and $11,032,451 in cash, $4,118,117 and $3,068,181 in accounts receivable and $1,045,313 and $2,058,012 in inventory, respectively.

Current assets as of March 31, 2019 and March 31, 2018 primarily consist of $11,032,451 and $988,905 in cash, $3,068,181 and $2,599,095 in accounts receivable and $2,058,012 and $1,002,020 in inventory, respectively. Current assets primarily increased as a result of the capital raise in March 2019 of $10,450,900 and increases in accounts receivable and inventory resulting from the 63% increase in revenues.

Current Liabilities

Current liabilities as of June 30, 2019 and March 31, 2019 primarily include $3,746,000 and $2,898,958 in accounts payable, revolving financing of $3,714,101 and $3,131,279, and accrued expenses of $1,033,200 and $1,095,458, respectively.

Current liabilities as of March 31, 2019 and March 31, 2018 primarily relate to $2,898,958 and $2,052,988 in accounts payable, revolving financing of $3,131,279 and $2,592,015, and accrued expenses of $1,095,458 and $819,011, respectively. Current liabilities primarily increased as a result of the 63% increase in revenues.

Cash Flow

Our cash flows for the three months ended June 30, 2019 and June 30, 2018 are as follows:

	For the three	For the three
	months ended	months ended
	June 30,	June 30,
	2019	2018
Net Cash used in operating activities	$(2,746,352)	$(1,812,035)
Net Cash used in investing activities	(35,670)	(375,275)
Net Cash provided by financing activities	1,763,308	3,954,676
Net (decrease) increase in cash and cash equivalents	$(1,018,714)	$1,767,366

Ours cash flows for the years ended March 31, 2019 and March 31, 2018 are as follows:

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2019	2018
Net Cash used in operating activities	$(8,128,613)	$(2,625,849)
Net Cash used in investing activities	(1,356,299)	(317,855)
Net Cash provided by financing activities	19,528,458	3,328,804
Net increase in cash and cash equivalents	$10,043,546	$385,100

Operating Activities

Net cash used in operating activities was $2,746,352 for the three months ended June 30, 2019, as compared to $1,812,035 used in operating activities for the three months ended June 30, 2018. The increase in net cash used in operating activities was primarily due to the increase in accounts receivable and increase in net loss primarily from additional professional fees, media fees and legal fees, freight and marketing expenses offset by the reduction in inventory and increase in accounts payable in the quarter ended June 30, 2019, compared to the quarter ended June 30, 2018.

Net cash used in operating activities was $8,128,613 for the year ended March 31, 2019, as compared to $2,625,849 used in operating activities for the year ended March 31, 2018. The increase in net cash used was primarily due to the funding of the additional professional fees, freight and marketing expenses and the reduction in stock compensation discussed in the expense section above.

Investing Activities

Net cash used in investing activities was $35,670 for the three months ended June 30, 2019, as compared to $375,275 used in investing activities for the three months ended June 30, 2018. The decrease in net cash used by investing activities was from a decrease in purchases of production equipment in the three months ended in June 30, 2019 compared to the three months ended June 30, 2018.

Net cash used in investing activities was $1,356,299 for the year ended March 31, 2019, as compared to $317,855 used in investing activities for the year ended March 31, 2018. The increase net cash used by investing activities was from increased purchases of production equipment due to the increase in our revenue.

Financing Activities

Net cash provided by financing activities for the three months ended June 30, 2019 was $1,763,308, as compared to $3,954,676 for the three months ended June 30, 2018. The decreases of net cash provided by financing activities is primarily attributable to the $1,180,486 proceeds from the exercise of warrants in the three months ended June 30, 2019 as compared to $3,848,800 of proceeds from sale of common stock in the three month ended June 30, 2018.

Net cash provided by financing activities for the year ended March 31, 2019 was $19,528,458, as compared to $3,328,804 for the year ended March 31, 2018. The increase of net cash provided by financing activities was mainly attributable to the sale of our common stock for total net proceeds to our company of $17,238,430 and warrant exercises for net proceeds of $1,882,348.

Cash Requirements

We believe that between the cash on hand as of June 30, 2019, additional warrant exercises, and our credit line, we will have sufficient cash to sustain operations including our cash needs through at least June 30, 2020. If our own financial resources and future cash-flows from operations beyond June 30, 2020 are insufficient to sustain operations, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Alkaline was notified that AMC Auditing, LLC, its former independent registered public accounting firm, was acquired by Prager Metis CPAs, LLC, and that all of the employees of AMC Auditing, LLC were joining Prager Metis CPAs, LLC. As a result, effective as of April 25, 2019, AMC Auditing, LLC resigned as Alkaline's independent registered public accounting firm. Concurrent with such resignation, Alkaline engaged Prager Metis CPAs, LLC to serve as its independent registered public accounting firm effective April 25, 2019. The change of Alkaline's independent registered public accounting firm from AMC Auditing, LLC to Prager Metis CPAs, LLC was approved by Alkaline's board of directors.

The report of AMC Auditing, LLC on Alkaline's financial statements as of and for the fiscal years ended March 31, 2018 and 2017 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that such report on Alkaline's financial statements contained an explanatory paragraph in respect to the substantial doubt about Alkaline's ability to continue as a going concern.

During Alkaline's two most recent fiscal years ended March 31, 2018 and 2017 and in the subsequent interim period through the date of resignation of AMC Auditing, LLC, there were no disagreements, resolved or not, between Alkaline and AMC Auditing, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AMC Auditing, LLC, would have caused AMC Auditing, LLC to make reference to the subject matter of such disagreements in connection with its report on Alkaline's financial statements for such years.

During Alkaline's two most recent fiscal years ended March 31, 2018 and 2017 and in the subsequent interim period through the date of resignation of AMC Auditing, LLC, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During Alkaline's two most recent fiscal years ended March 31, 2018 and 2017 and in the subsequent interim period through the date of appointment of Prager Metis CPAs, LLC, Alkaline did not consult with Prager Metis CPAs, LLC on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Alkaline's financial statements, and Prager Metis CPAs, LLC did not provide either a written report or oral advice to Alkaline that Prager Metis CPAs, LLC concluded was an important factor considered by Alkaline in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

INFORMATION WITH RESPECT TO AQUAHYDRATE

DESCRIPTION OF BUSINESS

AQUAhydrate produces and distributes a lifestyle beverage geared towards the new generation of millennial consumers. The product is available in 500-milliliter, 700-milliliter, 1-liter1.5-liter and 1-gallon sizes under the AQUAhydrate brand. The product is ultra-purified, supplemented with all natural electrolytes and trace minerals and then elevated to an alkaline pH of over 9 using electrolysis. AQUAhydrate is great tasting high-performance water specially formulated for people with an active lifestyle. AQUAhydrate offers superior hydration without sugar, calories, or artificial additives. Using a proprietary blend of 72 trace minerals, AQUAhydrate is enhanced with 2x the electrolytes of competitive brands. Electrolytes are minerals in your blood and other body fluids that carry an electric charge. Electrolytes affect the amount of water in your body, the acidity of your blood (pH), your muscle function, and other important processes. You lose electrolytes when you sweat. AQUAhydrate isn't dosed with sodium and potassium like many competitors. Instead, AQUAhydrate uses ConcenTrace, an all-natural mineral blend sourced from the mineral-rich Salt Flats of Utah. ConcenTrace provides 70+ electrolytes and trace minerals - even beyond what comes in standard sports drinks.

The product is available in stores in 47 states and may also be ordered online through Amazon, Walmart and GNC.

MARKET PRICE OF AND DIVIDENDS ON AQUAHYDRATE'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

The Sixth Amended and Restated Articles of Incorporation of AQUAhydrate authorize the issuance by AQUAhydrate of common stock, and Series A Preferred shares, Series B Preferred shares, Series C Preferred shares, Series D Preferred shares, Series E Preferred shares, Series F Preferred shares, Series G Preferred shares, Series H Preferred shares and Series I Preferred shares. There is no established public trading market for any of AQUAhydrate's securities.

As of ♦, 2019, there were approximately ♦ holders of record of common stock, approximately ♦ holders of record of Series A Preferred shares, approximately ♦ holders of record of Series B Preferred shares, approximately ♦ holders of record of Series C Preferred shares, approximately ♦ holders of record of Series D Preferred shares, approximately ♦ holders of record of Series E Preferred shares, approximately ♦ holders of record of Series F Preferred shares, approximately ♦ holders of record of Series G Preferred shares, approximately ♦ holders of record of Series H Preferred shares and approximately ♦ holders of record of Series I Preferred shares.

AQUAhydrate has never paid a dividend or made a distribution with respect to its capital stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Our management's discussion and analysis provides a narrative about our financial performance and condition that should be read in conjunction with the audited and unaudited financial statements and related notes thereto included in this joint proxy statement/prospectus. This discussion contains forward looking statements reflecting our current expectations and estimates and assumptions about events and trends that may affect our future operating results or financial position. Our actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements due to a number of factors, including, but not limited to, those set forth in the sections of this joint proxy statement/prospectus titled "Risk Factors" beginning at page 35 above and "Forward-Looking Statements" beginning at page 52 above.

Overview

We offer retail consumers bottled alkaline water in 500ml, 700ml, 1-liter, 1.5-liter and 1-gallon sizes under the trade name "AQUAhydrate." Our product is created through a process involving reverse osmosis, ultra-violet light purification, added minerals and electrolytes, and electrolytic cell ionization to produce a drinking water with a pH of over 9 without the use of chemical additives, flavors, or colors. The primary reason consumers drink our product is for the perception that the elevated electrolyte and alkalinity levels in AQUAhydrate result in a better-tasting and more effective hydrating product.

Our company, Aquahydrate, Inc., was incorporated under the laws of the State of Nevada on July 24, 2003 under the name "AquaGenus, LLC".  On February 25, 2010 the shareholders of AquaGenus, LLC voted to pursue conversion from a Nevada LLC into a Nevada corporation. On March 25, 2010 AquaGenus, LLC was converted into AquaGenus, Inc. Immediately subsequent to the conversion, the name of the corporation was changed to Aquahydrate, Inc.

In 2013-14 AQUAhydrate underwent a successful brand re-development process targeting consumers in the fast-growing health & wellness sector. The re-launch campaign was among the largest of any bottled water product to that date and resulted in expanded distribution and new national retail partners. From 2015-2017 AQUAhydrate launched new 1.5-liter, 1-gallon, and multipack packages into the marketplace. The new packages quickly became among AQUAhydrate's most popular products. Following on the success of the gallon package, AQUAhydrate initiated product tie-ins with partners such as the Wounded Warrior Project and Breast Cancer Research Foundation to promote their respective causes.

Results of Operations

Our results of operations for the three months ended June 30, 2019 and June 30, 2018 are as follows:

	For the three	For the three
	months ended	months ended
	June 30,	June 30,
	2019	2018
Revenue	$4,367,261	$4,351,989
Cost of goods sold	3,299,835	3,315,612
Gross profit	$1,067,426	$1,036,286

Net Loss	$(739,105)	$(641,417)

Our results of operations for the six months ended June 30, 2019 and June 30, 2018 are as follows:

	For the six	For the six
	months ended	months ended
	June 30,	June 30,
	2019	2018
Revenue	$7,589,677	$6,632,164
Cost of goods sold	5,864,379	5,354,646
Gross profit	$1,725,298	$1,277,518

Net Loss	$(1,712,053)	$(2,606,195)

Our results for the years ended December 31, 2018 and December 31, 2017 are as follows:

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Revenue	$12,347,492	$12,726,664
Cost of goods sold	9,644,386	9,864,803
Gross profit	2,703,106	2,861,861

Net Loss (after operating expenses and other expenses)	(4,353,724)	(5,710,281)

Revenue and Cost of Goods Sold

We had revenue from sales of our product for the three months ended June 30, 2019 of $4,367,261, as compared to $4,351,989 for the three months ended June 30, 2018, an increase of under 1%. We had revenue from sales of our product for the six months ended June 30, 2019 of $7,589,677, as compared to $6,632,164 for the six months ended June 30, 2018, an increase of 14% . We had revenue from sales of our product for the year ended December 31, 2018 of 12,347,492 as compared to $12,726,644 for the year ended December 31, 2017, an decrease of 3% driven by the loss of product availability in a major national retailer. The increase in sales for the periods ended June 30,2019 is due to the expanded distribution of our products to additional retailers throughout the country. We distribute our products through several channels. We sell through large national distributors (UNFI, KeHe, McClane, and Core-Mark) along with multiple regional distributors. We also sell our products directly to retail clients, including convenience stores, drug stores, and grocery stores. Some examples of retail clients are: Walmart, CVS, Albertson/Safeway, Kroger,  Bashas, Stater Bros. Markets, Bristol Farms, Vallarta, HEB, Circle-K, QuikTrip, Hy-Vee, Meijer, and Harris Teeter,

Cost of goods sold is comprised of production costs, shipping and handling costs. For the three months ended June 30, 2019, we had cost of goods sold of $3,299,835, or 76% of revenue, as compared to cost of goods sold of $3,315,612 or 76% of revenue, for the three months ended June 30, 2018. For the six months ended June 30, 2019, we had cost of goods sold of $5,864,379, or 77% of revenue, as compared to cost of goods sold of $5,354,646 or 81% of revenue, for the six months ended June 30, 2018. For the year ended December 31, 2018, we had cost of goods sold of $9,644,386, or 78% of net sales, as compared to cost of goods sold of $9,864,803, or 78% of net sales, for the year ended December 31, 2017. Cost of goods sold as a percentage of net sales stayed consistent year-over-year with the exception of the six months ended June 30, 2019 where we saw a decrease from 81% to 77%. That decrease was driven by lower shipping costs following the opening of our co-packing facility in Texas.

Expenses

Our operating expenses for the three months ended June 30, 2019 and June 30, 2018 are as follows:

	For the three	For the three
	months ended	months ended
	June 30,	June 30,
	2019	2018
Sales and marketing expenses	$187,793	$118,285
General and administrative expenses	1,346,827	1,476,512
Depreciation expenses	113,102	82,906
Total operating expenses	$1,647,722	$1,677,703

Our operating expenses for the six months ended June 30, 2019 and June 30, 2018 are as follows:

	For the six	For the six
	months ended	months ended
	June 30,	June 30,
	2019	2018
Sales and marketing expenses	$254,959	$253,224
General and administrative expenses	2,734,847	3,383,552
Depreciation expenses	213,888	176,044
Total operating expenses	$3,203,694	$3,812,820

Our operating expenses for the years ended December 31, 2018 and December 31, 2017 are as follows:

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Sales and marketing expenses	$485,023	$400,025
General and administrative expenses	6,097,618	7,866,559
Depreciation expenses	339,665	165,295
Total operating expenses	$6,922,306	$8,431,879

For the three months ended June 30, 2019, our total operating expenses were $1,647,722, as compared to $1,677,703 for the three months ended June 30, 2018.

For the three months ended June 30, 2019, the total included $187,793 of sale and marketing expenses. Sales and marketing expenses increased as a result of increased project fees related to packaging redesign. General and administrative expenses of $1,346,827, consisting primarily of approximately $896,377 wage-related expenses and $159,195 of professional fees.

For the six months ended June 30, 2019, our total operating expenses were decreased to $3,203,694, as compared to $3,812,820 for the six months ended June 30, 2018 primarily due to lower salary and wage-related expenses resulting from lower headcount year-over-year.

For the six months ended June 30, 2019 the total included $254,959 of sales and marketing expenses and $2,734,847 of general and administrative expenses, primarily consisting of  $1,931,656 of wage-related expenses and $225,446 of professional fees.

For the year ended December 31, 2018, our total operating expenses were $6,922,306  as compared to $8,431,879 for the year ended December 31, 2017. General and administrative expenses decreased by $1,768,941 primarily due to reduced headcount including executive-level headcount resulting in lower wage-related expenses.  Additionally, we incurred $216,323 of one-time expenses related to the final payoff of an asset-back loan in 2017 that did not occur in 2018.

For the year ended December 31, 2018, the total of $6,097,618 of general and administrative expenses consisted primarily of $4,405,103 of wage-related expenses and $233,609 of professional fees.

For the year ended December 31, 2017, the total of $7,866,559 of general and administrative expenses consisted primarily of $5,896,411 of wage-related expenses and $296,717 of professional fees.

Liquidity and Capital Resources

Working Capital

Our working capital as of June 30, 2019, June 30, 2018, December 31, 2018 and December 31, 2017 was as follows:

	June 30, 2019	June 30, 2018	December 31, 2018	December 31, 2017
Current assets	$5,467,033	$4,407,573	$3,013,203	4,154,090
Current liabilities	12,710,258	8,107,539	8,374,783	5,268,385
Working capital	$(7,243,225)	$(3,699,966)	$(5,361,580)	(1,114,295)

Current Assets

Current assets as of June 30, 2019 and June 30, 2018 primarily relate to $7,627 and $0 in cash, $3,229,905 and $2,456,195 in accounts receivable and $2,167,550 and $1,941,206 in inventory, respectively. Current assets as of December 31, 2018 and December 31, 2017 primarily relate to $6,547 and $167,027 in cash, $1,186,654 and $1,776,182 in accounts receivable and $1,820,002 and $2,157,444 in inventory, respectively. Current assets primarily increased as of June 30, 2019 due to an increase in accounts receivable driven by the 14% increase in sales for the six months ended June 30, 2019.

Current Liabilities

Current liabilities as of June 30, 2019 and June 30, 2018 primarily include $5,674,644 and $4,902,257  in accounts payable and accrued expenses and bridge loans of $6,534,559 and $2,561,789, respectively. Current liabilities as of December 31, 2018 and December 31, 2017 primarily relate to $4,978,011 and $4,902,665 in accounts payable and accrued expenses, and bridge loans of $3,058,112 and $0, respectively. Current liabilities primarily increased as a result of additional bridge loans needed to fund operations.

Cash Flow

Our cash flows for the six months ended June 30, 2019 and June 30, 2018 are as follows:

	For the six	For the six
	months ended	months ended
	June 30,	June 30,
	2019	2018
Net Cash used in operating activities	$(3,181,749)	$(2,889,276)
Net Cash used in investing activities	(55,988)	(48,226)
Net Cash provided by financing activities	3,238,457	2,770,475
Net (decrease) increase in cash and cash equivalents	$720	$(167,027)

Our cash flows for the years ended December 31, 2018 and December 31, 2017 are as follows:

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2018	2017
Net Cash used in operating activities	$(2,941,902)	$(4,864,552)
Net Cash used in investing activities	(48,227)	(440,409)
Net Cash provided by financing activities	2,829,649	4,979,747
Net decrease in cash and cash equivalents	$(160,480)	$(325,214)

Operating Activities

Net cash used in operating activities was $3,181,749 for the six months ended June 30, 2019, as compared to $2,889,276 used in operating activities for the six months ended June 30, 2018. The increase in net cash used in operating activities was primarily due to the increases in accounts receivable and inventory partially offset by the decrease in net loss combined with the increase in accounts payable and other accrued expenses.

Net cash used in operating activities was $2,941,902 for the year ended December 31, 2018, as compared to $4,864,552 used in operating activities for the year ended December 31, 2017. The decrease in net cash used was primarily due to the lower net loss along with lower accounts receivable and lower inventory.

Investing Activities

Net cash used in investing activities was $55,988 for the six months ended June 30, 2019, as compared to $48,226 used in investing activities for the six months ended June 30, 2018. The increase in net cash used by investing activities was from an increase in purchases of production equipment during the six months ended in June 30, 2019 compared to the six months ended June 30, 2018.

Net cash used in investing activities was $48,227 for the year ended December 31, 2018, as compared to $440,409 used in investing activities for the year ended December 31, 2017. The decrease in net cash used by investing activities was due to lower purchases of production equipment in 2018 compared to 2017.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2019 was $3,238,457, as compared to $2,770,475 for the six months ended June 30, 2018. The increase of net cash provided by financing activities was primarily due to $3,413,202 of bridge loans received for the six months ended June 30, 2019 compared to $2,541,471 of bridge loans received for the six months ended June 30, 2018.

Net cash provided by financing activities for the year ended December 31, 2018 was $2,829,649, as compared to $4,979,747 for the year ended December 31, 2017. The change in net cash provided by financing activities was primarily due to $6,000,000 of bridge loans received for the year ended December 31, 2017 compared to $3,004,901  of bridge loans received for the year ended December 31, 2018 and the repayment of outstanding notes totaling $924,000 in 2017.

Cash Requirements

We continue to generate operating losses and do not have adequate cash resources to sustain operations for the  next 12 months. As disclosed herein, we have entered into the Merger Agreement with Alkaline. Our ability to satisfy our trade and equity obligations and to sustain operations is dependent on the successful consummation of the Merger or on our ability to obtain alternative financing sources.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

ALKALINE PROPOSAL 4
ELECTION OF DIRECTORS

Our board of directors has nominated the persons named below as candidates for directors at the Alkaline Meeting. Unless otherwise directed, the proxy holder will vote the proxies received by him for the five nominees named below.

All directors of our company hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified, or until their death, resignation or removal. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

If elected at the Alkaline Meeting, these nominees, except for David A. Guarino, will continue to serve as directors of Alkaline following the Merger.

Pursuant to the Merger Agreement, Alkaline agreed to cause its board of directors to consist of seven directors, of which four will be nominees of Alkaline and three will be nominees of AQUAhydrate. Accordingly, it is expected that David A. Guarino will resign at or prior to the completion of the Merger and the board of directors of Alkaline will increase its number of directors to seven and appoint three nominees of AQUAhydrate to serve as directors of Alkaline.

Our board of directors recommends that you vote FOR these nominees.

Nominees

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Richard A. Wright	President, Chief Executive Officer, Vice-President, Chief Operating Officer and Director	61	May 31, 2013
David A. Guarino	Chief Financial Officer, Secretary, Treasurer and Director	55	April 28, 2017
Aaron Keay	Chairman of the Board and Director	42	July 22, 2016
Bruce Leitch	Director	61	September 8, 2016
Brian Sudano	Director	55	September 14, 2018

Business Experience of Nominees

The following is a brief account of the education and business experience of the nominees during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed.

Richard A. Wright

Mr. Wright is a Certified Public Accountant. He graduated Magnum Cum Laude in 1978 from Mount Union University in Alliance, Ohio. He has taken graduate level MBA courses at Case Western Reserve College in Cleveland, Ohio. In 2008, Mr. Wright became the Chief Financial Officer for PCT International, a leading worldwide developer and manufacturer of last mile and access network solutions for broadband communication networks. PCT focuses on innovative and cost-effective solutions that allow service providers to improve system integrity and expand service offerings. It has manufacturing plants in USA and China and sells its products in 42 countries. In 2010, Mr. Wright started his own tax and accounting CPA firm in Scottsdale, Arizona, Wright Tax Solutions PLC. Mr. Wright also started Wright Investment Group, LLC, a small equity participation firm that helps provide seed capital through micro loans and financial expertise to start-up enterprises.

Effective as of May 31, 2013, Mr. Wright was appointed as the Vice-President, Treasurer and as a director of our company. On August 7, 2013, our board of directors appointed Mr. Wright as Secretary of our company. On August 28, 2016, our board of directors appointed Mr. Wright as Chief Operating Officer of our company. On April 7, 2017, our board of directors appointed Mr. Wright as President of our company. On April 28, 2017, Mr. Wright resigned as the Secretary and Treasurer of our company and our board of directors appointed Mr. Wright as the Chief Executive Officer of our company.

We believe that Mr. Wright is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his education and business experiences described above.

David A. Guarino

On April 28, 2017, Mr. Guarino was appointed as the Chief Financial Officer, Secretary, Treasurer and a director of our company. Mr. Guarino holds a Bachelor of Science in Accounting and a Master of Accountancy from the University of Denver. From 2008 to 2013, Mr. Guarino was the President and a director of Kahala Corp, a worldwide franchisor of multiple quick service restaurant brands with locations in 49 states and over 25 countries. From 2014 to 2015, Mr. Guarino was President of HTI International Holdings, Inc., a technology company focused on forward osmosis water filtration technology. From 2015 until April, 2017, Mr. Guarino had been a consultant to our company.

We believe that Mr. Guarino is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his education and business experiences described above.

Aaron Keay

On July 22, 2016, Mr. Keay was appointed as a director of our company and on August 17, 2017, Mr. Keay was appointed as the Chairman of the Board.

Mr. Keay has been the President and Managing Partner of Inform Capital Partner, a corporate finance advisory and merchant banking firm, from 2008 to present. He was the Chairman, Chief Executive Officer and director of Inform Resources Corp., a mining company listed on the TSXV, from August 2010 until July 10, 2014. Mr. Keay was the Chief Executive Officer, President and a director of IDM Mining Ltd. (formerly Revolution Resources), a mining company listed on the Toronto Stock Exchange, from 2009 until January 7, 2015. He was a director of OrganiGram Holdings Inc., an industrial company specializing in the production of condition specific medical marijuana under license from Health Canada listed on the TSXV, from September 14, 2010 until July 17, 2014. Mr. Keay was a director of Plateau Uranium Inc. (formerly, Macusani Yellowcake Inc.), a uranium exploration and development company listed on the TSXV, from April 5, 2013 until September 4, 2014. He was a director of Aftermath Silver Inc. (formerly, Full Metal Zinc Ltd.), a mineral exploration and development company listed on the TSXV, from February 2011 until December 12, 2013. Mr. Keay holds a Bachelor of Human Kinetics from the University of British Columbia.

We believe that Mr. Keay is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his education and business experiences described above.

Bruce Leitch

Mr. Leitch has been a director of our company since September 8, 2016. During the past five years Mr. Leitch has been actively engaged as a management consultant with respect to business development strategies and overseeing the corporate governance requirements for various private companies. The bulk of his time has been spent as the Vice President of Corporate Finance and as a director for Citadel LED Lighting Corp., a private company engaged in the importation of innovative LED lighting products with applications in the retail, hospitality, outdoor lighting and commercial buildings and facilities market sectors.

Mr. Leitch has extensive experience with consumer products companies, and is well versed in all aspects of branding, marketing, cross marketing through strategic relationships, interacting with advertising agencies to create highly focused and effective sales campaigns, along with being very conversant in wholesale distribution networks, logistics, managing multiple channels of product distribution and supply chain management. Mr. Leitch has extensive experience in the capital markets and the securities industry, having worked for several major financial services institutions as well as having been an officer, director and principal of several public and private companies.

We believe that Mr. Leitch is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his business experiences described above.

Brian Sudano

Mr. Sudano has been a director of our company since September 14, 2018. Mr. Sudano is the Managing Partner of Beverage Marketing Corporation and BMC Strategic Associates. Mr. Sudano has been the Managing Partner of Beverage Marketing Corporation since July 2008 and was the Managing Director of Beverage Marketing Corporation from September 2000 to July 2008. Mr. Sudano's experience covers nearly the entire beverage industry, from energy drinks to wine, with special expertise in beverage alcohol by virtue of varied industry experience and broad range of projects. Mr. Sudano manages several major clients, providing on-going strategic and market advice, while leading projects in strategic planning, market entry analysis and planning, sales/distribution, business modeling, brand repositioning and international opportunity assessment.

From 1997 to 2000, Mr. Sudano was with Constellation Brands, Inc., a leading US beverage alcohol company, where he held the position of Vice President of Business Processes and was responsible for creating a corporate operations and consulting function to service Constellation's wine, spirits and beer businesses. While in this role, Mr. Sudano lead the due diligence and transition efforts for entering the premium wine business and provided corporate oversight for the integration and transition of the Black Velvet distillery and brands. Other activities included oversight of business risk management and covering issues such as promotional effectiveness to performance metrics.

Mr. Sudano received an MBA from Rutgers Graduate School of Management, was a magna cum laude and honors graduate from Delaware Valley College where he received a Bachelor of Science degree and is a New Jersey CPA.

We believe that Mr. Sudano is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his education and business experiences described above.

Executive Officers

The name of our executive officer who is not also director, his age, positions held, and duration of such and a brief description of the background and business experience for the past five years are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Ronald DaVella	Executive Vice President of Finance	62	May 1, 2019

Ronald DaVella

On May 1, 2019, we appointed Ronald DaVella as our Executive Vice President of Finance. Mr. DaVella has served as a board director and Chairman of the audit committee of the Joint Corp., a public franchisor and operator of over 475 chiropractic clinics, since Joint Corp.'s initial public offering in November 2014. Mr. DaVella formerly served as Chief Financial Officer for NanoFlex Power Corporation, a public company that was commercializing two disruptive solar technologies from May 2017 to March 2019. He also formerly served as the Chief Financial Officer for Amazing Lash Studio Franchise LLC from March 2016 to May 2017, a franchisor of eyelash extension service studios with over 200 operating locations in the United States. From August 2015 to February 2019, Mr. DaVella was also a franchise owner with Amazing Lash Studio LLC. Mr. DaVella was an audit partner with Deloitte & Touche LLP from June 1989 to July 2014.

Family Relationships

There are no family relationships between any director, director nominee or executive officer.

Involvement in Certain Legal Proceedings

None of our directors, director nominees and executive officers has been involved in any of the following events during the past ten years:

(a)

any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)

being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)

being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We know of no material proceedings in which any of our directors or executive officers, or any associate of any such director or executive officer is a party adverse to our company or our subsidiary or has a material interest adverse to our company or our subsidiary.

Corporate Governance

Meetings

During the year ended March 31, 2019, our board of directors held 2 meetings and each director attended 100% of these meetings.

We encourage all incumbent directors and nominees for election as director to attend our meeting of stockholders. Two directors attended our annual meeting of stockholders on September 14, 2018.

Committees of Board of Directors

Audit Committee

Effective February 22, 2018, our board of directors established an audit committee. The audit committee currently consists of three directors, Aaron Keay, Bruce Leitch and Brian Sudano. Our audit committee assists our board of directors in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by our company to regulatory authorities and stockholders, our systems of internal controls regarding finance and accounting and our auditing, accounting and financial reporting processes. Our audit committee's primary duties and responsibilities are to: serve as an independent and objective party to monitor our financial reporting and internal control system and review our financial statements; oversee our accounting and financial reporting processes and the preparation and auditing of our financial statements; review and appraise the performance of our external auditor; and provide an open avenue of communication among our auditor, financial and senior management and our board of directors.

Our audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter adopted by our board of directors on February 22, 2018. The audit committee charter is attached as Schedule "F" to this joint proxy statement/prospectus.

During the year ended March 31, 2019, our audit committee held 4 meetings, and each member of our audit committee attended 100% of these meetings.

Audit Committee Report

Our audit committee oversees our financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls.

Our audit committee has reviewed and discussed the audited financial statements for the year ended March 31, 2019 with management.

Our audit committee has discussed with Prager Metis CPAs, LLC, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our audit committee has received written disclosure and the letter from Prager Metis CPAs, LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding communications of Prager Metis CPAs, LLC with our audit committee concerning independence, and has discussed with Prager Metis CPAs, LLC its independence.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors that the audited financial statements referred to above to be included in our annual report on Form 10-K for the year ended March 31, 2019 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Aaron Keay	Bruce Leitch	Brian Sudano

The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

On September 4, 2018, our board of directors established a compensation committee, comprising of two directors. The compensation committee currently consists of Aaron Keay and Bruce Leitch. During the year ended March 31, 2019, our compensation committee did not hold any meetings.

The purpose of our compensation committee is to carry out the responsibilities delegated by our board of directors relating to the review and determination of executive compensation. Our compensation committee has the following authority and responsibilities:

  to review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer, evaluate at least annually the chief executive officer's performance in light of those goals and objectives, and determine and approve the chief executive officer's compensation level based on this evaluation;
  to review and make recommendations to the board regarding the compensation of all other executive officers;
  to review and make recommendations to the board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval of such plans by the stockholders of our company;
  to review and discuss with management our compensation discussion and analysis and the related executive compensation information, recommend that the compensation discussion and analysis and related executive compensation information be included in our annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation required to be included in our proxy statement or annual report on Form 10-K;
  to review and make recommendations to the board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the chief executive officer and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;
  to determine stock ownership guidelines for the chief executive officer and other executive officers and monitor compliance with such guidelines;
  to review and make recommendations to the board regarding all employee benefit plans for our company, which includes the ability to adopt, amend and terminate such plans;
  to review our incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;
  to review and recommend to the board for approval the frequency with which our company will conduct say on pay votes, taking into account the results of the most recent stockholder advisory vote on frequency of say on pay votes required by Section 14A of the Securities Exchange Act of 1934, and review and approve the proposals regarding the say on pay vote and the frequency of the say on pay vote to be included in our proxy statement; and
  to review all director compensation and benefits for service on the board and any committees of the board at least once a year and to recommend any changes to the board as necessary.

Our compensation committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities. Our compensation committee must set the compensation, and oversee the work, of the compensation consultant. However, our compensation committee is not required to implement or act consistently with the advice or recommendations of its compensation consultant to the compensation committee and the ability or obligation of our compensation committee to exercise its own judgment in fulfilment of its duties are not affected by the engagement of the compensation consultant. During the year ended March 31, 2019, we did not engage a compensation consultant.

Our compensation committee is to meet at least one time a year at such times and places as it deems necessary to fulfill its responsibilities and report regularly to the board regarding its actions and make recommendations to the board as appropriate. Our compensation committee may invite such members of management to its meetings as it deems appropriate. However, our compensation committee is to meet regularly without such members present, and in all cases the chief executive officer and any other such officers must not be present at meetings at which their compensation or performance is discussed or determined.

Our compensation committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as our compensation committee may deem appropriate in its sole discretion.

Our compensation committee fulfills these responsibilities primarily by carrying out the activities enumerated in the compensation committee charter adopted by our board of directors on September 4, 2018. The compensation committee charter is attached as Schedule "G" to this joint proxy statement/prospectus.

Nominating Committee

We do not presently have a separately constituted nominating committee. Our board of directors does not believe that it is necessary to have such committee because it believes that the functions of such committee can be adequately performed by our board of directors.

On September 4, 2018, our board of directors adopted a board director nomination process, which is attached as Schedule "H" to this joint proxy statement/prospectus. Our board of directors has determined that it is in our best interests to have director nominees recommended for the board's selection by a majority of our independent directors in a vote in which only independent directors participate and to have the full board participate in the consideration of the board of directors nominees.

In general, when our board of directors determines that expansion of the board or replacement of a director is necessary or appropriate, our independent directors will be responsible for identifying one or more candidates to fill such directorship, investigating each candidate, evaluating his/her suitability for service on our board of directors and recommending for selection suitable candidates for nomination to our board of directors.

Our independent directors are authorized to use any methods they deems appropriate for identifying candidates for board membership, including recommendations from current members of the board, senior management or other third parties (including recommendations from stockholders). Our independent directors may engage outside search firms to identify suitable candidates.

Our independent directors are also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate's background, characteristics, qualities and qualifications, and personal interviews with all or some of our independent directors, our management or one or more other members of the board. While diversity may contribute to an evaluation, it is not considered by the board as a separate or independent factor in identifying board of director nominees.

In formulating its recommendation, our independent directors will consider not only the findings and conclusions of the investigation and evaluation process, but also the current composition of the board; the diversity of the board, including gender diversity; the attributes and qualifications of serving members of the board; additional attributes, capabilities or qualifications that should be represented on the board; and whether the candidate could provide those additional attributes, capabilities or qualifications. Our independent directors will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of serving as a member of the board.

In considering whether to recommend directors who are eligible to stand for reelection, our independent directors may consider a variety of factors, including, without limitation, a director's contributions to the board and ability to continue to contribute productively; attendance at board and committee meetings and compliance with our corporate governance policies; whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for continued service on the board; the independence of the director; and the nature and extent of the director's non-Alkaline activities.

Stockholders desiring to suggest a candidate for consideration must do so in accordance with our bylaws and applicable securities laws, and should send a letter to our Chief Financial Officer at our principal office located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, Arizona 85254, U.S.A. Candidates recommended by our stockholders will be considered in the same manner as other candidates.

Director Independence

We currently act with five directors consisting of Richard A. Wright, David A. Guarino, Aaron Keay, Bruce Leitch and Brian Sudano. Our common stock is listed on the Nasdaq Capital Market. Our common stock is also listed on the TSX Venture Exchange which imposes director independent requirements. Under Nasdaq Marketplace Rule 5605(a)(2), a director is not independent if he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation. Using this definition of independent director, we have three independent directors, who are Aaron Keay, Bruce Leitch, and Brian Sudano.

In addition, Aaron Keay, Bruce Leitch and Brian Sudano, the members of our audit committee or compensation committee, have not accept directly or indirectly any consulting, advisory, or other compensatory fee from our company or subsidiary other than in his capacity as a member of the audit committee, our board of directors, or any other board committee, and each member of our audit committee is not a beneficial owner, directly or indirectly, of more than 10% of our common stock and is not an executive officer of our company. Accordingly, they are independent under independence standards applicable to the audit committee or compensation committee of a company whose stock is listed on the Nasdaq Capital Market.

Board Leadership Structure

The positions of our principal executive officer and the chairman of our board of directors are served by two individuals. Richard A. Wright is the President, Chief Executive Officer, Vice-President, Chief Operating Officer and a director of our company and Aaron Keay is the Chairman of the Board and a director of our company. Because of the separation of those functions to two individuals, we have determined that the leadership structure of our board of directors is appropriate, especially given the current stage of our development.

Our board of directors provides oversight of our risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks.

Stockholder Communications with Our Board of Directors

We welcome comments and questions from our stockholders. Our stockholders can direct communications to David A. Guarino, at The Alkaline Water Company Inc., 14646 N. Kierland Blvd., Suite 255, Scottsdale, Arizona 85254. While we appreciate all comments and questions from our stockholders, we may not be able to individually respond to all communications.

David A. Guarino collects and evaluates all stockholder communications. If the communication is directed to our board of directors generally or to a specific board member, Mr. Guarino will disseminate the communication to the appropriate party at the next scheduled board meeting unless he decides that the communication requires a more urgent response. In that case, Mr. Guarino will direct the communication to the appropriate party prior to the next scheduled board meeting. If the communication is addressed to an executive officer, Mr. Guarino will direct that communication to the executive officer. All communications addressed to our directors and executive officers are reviewed by those parties unless the communication is clearly frivolous.

Prohibited Transactions in Our Securities

Under our insider trading policy, no officer or director may ever make a short sale of our common stock. The prohibition against short sale means that an individual subject to the rule cannot sell our common stock if he or she does not then own the securities he or she purports to sell, and even if he or she does own the securities sold, he or she must deliver the securities within 20 days after the sale.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons we believe that during year ended March 31, 2019 all filing requirements applicable to our executive officers and directors, and persons who own more than 10% of our common stock were complied with, with the exception of the following:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Richard A. Wright	1	2	Nil
David A. Guarino	2	2	Nil

Executive Compensation

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended March 31, 2019;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended March 31, 2019; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at March 31, 2019,

who we will collectively refer to as the named executive officers, for all services rendered in all capacities to our company and subsidiaries for the years ended March 31, 2019 and 2018 are set out in the following summary compensation table:

Summary Compensation Table - Years ended March 31, 2019 and 2018
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa -tion ($)	Non- qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Richard A. Wright President, Chief Executive Officer, Vice-President, Chief Operating Officer, Director and Former Secretary and Treasurer(1)	2019 2018	168,000 168,000	Nil Nil	Nil 1,500(3)	Nil Nil	Nil Nil	Nil Nil	24,940 24,186	192,940 193,686
David A. Guarino Chief Financial Officer, Secretary, Treasurer and Director(2)	2019 2018	168,000 154,000	Nil N/A	Nil 168,700(4)	Nil N/A	Nil N/A	Nil N/A	9,000 N/A	177,000 328,200

Notes:

(1)

Effective as of May 31, 2013, Mr. Wright was appointed as Vice-President, Treasurer and a director of our company. On August 7, 2013, our board of directors appointed Mr. Wright as Secretary of our company. On August 28, 2016, our board of directors appointed Mr. Wright as Chief Operating Officer of our company. On April 7, 2017, our board of directors appointed Mr. Wright as President of our company. On April 28, 2017, Mr. Wright resigned as the Secretary and Treasurer of our company and our board of directors appointed Mr. Wright as the Chief Executive Officer of our company.

(2)

On April 28, 2017, our board of directors appointed Mr. Guarino as the Chief Financial Officer, Secretary and Treasurer and a director of our company. From 2015 until April, 2017, Mr. Guarino has been a consultant to our company.

(3)

Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. Reflects the issuance of 1,500,000 shares of Series D Preferred Stock which will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(4)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. Reflects the issuance of 130,000 shares of common stock effective April 28, 2017 (valued at $167,700) and the issuance of 1,000,000 shares of Series D Preferred Stock (valued at $1,000).

Employment Agreement with Richard A. Wright

On March 30, 2016, we entered into an employment agreement dated effective March 1, 2016 with Richard A. Wright, the Vice-President, Secretary, Treasurer and director of our company, pursuant to which Mr. Wright agreed to perform such duties as are regularly and customarily performed by the vice president, secretary and treasurer of a corporation, and any other duties consistent with Mr. Wright's position in our company. Pursuant to the terms of the employment agreement, we have agreed to (i) pay Mr. Wright $14,000 per month or such other amount as may be determined by our board of directors from time to time; and (ii) issue to Mr. Wright 1,500,000 shares of our Series C Preferred Stock (issued effective as of March 31, 2016). We also agreed that each of the following events constitute a "Negotiated Trigger Event" as defined in the Certificate of Designation for the Series C Preferred Stock: (i) the occurrence of a change of control event; (ii) the death of Mr. Wright; and (iii) the termination of the employment agreement for any reason.

In addition, we may (i) grant awards under our 2018 stock option plan to Mr. Wright from time to time and (ii) pay to Mr. Wright an annual discretionary performance bonus in an amount to be determined by our board of directors in its sole discretion. Mr. Wright will also be eligible to participate in other bonus programs offered by our company to our senior staff from time to time.

In addition, Mr. Wright will be entitled to participate in all of our employee benefit plans provided by our company to our senior officers. If we do not provide such plans at any time, we agreed to reimburse Mr. Wright for the reasonable cost of any such plans obtained privately. We also agreed to (i) provide Mr. Wright with vehicle leased in our company's name, with lease payments not exceeding $700/month or such other amount as may be determined by our board of directors; (ii) pay Mr. Wright an allowance of $5,000 per month or such other amount as may be determined by our board of directors, which may be used by Mr. Wright as he sees fit, including without limitation, the funding of non-qualified retirement plans; (iii) reimburse Mr. Wright for any expenses that he incurs in connection with his duties under his employment agreement. Mr. Wright will be entitled in each year to five weeks' paid vacation, in addition to weekends and statutory holidays, to be taken in installments of no more than three consecutive weeks of paid time off.

The initial term of the employment agreement with Mr. Wright is three years and, on the third anniversary of the effective date of the employment and on each annual anniversary date thereafter, the term of the employment agreement will automatically be extended by one additional year unless either party gives 90 days' written notice to the other of its intention not to renew the employment agreement.

Provided that Mr. Wright has acted within the scope of his authority, we have agreed to indemnify and save harmless Mr. Wright (including his heirs and legal representatives) against any and all costs, claims and expenses (including any amounts paid to settle any actions or satisfy any judgments) which: he may suffer or incur by reason of any matter or thing which he may in good faith do or have done or caused to be done as an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; or was reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; provided that, the foregoing indemnification will apply only if: he acted honestly and in good faith with a view to the best interests of our company, any of its subsidiaries or any of their respective affiliates; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Mr. Wright has agreed to indemnify and save harmless our company against, and agree to hold it harmless from, any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against our company arising from or connected with the performance or non-performance of his employment by him or the beach of any warranty, representation or covenant herein by him, other than claims by him pursuant to his employment agreement.

If and to the extent we maintain directors' and officers' liability insurance for the protection of our executives in connection with acts and omissions occurring during the course of their employment with our company, we have agreed that Mr. Wright will be included as an officer and director who is covered by such policy on a basis no less favorable than made available to other executives of our company.

On August 28, 2016, our board of directors appointed Mr. Wright as the Chief Operating Officer of our company. On April 7, 2017, our board of directors appointed Mr. Wright as President of our company. On April 28, 2017, Mr. Wright resigned as the Secretary and Treasurer of our company and our board of directors appointed Mr. Wright as the Chief Executive Officer of our company.

David A. Guarino

We pay David A. Guarino $14,000 per month for his services and a $750 monthly car allowance. Effective April 28, 2017, we issued 130,000 shares of common stock to Mr. Guarino, who was appointed as the Chief Financial Officer, Secretary, Treasurer and a director of our company on the same date.

Grant of Series D Convertible Preferred Stock

On May 3, 2017, we designated 3,000,000 shares of the authorized and unissued preferred stock of our company as "Series D Preferred Stock" by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On November 2, 2017, we increased the number of authorized shares of Series D Preferred Stock in our company to 5,000,000 shares by filing an Amendment to the foregoing Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

Effective May 3, 2017, we issued 1,000,000 shares of our Series D Preferred Stock to Richard A. Wright and 1,000,000 shares of our Series D Preferred Stock to Mr. Guarino.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or named executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than the provisions of the employment agreement with Mr. Wright described below, we have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or named executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or named executive officers, or a change in control of our company or a change in our directors' or named executive officers' responsibilities following a change in control.

If, within 90 days of the occurrence of a change of control event, Mr. Wright resigns from his employment relationship with our company or our company terminates his employment agreement for any reason other than for just cause, then we agreed to pay Mr. Wright severance in an amount equal to the following: 36 months' salary plus an amount, if any, equal to the following: one month's salary multiplied by the number of calendar years, starting on the effective date of the employment agreement, that Mr. Wright is employed by our company under his employment agreement.

We may terminate Mr. Wright's employment at any time for other than just cause by delivering to Mr. Wright written notice of termination. In such a case, we agreed to pay Mr. Wright severance in an amount equal to the following: 36 months' salary plus an amount, if any, equal to the following: one month's salary multiplied by the number of calendar years, starting on the effective date of the employment, that Mr. Wright is employed by our company under his employment agreement.

Subject to applicable employment laws or similar legislation, we may terminate Mr. Wright's employment in the event he has been unable to perform his duties for a period of eight consecutive months or a cumulative period of 12 months in any consecutive 24 month period, because of a physical or mental disability. Mr. Wright's employment will automatically terminate on his death. In the event Mr. Wright's employment with our company terminates by reason of Mr. Wright's death or disability, then upon and immediately effective on the date of termination we agreed to promptly pay and provide Mr. Wright (or in the event of Mr. Wright's death, Mr. Wright's estate); any unpaid salary and any outstanding and accrued regular and special vacation pay through the date of termination; reimbursement for any unreimbursed expenses incurred through to the date of termination; and any outstanding amounts due under any awards which will be dealt with in accordance with our 2013 equity incentive plan or 2018 stock option plan and the award agreement. In the event Mr. Wright's employment is terminated due to a disability, we agreed to pay to Mr. Wright the severance referred to above.

We may terminate Mr. Wright's employment for just cause at any time by delivering to Mr. Wright written notice of termination. In the event that Mr. Wright's employment with our company is terminated by our company for just cause, Mr. Wright will not be entitled to any additional payments or benefits (except as otherwise provided in his employment agreement), other than for amounts due and owing to Mr. Wright by our company as of the date of termination, except for any awards under our 2013 equity incentive plan or 2018 stock option plan will be dealt with in accordance with the plan and award agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of March 31, 2019:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Richard A. Wright	Nil	Nil	Nil	N/A	N/A	Nil	N/A	Nil	N/A
David A. Guarino	Nil	Nil	Nil	N/A	N/A	Nil	N/A	Nil	N/A

Compensation of Directors

The particulars of compensation paid to our directors who are not named executive officers for the fiscal year ended March 31, 2019 are set out in the following director compensation table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Aaron Keay	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Bruce Leitch	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Brian Sudano(1)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Note:
(1)	Brian Sudano was elected as a director of our company on September 14, 2018.

We have no formal plan for compensating our directors for their services in their capacity as directors. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on their behalf other than services ordinarily required of a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of ♦, 2019, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities and by each of our directors, director nominees, executive officers and by our executive officers and directors as a group.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Richard A. Wright	Common Stock	700,000	♦%
	Series C Preferred Stock(3)	1,500,000	100%
	Series D Preferred Stock(4)	1,500,000	39.47%
David A. Guarino	Common Stock	909,300	♦%
	Series D Preferred Stock(4)	1,000,000	26.32%
Aaron Keay	Common Stock	262,500(5)	*
Bruce Leitch	Common Stock	75,000(6)	*
Brian Sudano	Common Stock	Nil	*
Ronald DaVella	Common Stock	Nil	*
All executive officers and directors as a group (6 persons)	Common Stock	1,946,800	♦%
	Series C Preferred Stock(3)	1,500,000	100%
	Series D Preferred Stock(4)	2,500,000	65.79%

* Less than 1%.

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Percentage of common stock is based on 43,685,592 shares of our common stock issued and outstanding as of ♦, 2019. Percentage of Series C Preferred Stock is based on 1,500,000 shares of Series C Preferred Stock issued and outstanding as of ♦, 2019. Percentage of Series D Preferred Stock is based on 3,800,000 shares of Series D Preferred Stock issued and outstanding as of ♦, 2019.

(3)

Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(4)

Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.

(5)	Consists of 262,500 stock options exercisable within 60 days.
(6)	Consists of 75,000 stock options exercisable within 60 days.

Changes in Control

Except in connection with any change in control of our company that may occur as a result of the Merger, we are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

Transactions with Related Persons

Other than as disclosed below, there has been no transaction, since April 1, 2017, or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds $122,693.67, being the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(a)	any director, director nominee or executive officer of our company;

(b)	any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities;

(c)

any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of our company when it was a shell company; and

(d)	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Grant of Series C Convertible Preferred Stock

On August 17, 2017, we issued 1,500,000 shares of our common stock to Steven P. Nickolas, a former stockholder who beneficially owned, directly or indirectly, more than 5% of a class of our voting securities and a former officer and director of our company, upon conversion of 1,500,000 shares of our Series C Preferred Stock held by Mr. Nickolas. The shares of our Series C Preferred Stock became convertible into shares of our common stock without the payment of any additional consideration by Mr. Nickolas and at the option of Mr. Nickolas because the termination of the employment agreement between our company and Mr. Nickolas was an event constituting a "Negotiated Trigger Event" as defined in the Certificate of Designation for our Series C Preferred Stock.

During the year ended March 31, 2018, we paid Steven P. Nickolas a salary of $3,072.

On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims (the "Settlement Agreement") with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, (collectively, the "Nickolas Parties") and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard A. Wright, (collectively, "Wright/McDowell").

The Settlement Agreement provides, among other things, the following:

1.	Simultaneous with the full execution of the Settlement Agreement, we agreed to pay Mr. Nickolas $110,000 in one lump sum (paid);
2.

From the date of the Settlement Agreement, we agreed to waive the application of our Insider Trading Policy as to Mr. Nickolas, thereby removing any black-out periods for all future sales of our common stock by Mr. Nickolas;

3.	Within three business date of the full execution of the Settlement Agreement, we agreed to instruct our transfer agent to issue Mr. Nickolas 700,000 shares of our common stock (issued);
4.	Within 10 business days of the full execution of the Settlement Agreement, we agreed to issue Mr. Nickolas 300,000 shares of our Series D Preferred Stock (issued);
5.

In exchange for 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Mr. Nickolas forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration;

6.

Upon the full execution of the Settlement Agreement, Mr. Nickolas and our company agreed to file the stipulations to dismiss the complaints and counterclaim filed by each of them with prejudice, with each side to bear its own costs and attorney's fees. In addition, our company and Wright/McDowell agreed that they will effectuate the dismissal of an arbitration proceeding against the Nickolas Parties with prejudice, with each side to bear its own attorneys' fees and costs;

7.	Mr. Nickolas surrendered all right, interest or claim to the shares of our common stock owned by WIN Investments, LLC and Lifewater Industries, LLC for no additional consideration;
8.

Mr. Nickolas acknowledged and agreed that the employment agreement between Mr. Nickolas and our company was terminated as of April 7, 2017 and no further amounts are owed to Mr. Nickolas under the employment agreement and we agreed to waive restrictive covenants set out in the employment agreement;

9.	We agreed to assume financial responsibility for the federal tax obligations in the total amount of $45,738.68 owed by Mr. Nickolas and a certain outstanding invoice in the amount of $21,008.71;
10.

Mr. Nickolas acknowledged and agreed that 1,500,000 stock options with an exercise price of $0.52 issued to Mr. Nickolas on or about March 1, 2016 have expired and a total of 148,000 stock options issued to Mr. Nickolas before 2016 will automatically expire 90 days from October 6, 2017, the date Mr. Nickolas ceased being a director of our company (expired);

11.

We agreed that Mr. Nickolas will have access to a reasonable amount of Alkaline88 water, not to exceed 30 cases at the time of pickup at our facility, for his personal consumption only at no cost while Mr. Nickolas is a direct stockholder of our company and Mr. Nickolas will be limited to an average of 20 cases per month for his personal consumption; and

12.	The parties also agreed to mutual release of claims.

On November 8, 2017, we entered into an Exchange Agreement and Mutual Release of Claims (the "Exchange Agreement") with Richard A. Wright, the President, Chief Executive Officer and a director of our company.

The Exchange Agreement provides, among other things, the following:

1.	Within five business days of the full execution of the Exchange Agreement, we agreed to instruct our transfer agent to issue Mr. Wright 700,000 shares of our common stock (issued on November 9, 2017);
2.	Within 10 business days of the full execution of the Exchange Agreement, we agreed to issue 300,000 shares of our Series D Preferred Stock (issued on November 9, 2017);
3.

In exchange for 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Mr. Wright forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration; and

4.	The parties also agreed to mutual release of claims.

On November 8, 2017, Richard A. Wright and Sharon Wright, Mr. Wright's spouse, executed a Stock Option Forfeiture & General Release (the "Stock Option Forfeiture Agreement").

The Stock Option Forfeiture Agreement provides, among other things, the following:

1.

In exchange for, among other things, receipt of 200,000 shares of our Series D Preferred Stock (issued on November 9, 2017), Mr. Wright agreed that Mr. Wright's stock options to purchase 1,500,000 shares of our common stock at an exercise price of $0.52 per share were forfeited, terminated and otherwise cancelled as of November 8, 2017; and

2.	Mr. Wright also agreed to release of claims against our company.

On September 14, 2017, Wright Investment Group LLC, an entity controlled by Richard A. Wright, the President, Chief Executive Officer and a director of our company, advanced $200,000 to our company. On October 17, 2017, Wright Investment Group LLC advanced $400,000 to our company. On November 22, 2017, Wright Investment Group LLC advanced $400,000 to our company. The $1,000,000 in advances was repaid to Wright Investment Group, LLC on March 2, 2018.

On February 14, 2018 and December 31, 2018, David A. Guarino, the Chief Financial Officer, Secretary, Treasurer and a director our company, entered into two separate guarantee agreements with CNH Specialty Finance in order for CNH Specialty Finance to agree to provide our company two separate $400,000 temporary order advances under the credit facility agreement. Under the guarantee agreements, Mr. Guarino personally, absolutely, and unconditionally, jointly and severally, guaranteed the prompt, complete and full payment of our obligations to repay each of the temporary order advances only, under the credit agreement, with CNH Specialty Finance.

On May 25, 2016, we entered into an agreement with BMC Strategic Associates ("BMCSA"), a division of Beverage Marketing Corporation, with regard to a possible strategic transaction "relationship" involving the Alkaline88 brand and all assets related to such brand. Brian Sudano, a director of Alkaline, is Managing Partner of Beverage Marketing Corporation and BMC Strategic Associates. During the term of the agreement, BMCSA has the exclusive right to represent our company in the developing a strategic relationship (defined as any investment, joint venture, etc. involving the Alkaline88 brand and all assets related to such brand and a strategic party who is more than a mere financier). The agreement provides that if our company consummates a strategic relationship during the term of the agreement with any party, licensor, joint venture partner, etc., or within 18 months of the date of termination of the agreement, then we must pay BMCSA, at closing of such strategic relationship, a commission based upon the value of the strategic relationship as follows: 5% for the first $2 million, 4% for next $2 million, 3% for next $2 million, 2% for next $2 million and 1% of the total amount above $8 million, provided however, in no event will the commission be less than $500,000. We agreed to reimburse BMCSA on a monthly basis for all reasonable out-of-pocket expenses incurred by BMCSA in connection with the performance of services provided under the agreement. The agreement continues in force until terminated by either party in writing upon at least 30 days' written notice. Since April 1, 2017, we paid BMCSA an aggregate of $25,145 in consideration of the consulting services provided by BMCSA under the agreement.

Effective April 28, 2017, we granted 350,000 stock options to Aaron Keay, a director of our company. These stock options are exercisable at the exercise price of $1.29 per share for a period of ten years from the date of grant and vest as follows: (i) 87,500 upon the date of grant; and (ii) 87,500 on each anniversary date of grant.

Effective April 28, 2017, we granted 100,000 stock options to Bruce Leitch, a director of our company. These stock options are exercisable at the exercise price of $1.29 per share for a period of ten years from the date of grant and vest as follows: (i) 25,000 upon the date of grant; and (ii) 25,000 on each anniversary date of grant.

On May 1, 2019, we appointed Ronald DaVella as our Executive Vice President of Finance. On April 25, 2019, we entered into an employment agreement with Ronald DaVella pursuant to which Mr. DaVella agreed to act as our Executive Vice President of Finance and to perform such duties as are regularly and customarily performed by the executive vice president of finance of a corporation, and any other duties consistent with Mr. Da Vella's position in our company. Pursuant to the terms of the employment agreement we have agreed to: (i) pay Mr. DaVella $14,000 per month or such other amount as may be determined by our board of directors from time to time, (ii) pay a monthly car allowance of $800, and (iii) pay a monthly cell phone allowance of $150.

In addition, we agreed to grant Mr. DaVella (i) 75,000 shares of restricted common stock, with 50,000 shares vesting on the six month anniversary of the effective date of his employment agreement and 25,000 shares vesting on the one year anniversary of the effective date of his employment agreement and (ii) 200,000 stock options vesting over three years, with one-third vesting on each yearly anniversary date of his employment agreement.

In addition, Mr. DaVella will be entitled to participate in all of our employee benefit plans provided by our company to our senior officers. If we do not provide such plans at any time, we have agreed to reimburse Mr. DaVella for the reasonable cost of any such plans obtained privately. We also have agreed to reimburse Mr. DaVella for any expenses that he incurs in connection with his duties under his employment agreement. Mr. DaVella will be entitled in each year to five weeks' paid vacation, in addition to weekends and statutory holidays, to be taken in installments of no more than three consecutive weeks of paid time off.

The initial term of the employment agreement is three years and, on the third anniversary of the effective date of the employment and on each annual anniversary date thereafter, the term of the employment agreement will automatically be extended by one additional year unless either party gives 90 days' written notice to the other of its intention not to renew the employment agreement.

If, within 90 days of the occurrence of a change of control event, Mr. DaVella resigns from his employment relationship with our company or our company terminates his employment agreement for any reason other than for just cause, then we have agreed to pay Mr. DaVella severance in an amount equal to the following: 5 months' salary plus an amount, if any, equal to the following: one month's salary multiplied by the number of calendar years, starting on the effective date of the employment agreement, that Mr. DaVella is employed by our company under his employment agreement.

We may terminate Mr. DaVella's employment at any time for other than just cause by delivering to Mr. DaVella written notice of termination. In such a case, we have agreed to pay Mr. DaVella severance in an amount equal to the following: 5 months' salary plus an amount, if any, equal to the following: one month's salary multiplied by the number of calendar years, starting on the effective date of the employment, that Mr. DaVella is employed by our company under his employment agreement.

Subject to applicable employment laws or similar legislation, we may terminate Mr. DaVella's employment in the event he has been unable to perform his duties for a period of eight consecutive months or a cumulative period of 12 months in any consecutive 24 month period, because of a physical or mental disability. Mr. DaVella's employment will automatically terminate on his death. In the event Mr. DaVella's employment with our company terminates by reason of Mr. DaVella's death or disability, then upon and immediately effective on the date of termination we have agreed to promptly pay and provide Mr. DaVella (or in the event of Mr. DaVella's death, Mr. DaVella's estate); any unpaid salary and any outstanding and accrued regular and special vacation pay through the date of termination; reimbursement for any unreimbursed expenses incurred through to the date of termination; and any outstanding amounts due under any awards which will be dealt with in accordance with our equity incentive plan and the award agreement. In the event Mr. DaVella's employment is terminated due to a disability, we agreed to pay to Mr. DaVella the severance referred to above.

We may terminate Mr. DaVella's employment for just cause at any time by delivering to Mr. DaVella written notice of termination. In the event that Mr. DaVella's employment with our company is terminated by our company for just cause, Mr. DaVella will not be entitled to any additional payments or benefits (except as otherwise provided in his employment agreement), other than for amounts due and owing to Mr. DaVella by our company as of the date of termination, except for any awards under our equity incentive plan will be dealt with in accordance with the plan and award agreement.

Provided that Mr. DaVella has acted within the scope of his authority, we have agreed to indemnify and save harmless Mr. DaVella (including his heirs and legal representatives) against any and all costs, claims and expenses (including any amounts paid to settle any actions or satisfy any judgments) which: he may suffer or incur by reason of any matter or thing which he may in good faith do or have done or caused to be done as an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; or was reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been an employee, officer or director of our company, any of its subsidiaries or of any of their respective affiliates; provided that, the foregoing indemnification will apply only if: he acted honestly and in good faith with a view to the best interests of our company, any of its subsidiaries or any of their respective affiliates; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Mr. DaVella has agreed to indemnify and save harmless our company against, and to hold it harmless from, any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against our company arising from or connected with the performance or non-performance of his employment by him or the beach of any warranty, representation or covenant herein by him, other than claims by him pursuant to his employment agreement.

If and to the extent we maintain directors' and officers' liability insurance for the protection of our executives in connection with acts and omissions occurring during their employment with our company, we have agreed that Mr. Da Vella will be included as an officer and director who is covered by such policy on a basis no less favorable than made available to other executives of our company.

Compensation for Named Executive Officers, Directors and Nominees

For information regarding compensation for our named executive officers and directors, see "Executive Compensation".

ALKALINE PROPOSAL 5
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors is asking our stockholders to ratify the appointment of Prager Metis CPAs, LLC as our independent registered public accounting firm.

Stockholder ratification of the appointment of Prager Metis CPAs, LLC as our independent registered public accounting firm is required by the policies of the TSX Venture Exchange. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if our board of directors determines that such a change would be in the best interest of our company and our stockholders.

Representatives of Prager Metis CPAs, LLC are not expected to be present at the Alkaline Meeting. However, we will provide contact information for Prager Metis CPAs, LLC to any stockholders who would like to contact the firm with questions.

Unless otherwise directed, the proxy holder will vote the proxies received by him for the ratification of the appointment of Prager Metis CPAs, LLC as our independent registered public accounting firm.

Our board of directors recommends that you vote FOR the ratification of the appointment of Prager Metis CPAs, LLC as our independent registered public accounting firm.

Fees Paid to Our Independent Registered Public Accounting Firms

We were notified that AMC Auditing, LLC, our former independent registered public accounting firm, was acquired by Prager Metis CPAs, LLC, and that all of the employees of AMC Auditing, LLC were joining Prager Metis CPAs, LLC. As a result, effective as of April 25, 2019, AMC Auditing, LLC resigned as our independent registered public accounting firm. Concurrent with such resignation, we engaged Prager Metis CPAs, LLC to serve as our independent registered public accounting firm effective April 25, 2019.

The following table sets forth the fees billed to our company for the years ended March 31, 2019 and 2018 for professional services rendered by AMC Auditing, LLC:

Fees		2019	2018
Audit Fees	$		$40,000
Audit Related Fees		-	-
Tax Fees		-	-
Other Fees		31,000	22,500

Other fees for the year ended March 31, 2019 were for quarterly reviews, consents for registration statements and comfort letters. Other fees for the year ended March 31, 2018 were for quarterly reviews.

The following table sets forth the fees billed to our company for the year ended March 31, 2019 for professional services rendered by Prager Metis CPAs, LLC:

Fees	2019
Audit Fees	$95,000
Audit Related Fees	-
Tax Fees	-
Other Fees	-

Pre-Approval Policies and Procedures

Our audit committee reviews and pre-approves all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by our board of directors (prior to the establishment of our audit committee) and our audit committee (subsequent to the establishment of our audit committee) before the respective services were rendered.

Our board of directors has considered the nature and amount of fees billed by AMC Auditing, LLC and believes that the provision of services for activities unrelated to the audit is compatible with maintaining its independence.

Our board of directors recommends that you vote FOR the ratification of the appointment of Prager Metis CPAs, LLC as our independent registered public accounting firm.

ALKALINE PROPOSAL 6
APPROVAL OF 2019 EQUITY INCENTIVE PLAN

Our board of directors is asking our stockholders to approve our 2019 equity incentive plan.

On ♦, 2019, our board of directors adopted the 2019 equity incentive plan, pursuant to which we may grant stock options to acquire up to a maximum of 9,000,000 shares of our company's common stock and non-stock option awards to acquire up to a maximum of 1,650,000 shares of our company's common stock.

Unless otherwise directed, the proxy holder will vote the proxies received by him for the approval of our 2019 equity incentive plan.

Our board of directors recommends that you vote FOR the approval of our 2019 equity incentive plan.

Description of Our 2019 Equity Incentive Plan

The following is a summary of the material features of our 2019 equity incentive plan. The full text of our 2019 equity incentive plan is attached to this joint proxy statement/prospectus as Schedule "E" to this joint proxy statement/prospectus.

Purpose

The purpose of our 2019 equity incentive plan is to: (i) enable our company and any affiliate of our company to attract and retain the types of employees, consultants and directors who will contribute to our company's long range success; (ii) provide incentives that align the interests of employees, consultants and directors with those of our company's stockholders; and (iii) promote the success of our company's business.

Administration

The plan administrator, which is currently our board of directors, administers our 2019 equity incentive plan. The plan administrator has sole authority, in its absolute discretion, to (i) construe and interpret the plan; (ii) grant stock options and non-stock option awards (each, an "award") under the plan; (iii) determine the individuals to whom stock options and non-stock option awards will be granted under the plan and whether an option is an incentive stock option or a non-qualified stock option; (iv) determine the number of shares of our common stock subject to each stock option and non-stock option award, the terms and conditions of each stock option and non-stock option award, including the exercise price, medium of payment and vesting provisions, and to specify the provisions of the agreement with respect thereto.

Eligibility

Employees of our company or subsidiary who are subject to tax in the United States are eligible to receive incentive stock options. As of ♦, 2019, there are approximately [15] persons eligible to receive incentive stock options. Employees of our company or subsidiary, consultants and such other persons as the plan administrator selects are eligible to receive non-qualified stock options. As of ♦, 2019, there are approximately [15] persons eligible to receive non-qualified stock options.

While our common stock is listed on the TSX Venture Exchange, an award recipient must either be a Director, Employee or Consultant (as defined by the policies of the TSX Venture Exchange) of our company or a subsidiary of our company at the time of grant of the award, except as otherwise provided by the policies of the TSX Venture Exchange and, for awards granted to Employees, Consultants or Management Company Employees (as defined by the policies of the TSX Venture Exchange), we must ensure that the award recipient is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

While our common stock is listed on the TSX Venture Exchange, except in relation to Consultant Companies (as defined by the policies of the TSX Venture Exchange), the awards may be granted only to an individual or to a company that is wholly owned by individual eligible for a grant of an award.

Shares Subject to Our 2019 Equity Incentive Plan

Under the plan, the plan administrator is authorized to grant stock options to acquire up to a total of 9,000,000 shares of our company's common stock and non-stock option awards to acquire up to a maximum of 1,650,000 shares of our company's common stock.

Number of Stock Options

While our common stock is listed on the TSX Venture Exchange, the maximum number shares of our common stock subject to a stock option to a holder who is a Consultant (as defined by the policies of the TSX Venture Exchange) is limited to an amount equal to 2% of the then issued and outstanding shares of our common stock (on a non-diluted basis) in any 12 month period.

While our common stock is listed on the TSX Venture Exchange, the number of stock options granted to all persons in aggregate who are employed to perform Investor Relations Activities (as defined by the policies of the TSX Venture Exchange) is limited to an amount equal to 2% of the then issued and outstanding shares of our common stock (on a non-diluted basis) in any 12 month period, provided that such stock options vest in stages over a 12 month period with no more than 1/4 of the stock options vesting in any 3 month period.

Type of Awards

Under the plan, either stock options or non-stock option awards may be granted. Incentive stock options are stock options that qualify for certain favorable tax treatment under the U.S. tax laws. Non-qualified stock options are stock options that are not incentive stock options. The aggregate fair market value on the date of grant of our common stock with respect to which incentive stock options are exercisable for the first time by an optionee subject to tax in the United States during any calendar year must not exceed $100,000, or such other limit as may be prescribed by the Code. Non-stock option awards means a right granted to an award recipient under the plan, which may include the grant of stock appreciation rights, restricted awards or performance compensation awards.

Award Price

The per share exercise price for an incentive stock option must not be less than the fair market value per share of our common stock on the date of grant. With respect to incentive stock options granted to a greater-than-ten percent stockholder of our company, the exercise price per share must not be less than 110% of the fair market value per share of our common stock on the date of grant. With respect to non-qualified stock options, the exercise price per share must be determined by the plan administrator at the time the stock option is granted.

While our common stock is listed on the TSX Venture Exchange, the exercise price of the shares of our common stock covered by each stock option must be determined by the plan administrator and the exercise price must not be less than the price permitted by the TSX Venture Exchange or other regulatory body having jurisdiction. We must not grant stock options or establish a minimum exercise price for stock options unless and until the stock options have been allocated to a particular person or persons.

While our common stock is listed on the TSX Venture Exchange, the exercise price of a stock option must be paid in cash.

The exercise price of a stock appreciation right granted alone ( a "free standing right") will be determined by the plan administrator, but will not be less than 100% of the greater of: (i) the fair market value of the shares underlying the free standing right on the date of grant, and (ii) the fair market value of the shares underlying the free standing right on the trading date immediately preceding the date of grant. A related right granted simultaneously with, or subsequent to, the grant of an option and in conjunction therewith or in the alternative thereto, will have the same exercise price as the related option, will be transferable only upon the same terms and conditions as the related option, and will be exercisable only to the same extent as the related option. However, a stock appreciation right, by its terms, will be exercisable only when the fair market value per share subject to the stock appreciation right and related option exceeds the exercise price per share thereof and no stock appreciation rights may be granted in tandem with an option unless the plan administrator determines that the applicable requirements of the plan are satisfied.

On ♦, 2019, the closing price of our common stock as reported by the Nasdaq Capital Market was US$♦ per share and the closing price of our common stock as reported by the TSX Venture Exchange was CDN$♦.

Duration of Stock Options

The expiration date of a stock option must not be later than 10 years from the date of grant; provided that the expiration date of any incentive stock option granted to a greater-than-ten percent stockholder of our company must not be later than five years from the date of grant.

Vesting Schedule

The vesting schedule for each stock option must be specified by the plan administrator at the time of grant prior to the provision of services with respect to which such stock option is granted. If no vesting schedule is specified at the time of grant by the plan administrator or in our 2019 equity incentive plan, the stock option vests immediately.

The plan administrator may accelerate the vesting of one or more outstanding stock options.

Term of Stock Option

Stock options that have vested but have not been exercised terminate upon the occurrence of the first of the following events, except as provided for in a stock option agreement: (i) the expiration of the option; (ii) the date of an optionee's termination of employment or contractual relationship with our company for cause; (iii) the expiration of three months from the date of an optionee's termination of employment or contractual relationship for any reason other than for cause, death or certain disability; and (iv) the expiration of one year from termination of an optionee's employment or contractual relationship by reason of death or certain disability, provided, however, that while our common stock is listed on the TSX Venture Exchange, stock options granted to optionees engaged in Investor Relations Activities (as defined by the policies of the TSX Venture Exchange) on behalf of our company must expire 30 days after such optionees cease to perform such Investor Relations Activities for our company. Stock options that have not vested terminate immediately upon the optionee's resignation or termination of employment or contractual relationship with our company for any reason whatsoever, including death or disability.

Transfer of Stock Option

The stock options granted under the plan may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by applicable laws of descent and distribution, and will not be subject to execution, attachment or similar process, provided, however, that subject to applicable laws, the optionee's heirs or administrators may exercise any portion of the outstanding vested stock options within one year of the optionee's death. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any stock option contrary to the provisions of the plan, or upon the sale, levy or any attachment or similar process contrary to the rights and privileges conferred by the plan, such stock option will terminate and become null and void.

Securities Regulation and Tax Withholding

Stock options will not be granted and shares of our common stock will not be issued with respect to stock options unless the grant of such stock options, the exercise of such stock options and the issuance and delivery of such shares comply with all applicable laws. The optionee must pay to us promptly upon exercise of a stock option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, provincial, local and foreign withholding taxes resulting upon exercise of a stock option or from a transfer or other disposition of shares of our common stock acquired upon exercise of a stock option or otherwise related to a stock option or shares of our common stock acquired in connection with a stock option.

Certain Corporate Transactions

If we are involved in a merger, consolidation, acquisition of property, reorganization, or liquidation, or we declare a dividend payable in, or subdivided, reclassify, reorganize, or combine our common stock, the plan administrator will, with respect to each outstanding stock option, proportionately adjust the number of shares of our common stock subject to such stock option and/or the exercise price per share so as to preserve the rights of the optionee substantially proportionate to the rights of the optionee prior to such event. Also to the extent such action includes an increase or decrease in the number of shares of our common stock, the number of shares available under the plan and the exercise price for such stock option will automatically be increased or decreased proportionately.

For greater certainty, the exercise price for any stock options and the number of shares of our common stock deliverable upon the exercise of the stock options will be subject to adjustment in the case of any capital reorganization or of any reclassification of the capital of our company, or in the case of the consolidation, merger or amalgamation of our company with or into any other company, each stock option will, after such event, confer the right to purchase the number of shares of our common stock or other securities of our company (or of the company resulting from such event) which the optionee would have been entitled to upon such event if the optionee had been a stockholder of our company at the time of such event.

Term of the Plan

The plan administrator may grant incentive stock options on or after the date on which the plan is adopted through the day immediately preceding the 10th anniversary of the date the plan is adopted. The plan administrator may grant non-qualified stock options on or after the date the plan is adopted and until the plan is terminated by our board of directors.

Stockholder Approval

While our common stock is listed on the TSX Venture Exchange, unless disinterested stockholder approval is obtained, under no circumstances will the plan, together with all of our other previously established and outstanding stock option plans or grants, result in:

(i) the aggregate number of shares of our common stock reserved for issuance under awards granted to insiders (as a group) at any point in time exceeding 10% of the issued shares of our common stock;

(ii) the grant to insiders (as a group), within a 12 month period, of an aggregate number of stock option awards exceeding 10% of the issued shares of our common stock, calculated at the date a stock option award is granted to any insider;

(iii) the grant to insiders (as a group), within a 12 month period, of an aggregate number of non-stock option awards exceeding 10% of the issued shares of our common stock, calculated at the date a non-stock option award is granted to any insider;

(iv) the aggregate number of stock options granted to any one award recipient (and any companies wholly owned by that optionee) within a 12 month period exceeding 5% of the issued shares of our common stock, calculated on the date a stock option is granted to the award recipient;

(v) the aggregate number of shares of our common stock subject to non-stock option awards granted to any one award recipient within a 12 month period exceeding 1% of the issued shares of our common stock, calculated on the date a non-stock option award is granted to the award recipient;

(vi) the aggregate number of shares of our common stock subject to awards granted to any one award recipient who is a Consultant (as defined by the policies of the TSX Venture Exchange) within a 12 month period exceeding 2% of the issued shares of our common stock, calculated on the date an award is granted to the award recipient; or

(vii) the aggregate number of shares of our common stock subject to awards granted to all award recipients (as a group) who are employed to perform Investor Relations Activities (as defined by the policies of the TSX Venture Exchange) within a 12 month period exceeding 2% of the issued shares of our common stock, calculated on the date an award is granted to the award recipient.

While our common stock is listed on the TSX Venture Exchange, we must obtain disinterested stockholder approval for any amendment to stock options held by insiders that would have the effect of decreasing the exercise price of the stock options.

Amendment and Termination

The plan will terminate automatically on ♦, 2029. No award will be granted pursuant to the plan after such date, but awards granted before then may extend beyond that date. The plan administrator may suspend or terminate the plan at any earlier date in accordance with the terms of the plan. No awards may be granted under the plan while the plan is suspended or after it is terminated. Unless we determine to submit the section of the plan which sets out the plan's treatment of performance compensation awards and the definition of "Performance Goal" and "Performance Criteria" to the stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the plan was last approved by stockholders (or any earlier meeting designated by our board of directors), in accordance with the requirements of Section 162(m) of the Code and such stockholder approval is obtained, then no further performance compensation awards will be made to covered employees under the section of the plan which sets out the plan's treatment of performance compensation awards after the date of such annual meeting, but the plan may continue in effect for awards to award recipients not in accordance with Section 162(m) of the Code.

The plan administrator may, subject to applicable laws, at any time modify or amend stock options granted under the plan, provided, however, that: (i) no amendment with respect to an outstanding stock option which has the effect of reducing the benefits afforded to the optionee must be made over the objection of such optionee; (ii) the events triggering acceleration of vesting of outstanding stock options may not be modified, expanded, or eliminated without the consent of the optionees; and (iii) the plan administrator may not increase the number of shares available for issuance on the exercise of incentive stock options without stockholder approval.

Federal Income Tax Consequences

The following discussion is intended to be only a general description of the tax consequences of our 2019 equity incentive plan under the provisions of U.S. federal income tax laws currently in effect and does not address any estate, gift, state, local or non-U.S. tax laws. U.S. federal income tax laws are subject to change at any time, possibly with retroactive effect. This summary is not exhaustive of all possible United States income tax consequences. It is not intended as legal or tax advice to any particular participant and should not be so construed. The tax consequences to any particular participant will vary according to the status of that participant as an individual, trust, corporation or member of a partnership, the jurisdictions in which that participant is subject to taxation and, generally, according to that participant's particular circumstances. Each participant should consult his or her own tax advisor with respect to the income tax consequences applicable to such participant's own particular circumstances.

This summary is not exhaustive of all possible United States income tax consequences. It is not intended as legal or tax advice to any particular holder of shares of our stock and should not be so construed. The tax consequences to any particular holder of shares of our stock will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder's particular circumstances. Each holder should consult the holder's own tax advisor with respect to the income tax consequences applicable to the holder's own particular circumstances.

Non-Qualified Stock Options

A non-statutory or non-qualified stock option is a stock option that does not meet the requirements of sections 421 through 422 of the Code. A non-qualified stock option will be taxed in the hands of the optionee at the time of exercise. The optionee will recognize ordinary income for United States tax purposes in the amount of the fair market value (less whatever the optionee paid for the option) in the year of exercise. The optionee may recognize a capital gain or loss when the underlying shares of our common stock are sold. In calculating the gain or loss, the optionee's cost basis for the shares of our common stock will be the fair market value of the stock option when exercised.

Qualified Stock Options

The Code provides special tax treatment for qualified stock options meeting the requirements of section 422 of the Code, commonly called "incentive stock options".

If the stock option qualifies as an incentive stock option, the optionee will have no regular federal income tax liability upon its grant or upon its exercise. However, the excess, if any, of the fair market value of the underlying shares of our common stock on the date of exercise over their aggregate exercise price will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the optionee to alternative minimum tax in the year of exercise.

Once the optionee exercises an incentive stock option, he or she must hold the underlying shares of our common stock for at least two years from the date the stock option was granted or at least one year from the date the stock option was exercised, whichever is later. If the shares of our common stock are sold after the hold period, any gain (or loss) will be taxed as a capital gain (or loss). On the other hand, if any of the shares of our common stock are sold during the hold period, any gain on the shares of our common stock that are sold will be taxed as ordinary income. Note that the balance of the shares of our common stock will continue to qualify for capital gains treatment if it is held until the expiration of the hold period.

Under section 422 of the Code, incentive stock options must meet the following requirements:

(a) incentive stock options can entitle the employee to purchase shares of the employer corporation, its parent or its subsidiary, but not of a sister corporation of the employer corporation;

(b) incentive stock options can only be granted to an employee who, at the time of grant, does not own shares having more than 10 percent of the total combined voting power of all classes of stock of the employer corporation, its parent or any subsidiary; provided that this limitation will not apply if, at the time of the grant, the exercise price is at least 110 percent of the fair market value of the underlying stock, and the stock option is by its terms not exercisable for a period of more than five years from the date on which it is granted;

(c) generally, the exercise price of incentive stock options must be payable in cash, although this requirement is relaxed if the incentive stock option meets all of the requirements of section 422(b) of the Code (thus making it possible for the optionee to pay the exercise price by, for example, surrendering stock of the issuer or transferring to the issuer other property);

(d) incentive stock options must be granted under a plan adopted by the corporation;

(e) the plan must be approved by the stockholders within 12 months before or after the date on which the plan is adopted;

(f) the plan must set out the total number of shares that may be issued thereunder as well as the employees (or class of employees) who may receive the stock options;

(g) the incentive stock options must be granted and exercised within 10 years from the date the plan is adopted or approved, whichever is earlier;

(h) the stock option price must not be less than the fair market value of the stock at the time the stock option is granted;

(i) incentive stock options must not be transferable except in the event of death; and

(j) incentive stock options cease to qualify as such three months after the optionee ceases to be an employee, except where the optionee is disabled within the meaning of section 22(e)(3) of the Code, in which case the three-month period is extended to one year.

In addition, the aggregate fair market value of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year (granted under the plan and all other plans of the company, its parent or any subsidiary) must not exceed US$100,000. Any portion of a stock option which exceeds this limit is treated as a non-qualified stock option.

Stock Appreciation Rights

Generally, the recipient of stock appreciation rights will not recognize any taxable income at the time the stock appreciation rights are granted.

With respect to stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

In general, there will be no federal income tax deduction allowed to the company upon the grant or termination of stock appreciation rights. Upon the exercise of a stock appreciation right, however, the company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock

The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. Our company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as our company withholds the appropriate taxes with respect to such income (if required) and the recipient's total compensation is deemed reasonable in amount. Any gain or loss on the recipient's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. Our company does not receive a tax deduction for any such gain. Recipients of restricted stock may make an election under Section 83(b) of the Code to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) election must be made within thirty days from the time the restricted stock is issued.

Other Stock Awards

Other stock awards may be granted as determined by the plan administrator. Such stock awards may be subject to forfeiture under conditions imposed by the plan administrator. Recipients of stock awards will realize ordinary income at the time of receipt of a stock award or, if such award is subject to forfeiture, upon the lapse of any such forfeiture provisions. The ordinary income realized by the recipient will be equal to the fair market value of the shares less the amount, if any, paid in connection with the issuance (the board of directors or the committee can require the payment of par value at the time of the grant). Our company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as our company withholds the appropriate taxes with respect to such income (if required) and the recipient's total compensation is deemed reasonable in amount. The holder will have a basis in the shares acquired equal to any amount paid on receipt plus the amount of any ordinary income recognized by the holder. On sale of the shares, the holder will have a capital gain or loss equal to the sales proceeds minus its basis in the shares.

Stock Option Grants

As of ♦, 2019, the following persons or group of persons held the following number of stock options of our company.

Group	Number of Shares of Our Common Stock Subject to Stock Options
Richard A. Wright President, Chief Executive Officer, Vice-President, Chief Operating Officer, Director	Nil
David A. Guarino Chief Financial Officer, Secretary, Treasurer and Director	Nil
Aaron Keay Director	350,000
Bruce Leitch Director	100,000
All current executive officers as a group (3 persons)	Nil
All current directors who are not executive officers as a group (3)	450,000
The following individual received 5% or more of the total stock options granted to date (other than Richard A. Wright): Frank Chessman	514,800

Group	Number of Shares of Our Common Stock Subject to Stock Options
All employees, excluding executive officers, as a group	946,900

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans as of March 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2013 Equity Incentive Plan)(1)(2)	2,272,900	$0.92	Nil
Equity compensation plans not approved by security holders (2018 Stock Option Plan)(3)	Nil	N/A	2,737,612(4)
Equity compensation plans not approved by security holders	Nil	N/A	Nil
Total	2,272,900	$0.92	2,737,612

(1) Effective October 7, 2013, our board of directors adopted and approved our 2013 equity incentive plan. The plan was approved by a majority of our stockholders on October 7, 2013. On October 31, 2014, our board of directors amended our 2013 equity incentive plan to, among other things, increase the number of shares of stock of our company available for the grant of awards under the plan from 20,000,000 shares to 35,000,000 shares. The purpose of the plan is to (a) enable our company and any of our affiliates to attract and retain the types of employees, consultants and directors who will contribute to our company's long range success; (b) provide incentives that align the interests of employees, consultants and directors with those of the stockholders of our company; and (c) promote the success of our company's business. Effective as of December 30, 2015, we effected a 50-for-1 reverse stock split of our authorized and issued and outstanding shares of common stock which decreased the number of shares of stock of our company available for the grant of awards under the plan from 35,000,000 shares to 700,000 shares. Effective as of January 20, 2016, our board of directors amended the plan to increase the number of shares of stock of our company available for the grant of awards under the plan from 700,000 to 7,700,000. The plan enabled us to grant awards of a maximum of 7,700,000 shares of our stock and awards that may be granted under the plan included incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards and performance compensation awards.

(2)  Our 2013 equity incentive plan has been suspended in connection with our application to list our common stock on the TSX Venture Exchange, but the suspension does not affect any awards, including any stock options, already granted under the plan.

(3)  Effective April 25, 2018, our board of directors adopted and approved our 2018 stock option plan. The plan was approved by a majority of our stockholders on September 14, 2018. The purpose of our 2018 stock option plan is to retain the services of valued key employees and consultants of our company and such other persons as the plan administrator selected, and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our stockholders, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the plan administrator.

(3) Our 2018 stock option plan permits the grant of up to an aggregate of 5,171,612 stock options (including all outstanding stock options granted under our 2013 equity incentive plan).

Our board of directors recommends that you vote FOR the approval of the 2019 equity incentive plan.

ALKALINE PROPOSAL 7
APPROVAL OF THE DELISTING OF COMMON STOCK OF ALKALINE FROM THE TSX VENTURE EXCHANGE

Alkaline has determined that, in order to provide increased flexibility for the Combined Company following the completion of the Merger, it may be desirable to delist the Alkaline common stock from the TSXV.

The TSXV policy on delisting an issuer's shares from that exchange requires that majority of the minority approval of stockholders be obtained. This means that shares held by promoters, directors, officers and insiders (as contemplated in the policies of the TSXV) must be excluded from voting on the proposal to delist the Alkaline common stock from the TSXV, and that accordingly the shares held by Richard A. Wright and David A. Guarino will be excluded from voting on this proposal.

If the proposal to delist the Alkaline common stock from the TSXV is approved by a majority of the minority of the Alkaline stockholders, the decision to proceed with the delisting will be at the sole discretion of Alkaline's board of directors.

Our board of directors recommends that you vote FOR the approval of the delisting of common stock of Alkaline from the TSX Venture Exchange.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, or nominee for election as a director of Alkaline and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Alkaline Meeting other than the election of directors and the approval of Alkaline's 2019 equity incentive plan and those disclosed under "Interests of the Alkaline Directors and Executive Officers in the Merger."

LEGAL MATTERS

The validity of the shares of Alkaline common stock to be issued in connection with the Merger has been passed upon for Alkaline by Clark Wilson LLP, Vancouver, British Columbia. Glaser Weil Fink Howard Avchen & Shapiro, LLP, counsel to AQUAhydrate, has provided an opinion regarding material U.S. federal income tax matters set forth in this joint proxy statement/prospectus.

EXPERTS

Alkaline

Alkaline's consolidated financial statements for the year ended March 31, 2018 have been included in this joint proxy statement/prospectus in reliance on the report of AMC Auditing, LLC, an independent registered public accounting firm, which is included herein, given on the authority said firm as experts in auditing and accounting.

Alkaline's consolidated financial statements for the year ended March 31, 2019 have been included in this joint proxy statement/prospectus in reliance on the report of Prager Metis CPAs, LLC, an independent registered public accounting firm, which is included herein, given on the authority of said firm as experts in auditing and accounting.

AQUAhydrate

AQUAhydrate's consolidated financial statements for the years ended December 31, 2018 and 2017 have been included in this joint proxy statement/prospectus in reliance on the report of Armanino LLP, an independent auditor, which is included herein, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this joint proxy statement/prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this joint proxy statement/prospectus as having given an opinion upon the validity of the securities being offered pursuant to this joint proxy statement/prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Alkaline or AQUAhydrate or any of their respective parents or subsidiaries. Nor was any such person connected with Alkaline or AQUAhydrate or any of their respective parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

"HOUSEHOLDING" OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra convenience for stockholders and cost savings for companies.

Although Alkaline does not intend to household for its stockholders of record, some brokers household its proxy materials and annual reports, delivering a single copy of the proxy statement or annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. Alkaline stockholders who currently receive multiple copies of the proxy statement or annual report at their address from their brokers and would like to request "householding" of their communications should contact their brokers.

ALKALINE STOCKHOLDER PROPOSALS

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to Alkaline's next annual meeting of stockholders must be received no later than ♦, 2020. If Alkaline changes the date of its next annual meeting of stockholders by more than 30 days from the date of this year's annual meeting of stockholders, then the deadline is a reasonable time before Alkaline begins to print and send its proxy materials. All such proposals must comply with the requirements of Rule 14a-8 of Regulation 14A of the Securities Exchange Act of 1934, which sets forth specific requirements and limitations applicable to nominations and proposals at annual meetings of stockholders.

All stockholder proposals, notices and requests for Alkaline should be made in writing and sent via registered, certified or express mail to The Alkaline Water Company Inc., 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ 85254, Attention: David A. Guarino.

WHERE YOU CAN FIND MORE INFORMATION

Alkaline files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

Alkaline has filed a registration statement on Form S-4 to register with the SEC the shares of Alkaline common stock to be issued to AQUAhydrate stockholders in connection with the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Alkaline in addition to being proxy statements of Alkaline and AQUAhydrate for their respective meetings. This joint proxy statement/prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for additional information.

OTHER MATTERS

Alkaline

Alkaline's board of directors does not intend to bring any other business before the Alkaline Meeting, and so far as is known to Alkaline's board of directors, no matters are to be brought before the Alkaline Meeting except as specified in the notice of the Alkaline Meeting. If any other matters are properly brought before the Alkaline Meeting, it is the intention of the person named on the proxy to vote the shares represented by the proxy on such matters in accordance with his judgment.

AQUAhydrate

If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Capital Reorganization and the Merger, the AQUAhydrate board of directors may seek to adjourn the meeting. The AQUAhydrate board of directors is not aware of any other matters that will be presented at the meeting. If any other matters are properly brought before the meeting, it is the intention of the person named on the proxy to vote the shares represented by the proxy on such matters in accordance with his or her judgment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
The Alkaline Water Company Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheet of The Alkaline Water Company Inc. (the “Company”) as of March 31, 2019, and the related statement of operations, changes in stockholder’s equity and cash flows for the year ended March 31, 2019, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019, and the results of its operations, stockholder’s equity and its cash flows for the year ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated July 1, 2019, expressed a disclaimer of an opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulation of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2019
Basking Ridge, New Jersey
July 1, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Alkaline Water Company Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Alkaline Water Company Inc. (the “Company”) as of March 31, 2018 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2018, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018, and the results of its operations and its cash flows for the year ended March 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital at March 31, 2018, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditing

AMC Auditing
We have served as the Company’s auditor since 2013
Las Vegas, Nevada
June 29, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Stockholders and the Board of Directors of
The Alkaline Water Company Inc.

Opinion on the Internal Control Over Financial Reporting
We have audited The Alkaline Water Company Inc’s (the “Company”) internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Because of the significance of the matter described in the Basis for Disclaimer of Opinion paragraph, we have not been able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion. Accordingly, we do not express an opinion on the effectiveness of the Company's internal control over financial reporting.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheet of the Company as of March 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended March 31, 2019 and the related notes to the financial statements of the Company and our report dated July 1, 2019, expressed an unqualified opinion.

Basis for Disclaimer of Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Because material weaknesses have been identified, as described in ‘Management’s Annual Report on Internal Control over Financial Reporting’ we were unable to apply the appropriate procedures to test the controls during the year. The scope of our work was not sufficient to enable us to express, and we do not express, an opinion either on management’s assessment or on the effectiveness of the Company’s internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity's financial statements will not be prevented, or detected and corrected, on a timely basis. If one or more material weaknesses exist, an entity's internal control over financial reporting cannot be considered effective. The following material weaknesses have been included in the accompanying report ‘Management’s Annual Report on Internal Control over Financial Reporting’.

1) The Company did not prepare a risk assessment for internal control over financial reporting during the year ended March 31, 2019.

2) The Company did not retain certain evidence to support internal controls over financial reporting during the year ended March 31, 2019.

3) The Company did not document or test internal control over financial reporting during the year ending March 31, 2019.

4) The Company’s internal control over financial reporting lacked adequate oversight.

We considered the material weaknesses identified above in determining the nature, timing, and extent of audit procedures applied in our audit of the March 31, 2019 financial statements, and this report does not affect such report on the financial statements.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and preform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and preforming such other procedures as we considered necessary in the circumstances. Because material weaknesses have been identified, we were not able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion.

Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Prager Metis CPAs, LLC

Basking Ridge, New Jersey
July 1, 2019

THE ALKALINE WATER COMPANY INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2019	March 31, 2018

ASSETS
Current assets
Cash and cash equivalents	$11,032,451	$988,905
Accounts receivable	3,068,181	2,599,095
Inventory	2,058,012	1,002,020
Prepaid expenses	378,699	296,471

Total current assets	16,537,343	4,886,491

Fixed assets - net	1,945,265	1,169,635

Total assets	$18,482,608	$6,056,126

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,898,958	$2,052,988
Accrued expenses	1,095,458	819,011
Revolving financing	3,131,279	2,592,015
Note payable	-	131,583
Derivative liability	-	288

Total current liabilities	7,125,695	5,595,885

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, Series C issued and outstanding 1,500,000 and Series D issued and outstanding issued 3,800,000 at March 31, 2019 and 2018	5,300	5,300
Common stock, Class A - $0.001 par value, 200,000,000 shares authorized 39,573,512 and 25,991,346 shares issued and outstanding at March 31, 2019 and March 31, 2018, respectively	39,573	25,990
Additional paid in capital	50,006,919	30,506,265
Accumulated deficit	(38,694,879)	(30,077,314)

Total stockholders' equity	11,356,913	460,241

Total liabilities and stockholders' equity	$18,482,608	$6,056,126

The accompanying notes are an integral part of these consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended
	March 31, 2019	March 31, 2018

Revenue	$32,199,528	$19,812,199

Cost of Goods Sold	19,252,768	11,687,017

Gross Profit	12,946,760	8,125,182

Operating expenses
Sales and marketing expenses	13,009,384	7,211,399
General and administrative	7,420,078	6,425,069
Depreciation	580,669	418,777

Total operating expenses	21,010,131	14,055,245

Total operating loss	(8,063,371)	(5,930,063)

Other income (expense)
Interest expense	(554,482)	(465,336)
Amortization of debt discount	-	(295,000)
Change in derivative liability	288	3,119

Total other income (expense)	(554,194)	(757,217)

Net loss	$(8,617,565)	$(6,687,280)

LOSS PER SHARE (Basic and Diluted)	$(0.27)	$(0.32)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic and Diluted)	31,932,168	20,643,082

The accompanying notes are an integral part of these consolidated financial statements.

THE ALKALINE WATER COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 2019 AND MARCH 31, 2018

	Preferred Stock		Common Stock		Additional	Accumulated
	Number	Par Value	Number	Par Value	Paid-in Capital	Deficit	Total

Balance, March 31, 2017	23,000,000	$23,000	17,532,451	$17,531	$24,181,029	$(23,388,534)	833,026

Retirement of Preferred A stock	(20,000,000)	(20,000)	-	-	-		(20,000)

Conversion of Preferred C stock to common stock	(1,500,000)	(1,500)	1,500,000	1,500	-	(1,500)	(1,500)

Issuance of Preferred D stock	3,000,000	3,000					3,000

Settlement with related parties (See Note 8)	800,000	800	1,400,000	1,400	1,718,795		1,720,995

Beneficial conversion feature on convertible note			-	-	295,000		295,000

Conversion of note payable to common stock			514,853	515	514,068		514,583

Shares issued for services			1,023,024	1,023	1,301,792		1,302,815

Warrant exercises			3,900,000	3,900	1,946,100		1,950,000

Stock Options issued to employees			-	-	549,602		549,602

Stock Option exercises			121,018	121	(121)		-

Net loss						(6,687,280)	(6,687,280)

Balance, March 31, 2018	5,300,000	$5,300	25,991,346	$25,990	$30,506,265	$(30,077,314)	460,241

Shares issued in connection with offerings			11,351,612	11,352	17,227,077		17,238,429

Warrant exercises			2,091,497	2,091	1,880,257		1,882,348

Stock Option expense			-	-	393,460		393,460

Stock Option exercises			139,057	140	(140)		-

Net loss						(8,617,565)	(8,617,565)

Balance, March 31, 2019	5,300,000	$5,300	39,573,512	$39,573	$50,006,919	$(38,694,879)	$11,356,913

The accompanying notes are an integral part of these consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	March 31, 2019	March 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,617,565)	$(6,687,280)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	580,669	418,777
Stock compensation expense	393,460	3,554,912
Amortization of debt discount and accretion	-	295,000
Interest expense converted to equity	-	14,583
Interest expense relating to amortization of capital lease discount	-	60,089
Change in derivative liabilities	(288)	(3,119)
Changes in operating assets and liabilities:
Accounts receivable	(469,086)	(1,179,814)
Inventory	(1,055,992)	(182,032)
Prepaid expenses and other current assets	(82,228)	10,776
Accounts payable	845,970	709,164
Accrued expenses	276,447	363,095

NET CASH USED IN OPERATING ACTIVITIES	(8,128,613)	(2,625,849)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,356,299)	(317,855)

CASH USED IN INVESTING ACTIVITIES	(1,356,299)	(317,855)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible note payable	-	500,000
Proceeds from revolving financing, net	539,264	1,155,932
Proceeds from sale of common stock, net	17,238,429	-
Proceeds for the exercise of warrants, net	1,882,348	1,950,000
Repayment of notes payable	(131,583)	(18,826)
Repayment of capital lease	-	(258,302)

CASH PROVIDED BY FINANCING ACTIVITIES	19,528,458	3,328,804

NET CHANGE IN CASH	10,043,546	385,100

CASH AT BEGINNING OF PERIOD	988,905	603,805

CASH AT END OF PERIOD	$11,032,451	$988,905

INTEREST PAID	$430,614	$324,260

TAXES PAID	$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTION
Conversion of note payable to common shares	$-	$514,602

The accompanying notes are an integral part of these consolidated financial statements.

THE ALKALINE WATER COMPANY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 –NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The company offers retail consumers bottled alkaline water in 500-milliliter, 700-milliliter, 1-liter, 1.5 -liter, 3-liter and 1-gallon sizes under the trade name Alkaline88® which is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce 8.8 pH drinking water without the use of any manmade chemicals.

Basis of presentation

The consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in U.S. dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the accounts of The Alkaline Water Company Inc. (a Nevada Corporation) and its wholly owned subsidiaries: A88 Infused Beverage Division, Inc. (a Nevada Corporation), A88 International, Inc. (a Nevada Corporation), and Alkaline 88, LLC (an Arizona Limited Liability Company).

All significant intercompany balances and transactions have been eliminated. The Alkaline Water Company Inc., A88 Infused Beverage Division, Inc., A88 International, Inc., and Alkaline 88, LLC will be collectively referred herein to as the “Company”. Any reference herein to “The Alkaline Water Company Inc.”, the “Company”, “we”, “our” or “us” is intended to mean The Alkaline Water Company Inc., including the subsidiaries indicated above, unless otherwise indicated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. As of the balance sheet date and periodically throughout the period, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company had $11,032,451 and $988,905 in cash and cash equivalents at March 31, 2019 and March 31, 2018, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.

Accounts receivable consisted of the following as of March 31, 2019 and 2018:

	2019	2018
Trade receivables, net	$3,142,580	$2,667,010
Less: Allowance for doubtful accounts	(40,000)	(40,000)
Accrual for 2% 10 days discount	(34,399)	(27,915)
Net accounts receivable	$3,068,181	$2,599,095

Accounts receivable are periodically evaluated for collectability based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. The accounts receivable balance is pledged as collateral for the Company’s revolving financing as disclosed in Note 4.

Inventory

Inventory represents raw materials and finished goods valued at the lower of cost or market with cost determined using the weight average method which approximates first-in first-out method, and with market defined as the lower of replacement cost or realizable value. The inventory balance is pledged as collateral for the Company’s revolving financing as disclosed in Note 4.

As of March 31, 2019 and 2018, inventory consisted of the following:

	2019	2018
Raw materials	$1,066,105	$766,556
Finished goods	991,907	235,464
Total inventory	$2,058,012	$1,002,020

Property and Equipment

The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line (half-life convention) method over the estimated useful life of the assets or the lease term, whichever is shorter. The Company originally estimated the useful life of water production equipment as 5 years. During the year ended March 31, 2019, the company reevaluated the useful life of its water production equipment as the machinery began to wear out sooner than originally expected over a 3 year period due to an increase in revenue. The Company recorded this change and recorded the adjusted depreciation in fiscal 2019; the effect of which was not material.

Stock-Based Compensation

The Company accounts for stock-based compensation is in accordance with Accounting Standards Codification (“ASC”) 718. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

Advertising

Advertising costs are charged to operations when incurred. Advertising expenses for the years ended March 31, 2019 and 2018 were $374,500 and $479,524 respectively

Revenue Recognition

We recognize revenue when our performance obligations are satisfied. Our primary performance obligation (the distribution and sale of beverage products) is satisfied upon the delivery of products to our customers, which is also when control is transferred. The Company does not accept returns due to the nature of the product. However, the Company will provide credit to our customers for damaged goods. The Company provides credit to its customers which typically requires payment within 30 days. As an incentive to pay early the Company also typically provides a 2% discount if the customer pays within 10 days. The Company estimates the amount of the discount that the customer is likely to take and records it as reduction in revenue. The amounts are not considered material. After evaluating the revenue disclosure requirements the Company does not believe that it needs to disaggregate revenues.

Revenue consists of the gross sales price, less estimated allowances for which provisions are made at the time of sale, and less certain other discounts, allowances, and rebates that are accounted for as a reduction from gross revenue. Shipping and handling charges that are billed to customers are included as a component of revenue. Costs incurred by the Company for shipping and handling charges are included in selling expenses and amounted to $5,393,253 and $2,664,931 for the years ended March 31, 2019 and 2018, respectively.

Concentration Risks

We have 2 major customers that together account for 46% (28% and 18%, respectively) of accounts receivable at March 31, 2019, and 2 customers that together account for 43% (25% and 18%, respectively) of the total revenues earned for the year ended March 31, 2019.The Company has 2 vendors that accounted for 50% (34%, and 16% respectively) of purchases for the year ended March 31, 2019.

Income Taxes

In accordance with ASC 740 “Accounting for Income Taxes”, the provision for income taxes is computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and Diluted Loss Per Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance ASC 260– 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share, because their effect would be anti-dilutive.

The Company had 1,236,510 and no shares relating to options, 3,190,479 and 887,348 shares relating to warrants and 1.5 million convertible preferred shares at March 31, 2019 and 2018, respectively that were not included in the diluted earnings per share calculation because they were antidilutive.

Business Segments

The Company operates on one segment in one geographic location - the United States of America and; therefore, segment information is not presented.

Fair Value of Financial Instruments

The carrying amounts of the company’s financial instruments including accounts payable, accrued expenses, and notes payable approximate fair value due to the relative short period for maturity these instruments.

The company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the company. Unobservable inputs are inputs that reflect the company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of March 31, 2019 and 2018, the company did not have any financial instruments that are measured on a recurring basis as Level 1, 2 or 3.

Reclassification

Certain accounts in the prior period were reclassified to conform to the current period financial statements presentation.

Recent Accounting Pronouncements

Recently Adopted Standards. The following recently issued accounting standards were adopted during fiscal year 2019:

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition standards under U.S. GAAP. The new standard provides a five-step process for recognizing revenue that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted this ASU using the full retrospective method effective April 1, 2018. The impact of adoption of this ASU was immaterial and, accordingly, there were no changes to the previously issued financial statements for the year ended March 31, 2018.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments. The new standard is intended to reduce diversity in practice in how certain cash receipts and cash payments are classified in the statements of cash flows and must be adopted retrospectively for each prior reporting period presented upon initial adoption. ASU 2016-15 was adopted effective April 1, 2018 and did not have a material impact on the Company’s consolidated financial statements for the years ended March 31, 2018 and 2019 . Accordingly, there were no transactions that required retrospective adjustments in the consolidated statements of cash flows for the year ended March 31, 2018.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation: Scope of Modification Accounting, which provides clarification on when modification accounting should be used for changes to the terms or conditions of a share-based payment award. This standard does not change the accounting for modifications of share-based payment awards but clarifies that modification accounting guidance should only be applied if there is a change to the value, vesting conditions, or award classification and would not be required if the changes are considered non-substantive. This standard was adopted by the Company in the first quarter of fiscal 2019 and did not have a material impact on its consolidated financial statements.

Standards Required to be Adopted in Future Years.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. In November 2018, ASU 2016-13 was amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses. ASU 2018-19 changes the effective date of the credit loss standards (ASU 2016-13) to fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Further, the ASU clarifies that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842. The Company does not believe that the impact of adopting this standard will have a material effect on its financial statements .

     In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new guidance will require lessees to recognize a right-of-use asset and a lease liability for virtually all leases, other than leases with a term of 12 months or less, and to provide additional disclosures about leasing arrangements. The Company will adopt this standard as of April 1, 2019, the first day of its 2020 fiscal year, using the modified retrospective approach. The Company will elect an optional practical expedient to retain its current classification of leases, and as a result, anticipates that the initial impact of adopting this new standard on its consolidated statement of operations and consolidated statement of cash flows will result in a lease liability of approximately $140,000 and a right of use asset of approximately $124,000. The Company’s undiscounted minimum lease commitments under its operating leases are disclosed in Note 9.

The Company has evaluated other recent accounting pronouncements through June 2019 and believes that none of them will have a material effect on our consolidated financial statements.

NOTE 2 – CASH FLOWS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability and/or acquisition and sale of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan and building its initial customer and distribution base for its products. As a result, the Company incurred accumulated net losses from Inception (June 19, 2012) through the period ended March 31, 2019 of ($38,694,879). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs, however, as a result of the $10,450,900 (net of offering costs) raised in our public offering in March 2019, expected warrant exercises including $1,180,486 from warrant exercises received to date, and our credit line we believe we will have sufficient cash to sustain operations through at least June 30, 2020.

NOTE 3 – PROPERTY AND EQUIPMENT

Fixed assets consisted of the following at:

	March 31, 2019	March 31, 2018
Machinery and Equipment	$3,764,533	$2,096,074
Machinery – Construction in Progress	-0-	312,160
Office Equipment	29,000	29,300
Less: Accumulated Depreciation	(1,848,568)	(1,267,899)
Fixed Assets, net	$1,945,265	$1,169,635

Depreciation expense for the years ended March 31, 2019 and 2018 was $580,669 and $418,777, respectively.

On February 1, 2018, we exercised our purchase option to purchase four alkaline generating electrolysis system machines leased under the master lease agreement entered into on October 22, 2014, as amended on February 25, 2015 with Veterans Capital Fund, LLC for a total of $160,000. The purchase price bears interest of 12% per annum and is payable in eleven equal monthly installments of $14,934.00 each and one final installment of $4,040.41, with the first installment due on February 1, 2018 and on the remaining eleven installments due on the first of each month thereafter with the final installment due and payable on January 1, 2019. As of March 31, 2019, the equipment was paid for in full.

NOTE 4 – REVOLVING FINANCING

On February 1, 2017, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (the “Lender”).

The Credit Agreement provides the Company with a revolving credit facility (the “Revolving Facility”), the proceeds of which are to be used to repay existing indebtedness of the Company, transaction fees incurred in connection with the Credit Agreement and for working capital needs of the Company.

Under the terms of the Credit Agreement, the Lender has agreed to make cash advances to the Company in an aggregate principal at any one time outstanding not to exceed the lesser of (i) $4 million (the “Revolving Loan Commitment Amount”) and (ii) the Borrowing Base (defined to mean, as of any date of determination, 85% of net eligible billed receivables plus 65% of eligible unbilled receivables, minus certain reserves, and is subject to certain customer specific requirements).

The Credit Agreement has a term of three years, unless earlier terminated by the parties in accordance with the terms of the Credit Agreement.

The principal amount of the Revolving Facility outstanding bears interest at a rate per annum equal to (i) a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” plus (ii) 3.25%, payable monthly in arrears. The interest rate as of March 31, 2019 was 8.75% .

To secure the payment and performance of the obligations under the Credit Agreement, the Company granted to the Lender a continuing security interest in all of the Company’s assets and agreed to a lockbox account arrangement in respect of certain eligible receivables.

In connection with the Credit Agreement, the Company paid to the Lender a $30,000 facility fee. The Company agreed to pay the Lender monthly an unused line fee in amount equal to 0.083% per month of the difference derived by subtracting (i) the average daily outstanding balance under the Revolving Facility during the preceding month, from (ii) the Revolving Loan Commitment Amount. The unused line fee will be payable monthly in arrears. The Company also agreed to pay the Lender as additional interest a monthly collateral management fee equal to 0.35% per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The collateral management fee will be payable monthly in arrears. Upon a termination of the Revolving Facility, the Company agreed to pay the Lender a termination fee in an amount equal to 2% of the Revolving Loan Commitment Amount if the termination occurs before February 1, 2020. The Company must also pay certain fees in the event that receivables are not properly deposited in the appropriate lockbox account.

The interest rate will be increased by 5% in the event of a default under the Credit Agreement. Events of default under the Credit Agreement, some of which are subject to certain cure periods, include a failure to pay obligations when due, the making of a material misrepresentation to the Lender, the rendering of certain judgments or decrees against the Company and the commencement of a proceeding for the appointment of a receiver, trustee, liquidator or conservator or filing of a petition seeking reorganization or liquidation or similar relief.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants including the right of first refusal to provide financing for the Company and the financial and loan covenants, such as the loan turnover rate, minimum EBTDA, fixed charge coverage ratio and minimum liquidity requirements. The Company was in compliance with those covenants as of March 31, 2019.

On February 13, 2018, the Lender agreed to provide the Company a $400,000 Temporary Over Advance (“TOA”) under the Credit Facility Agreement. The TOA was repaid as follows: (i) the Company made five (5) weekly principal payments on the TOA each in the amount of $20,000 commencing on April 23, 2018 and on the first Business Day of each calendar week thereafter through and including May 21, 2018, (ii) the Company made ten (10) weekly principle payments on the TOA, each in the amount of $30,000, commencing on May 28, 2018 and on the first Business Day of each calendar week thereafter through and including July 30, 2018 and (iii) repaid the remaining principal balance on the TOA, if any, in full on or prior to July 30, 2018.

On February 14, 2018, David Guarino, the Company's Chief Financial Officer, entered into a Guarantee Agreement (the “Guarantee”) with the Lender in order for the Lender to agree to provide the Company the $400,000 TOA under the Credit Agreement. Under the Guarantee, Mr. Guarino personally, absolutely, and unconditionally, jointly and severally, guaranteed the prompt, complete and full payment of the Company’s obligations to repay the TOA only, under the Credit Agreement, with the Lender. As of March 31, 2019, the TOA has been repaid in full.

On December 31, 2018, the Lender agreed to provide the Company a $400,000 Temporary Over Advance (“TOA 2”) under the Credit Facility Agreement. The TOA2 is to be repaid as follows: (i) the Company shall make five (5) weekly principal payments on the TOA 2 each in the amount of $20,000 commencing on February 18, 2019 and on the first Business Day of each calendar week thereafter through and including March 18, 2019, (ii) the Company shall make ten (10) weekly principal payments on the TOA 2, each in the amount of $30,000, commencing on March 25, 2018 and on the first Business Day of each calendar week thereafter through and including May 27, 2019 and (iii) repay the remaining principal balance on the TOA 2, if any, in full on or prior to May 27, 2019. As of March 31, 2019, the TOA 2 was repaid in full.

On December 31, 2018, David Guarino entered into a Guarantee Agreement (the “Guarantee 2”) with the Lender in order for the Lender to agree to provide the Company the $400,000 TOA 2 under the Credit Agreement. Under the Guarantee 2, Mr. Guarino personally, absolutely, and unconditionally, jointly and severally, guaranteed the prompt, complete and full payment of the Company’s obligations to repay the TOA 2 only, under the Credit Agreement, with the Lender.

On June 28, 2019, the Credit Agreement was amended to extend the expiration date to July 1, 2021, to increase the loan commitment amount to $5 million from $4 million and to change the termination fee to 1% from 2%. All other terms and conditions of the Credit Agreement remained the same.

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Shares

On October 7, 2013, the Company amended its articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors.

Grant of Series C Convertible Preferred Stock

On March 30, 2016, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series C Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) the Company achieves consolidated revenue equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time. At March 31, 2018 and 2019, 1,500,000 shares of Series C preferred stock were convertible into common stock.

Grant of Series D Convertible Preferred Stock

On May 3, 2017, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On November 2, 2017, we increased the number of authorized shares of Series D Preferred Stock in our company to 5,000,000 shares by filing an Amendment to the foregoing Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and nonassessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time. In May, 2017, the Company issued a total of 3,000,000 shares of our Series D Preferred Stock to our directors, officers, consultants and employees. In November, 2017, the Company issued an additional 800,000 shares of our Series D Preferred Stock as follows: (a) 300,000 shares to Steve Nickolas pursuant to the Settlement Agreement detailed below; and (b) 500,000 shares to Richard Wright pursuant to the Exchange Agreement and stock option forfeitures detailed below. We issued these shares relying on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

Common Stock

Upon incorporation in 2011, the Company was authorized to issue 75,000,000 shares of $0.001 par value common stock. On May 31, 2013, the Company effected a 15-for-1 forward stock split of our $0.001 par value common stock. All shares and per share amounts have been retroactively restated to reflect such split. Prior to the acquisition of Alkaline Water Corp., the Company had 109,500,000 shares of common stock issued and outstanding. On May 31, 2013, the Company issued 43,000,000 shares in exchange for a 100% interest in Alkaline Water Corp. For accounting purposes, the acquisition of Alkaline Water Corp. by The Alkaline Water Company Inc. has been recorded as a reverse acquisition of a company and recapitalization of Alkaline Water Corp. based on the factors demonstrating that Alkaline Water Corp. represents the accounting acquirer. Consequently, after the closing of this agreement the Company adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC. As part of the acquisition, the former management of the Company agreed to cancel 75,000,000 shares of common stock.

On December 30, 2015, the Company effected a fifty for one reverse stock split of its authorized and issued and outstanding shares of common stock. As a result, the authorized common stock decreased from 1,125,000,000 shares of common stock, with a par value of $0.001 per share, to 22,500,000 shares of common stock, with a par value of $0.001 per share. All shares and per share amounts were retroactively restated to reflect such split.

On January 21, 2016, stockholders of our company approved, by written consents, an amendment to the articles of incorporation of our company to increase the number of authorized shares of our common stock from 22,500,000 to 200,000,000.

On March 12, 2019, the Company closed an underwritten public offering of 4,600,000 shares of our common stock. The shares were issued at a purchase price of $2.50 per share, for net proceeds of $10,450,900.

Common Stock Issued for Services

In the years ended March 31, 2019, the Company did not issue any common stock for services, however, the Company accrued $84,583 under an agreement that obligates the Company to issue 50,000 shares to a consultant for services rendered of which approximately 29,000 shares were earned as of March 31, 2019. For the year ended March 31, 2018 the company recorded $1,302,815 for common stock issued to contractors for services rendered.

NOTE 6 – OPTIONS AND WARRANTS

Stock Option Awards

Effective October 7, 2013, our board of directors adopted and approved our 2013 equity incentive plan. The plan was approved by a majority of our stockholders on October 7, 2013. On October 31, 2014, our board of directors amended our 2013 equity incentive plan to, among other things, increase the number of shares of stock of our company available for the grant of awards under the plan from 20,000,000 shares to 35,000,000 shares. The purpose of the plan is to (a) enable our company and any of our affiliates to attract and retain the types of employees, consultants and directors who will contribute to our company’s long range success; (b) provide incentives that align the interests of employees, consultants and directors with those of the stockholders of our company; and (c) promote the success of our company’s business. Effective as of December 30, 2015, we effected a 50-for-1 reverse stock split of our authorized and issued and outstanding shares of common stock which decreased the number of shares of stock of our company available for the grant of awards under the plan from 35,000,000 shares to 700,000 shares. Effective as of January 20, 2016, our board of directors amended the plan to increase the number of shares of stock of our company available for the grant of awards under the plan from 700,000 to 7,700,000. The plan enabled us to grant awards of a maximum of 7,700,000 shares of our stock and awards that may be granted under the plan included incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards and performance compensation awards.

Our 2013 equity incentive plan has been suspended in connection with our application to list our common stock on the TSX Venture Exchange, but the suspension does not affect any awards, including any stock options, already granted under the plan.

On April 25, 2018, our board of directors adopted the 2018 Stock Option Plan, pursuant to which we may grant stock options to acquire up to a total of 5,171,612 shares of our common stock, including any other shares of our common stock which may be issued pursuant to any other stock options granted by our company outside the plan. We adopted the plan in connection with our application to list our common stock on the TSX Venture Exchange. The purpose of the plan is to retain the services of valued key employees and consultants of our company and such other persons as our board of directors selects, and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our stockholders, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by our board of directors.

Effective April 28, 2017, we granted a total of 1,790,000 stock options to our directors, officers, consultants employees. The stock options are exercisable at the exercise price of $1.29 per share for a period of ten years from the date of grant. 360,000 of the stock options vest as follows: (i) 120,000 upon the date of grant; and (ii) 120,000 on each anniversary date of grant. 1,430,000 of the stock options vest as follows: (i) 357,500 upon the date of grant; and (ii) 357,500 on each anniversary date of grant. We granted the stock options to 12 U.S. Persons and 3 non U.S. Persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing securities we relied on the registration exemption provided for in Regulation S and/or Section 4(a)(2) of the Securities Act of 1933.

For the years ended March 31, 2019 and March 31, 2018 the Company has recognized compensation expense of $393,460 and $549,602 respectively, on the stock options granted in April 2017 that vested. The unvested amounts will be amoritized over the next two years. The fair value of the unvested shares is $786,920 as of March 31, 2019. The aggregate intrinsic value of outstanding options was $4,114,439 at March 31, 2019. Stock option activity summary covering options is presented in the table below:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Shares	Price	Term (years)
Outstanding at March 31, 2017	4,145,800	$0.92	7.7
Granted	1,790,000	1.29	9.1
Exercised	(181,000)	0.52	9.7
Expired/Forfeited	(3,320,800)	0.55	6.9
Outstanding at March 31, 2018	2,434,000	1.09	8.0
Granted	-	-	-
Exercised	(161,100)	1.03	4.5
Expired/Forfeited	-	-	-
Outstanding at March 31, 2019	2,272,900	1.09	4.5
Exercisable at March 31, 2019	1,477,710	0.98	4.5

Warrants

On March 1, 2018, pursuant to Warrant Amendment Agreements dated February 22, 2018 with 16 holders (the “Holders”) of our common stock purchase warrants (the “existing warrants”), we issued an aggregate of 3,900,000 shares of our common stock upon exercise of the Existing Warrants at an exercise price of $0.50 per share for aggregate gross proceeds of $1,950,000. The Existing Warrants were issued by us as part of an offering that closed on March 4, 2016. In addition, pursuant to the Warrant Amendment Agreements, we issued new common stock purchase warrants of our company (the “New Warrants”) in the form of the Existing Warrants to purchase up to a number of shares of our common stock equal to the number of Existing Warrants exercised by the Holders, provided that (i) the exercise price of the New Warrants is $0.60 per share, subject to adjustment in the New Warrants, (ii) the expiry date of the New Warrants is September 1, 2019 and (iii) the New Warrants are non-transferable.

On May 31, 2018, the Company issued 5,131,665 Units of the Company at a price of US$0.75 per Unit for aggregate gross proceeds of US$3,848,749. Each Unit consisted of one share of common stock of the Company (each, a “Share”) and one-half of one share purchase warrant (each whole warrant, a “Warrant”). One Warrant entitles the holder thereof to purchase one additional Share of the Company (each, a “Warrant Share”) at a price of US$0.90 per Warrant Share for a period of two years from closing.

On October 1, 2018, the Company closed a non-brokered private placement financing (the “Financing”) of 1,619,947 units (each, a “Unit”) at a price of CDN$2.50 per Unit for gross proceeds of $2,979,596. Each Unit consists of one share of common stock of the Company (each, a “Share”) and one share purchase warrant (each, a “Warrant”), with each Warrant entitling the holder thereof to purchase one additional Share at a price of CDN$2.90 per Share for a period of two years. All securities issued in the Financing were subject to a Canadian holding period which expired on January 28, 2019. The Company paid finder’s fees of $123,572 and issued 49,428 warrants.

The following is a summary of the status of all of our warrants as of March 31, 2019 and changes during the years ended on that date:

		Weighted-
	Number	Average
	of Warrants	Exercise Price
Outstanding at March 31, 2017	4,192,916	$0.79
Granted	3,900,000	0.50
Exercised	(3,900,000)	0.50
Cancelled or Expired	(162,858)	4.71
Outstanding at March 31, 2018	4,030,059	0.79
Granted	4,252,541	1.40
Exercised	(2,092,052)	0.90
Cancelled or Expired	2,326	27.50
Outstanding at March 31, 2019	6,188,222	1.16
Warrants exercisable at March 31, 2019	6,188,222	1.16

The following table summarizes information about stock warrants outstanding and exercisable at March 31, 2019:

STOCK WARRANTS OUTSTANDING

	Number of	Weighted-Average
	Warrants	Remaining Contractual
Exercise Price	Outstanding	Life in Years
$9.375	19,066	0.08
7.50	6,667	0.08
5.00	102,000	0.90
2.17(*)	1,686,157	1.5
0.90	474,332	1.2
0.60	3,900,000	1.4

*Note – The warrant exercise price is C$ 2.90 = U.S. $2.17 (rate 1.3352) at 03/31/19

NOTE 7 – RELATED PARTY TRANSACTIONS

On October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven Nickolas, former Chairman and CEO as of April 7, 2017, and Richard Wright (10,000,000 shares to each), in consideration for the past services, at a deemed value of $0.001 per share. We valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for the year ended March 31, 2014. On October 30, 2018, Steven Nickolas forfeited his 10,000,000 shares of our Series A Preferred Stock pursuant to the Settlement Agreement detailed below. On November 8, 2018, Richard Wright forfeited his 10,000,000 shares of our Series A Preferred Stock pursuant to the Exchange Agreement as detailed below.

On May 3, 2017, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as “Series D Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On April 28, 2017, Mr. Wright and Mr. Guarino were each issued 1,000,000 shares each of the Series D Preferred Stock.

On October 25, 2017, Mr. Wright and the Company entered into a stock option forfeiture and general release agreement whereby Mr. Wright forfeited stock options to purchase 148,000 shares of the Company’s common stock.

On October 31, 2017, our company and its subsidiaries entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) with Steven P. Nickolas, the Nickolas Family Trust, Water Engineering Solutions, LLC and Enhanced Beverages, LLC, companies and trust that are controlled or owned by Mr. Nickolas, (collectively, the “Nickolas Parties”) and McDowell 78, LLC and Wright Investments Group, LLC, a company controlled or owned by Richard Wright, (collectively, “Wright/McDowell”). The Settlement Agreement provides, among other things, the following: a) simultaneous with the full execution of the Settlement Agreement, we agreed to pay Mr. Nickolas $110,000 in one lump sum (paid); b) in exchange of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Mr. Nickolas forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration; c) upon the full execution of the Settlement Agreement, Mr. Nickolas and our company agreed to file the stipulations to dismiss the complaints and counterclaim filed by each of them with prejudice, with each side to bear its own costs and attorney’s fees. In addition, our company and Wright/McDowell agreed that they will effectuate the dismissal of an arbitration proceeding against the Nickolas Parties with prejudice, with each side to bear its own attorneys’ fees and costs; e) Mr. Nickolas acknowledged and agreed that the employment agreement between Mr. Nickolas and our company was terminated as of April 7, 2017 and no further amounts are owed to Mr. Nickolas under the employment agreement and we agreed to waive restrictive covenants set out in the employment agreement; f) we agreed to assume financial responsibility for certain obligations owed by Mr. Nickolas; g) Mr. Nickolas acknowledged and agreed that 1,500,000 stock options with an exercise price of $0.52 issued to Mr. Nickolas on or about March 1, 2016 has expired and a total of 148,000 stock options issued to Mr. Mr. Nickolas before 2016 will automatically expire 90 days from October 6, 2017, the date Mr. Nickolas ceased being a director of our company; and h) the parties also agreed to mutual release of claims.

On November 8, 2017, Richard Wright and the Company entered in to an Exchange Agreement and Mutual Release of Claims (the “Exchange Agreement”). The Exchange Agreement provided, among other things, for the following: a) in exchange for the issuance of 700,000 shares of our common stock and 300,000 shares of our Series D Preferred Stock described above, Richard Wright forfeited his 10,000,000 shares of our Series A Preferred Stock, to be cancelled for no further consideration; and b) Richard Wright also agreed to a release of claims against the Company. Also on November 8, 2017, Richard Wright forfeited stock options to purchase 1,500,000 shares of our company’s common stock at an exercise price of $0.52 per share in exchange for the Company agreeing to issue Richard Wright an additional 200,000 shares of Series D Preferred Stock. The Company recognized an expense in the amount of $875,200 relating to the issuance of the 700,000 shares of common stock and $200 relating to the issuance of the 200,000 shares of Series D preferred stock.

On September 14, 2017, October 17, 2017 and November 22, 2017 Wright Investment Group LLC, an entity controlled by Richard Wright, chief executive officer, president and director, advanced $200,000, $400,000 and $400,000, respectively, to the Company for a total of $1,000,000 advanced. The $1,000,000 in advancements were repaid to Wright Investment Group, LLC on March 2, 2018.

On February 14, 2018, David A. Guarino entered into a Guarantee Agreement (the “Guarantee 1”) with CNH Specialty Finance (the “Lender”) in order for the Lender to agree to provide the Company a $400,000 Temporary Over Advance (“TOA 1”) under the Credit Facility Agreement (the “Credit Agreement”). Under the Guarantee 1, Mr. Guarino personally, absolutely, and unconditionally, jointly and severally, guaranteed the prompt, complete and full payment of the Company’s obligations to repay the TOA 1 only, under the Credit Agreement, with the Lender. The TOA 1 was repaid in full as of March 31, 2019.

On December 31, 2018, David A. Guarino entered into a Guarantee Agreement (the “Guarantee 2”) with the Lender in order for the Lender to agree to provide the Company a second $400,000 TOA under the Credit Agreement (“TOA 2”). Under the Guarantee 2, Mr. Guarino personally, absolutely, and unconditionally, jointly and severally, guaranteed the prompt, complete and full payment of the Company’s obligations to repay the TOA 2 only, under the Credit Agreement, with the Lender.

Employment Agreement with Steven Nickolas

On March 30, 2016, the Company entered into an employment agreement dated effective March 1, 2016 with Steven Nickolas, our former president, chief executive officer and director, pursuant to which Mr. Nickolas agreed to perform such duties as are regularly and customarily performed by the president and chief executive officer of a corporation, and any other duties consistent with Mr. Nickolas’s position in our company. Pursuant to the terms of the employment agreement, the Company have agreed to (i) pay Mr. Nickolas $15,000 per month or such other amount as may be determined by our board of directors from time to time; and (ii) issue to Mr. Nickolas 1,500,000 shares of our Series C Preferred Stock (issued effective as of March 31, 2016). The Company also agreed that each of the following events constitute a “Negotiated Trigger Event” as defined in the Certificate of Designation for the Series C Preferred Stock: (i) the occurrence of a change of control event; (ii) the death of Mr. Nickolas; and (iii) the termination of the employment agreement for any reason.

On November 18, 2016, our company provided notice to Steven Nickolas, our CEO and President, of our board of director’s finding that there is “just cause” for termination of Mr. Nickolas’s employment and of our company’s intent to terminate the employment of Mr. Nickolas for “just cause” pursuant to the provision of the Employment Agreement with Mr. Nickolas dated March 1, 2016. Under the Employment Agreement, Mr. Nickolas had 30 days to cure the failures and breaches creating “just cause” for termination. Mr. Nickolas failed to cure such failure and breaches and, on April 7, 2017, our company terminated the employment of Mr. Nickolas for cause. In addition, our company removed Mr. Nickolas as the President and Chief Executive Officer of our company.

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following at March 31, 2019 and 2018:

	2019	2018
Deferred income tax assets:	$5,410,000	$3,360,000
Valuation allowance	(5,410,000)	(3,360,000)
Net total	$-	$-

At March 31, 2019, the Company had net operating loss carryforwards of approximately $21,700,000 and net operating loss carryforwards expire in 2023 through 2037. The current year’s net operating loss will carryforward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss (“NOL”) carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The valuation allowance was decreased by $490,000 during the year ended March 31, 2018 as a result of the reduction in the U.S. tax rate to 21%. The current income tax benefit of $2,050,000 generated for the year ended March 31, 2019 was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company’s ability to generate sufficient taxable income to utilize the net operating loss carryforwards which is the only significant component of deferred taxes.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of March 31, 2019 and 2018 the Company has no unrecognized uncertain tax positions, including interest and penalties.

The Company’s federal income tax returns for tax years ended March 31, 2016 and beyond remain subject to examination by the Internal Revenue Service. The returns for Arizona, the Company’s most significant state tax jurisdication, remain subject to examinination by the Arizona Department of Revenue for tax years ended March 31, 2015 and beyond.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Leases

The Company has long-term leases for its office, warehouse, and office equipment under non cancelable operating leases from April 1, 2016 through December 26, 2020. At March 31, 2019, future minimum contractual obligations were as follows:

FACILITIES

Year ending March 31, 2020	$117,678
Year ending March 31, 2021	71,021
Total Minimum Lease Payments:	$188,699

Rent expense for the years ended March 31, 2019 and 2018 was $114,822 and $102,445, respectively.

On April 1, 2016, the Company entered into an 18-month lease agreement for certain warehouse space requiring a monthly payment of $1,125. On September 12, 2017, the Company extended the lease until March 31, 2020, requiring a monthly rent payment of $1,187.50 for the period October 1, 2017 to September 30, 2018 and a monthly rent payment of $1,250.00 for the period October 1, 2018 to March 31, 2020.

On December 1, 2016, the Company entered into a 16-month lease agreement for certain warehouse space requiring a monthly payment of $2,250. On May 7, 2018, the Company extended the lease until March 30, 2019, requiring a monthly payment of $2,375 for the period June 1, 2018 to March 31, 2019. On March 11, 2019, the Company extended the lease one additional year until March 31, 2020 at a rate of $2,450 per month.

On September 26, 2017, the Company entered into a 39-month lease agreement for its corporate headquarters in Scottsdale, Arizona requiring a monthly payment of $7,611.83, with a monthly lease increase to $7,751.83 per month in months 15-26 of the lease and to $7,981.17 per month in the months 27-39 of the lease.

NOTE 10 – LOANS PAYABLE

On December 31, 2017, the Company exercised its purchase option with Lessor to purchase all four pieces of equipment leased under a master lease agreement for a total of $160,000 (the “Purchase Payment”). The Purchase Payment bore interest of 12% per annum and was payable in eleven equal monthly installments of $14,934.00 each and one final installment of $4,040.41, with the first installment due on February 1, 2018 and on the remaining eleven installments due on the first of each month thereafter with the final installment due and payable on January 1, 2019. As of March 31, 2019, the equipment has been paid for in-full.

NOTE 11 – CONVERTIBLE NOTES PAYABLE

On September 20, 2016, we entered into a loan facility agreement (the “Loan Agreement”) with Turnstone Capital Inc. (the “Lender”), whereby the Lender agreed to make available to our company a loan in the aggregate principal amount of $1,500,000 (the “Loan Amount”). Pursuant to the Loan Agreement, the Lender agreed to make one or more advances of the Loan Amount to our company as requested from time to time by our company in an amount to be agreed upon by our company and the Lender (each, an “Advance”).

In June, 2017, Turnstone Capital Inc. advanced an additional $500,000 under the Loan Agreement. The Company evaluated this transaction under ASC 470-20-30 “Debt – liability and equity component” and determined that a debt discount of $295,000 was provided and will be amortized over the remaining term of the Loan Agreement.

On September 29, 2017, Turnstone Capital Inc. converted the $500,000 plus accrued interest of $14,583 to 514,583 common shares at the conversion price of $1.00 per share. Upon conversion the remaining unamortized debt discount of $295,000 was immediately amortized.

NOTE 12 – SUBSEQUENT EVENTS

Effective as of April 12, 2019, we issued an aggregate of 74,000 shares of our common stock upon exercise of our common stock purchase warrants with an exercise price of CAD$2.90 per share for an aggregate gross proceeds of $160,486

Effective as of April 26, 2019, we issued an aggregate of 1,700,000 shares of our common stock upon exercise of our common stock purchase warrants with an exercise price of US$0.60 per share for aggregate gross proceeds of US$1,020,000. The closing of the exercise of these warrants occurred on May 7, 2019.

All of these shares were issued to non-U.S. persons (as the term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities act of 1933, as amended.

On June 28, 2019, the Credit Agreement was amended to extend the expiration date to July 1, 2021 , to increase the loan commitment amount to $5 million from $4 million and to change the termination fee to 1% from 2%. All other terms and conditions of the Credit Agreement remained the same.

THE ALKALINE WATER COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019
	(unaudited)	March 31, 2019
ASSETS
Current assets
Cash	$10,013,737	$11,032,451
Accounts receivable	4,118,117	3,068,181
Inventory	1,045,313	2,058,012
Prepaid expenses	168,927	378,699
Operating lease right-of-use asset - current portion	78,306	-

Total current assets	15,424,400	16,537,343

Fixed assets - net	1,746,995	1,945,265
Operating lease right-of-use asset	26,102	-

Total assets	$17,197,497	$18,482,608

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,746,000	$2,898,958
Accrued expenses	1,033,200	1,095,458
Revolving financing	3,714,101	3,131,279
Operating lease liability - current portion	88,168	-

Total current liabilities	8,581,469	7,125,695

Operating lease liability	31,077	-

Total liabilities	8,612,546	7,125,695

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, Series C issued 1,500,000 and Series D issued 3,800,000 at June 30, 2019 and March 31, 2019	5,300	5,300
Common stock, Class A - $0.001 par value, 200,000,000 shares authorized 41,347,512 and 39,573,512 shares issued and outstanding at June 30, 2019 and March 31, 2019, respectively	41,347	39,573
Additional paid in capital	52,289,371	50,006,919
Accumulated deficit	(43,751,067)	(38,694,879)

Total stockholders' equity	8,584,951	11,356,913

Total liabilities and stockholders' equity	$17,197,497	$18,482,608

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	For the Three Months Ended
	June 30, 2019	June 30, 2018
Revenue	$10,153,044	$7,880,865
Cost of Goods Sold	6,028,197	4,491,213
Gross Profit	4,124,847	3,389,652
Operating expenses
Sales and marketing expenses	4,472,460	3,136,990
General and administrative	4,379,271	1,085,567
Depreciation	233,940	114,073

Total operating expenses	9,085,671	4,336,630
Total operating loss	(4,960,824)	(946,978)
Other income (expense)
Interest expense	(95,364)	(143,606)

Total other income (expense)	(95,364)	(143,606)
Net loss	$(5,056,188)	$(1,090,584)
LOSS PER SHARE (Basic and Diluted)	$(0.12)	$(0.04)
WEIGHTED AVERAGE SHARES OUTSTANDING (Basic and Diluted)	40,849,600	27,739,496

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(unaudited)

	Preferred Stock		Common Stock		Additional	Accumulated
	Number	Par Value	Number	Par Value	Paid-in Capital	Deficit	Total
Balance, March 31, 2018	5,300,000	$5,300	25,991,346	$25,990	$30,506,265	$(30,077,314)	460,241
Common shares issued in connection with offerings			5,131,665	5,132	3,843,668		3,848,800
Net loss						(1,090,584)	(1,090,584)
Balance, June 30, 2018	5,300,000	$5,300	31,123,011	$31,122	$34,349,933	$(31,167,898)	$3,218,457

Balance, March 31, 2019	5,300,000	$5,300	39,573,512	$39,573	$50,006,919	$(38,694,879)	$11,356,913
Common shares issued upon exercise of warrants			1,774,000	1,774	1,178,712		1,180,486
Stock Options Expense			-	-	1,103,740		1,103,740
Net loss						(5,056,188)	(5,056,188)
Balance, June 30, 2019	5,300,000	$5,300	41,347,512	$41,347	$52,289,371	$(43,751,067)	$8,584,951

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Year Ended
	June 30, 2019	June 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,056,188)	$(1,090,584)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	233,940	114,073
Stock compensation expense	1,103,740	-
Right-of-use asset amortization	14,837	-
Changes in operating assets and liabilities:
Accounts receivable	(1,049,936)	(348,416)
Inventory	1,012,699	(255,877)
Prepaid expenses and other current assets	209,772	(401,764)
Accounts payable	847,042	235,800
Accrued expenses	(62,258)	(65,267)

NET CASH USED IN OPERATING ACTIVITIES	(2,746,352)	(1,812,035)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(35,670)	(375,272)

CASH USED IN INVESTING ACTIVITIES	(35,670)	(375,272)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving financing	582,822	147,141
Proceeds from sale of common stock, net	-	3,848,800
Proceeds for the exercise of warrants, net	1,180,486	-
Repayment of notes payable	-	(41,268)

CASH PROVIDED BY FINANCING ACTIVITIES	1,763,308	3,954,673

NET CHANGE IN CASH	(1,018,714)	1,767,366

CASH AT BEGINNING OF PERIOD	11,032,451	988,905

CASH AT END OF PERIOD	$10,013,737	$2,756,271

INTEREST PAID	$59,828	$100,784

TAXES PAID	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE ALKALINE WATER COMPANY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 -NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company (as defined below) offers retail consumers bottled alkaline water in 500-milliliter, 700-milliliter, 1-liter, 1.5 -liter, 3-liter and 1-gallon sizes under the trade name Alkaline88® which is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce 8.8 pH drinking water without the use of any manmade chemicals.

Basis of presentation

These unaudited financial statements represent the condensed consolidated financial statements of The Alkaline Water Company  and its wholly owned subsidiaries (collectively, the "Company"). These unaudited condensed consolidated financial statements should be read in conjunction with the Company's  consolidated financial statements and the notes thereto as set forth in the Company's Form 10-K, filed with the SEC on July 1, 2019, which included all disclosures required by generally accepted accounting principles ("GAAP") In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the Company's financial position on a consolidated basis and the consolidated results of operations, equity and cash flows for the interim periods presented. The results of operations for the three months ended June 30, 2019 and 2018 are not necessarily indicative of expected operating results for the full year. The information presented throughout the document as of and for the three months ended June 30, 2019 and 2018 is unaudited. The condensed consolidated balance sheet at March 31, 2019 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles in the U.S. for complete financial statements.

Principles of consolidation

The consolidated financial statements include the accounts of The Alkaline Water Company Inc. (a Nevada Corporation) and its wholly owned subsidiaries: A88 Infused Beverage Division, Inc. (a Nevada Corporation), A88 International, Inc. (a Nevada Corporation), and Alkaline 88, LLC (an Arizona Limited Liability Company).

All significant intercompany balances and transactions have been eliminated. The Alkaline Water Company Inc., A88 Infused Beverage Division, Inc., A88 International, Inc., and Alkaline 88, LLC will be collectively referred herein to as the "Company". Any reference herein to "The Alkaline Water Company Inc.", the "Company", "we", "our" or "us" is intended to mean The Alkaline Water Company Inc., including the subsidiaries indicated above, unless otherwise indicated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. As of the balance sheet date and periodically throughout the period, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company had $10,013,737 and $11,032,451 in cash and cash equivalents at June 30, 2019 and March 31, 2019, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.

Accounts receivable consisted of the following as of June 30, 2019 and March 31, 2019:

	June 30, 2019 (unaudited)	March 31, 2019
Trade receivables, net	$4,199,323	$3,142,580
Less: Allowance for doubtful accounts	(40,000)	(40,000)
Accrual for 2% 10 days discount	(41,206)	(34,399)
Net accounts receivable	$4,118,117	$3,068,181

Accounts receivable are periodically evaluated for collectability based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. The accounts receivable balance is pledged as collateral for the Company's revolving financing as disclosed in Note 3.

Inventory

Inventory represents raw materials and finished goods valued at the lower of cost or market with cost determined using the weight average method which approximates first-in first-out method, and with market defined as the lower of replacement cost or realizable value. The inventory balance is pledged as collateral for the Company's revolving financing as disclosed in Note 1.

As of June 30, 2019 and March 31, 2019, inventory consisted of the following:

	June 30, 2019	March 31, 2019
	(unaudited)
Raw materials	$818,275	$1,066,105
Finished goods	227,038	991,907
Total inventory	$1,045,313	$2,058,012

Property and Equipment

The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line (half-life convention) method over the estimated useful life of the assets, which the Company has determined to be 3 years.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification ("ASC") 718. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company's common stock for common share issuances.

Revenue Recognition

The Company recognizes revenue per ASC 606. The Company recognizes revenue when our performance obligations are satisfied. Our primary obligation (the distribution and sale of beverage products) is satisfied upon the delivery of products to our customers, which is also when control is transferred. The Company does not accept returns due to the nature of the product. However, the Company will provide credit to our customers for damaged goods. The Company provides credit to its customers which typically require payment within 30 days. As an incentive to pay early the Company also typically provides a 2% discount if the customer pays within 10 days. The Company estimates the amount of the discount that the customer is likely to take and recognizes it as variable consideration. The amounts are not considered material. After evaluating the revenue disclosure requirements the Company does not believe that any revenues are required to be disaggregated.

Revenue consists of the gross sales price, less estimated allowances for which provisions are made at the time of sale, and less certain other discounts, allowances, and rebates that are accounted for as a reduction from gross revenue. Shipping and handling charges that are billed to customers are included as a component of revenue. Costs incurred by the Company for shipping and handling charges are included in selling expenses and amounted to $1,431,456 and $1,376,967 for the quarters ended June 30, 2019 and 2018, respectively.

Concentration Risks

We have 2 major customers that together account for 35% (23% and 12%, respectively) of accounts receivable at June 30, 2019, and 2 customers that together account for 40% (22% and 18%, respectively) of the total revenues earned for the quarter ended June 30, 2019.The Company has 3 vendors that accounted for 58% (28%, 16% and 14% respectively) of purchases for the quarter ended June 30, 2019.

We had 2 major customers that together accounted for 42% (23% and 19%, respectively) of accounts receivable at June 30, 2018, and 2 customers that together accounted for 45% (24% and 21%, respectively) of the total revenues earned for the quarter ended June 30, 2018.The Company had 2 vendors that accounted for 51% (38% and 13% respectively) of purchases for the quarter ended June 30, 2018.

Income Taxes

The Company uses an estimated annual effective tax rate method in computing its interim tax provision. This effective tax rate is based on forecasted annual pre-tax income (loss), permanent tax differences and statutory tax rates. Deferred income taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to net operating loss carryforwards. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Loss Per Share

Basic and diluted earnings or loss per share ("EPS") amounts in the consolidated financial statements are computed in accordance ASC 260- 10 "Earnings per Share", which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share, because their effect would be anti-dilutive.

The Company had 1,136,675 and 1,162,856 shares relating to options, 1,714,392 and 2,519,140 shares relating to warrants and 1.5 million convertible preferred shares at June 30, 2019 and 2018, respectively that were not included in the diluted earnings per share calculation because they were antidilutive.

Business Segments

The Company operates on one segment in one geographic location - the United States of America and; therefore, segment information is not presented.

Fair Value of Financial Instruments

The carrying amounts of the company's financial instruments including accounts payable, accrued expenses, and notes payable approximate fair value due to the relative short period for maturity these instruments.

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the company's assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of June 30, 2019 and 2018, the Company did not have any financial instruments that are measured on a recurring basis as Level 1, 2 or 3.

Recent Accounting Pronouncements

Recently Adopted Standards. The following recently issued accounting standards were adopted during fiscal year 2020:

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all leases, other than leases with a term of 12 months or less, and to provide additional disclosures about leasing arrangements. The Company adopted this standard as of April 1, 2019, the first day of its 2020 fiscal year, using the modified retrospective approach the impact of which was not material. The Company, as of June 30, 2019 has a right of use asset of $104,408 and an operating lease liability of $119,245 as a result of the adoption of this standard.

On April 1, 2019 the Company was required to adopt new guidance for non-employee stock options as set forth in ASC 718.  Previously the Company recorded stock compensation expense on each annual vesting date which was determined to be the measurement date and valued each tranche of vested options.  Under the new guidance the Company determined the value of all of the options on April 1, 2019, the inception date which became the new measurement date and calculated what the straight line amortization would be by period.  As a result the Company recorded stock option expense in the amount of $1,103,740 in the three months ended June 30, 2019.

Standards Required to be Adopted in Future Years.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. In November 2018, ASU 2016-13 was amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. ASU 2018-19 changes the effective date of the credit loss standards (ASU 2016-13) to fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Further, the ASU clarifies that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842. The Company does not believe that the impact of adopting this standard will have a material effect on its financial statements.

The Company has evaluated other recent accounting pronouncements through June 30, 2019 and believes that none of them will have a material effect on our consolidated financial statements.

NOTE 2 - PROPERTY AND EQUIPMENT

Fixed assets consisted of the following at:

Fixed assets consisted of the following at:	June 30, 2019	March 31, 2019
Machinery and Equipment	$3,796,511	$3,764,533
Office Equipment	32,992	29,300
Less: Accumulated Depreciation	(2,082,508)	(1,848,568)
Fixed Assets, net	$1,746,995	$1,945,265

Depreciation expense for the quarter ended June 30, 2019 and 2018 was $233,940 and $114,073, respectively.

NOTE 3 - REVOLVING FINANCING

On February 1, 2017, the Company entered into a Credit and Security Agreement (the "Credit Agreement") with SCM Specialty Finance Opportunities Fund, L.P. (the "Lender") which has been amended from time to time the last of which was June 28, 2019.

The Credit Agreement provides the Company with a revolving credit facility (the "Revolving Facility"), the proceeds of which are to be used to repay existing indebtedness of the Company, transaction fees incurred in connection with the Credit Agreement and for working capital needs of the Company.

Under the terms of the Credit Agreement, the Lender has agreed to make cash advances to the Company in an aggregate principal at any one time outstanding not to exceed the lesser of (i) $5 million (the "Revolving Loan Commitment Amount") and (ii) the Borrowing Base (defined to mean, as of any date of determination, 85% of net eligible billed receivables plus 65% of eligible unbilled receivables, minus certain reserves, and is subject to certain customer specific requirements).

The Credit Agreement expires on July 1, 2021, unless earlier terminated by the parties in accordance with the terms of the Credit Agreement.

The principal amount of the Revolving Facility outstanding bears interest at a rate per annum equal to (i) a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its "prime rate," plus (ii) 3.25%, payable monthly in arrears. The interest rate as of June 30, 2019 was 8.75%.

To secure the payment and performance of the obligations under the Credit Agreement, the Company granted to the Lender a continuing security interest in all of the Company's assets and agreed to a lockbox account arrangement in respect of certain eligible receivables.

In connection with the Credit Agreement, the Company paid to the Lender a $30,000 facility fee. The Company agreed to pay the Lender monthly an unused line fee in amount equal to 0.083% per month of the difference derived by subtracting (i) the average daily outstanding balance under the Revolving Facility during the preceding month, from (ii) the Revolving Loan Commitment Amount. The unused line fee will be payable monthly in arrears. The Company also agreed to pay the Lender as additional interest a monthly collateral management fee equal to 0.35% per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The collateral management fee will be payable monthly in arrears. Upon a termination of the Revolving Facility, the Company agreed to pay the Lender a termination fee in an amount equal to 1% of the Revolving Loan Commitment Amount if the termination occurs before July 1, 2021. The Company must also pay certain fees in the event that receivables are not properly deposited in the appropriate lockbox account.

The interest rate will be increased by 5% in the event of a default under the Credit Agreement. Events of default under the Credit Agreement, some of which are subject to certain cure periods, include a failure to pay obligations when due, the making of a material misrepresentation to the Lender, the rendering of certain judgments or decrees against the Company and the commencement of a proceeding for the appointment of a receiver, trustee, liquidator or conservator or filing of a petition seeking reorganization or liquidation or similar relief.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants including the right of first refusal to provide financing for the Company and the financial and loan covenants, such as the loan turnover rate, minimum EBITDA, fixed charge coverage ratio and minimum liquidity requirements. The Company was in compliance with those covenants as of June 30, 2019.

NOTE 4 - STOCKHOLDERS' EQUITY

Preferred Shares

On October 7, 2013, the Company amended its articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors.

Grant of Series C Convertible Preferred Stock

On March 30, 2016, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as "Series C Preferred Stock" by filing a Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series C Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and non-assessable share of our common stock at any time after (i) the Company achieves consolidated revenue equal to or greater than $15,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series C Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time. At June 30, 2019 and March 31, 2019, 1,500,000 shares of Series C preferred stock were convertible into common stock.

Grant of Series D Convertible Preferred Stock

On May 3, 2017, the Company designated 3,000,000 shares of the authorized and unissued preferred stock of our company as "Series D Preferred Stock" by filing a Certificate of Designation with the Secretary of State of the State of Nevada. On November 2, 2017, we increased the number of authorized shares of Series D Preferred Stock in our company to 5,000,000 shares by filing an Amendment to the foregoing Certificate of Designation with the Secretary of State of the State of Nevada. Each share of the Series D Preferred Stock will be convertible, without the payment of any additional consideration by the holder and at the option of the holder, into one fully paid and nonassessable share of our common stock at any time after (i) we achieve the consolidated revenue of our company and all of its subsidiaries equal to or greater than $40,000,000 in any 12 month period, ending on the last day of any quarterly period of our fiscal year; or (ii) a Negotiated Trigger Event, defined as an event upon which the Series D Preferred Stock will be convertible as may be agreed by our company and the holder in writing from time to time.  At June 30, 2019 and 2018 there were 3,800,000 shares of Series D preferred stock outstanding none of which were convertible.

NOTE 5 - OPTIONS AND WARRANTS

Effective as of April 12, 2019, the Company issued an aggregate of 74,000 shares of our common stock upon exercise of our common stock purchase warrants with an exercise price of CAD$2.90 (US$2.17) per share for aggregate gross proceeds of $160,486

Effective as of April 26, 2019, the Company issued an aggregate of 1,700,000 shares of our common stock upon exercise of our common stock purchase warrants with an exercise price of $0.60 per share for aggregate gross proceeds of $1,020,000. The closing of the exercise of these warrants occurred on May 7, 2019.

All of these shares were issued to non-U.S. persons (as the term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities act of 1933, as amended.

On April 1, 2019 the Company was required to adopt new guidance for non-employee stock options as set forth in ASC 718. Previously the Company recorded stock compensation expense on each annual vesting date which was determined to be the measurement date and valued each tranche of vested options. Under the new guidance the Company determined the value using Black-Scholes of all of the options on April 1, 2019, the inception date which became the new measurement date and calculated what the straight line amortization would be by period. As a result the Company recorded stock option expense in the amount of $1,103,740 in the three months ended June 30, 2019. The remaining 357,500 unvested options are valued at $704,620 and that amount will be amortized over the 12 month vesting period ending April 2020.

NOTE 6 - LEASES

The Company adopted ASC 842 on April 1, 2019 which requires lessees to recognize right-of-use ("ROU") asset and lease liability for all leases. The Company elected the package of transition practical expedients for existing contracts, which allowed us to carry forward our historical assessments of whether contracts are or contain leases, lease classification and determination of initial direct costs.

The Company leases property under operating leases. The Company leases its corporate office space with a size of 3,352 square feet leased from a third party through November, 2020 at the current rate of $7,752 per month; increasing to $7,891 in November 2019.  At inception the ROU and Lease Liability was calculated based on the net present value of the future lease payments over the term of the lease. When available, the Company uses the rate implicit in the lease discount payments as the incremental borrowing rate to calculate the net present value; however, the rate implicit in the lease is not readily determinable for our corporate office lease. In this case, the Company estimated its incremental borrowing rate as the interest rate it could borrow an amount equal to the lease payments over a similar term, with similar collateral as the lease, and in a similar economic environment. The Company estimated its rate using available evidence such as rates imposed by third-party lenders to the Company in recent financings or observable risk-free interest rate and credit spreads for commercial debt of a similar duration, with credit spreads correlating to the Company's estimated creditworthiness.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the condensed consolidated statements of operations. The corporate office, lease also requires the Company to pay real estate taxes, common area maintenance costs and other occupancy costs which are included in the general and administrative expenses on the condensed consolidated statements of operations.

Operating Lease expense for the three months ended June 30, 2019 was $22,072. The Company also has a short-term lease ending March 31, 2020 and the lease expense for this short-term lease for the three months ended June 30, 2019 was $12,471.

Operating Leases:
June 30, 2019
Operating lease right-of-use asset - current portion	$78,306
Operating lease right-of-use asset - non-current portion	26,102

Total Operating lease right-of-use asset	$104,408

Operating lease liability - current portion	$88,168
Operating lease liability - non-current portion	31,077

Total Operating lease liability	$119,245

Weighted average remaining lease term (in years):
Operating leases	1.33

Weighted average discount rate:
Operating leases	7.50%

Supplemental cash flow information related to leases is as follows:

Three months Ended June 30, 2019
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating lease	$23,255

Maturities of undiscounted lease liabilities as of June 30, 2019 are as follows:

Operating Leases
Year ending March 31, 2020 (remainder)	$70,462
Year ending March 31, 2021	55,238
Total lease payments	125,700
Less: Imputed interest	(6,455)
Total lease obligations	119,245

NOTE 7 - SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to June 30, 2019 to the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

INDEPENDENT AUDITOR'S REPORT

To the Stockholders of
Aquahydrate, Inc.
Los Angeles, California

We have audited the accompanying financial statements of Aquahydrate, Inc. (a Nevada corporation) (the ''Company''), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquahydrate, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered recurring losses from operations, has a total stockholders' deficit of ($4,814,895) at December 31, 2018, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

ArmaninoLLP
Los Angeles, California

July 15, 2019

Aquahydrate, Inc.
Balance Sheets
December 31, 2018 and 2017

	2018	2017

ASSETS

Current assets
Cash	$6,547	$167,027
Accounts receivable	1,186,654	1,776,182
Inventories	1,820,002	2,157,444
Prepaid expenses and other current assets	-	53,437
Total current assets	3,013,203	4,154,090

Property and equipment, net	541,883	833,321

Other assets
Deposits	33,663	33,663
Other assets	13,081	5,757
Total other assets	46,744	39,420

Total assets	$3,601,830	$5,026,831

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$4,978,011	$4,902,665
Accrued compensation expense	179,500	219,486
Bridge loans, including accrued interest of $53,211	3,058,112	-
Current portion of obligation under capital lease	159,160	146,234
Total current liabilities	8,374,783	5,268,385

Long-term liabilities
Obligation under capital lease, net of current portion	41,942	201,102
Total long-term liabilities	41,942	201,102
Total liabilities	8,416,725	5,469,487

Commitments and contingencies (Notes 2, 9 and 10)

Stockholders' deficit
Preferred stock	381,327	381,327
Common stock	59,590	59,590
Additional paid-in capital	72,125,705	72,144,220
Accumulated deficit	(77,381,517)	(73,027,793)
Total stockholders' deficit	(4,814,895)	(442,656)

Total liabilities and stockholders' deficit	$3,601,830	$5,026,831

The accompanying notes are an integral part of these financial statements.

Aquahydrate, Inc.
Statements of Operations
For the Years Ended December 31, 2018 and 2017

	2018	2017

Sales
Gross sales	$15,943,083	$16,793,605
Less discounts and promotions	(3,595,591)	(4,066,941)
Total sales	12,347,492	12,726,664

Cost of goods sold	9,644,386	9,864,803

Gross profit	2,703,106	2,861,861

Operating expenses
General and administrative	6,087,115	7,827,621
Field marketing	301,811	320,873
Corporate marketing	183,212	79,152
Depreciation and amortization	339,665	165,295
Stock-based compensation	10,503	38,938
Total operating expenses	6,922,306	8,431,879

Loss from operations	(4,219,200)	(5,570,018)

Other expense, net
Interest expense	77,125	65,547
Foreign currency transaction expense	57,409	74,837
Other income	(10)	(121)
Total other expense, net	134,524	140,263

Net loss	$(4,353,724)	$(5,710,281)

The accompanying notes are an integral part of these financial statements.

	Preferred Stock		Common Stock		Additional	Accumulated	
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Total
Balance, January 1, 2017	247,990,296	$ 247,991	59,590,260	$ 59,590	$ 56,193,255	$ (67,317,512)	$ (10,816,676)
Series I Preferred Stock Issuance	133,335,676	133,336	-	-	15,973,616	-	16,106,952
Series I Preferred Stock Issuance Costs	-	-	-	-	(61,589)	-	(61,589)
Stock-based compensation expense	-	-	-	-	38,938	-	38,938
Net loss	-	-	-	-	-	(5,710,281)	(5,710,281)
Balance, December 31, 2017	381,325,972	381,327	59,590,260	59,590	72,144,220	(73,027,793)	(442,656)
Series I Preferred Stock Issuance Costs	-	-	-	-	(29,018)	-	(29,018)
Stock-based compensation expense	-	-	-	-	10,503	-	10,503
Net loss	-	-	-	-	-	(4,353,724)	(4,353,724)
Balance, December 31, 2018	381,325,972	$ 381,327	59,590,260	$ 59,590	$ 72,125,705	$ (77,381,517)	$ (4,814,895)

5

Aquahydrate, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2018 and 2017

	2018	2017

Cash flows from operating activities
Net loss	$(4,353,724)	$(5,710,281)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	339,665	165,295
Amortization of debt issuance costs	-	216,323
Stock-based compensation expense	10,503	38,938
Accrued interest on bridge loans	53,211	(55,333)
Changes in operating assets and liabilities
Accounts receivable	589,528	(666,807)
Inventories	337,442	(316,689)
Prepaid expenses and other current assets	53,437	78,224
Other assets	(7,324)	(5,757)
Accounts payable and accrued expenses	75,346	1,244,415
Accrued compensation expense	(39,986)	147,120
Net cash used in operating activities	(2,941,902)	(4,864,552)

Cash flows from investing activities
Purchases of property and equipment	(48,227)	(440,409)
Net cash used in investing activities	(48,227)	(440,409)

Cash flows from financing activities
Proceeds from bridge loans	3,004,901	6,000,000
Principal payments on obligation under capital lease	(146,234)	(34,664)
Repayment of term note payable	-	(807,000)
Repayment of stockholder note payable	-	(117,000)
Series I preferred stock issuance costs	(29,018)	(61,589)
Net cash provided by financing activities	2,829,649	4,979,747

Net decrease in cash	(160,480)	(325,214)

Cash, beginning of year	167,027	492,241

Cash, end of year	$6,547	$167,027

Supplemental disclosure of cash flow information

Cash paid during the year for interest	$23,914	$19,928

Supplemental schedule of noncash investing and financing activities

Series I Preferred Stock Issuance	$-	$16,106,952
Property and equipment financed through capital lease	$-	$382,000

The accompanying notes are an integral part of these financial statements.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

1.	NATURE OF OPERATIONS

Aquahydrate, Inc., a Nevada corporation (the "Company"), is a Southern California-based manufacturer and distributor of a performance water brand founded by cutting-edge technology and science. Water is purified using some of the most rigorous standards in the industry to create an innovative and high-quality beverage providing a healthy balance of nutritional benefits. The Company's products are available through a variety of grocery, health and natural food stores throughout the United States and on the Company's website.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern

The Company incurred net losses of ($4,353,724) and ($5,710,281) for the years ended 2018 and 2017, respectively. Additionally, there were stockholders' deficits of ($4,814,895) and ($442,656) at December 31, 2018 and 2017, respectively.

While the Company continues to operate as of July 15, 2019, its ability to continue to operate as a going concern is in doubt. The Company is currently actively seeking additional opportunities for outside investment and/or to be acquired within or outside of its industry. The Company's ability to satisfy its trade and equity obligations will depend on its success in these strategies.

Basis of accounting and financial statement presentation

The Company's financial statements are prepared on the accrual basis of accounting.

Use of estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Cash equivalents

The Company considers financial instruments with original maturities of 90 days or less to be cash equivalents. There were no cash equivalents at December 31, 2018 and 2017.

Restricted cash

The Company's commercial credit card provider required the Company maintain a certificate of deposit as collateral on outstanding balances and at December 31, 2016, the restricted cash balance was $100,413. During 2017, the Company terminated this relationship and subsequently closed the certificate of deposit and transferred the funds to the Company's operating cash account.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable

The Company carries its accounts receivable at invoiced amounts less allowances doubtful accounts. The Company does not accrue interest on trade receivables. Management evaluates the ability to collect accounts receivable based on a combination of factors. Management has determined that no allowance for doubtful accounts was necessary as of December 31, 2018 and 2017.

Inventories

Inventories consist of raw materials (bottling materials and labels) and finished goods. Inventories are stated at the lower of cost (determined on the first-in, first-out method) or fair value.

Property and equipment

Property and equipment are carried at cost. Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Warehouse equipment	5 years
Automobiles	5 years

Normal repairs and maintenance are expensed as incurred, whereas significant charges which materially increase values or extend useful lives are capitalized and depreciated over the estimated useful lives of the related assets.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, but at least annually. No impairment provisions were recorded by the Company during the years ended December 31, 2018 and 2017.

Revenue recognition

The Company recognizes revenue from product sales upon shipment to customers. Revenue is recorded net of returns, discounts and allowances or other deductions based upon management's estimates and historical experience. The Company offers its customers various sales incentive programs that include volume discounts and rebates. The costs of customer incentive programs are accrued concurrently with the recognition of revenue.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping and handling costs

The costs associated with shipping goods to customers amounted to $3,463,832 and $3,093,446 for the years ended December 31, 2018 and 2017, and are classified as components of cost of goods sold.

Advertising

The Company expenses advertising and marketing costs when incurred. Advertising expense for the years ended December 31, 2018 and 2017 is reflected as corporate marketing on the statements of operations.

Income taxes

The Company's method of accounting for income taxes prescribes an asset and liability approach. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The Company recognizes tax assets and liabilities for uncertain tax positions that are more likely than not to be incurred and adjusts these assets and liabilities when judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a benefit or payment that is materially different from the current estimate of the tax assets and liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

The Company's federal income tax returns for tax years ended December 31, 2015 and beyond remain subject to examination by the Internal Revenue Service. The returns for California, the Company's most significant state tax jurisdiction, remain subject to examination by the California Franchise Tax Board for tax years ended December 31, 2014 and beyond.

Concentrations

Occasionally, the Company's bank balances exceed FDIC-insured limits. The Company has not experienced and does not anticipate any losses related to these balances.

As of and for the year ended December 31, 2018, two customers accounted for 13% and 10% of accounts receivable and 7% and 4% of sales, respectively.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations (continued)

As of and for the year ended December 31, 2018, one vendor accounted for 25% accounts payable and 26% of purchases.

As of and for the year ended December 31, 2017, one customer account for 14% of accounts receivable and 6% of sales.

As of and for the year ended December 31, 2017, one vendor accounted for 13% of accounts payable and 16% of purchases.

2018 Operations

In the year ended December 31, 2018, the Company's operations were impacted by the following:

Revenues - in order to spur business, the Company offered additional discounts and promotion rates. Management does not believe that discounts and promotion rates of this magnitude will be repeated in the future.

Cost of goods sold - in management's opinion, cost of goods sold was higher than expected due to the combined factors of (1) write-off of old finished goods and raw material inventory and (2) delay in the opening of a co-packing facility in Texas which would have resulted in reduced freight and production costs.

Subsequent events

The Company has evaluated events subsequent to December 31, 2018, to assess the need for potential recognition or disclosure in the financial statements. Such events were evaluated through July 15, 2019, the date the financial statements were available to be issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition or additional disclosure in the financial statements, except as disclosed in Notes 2, 7, 8 and 11.

3.	INVENTORIES

Inventories consisted of the following:

	2018	2017
Raw materials	$827,580	$878,532
Finished goods	992,422	1,278,912
	$1,820,002	$2,157,444

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2018	2017

Warehouse equipment	$2,354,674	$2,306,449
Automobiles	24,959	24,959
	2,379,633	2,331,408
Accumulated depreciation and amortization	(1,837,750)	(1,498,087)

	$541,883	$833,321

5.	INCOME TAX

Significant components of the Company's deferred income tax assets and liabilities are as follows:

	2018	2017

Deferred tax assets
NOL Carryforwards	$12,931,164	$12,931,164
Accruals and other	19,199	19,199
Total current	12,950,363	12,950,363
Valuation allowance	(12,792,259)	(12,792,259)
Total deferred tax assets	158,104	158,104

Deferred tax liabilities
Property and equipment	(158,104)	(158,104)
Total deferred tax liabilities	(158,104)	(158,104)

Total net deferred tax asset	$-	$-

The effective income tax rate differs from the statutory federal income tax rate as follows:

	2018	2017

Statutory rate	21.0%	34.0%
State tax net of federal benefit	7.0	5.8
Permanent items	0.1	0.1
Change in valuation allowance	(28.1)	(28.4)
Tax Cuts & Jobs Act of 2017 - tax rate change	-	(11.5)

	- %	- %

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

5.	INCOME TAX (continued)

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

The Company has not filed federal or state tax returns for tax years December 31, 2015 and all subsequent years. As of the tax filings for the tax year December 31, 2014, the Company had federal net operating loss carryforwards totaling $32,899,000 and California net operating loss carryforwards totaling $24,483,000. The 2014 net operating loss carryforwards were utilized in calculating the deferred tax assets disclosed in these financial statements. These net operating loss carryforwards, if not utilized, will begin to expire in 2030. The Company has not accrued an amount for interest and penalties that may be payable as a result of late return filings.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"), which simplifies the presentation of deferred income taxes by eliminating the need for entities to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified balance sheet. ASU 2015-17 is effective for private companies beginning after December 15, 2017, with early application permitted as of the beginning of an interim or annual reporting period. The Company early adopted ASU 2015-17 for the year ended December 31, 2017. The adoption of ASU 2015-17 had no impact on the Company net loss.

Tax reform H.R.1, originally known as the Tax Cuts and Jobs Act (the "Act"), was enacted on December 22, 2017. The Act contains several key provisions that may have significant financial statement effects including the re-measurement of deferred taxes. The Act reduces the corporate tax rate to 21%, effective January 1, 2018. ASC 740 requires companies to recognize the effect of tax law changes in the period of enactment, the effects must be recognized by companies' 2017 financial statements, even though the effective date for most provisions is January 1, 2018.

The Company experienced additional operating losses for the year 2015 through 2018. However, since tax returns have not been filed for those years management is unable to determine how much in additional net operating loss carryforwards will be available to offset any future taxable income.

6.	RELATED PARTY TRANSACTIONS

As of December 31, 2018 and 2017, approximately $116,000 is due to a member of the Board of Directors for consulting services provided and is included in accounts payable and accrued expenses in the accompanying balance sheets.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

7.	DEBT

Bridge loans

During 2015, 2016 and 2017, the Company received a series of bridge loans from various investors totaling $16,030,000. In April 2017, these loans and related accrued interest, unpaid arrangement fees, and conversion fees totaling $16,106,952 were converted to Series I Preferred Stock (see Note 10).

During 2018, the Company received additional bridge loans from various investors totaling $3,004,901. These loans are unsecured, bear interest ranging from 0.00% to 2.50%, and mature July 2019. At December 31, 2018, outstanding accrued interest totaled $53,211 and was included as part of the debt.

During 2019, the Company received additional bridge loans from various investors totaling $3,413,202. These loans are unsecured, bear interest ranging from 0.00% to 2.50%, and mature July 2019.

Term note payable

The Company entered into a Term Note Agreement (the "Agreement") with Salus Capital Partners, LLC in January 2015 and borrowed $2,000,000 pursuant to the Agreement. The Agreement had a maturity date of January 1, 2018 and was secured by certain assets of the Company. Interest was charged at a variable rate of interest equal to the London Interbank Offered Rate ("LIBOR") + 10.25% or the minimum rate of 10.50%. Unpaid principal and interest were due to be paid upon maturity. In 2017, the Company terminated the Agreement and paid the remaining principal and interest totaling $815,586 (including $8,586 of interest).

Stockholder note payable

The Company had one note payable to a stockholder in the original amount of $50,000 with escalating interest from 8% to 15% per annum. The note is unsecured and matured on November 30, 2013, at which date payments of the principal balance and accrued interest were due but was not paid. Interest will continue to accrue at the previously stated rate until the principal and accrued interest balance is paid off. In 2017, the Company settled this debt with the stockholder for $117,000.

8.	CAPITAL LEASE

During 2017, the Company entered into a capital lease for warehouse equipment. The fair value of the equipment has been capitalized and the related asset and obligation recorded using the Company's incremental borrowing rate and the inception of the lease. Interest is charged to expense over the period of the obligation. The Company's lease expires in March 2020.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

8.	CAPITAL LEASE (continued)

Future maturities of capital lease obligations are as follows:

Year ending December 31,

2019	$170,148
2020	42,537
212,685
Imputed interest	(11,583)

Present value of minimum lease payments	201,102
Current portion	(159,160)

$41,942

In August 2018, the Company entered into a capital lease for $387,400 of warehouse equipment. The Company took possession and placed the equipment into service during 2019.

9.	COMMITMENTS

Operating lease

The Company has an office facility lease through May 2021. The scheduled minimum lease payments under the lease term are as follows:

Year ending December 31,

2019	$191,390
2020	197,128
2021	83,145

$471,663

Rent expense for the years ended December 31, 2018 and 2017 was $230,455 and $186,519, respectively.

Co-packer agreements

In October 2017, the Company entered into a co-packing agreement with Unix Packaging, Inc.. The agreement is for a term of two-years with annual 1-year renewal periods until terminated. Under this agreement, the Company is subject to certain minimum and maximum order commitments by product type which range from a minimum of 20,000 cases per year to a maximum of 120,000 cases per year.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

9.	COMMITMENTS (continued)

Co-packer agreements (continued)

In August 2018, the Company entered into a co-packing agreement with Eventide. The agreement is for a term of three-years with annual one-year renewals until terminated. Under this agreement, the Company must order a minimum of 600,000 cases per year.

Management has stated they are in compliance with all threshold requirements.

Bottle supply agreement

In February 2011, the Company entered into an exclusive arrangement with a bottle supplier. This agreement has been amended four times since the original agreement, most recently in August 2018. Under this agreement, the Company must purchase 100% of its bottles from the supplier. This agreement is in effect through May 2023 with three-month renewal periods until terminated.

10.	CONTINGENCIES

Legal proceedings

The Company is involved in litigation in the normal course of business. There are no current issues which management believes will have a materially adverse financial impact on the Company.

11.	CAPITALIZATION

The Company's total number of authorized shares is 970 million consisting of 625 million shares of common stock and 345 million shares of preferred stock, both with a par value of $0.001 per share.

Subsequent to December 31, 2018, the Company increased the total number of authorized shares to 1,525 million, consisting of 625 million shares of common stock and 900 million shares of preferred stock.

Common stock

A summary of the common stock shares authorized, issued, and outstanding as of December 31, 2018 and 2017 is as follows:

Authorized	Issued	Outstanding

625,000,000	59,590,260	59,590,260

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

11.	CAPITALIZATION (continued)

Common stock (continued)

Holders of shares of common stock are entitled to one vote per share. However, the right of the holders of common stock to vote as a separate class of stockholders on certain matters, as defined, is specifically denied. Holders of common stock are entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available for dividends (none have been declared to date). In the event of a liquidation or dissolution of the Company, holders of common stock are entitled to share in all of the assets remaining after payments of debts and other liabilities and preferential rights of holders of preferred stock that may be outstanding. The common stock has no preemptive or other subscription rights, and there are no conversion rights, redemption rights or sinking fund provisions with respect to shares of common stock. All of the presently outstanding common stock is fully paid and nonassessable.

Preferred stock

A summary of the preferred stock shares authorized, issued, and outstanding as of December 31, 2018 is as follows:

	Par Value Per
Preferred Stock	Share	Authorized	Issued	Outstanding

Series A	$0.001	255,000	250,000	250,000
Series B	$0.001	768,000	768,000	768,000
Series C	$0.001	303,500	303,500	303,500
Series D	$0.001	302,500	327,500	327,500
Series E	$0.001	100,000	75,000	75,000
Series F	$0.001	49,999,999	49,999,999	49,999,999
Series G	$0.001	33,333,334	33,333,334	33,333,334
Series H	$0.001	162,932,964	162,932,964	162,932,964
Series I	$0.001	133,335,676	133,335,676	133,335,676

		381,330,973	381,325,973	381,325,973

The Board of Directors, without further action by the stockholders, has the authority to designate any authorized but undesignated preferred stock and establish the rights, preferences and restrictions of such preferred stock.

Series I Preferred Stock

During 2017 the Company completed its offering of Series I preferred stock of 133,335,676 shares. The total conversion amount, including bridge notes and accrued interest, arrangement fees, and conversion fees, was $16,106,952 Issuance costs totaled $101,357 of which $61,589 was incurred in 2017 and reflected in the statements of stockholders' deficit for the year ended December 31, 2017 (the remainder were recognized in 2016, $10,750, and 2018, $29,018).

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

11.	CAPITALIZATION (continued)

Preferred stock (continued)

Series I preferred stock has a par value of $0.001 and exercise price of $0.1208, with a total of 133,335,676 authorized for issuance. Stockholders are entitled to receive 8% dividends per annum on a cumulative basis, and have a right to convert for common stock at a one preferred share for one common share. Upon conversion each share of common stock entitles the stockholder to one vote.

Conversion

Series A and B preferred stock do not have voluntary conversion rights. However, holders of Series C, D, E, F, G. H and I preferred stock shall have the option, at their discretion, to convert their shares of preferred stock to common stock at the specified preferred stock conversion prices subject to adjustments, as defined. During the years ended December 31, 2018 and 2017, no shares were converted from preferred stock to common stock.

Shares of Series C, D, E, F, G, H and I preferred stock are automatically converted to common stock, using the applicable conversion rates, upon occurrence of one of the following events (1) affirmative vote of the Series C, D, E, F, G, H and I preferred stock to convert to common stock, or (2) initial public offering of the Company's common stock pursuant to the Securities Act of 1933 provided, however, that the per share price is not less than $6 and gross proceeds of the offering are not less than $30 million.

Dividends

All holders of preferred stock are entitled to receive dividends when and if declared by the Board of Directors to be paid out in the order of preference indicated on the table below. All dividend rates are cumulative and noncompounded.

Shares of common stock are entitled to dividends once all of the aforementioned dividends are paid on each outstanding share of preferred stock. The Board of Directors is under no obligation to declare dividends and no rights should accrue to the holders of preferred and common stock if dividends are not declared. As of December 31, 2018 and 2017, no dividends have been declared.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company are distributed to the stockholders in order of liquidation preference. The holders of preferred stock would be entitled to receive payment or distribution of the defined liquidation preference rate per share plus any declared or accumulated dividends prior and in preference order, as indicated below, to any distribution of common stock. After payment or distribution to the holders of each share of preferred stock of the full amount of their liquidation preferences, the remaining assets of the Company should be distributed to the holders of common stock pro rata.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

11.	CAPITALIZATION (continued) Preferred stock (continued)

A summary of the dividend rates and rights (in preferential order) is as follows:

		Liquidation	Conversion Right of	Voting Rights for
		Preference	One Share of	Each "If Converted
Preferred Stock	Dividend Rate	Per Share	Preferred Stock	Shares"

Series I	8% p.a.	$0.1208	One share of common	One Vote
Series H	8% p.a.	$0.1208	One share of common	One Vote
Series G	8% p.a.	$0.3834	One share of common	One Vote
Series F	8% p.a.	$0.3834	One share of common	One Vote
Series A	5% p.a.	$1.0000	None	None
Series B	5% p.a.	$1.0000	None	None
Series C	5% p.a.	$2.0000	One share of common	One Vote
Series D	8% p.a.	$2.0000	One share of common	One Vote
Series E	8% p.a.	$1.0000	One share of common	One Vote

Voting Rights

Each holder of the Series F, G, H and I preferred stock will be entitled to the number of votes equal to the number of shares eligible for conversion to common stock. Holders of Series A, B, C, D and E preferred stock are not entitled to voting rights (except for Series C, D and E, which are entitled upon automatic conversion, as defined).

Redemption

Shares of Series F, G, H and I preferred stock are not subject to redemption by the Company.

Shares of Series A and B preferred stock are redeemable at the discretion of the Company, at any time, for $1 per share plus any accrued preferred dividend. Shares of Series C and D preferred stock are redeemable at the discretion of the Company, at any time, for $2 per share plus any accrued preferred dividend. During the year ended December 31, 2018 and 2017, no shares were redeemed by the Company and at December 31, 2018 and 2017 the Company is not obligated to redeem any of its preferred stock. The Company does not have the right to redeem shares of common stock without the holder's consent.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

12.	STOCK-BASED COMPENSATION

The Company grants stock-based compensation awards that vest over a specified period or upon meeting certain performance criteria. In 2011, the Company adopted the Aquahydrate, Inc. Equity Incentive Plan (the “Plan”) which authorizes the Company's Board of Directors or an appointed committee to make awards consisting of options and/or stock appreciation rights with respect to the Company's common shares to certain eligible participants, as defined. Under the Plan, the Company is authorized to issue up to 50,000,000 options to issue shares of common stock. All options issued in 2011 are included in the Plan. Options issued prior to 2011 are not a part of the Plan.

The fair value of the options granted was determined using the BlackScholes option pricing model which considers the exercise price and expected life of the option as of the grant date, the estimated volatility of the stock, and the risk-free interest rate for the expected term of the option.

The assumptions used under the BlackScholes option pricing model and the weighted average calculated value of the options are as follows:

	2018	2017

Fair market value	$0.1200	$0.1200
Expected life (in years)	6.00	6.00
Expected volatility	46%	46%
Dividend yield	0%	0%
Risk-free interest rate	1.91-2.23%	2.61-2.96%
Weighted average grant date fair value	$0.0570	$0.0560

Activity of shares outstanding under the stock option plan are as follows for the years ended December 31, 2018 and 2017:

			Weighted
			average
		Weighted	remaining
	Number of	average	contractual
	shares	exercise price	life (years)

Balance, January 1, 2017	27,319,629	$0.4500	4.93

Granted	1,075,000	$0.1200	-
Forfeited	(833,333)	$0.1500	-

Balance, December 31, 2017	27,561,296	$0.0450	4.93

Granted	700,000	$0.0120	-
Forfeited	(866,667)	$0.0120	-

Balance, December 31, 2018	27,394,629	$0.0450	3.03

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

12.	STOCK-BASED COMPENSATION (continued)

Additional information regarding stock options outstanding and exercisable as of December 31, 2018 and 2017, respectively:

Range of Exercise
Price		Options outstanding			Options exercisable
			Weighted
			Average
		Number of	Remaining	Weighted	Number of	Weighted
		Shares	Contractual	Average	Shares	Average
Low	High	Outstanding	Life (in years)	Exercise Price	Exercisable	Exercise Price

$0.1200	$0.1200	27,394,629	3.03	$0.4500	26,444,606	$0.4600
$0.1200	$0.1200	27,561,296	4.01	$0.4500	25,952,942	$0.4700

13.	WARRANTS

In connection with the issuance of Series F preferred stock, the Company also issued warrants to purchase common stock in consideration for a 3-year endorsement agreement with two investors:

Effective January 13, 2011, warrants grant Music for the People, Inc., or a designee, the right to purchase 21,082,420 shares at a purchase price of $0.3834 per share.

Effective January 13, 2011, warrants grant SC Beverages, LLC, or a designee, the right to purchase 26,082,420 shares at a purchase price of $0.3834 per share.

Under both warrant agreements, the parties have the right under an antidilution agreement to retain up to 20% ownership of the Company by issuance of additional warrants if ownership becomes diluted from certain events. The warrants expire on the earliest of (a) the 10th anniversary of the effective date of the endorsement agreement, January 13, 2011, or (b) closing of a change in the control of the Company, or (c) closing of a qualified public offering of the Company.

In January 2015, all outstanding warrants were modified and repriced at $0.1208 per share. The change in the fair value of the warrants was calculated using the BlackScholes model immediately before and after the modification, resulting in a change of fair value of $1.37 million. The assumptions used were the same assumptions used for the stock options at December 31, 2014.

In connection with the Series H conversion in 2015, 16.8 million anti-dilutive warrant shares were granted to existing holders due to the dilutive effects of Series H. The 16.8 million anti-dilutive warrants had a purchase price of $0.1208 per share and were fair valued at $492 thousand using the BlackScholes model. In addition, 51.2 million warrant shares were issued to certain shareholders in 2015 at a purchase price of $0.1208 per share in consideration for an endorsement agreement. These warrants were fair valued at $1.5 million using the BlackScholes model. The assumptions used were the same assumptions used for the stock options at December 31, 2014. There was no warrant activity in 2018 or 2017.

Aquahydrate, Inc.
Notes to Financial Statements
December 31, 2018 and 2017

13.	WARRANTS (continued)

A summary of warrants outstanding and exercisable is as follows:

		Weighted		Weighted
	Number of	Average	Warrants	Average
	Shares	Exercise Price	Exercisable	Exercise Price

Outstanding at December 31, 2018 and 2017	115,202,808	$0.1208	115,202,808	$0.1208

The following table summarizes information with respect to warrants outstanding as of December 31, 2018 and 2017, respectively:

Range of Exercise Price		Warrants Outstanding			Warrants Exercisable
				Weighted Average		Weighted
			Weighted	Remaining		Average
		Number of	Average	Contractual Life	Shares	Exercise
Low	High	Shares	Exercise Price	(Years)	Exercisable	Price

$0.1208	$0.1208	115,202,808	$0.1208	6.0	115,202,808	$0.1208

$0.1208	$0.1208	115,202,808	$0.1208	7.0	115,202,808	$0.1208

The fair value of the warrants is calculated using the BlackScholes option-pricing model.

Aquahydrate, Inc.
Balance Sheets

	(Unaudited)
	June 30,	June 30,	December 31,
	2019	2018	2018

ASSETS

Current assets
Cash	$7,267	$-	$6,547
Accounts receivable	3,229,905	2,456,195	1,186,654
Inventories	2,167,550	1,941,206	1,820,002
Prepaid and other current assets	62,311	10,172	-
Total current assets	5,467,033	4,407,573	3,013,203

Property and equipment, net	771,383	705,503	541,883

Other assets
Deferred financing costs	300,000	-	-
Deposits	33,663	33,663	33,663
Other assets	13,081	12,821	13,081
Total other assets	346,744	46,484	46,744

Total assets	$6,585,160	$5,159,560	$3,601,830

See accompanying notes.

Aquahydrate, Inc.
Balance Sheets

	(Unaudited)
	June 30,	June 30,	December 31,
	2019	2018	2018

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Bank overdraft	$-	$328,166	$-
Accounts payable and other accrued expenses	5,674,644	4,902,257	4,978,011
Accrued compensation	184,148	162,766	179,500
Bridge loans, including accrued interest of $116,456 and $20,318, respectively	6,534,559	2,561,789	3,058,112
Current portion of obligations under capital leases	316,907	152,561	159,160
Total current liabilities	12,710,258	8,107,539	8,374,783

Long-term liabilities
Obligations under capital leases, net of current portion	96,850	123,207	41,942
Accrued financing costs	300,000	-	-
Total long-term liabilities	396,850	123,207	41,942
Total liabilities	13,107,108	8,230,746	8,416,725

Commitments and contingencies (Notes 2, 10 and 11)

Stockholders' deficit
Preferred stock	381,327	381,327	381,327
Common stock	59,590	59,590	59,590
Additional paid-in capital	72,130,705	72,121,885	72,125,705
Accumulated deficit	(79,093,570)	(75,633,988)	(77,381,517)
Total stockholders' deficit	(6,521,948)	(3,071,186)	(4,814,895)

Total liabilities and stockholders' deficit	$6,585,160	$5,159,560	$3,601,830

See accompanying notes.

Aquahydrate, Inc.
Statements of Operations
For the Three and Six Months Ended June 30, 2019 and 2018
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Sales
Gross sales	$5,550,531	$5,302,948	$9,744,025	$8,319,652
Less discounts and promotions	(1,183,270)	(951,050)	(2,154,348)	(1,687,488)
Total sales	4,367,261	4,351,898	7,589,677	6,632,164

Cost of goods sold	3,299,835	3,315,612	5,864,379	5,354,646

Gross profit	1,067,426	1,036,286	1,725,298	1,277,518

Operating expenses
General and administrative	1,344,327	1,473,886	2,729,847	3,378,293
Field marketing	56,019	101,927	78,547	181,960
Corporate marketing	131,774	16,358	176,412	71,264
Depreciation and amortization	113,102	82,906	213,888	176,044
Stock-based compensation	2,500	2,626	5,000	5,259
Total operating expenses	1,647,722	1,677,703	3,203,694	3,812,820

Loss from operations	(580,296)	(641,417)	(1,478,396)	(2,535,302)

Other expense, net
Costs associated with Agreement and
Plan of Merger	157,822	-	194,647	-
Interest expense	3,177	6,374	70,424	33,823
Foreign currency transaction expense	15,654	23,466	24,140	37,080
Other (income) expense	(17,844)	(10)	(55,554)	(10)
Total other expense, net	158,809	29,830	233,657	70,893

Net loss	$(739,105)	$(671,247)	$(1,712,053)	$(2,606,195)

See accompanying notes.

Aquahydrate, Inc.
Statements of Stockholders' Deficit
For the Six Months Ended June 30, 2019 and 2018
(Unaudited)

	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Total

Balance, January 1, 2018	381,325,972	$381,327	59,590,260	$59,590	$72,144,220	$(73,027,793)	$(442,656)

Series I Preferred Stock Issuance	-	-	-	-	(27,594)	-	(27,594)

Stock-based compensation expense	-	-	-	-	5,259	-	5,259

Net loss	-	-	-	-	-	(2,606,195)	(2,606,195)

Balance, June 30, 2018	381,325,972	$381,327	59,590,260	$59,590	$72,121,885	$(75,633,988)	$(3,071,186)

January 1, 2019	381,325,972	$381,327	$59,590,260	$59,590	$72,125,705	$(77,381,517)	$(4,814,895)

Stock-based compensation expense	-	-	-	-	5,000	-	5,000

Net loss	-	-	-	-	-	(1,712,053)	(1,712,053)

Balance, June 30, 2019	381,325,972	$381,327	59,590,260	$59,590	$72,130,705	$(79,093,570)	$(6,521,948)

See accompanying notes.

Aquahydrate, Inc.
Statements of Cash Flows
For the Six Months Ended June 30, 2019 and 2018
(Unaudited)

	2019	2018

Cash flows from operating activities
Net loss	$(1,712,053)	$(2,606,195)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	213,888	176,044
Accrued interest on bridge loans	63,245	20,318
Stock-based compensation expense	5,000	5,259
Changes in operating assets and liabilities
Accounts receivable	(2,043,251)	(680,013)
Inventories	(347,548)	216,238
Prepaid expenses and other current assets	(62,311)	43,265
Other assets	-	(7,064)
Accounts payable and accrued expenses	696,633	(408)
Accrued compensation expense	4,648	(56,720)
Net cash used in operating activities	(3,181,749)	(2,889,276)

Cash flows from investing activities
Purchases of property and equipment	(55,988)	(48,226)
Net cash used in investing activities	(55,988)	(48,226)

Cash flows from financing activities
Bank overdraft	-	328,166
Series I preferred stock issuance costs	-	(27,594)
Proceeds from bridge loans	3,413,202	2,541,471
Principal payments on obligations under capital leases	(174,745)	(71,568)
Net cash provided by financing activities	3,238,457	2,770,475

Net increase (decrease) in cash	720	(167,027)

Cash, beginning of period	6,547	167,027

Cash, end of period	$7,267	$-

Supplemental disclosure of cash flow information

Cash paid during the period for interest	$7,179	$13,505

Supplemental schedule of noncash investing and financing activities

Property and equipment financed through capital lease	$387,400	$-

See accompanying notes.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

1.	NATURE OF OPERATIONS

Aquahydrate, Inc., a Nevada corporation (the "Company"), is a Southern California-based manufacturer and distributor of a performance water brand founded by cutting-edge technology and science. Water is purified using some of the most rigorous standards in the industry to create an innovative and high-quality beverage providing a healthy balance of nutritional benefits. The Company's products are available through a variety of grocery, health and natural food stores throughout the United States and on the Company's website.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Agreement and Plan of Merger

On September 9, 2019, the Company entered into an Agreement and Plan of Merger (the "Agreement") to merge a wholly-owned subsidiary of a publicly-held company with the Company. Under the Agreement, which for U.S. Federal tax purposes will qualify as a reorganization, the wholly-owned subsidiary will cease to exist and the Company will continue as the surviving corporation and subsidiary of the publicly-held corporation. It is anticipated this transaction will close in 2020.

Going concern

The Company incurred net losses of $1,712,053 and $2,606,195 for the six months ended June 30, 2019 and 2018, respectively. Additionally, there were accumulated stockholders' deficits of $6,521,948 and $3,071,186 as of June 30, 2019 and 2018, respectively.

While the Company continues to operate as of October 18, 2019, its ability to continue to operate as a going concern is in doubt. The Company is currently actively seeking additional opportunities for outside investment and/or to be acquired within or outside of its industry. As disclosed above, the Company has subsequently entered into an Agreement to merge with a publicly-held company. The Company's ability to satisfy its trade and equity obligations will depend on the consummation of this Agreement.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of presentation

These unaudited financial statements represent the condensed financial statements of the Company. These unaudited financial statements and the notes thereto as set forth on pages 8 - 21 which included all disclosures required by generally accepted accounting principles in the United States of America. In the opinion of management, these unaudited condensed financial statements contain all adjustments necessary to present fairly the Company's financial position and the results of operations, stockholders' deficit, and cash flows for the interim periods presented. The results of operations for the three and six months ended June 30, 2019 and 2018 are not necessarily indicative of expected operating results for the full year. The information presented throughout the document as of and for the three and six months ended June 30, 2019 and 2018 is unaudited. The condensed balance sheet at December 31, 2018, has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements.

Change in accounting principles

The Company has implemented Financial Accounting Standards Board Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASU 606"), which amends the existing accounting standard for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled to when products or services are transferred to customers. The Company has adopted ASU 2014-09 using the full retrospective approach, presenting both 2019 and 2018 under the accounting standard.

Use of estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Cash equivalents

The Company considers financial instruments with original maturities of 90 days or less to be cash equivalents. There were no cash equivalents at June 30, 2019 and 2018.

Accounts receivable

The Company carries its accounts receivable at invoiced amounts less allowances for doubtful accounts. The Company does not accrue interest on trade receivables. Management evaluates the ability to collect accounts receivable based on a combination of factors. Management has determined that no allowance for doubtful accounts was necessary as of June 30, 2019 and 2018.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories consist of raw materials (bottling materials and labels) and finished goods. Inventories are stated at the lower of cost (determined on the first-in, first-out method) or fair value.

Property and equipment

Property and equipment are carried at cost. Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Warehouse equipment	3 years
Automobiles	5 years

Normal repairs and maintenance are expensed as incurred, whereas significant charges which materially increase values or extend useful lives are capitalized and depreciated over the estimated useful lives of the related assets.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, but at least annually. No impairment provisions were recorded by the Company for the six months ended June 30, 2019 and 2018.

Revenue recognition

The Company recognizes revenue from product sales upon shipment to customers. Revenue is recorded net of returns, discounts and allowances or other deductions based upon management's estimates and historical experience. The Company offers its customers various sales incentive programs that include volume discounts and rebates. The costs of customer incentive programs are accrued concurrently with the recognition of revenue.

Shipping and handling costs

The costs associated with shipping goods to customers amounted to $1,897,114 and $1,872,728 for the six months ended June 30, 2019 and 2018, respectively, and are classified as components of cost of goods sold.

Advertising

The Company expenses advertising and marketing costs when incurred. Advertising expense for the six months ended June 30, 2019 and 2018 is reflected as corporate marketing on the statements of operations.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company's method of accounting for income taxes prescribes an asset and liability approach. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Concentrations

Occasionally, the Company's bank balances exceed FDIC-insured limits. The Company has not experienced and does not anticipate any losses related to these balances.

As of and for the six months ended June 30, 2019, one customer accounted for 12% of sales and 8% of of accounts receivable.

As of and for the six months ended June 30, 2019, three vendors accounted for 54% (26%, 13%, and 15%) of purchases and 32% (20%, 10%, and 2%) of accounts payable, respectively.

As of and for the six months ended June 30, 2018, one customer accounted for 14% of sales and 7% of accounts receivable.

As of and for the six months ended June 30, 2018, two vendors accounted for 34% (24% and 10%) of purchases and 28% (22% and 6%) of accounts payable, respectively.

Subsequent events

The Company has evaluated events subsequent to June 30, 2019, to assess the need for potential recognition or disclosure in the financial statements. Such events were evaluated through October 18, 2019, the date the financial statements were available to be issued. Based upon this evaluation, it was determined that no subsequent events or transactions required recognition or disclosure in the financial statements, except as disclosed in Notes 2 and 7.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

3.	INVENTORIES

Inventories consisted of the following:

	2019	2018
Raw materials	$1,229,635	$536,974
Finished goods	937,915	1,404,232
	$2,167,550	$1,941,206

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2019	2018

Warehouse equipment	$2,613,914	$2,354,674
Automobiles	24,959	24,959
	2,638,873	2,379,633
Accumulated depreciation and amortization	(1,867,488)	(1,674,130)

	$771,385	$705,503

5.	INCOME TAX

At June 30, 2019 and 2018, the Company had approximately $59,000,000 and $56,000,000 of federal and $39,000,000 and $36,000,000 of California net operating loss carryforwards. These net operating loss carryforwards, if not utilized, will begin to expire in 2030 for federal and California tax income tax purposes. Due to the inability to predict whether the carryforwards will be utilized, any deferred tax asset generated from these carryforwards has not been recognized.

Significant components of the Company's deferred income tax assets and liabilities are as follows:

	2019	2018

NOL carryforwards	$22,343,273	$20,936,180
Accruals and other	100,784	12,616
Total deferred tax assets before valuation allowance	22,444,057	20,948,796
Valuation allowance	(22,444,057)	(20,948,796)

Total net deferred tax asset	$-	$-

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

5.	INCOME TAX (continued)

The effective income tax rate differs from the statutory federal income tax rate as follows:

	2019	2018

Statutory rate	21.0%	21.0%
State tax net of federal benefit	7.0	7.0
Permanent items	0.1	0.1
Change in valuation allowance	(28.1)	(28.1)

	- %	- %

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

6.	RELATED PARTY TRANSACTIONS

As of June 30, 2019 and 2018, approximately $116,000 is due to a member of the Board of Directors for consulting services provided and is included in accounts payable and accrued expenses in the accompanying balance sheets.

7.	SENIOR DEBT

During the six months ended June 30, 2019, the Company entered into a loan agreement for senior debt (the "Agreement"). Under the Agreement, the Company may receive up to $4,000,000 in loans from a principal investor. These loans are unsecured, noninterest bearing, and are senior to the bridge loans (see Note 8). The Company has agreed to issue additional notes totaling $300,000 as the transaction fee which has been included within deferred financing costs and accrued financing costs in the accompanying balance sheets. Additionally, the Agreement authorizes an increase in the number of common and preferred shares (see Note 12). As of June 30, 2019, the Company had not received any funding under this Agreement.

Subsequent to June 30, 2019, the Agreement was amended increasing the borrowing amount to $4,500,000.

Subsequent to June 30, 2019, the Company received $1,197,517 in funding under the Agreement.

8.	BRIDGE LOANS

As of June 30, 2019 and 2018, the Company received bridge loans from various investors totaling $6,418,103 and $2,561,789, respectively. These loans are unsecured, bear an interest ranging from 0.00% to 2.50%, and mature November 30, 2019. As of June 30, 2019, outstanding accrued interest included with the bridge loans on the accompanying balance sheets are $116,456 and $20,318, respectively.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

9.	CAPITAL LEASES

In August 2018, the Company entered into a capital lease for production equipment. The fair value of the equipment has been capitalized using the Company's borrowing rate and the inception of the lease. The lease bears a 0% interest with only monthly principal installments due in the amount of $16,142. The lease expires in December 2020.

In May 2017, the Company entered into a capital lease for warehouse equipment. The fair value of the equipment has been capitalized and the related asset and obligation recorded using the Company's incremental borrowing rate and the inception of the lease. Monthly principal and interest payments of $14,179 are due with an interest rate at 8.50% per annum. The lease expires in March 2020.

Future maturities of capital lease obligations are as follows:

Year ending June 30,

2020	$321,311
2021	96,850
418,161
Imputed interest	(4,404)

Present value of minimum lease payments	413,757
Current portion	(316,907)

$96,850

10.	COMMITMENTS

Operating lease

The Company has an office facility lease through May 2021. The scheduled minimum lease payments under the lease term are as follows:

Year ending June 30,

2020	$194,224
2021	182,919

$377,143

Rent expense for the six months ended June 30, 2019 and 2018 was $119,504 and $111,919, respectively.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

10.	COMMITMENTS (continued)

Co-packer agreements

In August 2018, the Company entered into a co-packing agreement with Eventide. The agreement is for a term of three-years with annual one-year renewals until terminated. Under this agreement, the Company must order a minimum of 600,000 cases per year.

In October 2017, the Company entered into a co-packing agreement with Unix Packaging, Inc. The agreement is for a term of two-years with annual one-year auto renewal periods until terminated. Under this agreement, the Company is subject to certain minimum and maximum order commitments by product type which range from a minimum of 20,000 cases per year to a maximum of 120,000 cases per year.

Management has stated they are in compliance with all threshold requirements.

Bottle supply agreement

In February 2011, the Company entered into an exclusive arrangement with a bottle supplier. This agreement has been amended four times since the original agreement, most recently in August 2018. Under this agreement, the Company must purchase 100% of its bottles from the supplier. This agreement is in effect through May 2023 with three-month renewal periods until terminated.

11.	CONTINGENCIES

Legal proceedings

The Company is involved in litigation in the normal course of business. There are no current issues which management believes will have a materially adverse financial impact on the Company.

12.	CAPITALIZATION

The Company's total number of authorized shares is 3.5 billion consisting of 2 billion shares of common stock and 1.5 billion shares of preferred stock, both with a par value of $0.001 per share.

Common stock

A summary of the common stock shares authorized, issued, and outstanding:

June 30,	Authorized	Issued	Outstanding

2019	2,000,000,000	59,590,260	59,590,260

2018	625,000,000	59,590,260	59,590,260

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

12.	CAPITALIZATION (continued)

Common stock (continued)

Holders of shares of common stock are entitled to one vote per share. However, the right of the holders of common stock to vote as a separate class of stockholders on certain matters, as defined, is specifically denied. Holders of common stock are entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available for dividends (none have been declared to date). In the event of a liquidation or dissolution of the Company, holders of common stock are entitled to share in all of the assets remaining after payments of debts and other liabilities and preferential rights of holders of preferred stock that may be outstanding. The common stock has no preemptive or other subscription rights, and there are no conversion rights, redemption rights or sinking fund provisions with respect to shares of common stock. All of the presently outstanding common stock is fully paid and nonassessable.

Preferred stock

A summary of the preferred stock shares authorized, issued, and outstanding as of June 30, 2019 and 2018 is as follows:

	Par Value Per
Preferred Stock	Share	Authorized	Issued	Outstanding

Series A	$0.001	250,000	250,000	250,000
Series B	$0.001	768,000	768,000	768,000
Series C	$0.001	303,500	303,500	303,500
Series D	$0.001	302,500	327,500	327,500
Series E	$0.001	100,000	75,000	75,000
Series F	$0.001	26,082,420	49,999,999	49,999,999
Series G	$0.001	20,865,936	33,333,334	33,333,334
Series H	$0.001	162,834,432	162,932,964	162,932,964
Series I	$0.001	133,335,675	133,335,675	133,335,675

		344,842,463	381,325,972	381,325,972

The Board of Directors, without further action by the stockholders, has the authority to designate any authorized, but undesignated preferred stock and establish the rights, preferences and restrictions of such preferred stock. The Series F, G, and H bridge loan conversions triggered antidilution provisions resulting in additional shares being issued in excess of the number of shares authorized by the Company's articles of incorporation. Management is in the process of amending its articles so that there are no preferred stock issuances that exceed the number authorized.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

12.	CAPITALIZATION (continued)

Preferred stock (continued)

Conversion

Series A and B preferred stock do not have voluntary conversion rights. However, holders of Series C, D, E, F, G, H and I preferred stock shall have the option, at their discretion, to convert their shares of preferred stock to common stock at the specified preferred stock conversion prices subject to adjustments, as defined. During the six months ended June 30, 2019 and 2018, no shares were converted from preferred stock to common stock.

Shares of Series C, D, E, F, G, H and I preferred stock are automatically converted to common stock, using the applicable conversion rates, upon occurrence of one of the following events (1) affirmative vote of the Series C, D, E, F, G, H and I preferred stock to convert to common stock, or (2) initial public offering of the Company's common stock pursuant to the Securities Act of 1933 provided, however, that the per share price is not less than $6 and gross proceeds of the offering are not less than $30 million.

Dividends

All holders of preferred stock are entitled to receive dividends when and if declared by the Board of Directors to be paid out in the order of preference indicated on the table below. All dividend rates are cumulative and noncompounded.

Shares of common stock are entitled to dividends once all of the aforementioned dividends are paid on each outstanding share of preferred stock. The Board of Directors is under no obligation to declare dividends and no rights should accrue to the holders of preferred and common stock if dividends are not declared. As of June 30, 2019 and 2018, no dividends have been declared.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company are distributed to the stockholders in order of liquidation preference. The holders of preferred stock would be entitled to receive payment or distribution of the defined liquidation preference rate per share plus any declared or accumulated dividends prior and in preference order, as indicated below, to any distribution of common stock. After payment or distribution to the holders of each share of preferred stock of the full amount of their liquidation preferences, the remaining assets of the Company should be distributed to the holders of common stock pro rata.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

12.	CAPITALIZATION (continued) Preferred stock (continued)

A summary of the dividend rates and rights (in preferential order) is as follows:

		Liquidation	Conversion Right of	Voting Rights for
		Preference Per	One Share of	Each "If Converted
Preferred Stock	Dividend Rate	Share	Preferred Stock	Shares"

Series I	8% p.a.	$0.1208	One share of common	One Vote
Series H	8% p.a.	$0.1208	One share of common	One Vote
Series G	8% p.a.	$0.3834	One share of common	One Vote
Series F	8% p.a.	$0.3834	One share of common	One Vote
Series A	5% p.a.	$1.0000	None	None
Series B	5% p.a.	$1.0000	None	None
Series C	5% p.a.	$2.0000	One share of common	One Vote
Series D	8% p.a.	$2.0000	One share of common	One Vote
Series E	8% p.a.	$1.0000	One share of common	One Vote

Voting Rights

Each holder of the Series F, G, H and I preferred stock will be entitled to the number of votes equal to the number of shares eligible for conversion to common stock. Holders of Series A, B, C, D and E preferred stock are not entitled to voting rights (except for Series C, D and E, which are entitled upon automatic conversion, as defined).

Redemption

Shares of Series F, G, H and I preferred stock are not subject to redemption by the Company.

Shares of Series A and B preferred stock are redeemable at the discretion of the Company, at any time, for $1 per share plus any accrued preferred dividend. Shares of Series C and D preferred stock are redeemable at the discretion of the Company, at any time, for $2 per share plus any accrued preferred dividend. During the six months ended June 30, 2019 and 2018, no shares were redeemed by the Company and at June 30, 2019 and 2018 the Company is not obligated to redeem any of its preferred stock. The Company does not have the right to redeem shares of common stock without the holder's consent.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

13.	STOCK-BASED COMPENSATION

The Company grants stock-based compensation awards that vest over a specified period or upon meeting certain performance criteria. In 2011, the Company adopted the Aquahydrate, Inc. Equity Incentive Plan (the “Plan”) which authorizes the Company's Board of Directors or an appointed committee to make awards consisting of options and/or stock appreciation rights with respect to the Company's common shares to certain eligible participants, as defined. Under the Plan, the Company is authorized to issue up to 50,000,000 options to issue shares of common stock. All options issued in 2011 are included in the Plan. Options issued prior to 2011 are not a part of the Plan.

The fair value of the options granted was determined using the Black-Scholes option pricing model which considers the exercise price and expected life of the option as of the grant date, the estimated volatility of the stock, the dividend yield, and the risk-free interest rate for the expected term of the option.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options are as follows:

	2019	2018

Fair market value	$0.1200	$0.1200
Expected life (in years)	6.00	6.00
Expected volatility	46%	46%
Dividend yield	0%	0%
Risk-free interest rate	1.91-2.23%	1.91-2.23%
Weighted average grant date fair value	$0.0560	$0.0560

Activity of shares outstanding under the stock option plan are as follows for the six month period ended June 30, 2019:

Weighted
average
		Weighted	remaining
	Number of	average	contractual
	shares	exercise price	life (years)

Balance, January 1, 2019	27,394,629	$0.4500	3.03

Granted	-	$-	-
Forfeited	-	$-	-

Balance, June 30, 2019	27,394,629	$0.4500	2.53

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

13.	STOCK-BASED COMPENSATION (continued)

Activity of shares outstanding under the stock option plan are as follows for the six month period ended June 30, 2018:

			Weighted
			average
		Weighted	remaining
	Number of	average	contractual
	shares	exercise price	life (years)

Balance, January 1, 2018	27,561,296	$0.4500	4.93

Granted	250,000	$0.1200	-
Forfeited	(733,333)	$0.1200	-

Balance, June 30, 2018	27,077,963	$0.4500	3.56

The following table summarizes information with respect to stock options outstanding:

		Options outstanding			Options exercisable
Weighted
			average	Weighted		Weighted
	Range of	Number of	remaining	Average	Number of	average
	Exercise	Shares	contractual	Exercise	Shares	exercise
June 30	Price	Outstanding	life (years)	Price	Exercisable	price

2019	$0.12 - $1.00	27,394,629	2.53	$ 0.4500	26,602,937	$ 0.4600

2018	$0.12 - $1.00	27,077,963	3.56	$ 0.4500	26,327,940	$ 0.4600

14.	WARRANTS

In connection with the issuance of Series F preferred stock, the Company also issued warrants to purchase common stock in consideration for a 3-year endorsement agreement with two investors:

•	Effective January 13, 2011, warrants grant Music for the People, Inc., or a designee, the right to purchase 21,082,420 shares at a purchase price of $0.3834 per share.

•	Effective January 13, 2011, warrants grant SC Beverages, LLC, or a designee, the right to purchase 26,082,420 shares at a purchase price of $0.3834 per share.

Aquahydrate, Inc.
Notes to Financial Statements
June 30, 2019 and 2018

14.	WARRANTS (continued)

Under both warrant agreements, the parties have the right under an antidilution agreement to retain up to 20% ownership of the Company by issuance of additional warrants if ownership becomes diluted from certain events. The warrants expire on the earliest of (a) the 10th anniversary of the effective date of the endorsement agreement, January 13, 2011, or (b) closing of a change in the control of the Company, or (c) closing of a qualified public offering of the Company.

In January 2015, all outstanding warrants were modified and repriced at $0.1208 per share. The change in the fair value of the warrants was calculated using the Black-Scholes model immediately before and after the modification, resulting in a change of fair value of $1.37 million. The assumptions used were the same assumptions used for the stock options at December 31, 2014.

In connection with the Series H conversion in 2015, 16.8 million antidilutive warrant shares were granted to existing holders due to the dilutive effects of Series H. The 16.8 million anti-dilutive warrants had a purchase price of $0.1208 per share and were fair valued at $492,000 using the Black-Scholes model. In addition, 51.2 million warrant shares were issued to certain shareholders in 2015 at a purchase price of $0.1208 per share in consideration for an endorsement agreement. These warrants were fair valued at $1.5 million using the Black-Scholes model. The assumptions used were the same assumptions used for the stock options at December 31, 2014. There was no warrant activity during the six months ended June 30, 2019 and 2018, respectively.

The following table summarizes information with respect to warrants outstanding:

Range of Exercise
	Price		Warrants Outstanding			Warrants Exercisable
				Weighted	Weighted Average		Weighted
				Average	Remaining		Average
			Number of	Exercise	Contractual Life	Shares	Exercise
June 30	Low	High	Shares	Price	(Years)	Exercisable	Price

2019	$0.1208	$0.1208	115,202,808	$0.1208	5.5	115,202,808	$0.1208

2018	$0.1208	$0.1208	115,202,808	$0.1208	6.5	115,202,808	$0.1208

The fair value of the warrants is calculated using the Black-Scholes option-pricing model.

THE ALKALINE WATER COMPANY INC.
Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information was prepared in connection with the acquisition of AQUAhydrate, Inc (“Aqua”), assuming the acquisition took place on June 30, 2019 (the “Acquisition”). The Alkaline Water Company Inc. (the “Company”) will issue 19,565,217 common shares and 3,750,000 performance shares as previously reported on form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 12, 2019. For purposes of the pro forma herein we have assumed the Company’s share price will be approximately $1.50/share based on the closing market price on October 15, 2019, resulting in a purchase price of approximately $36.6 million . The actual purchase price will be determined based on the Company’s closing share price on the date of the closing. A detailed description of the terms of the Acquisition and a copy of the relevant agreement governing the Acquisition are included in the aforementioned 8-K.

The following unaudited pro forma combined financial information is based on the audited and unaudited interim financial statements of Aqua and the Company as adjusted to give effect to the Acquisition as if it occurred on (i)June 30, 2019 for the unaudited combined balance sheet and (ii) January 1, 2018 for the unaudited pro forma combined statements of operations.

The unaudited pro forma combined financial statements should be read in conjunction with the following included in this proxy statement/prospectus/information statement:

  The historical audited consolidated financial statements of the Company for the years ended March 31, 2019 and 2018
  The historical audited financial statements of Aqua for the years ended December 31, 2018 and 2017
  The unaudited condensed consolidated financial statement for the Company for the three months ended June 30, 2019 and 2018
  The unaudited condensed financial statements of Aqua for the three and six months ended June 30, 2019 and 2018

THE ALKALINE WATER COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2019

	Alkaline Water	AquaHydrate		Pro Forma		Pro Forma
	Company			Adjustments		Combined

ASSETS

Cash	$10,013,737	$7,267	$			$10,021,004

Accounts Receivable	4,118,117	3,229,905				7,348,022

Inventories	1,045,313	2,167,550		-194,825	(d)	3,018,038

Prepaid Expenses and other	247,233	62,311				309,544

Total Current Assets	15,424,400	5,467,033				20,696,608

Tradenames and trademarks				9,800,000	(e)	9,800,000

Customer Relationships				12,100,000	(g)	12,100,000

Goodwill				14,880,214	(h)	14,880,214

Fixed Assets	1,746,995	771,383				2,518,378

Deferred Financing Costs		300,000		-300,000	(l)	0

Other Assets	26,102	46,744		364,631	(f)	437,477

Total Assets	$17,197,497	$6,585,160		$36,650,020		$60,432,677

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$3,746,000	$5,674,644	$			$9,420,644

Accrued Expenses	1,033,200	184,148				1,217,348

Revolver Credit line	3,714,101					3,714,101

Bridge Loans		6,534,559		-6,534,559	(c)	0

Other	88,168	316,907		364,631	(f)	769,706

Total Current Liabilities	8,581,469	12,710,258				15,121,799

Accrued Financing Costs		300,000		-300,000	(l)	0

Other long term liabilities	31,077	96,850				127,927

Total Liabilities	8,612,546	13,107,108				15,249,726

Total Stockholders' Equity (Deficit)	8,584,951	-6,521,948		43,119,948	(i)	45,182,951

Total Liabilities and Stockholders' Equity (Deficit)	$17,197,497	$6,585,160		$36,650,020		$60,432,677

THE ALKALINE WATER COMPANY

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED MARCH 31, 2019

	Alkaline Water	AquaHydrate	Reclassifications		Pro Forma		Pro Forma
	Company	Year Ended			Adjustments		Combined
	Year Ended	December 31,
	March 31, 2019	2018

Revenues	$32,199,528	$12,347,492	$2,396,054	(a)			$46,943,074

Cost of Goods Sold	19,252,768	9,644,386	-3,463,632	(b)			25,433,522

Gross Profit	12,946,760	2,703,106					21,509,552

Operating Expenses

Sales and Marketing	13,009,384	485,023	5,859,686	(a)(b)			19,354,093

General and Administrative	7,420,078	6,097,618					13,517,696

Depreciation and Amortization	580,669	339,665			$605,000	(j)	1,525,334

Total operating expenses	21,010,131	6,922,306					34,397,123

Operating Loss	-8,063,371	-4,219,200					(12,887,571)

Interest Expense	554,482	77,125					631,607

Other expense (income)	-288	57,399					57,111

Net Loss	$(8,617,565)	$(4,353,724)	$0		$(605,000)		$(13,576,290)

Loss per share	$(0.27)						$(0.24)

Weighted Average Shares outstanding	31,932,168						55,247,385

THE ALKALINE WATER COMPANY

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2019

	Alkaline Water	AquaHydrate	Reclassifications		Pro Forma		Pro Forma
	Company				Adjustments		Combined

Revenues	$10,153,044	4,367,261	752,781	(a)			$15,273,086

Cost of Goods Sold	6,028,197	3,299,835	-1,036,205	(b)			8,291,827

Gross Profit	4,124,847	1,067,426					6,981,259

Operating Expenses

Sales and Marketing	4,472,460	187,793	1,788,986	(a)(b)			6,449,239

General and Administrative	4,379,271	1,346,827					5,726,098

Depreciation and Amortization	233,940	113,102			$302,500	(j)	649,542

Total operating expenses	9,085,671	1,647,722					12,824,879

Operating Loss	(4,960,824)	(580,296)					(5,843,620)

Interest Expense	95,364	3,177					98,541

Other (Income) Expense		155,632			-157,822	(k)	(2,190)

Net Loss	$(5,056,188)	$(739,105)			$(144,678)		$(5,939,971)

Loss per share	$(0.12)						$(0.09)

Weighted Average Shares outstanding	40,849,600						64,164,817

THE ALKALINE WATER COMPANY
Notes to Unaudited Pro Forma Combined Financial Information

1. Basis of Presentation

The unaudited pro forma combined financial information was prepared using the audited annual historical financial information of The Alkaline Water Company(“A88”) for the year ended March 31, 2019 and AQUAhydrate, Inc (“Aqua”) for the year ended December 31, 2018 and their respective historical unaudited interim statements as of June 30, 2019 and for the three months ended June 30, 2019, and presents the pro forma effects of the Acquisition described herein, in accordance with Article 11 of Regulation S-X. The historical financial information of both A88 and Aqua were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The unaudited pro forma combined balance sheet reflects the acquisition of one hundred percent (100%) of Aqua (the “Acquisition”), which is yet to be completed, as if it had been consummated on June 30 , 2019. The unaudited pro forma combined statements of operations for the year ended December 31, 2018 for Aqua and the year ended March 31,2019 for A88 and for the three months ended June 30, 2019 reflects the Acquisition as if it had been consummated on January 1, 2018.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations, with A88 considered the acquirer of Aqua for accounting purposes.

The historical combined financial information was adjusted to give effect to pro forma events that are: (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial information is provided for illustrative purposes only and is not intended to represent, and is not necessarily indicative of, what the combined company’s consolidated financial position or results of operations actually would have been, had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The pro forma financial information does not reflect the impacts of any cost savings, operating synergies or revenue enhancements that may be achieved, integration costs, or costs necessary to achieve the cost savings, operating synergies or revenue enhancements. Differences between estimates used in the preliminary purchase price allocation included herein and the final purchase price allocation amounts will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information.

2. Purchase Consideration and Preliminary Purchase Price Allocation

An estimate of the preliminary purchase consideration for the Acquisition is presented below:

Common Stock to be issued at Closing	$29,348,000
Contingent Consideration	7,250,000
Total Estimate Purchase Price	$36,598,000

A88 has agreed to issue 19,565,217 shares in exchange for the Aqua shares at closing. The purchase price will be determined based on the actual fair value of the A88 shares to be issued at the closing. A88 has assumed that the share price will be $1.50/share based on the closing market price of A88’s shares on October 15, 2019 for purposes of this pro forma presentation.

As part of the acquisition of Aqua, A88 entered into a contingent consideration arrangement whereby A88 may release up to 3,750,000 additional shares based on achieving future combined sales targets . The contingent consideration was valued using a probability weighted discounted cash flow model based on internal forecasts.

The fair value of the purchase consideration for the Acquisition was allocated to the preliminary fair values of the assets acquired and liabilities assumed. The excess of the aggregate fair value of the assets acquired and liabilities assumed is considered goodwill in accordance with ASC 805.

ASSETS

Cash		$7,267
Accounts Receivable		3,229,905
Inventories		1,972,725
Prepaid Expenses		62,311
Total Current Assets		5,272,208
INTANGIBLES:	Estimated Useful Life
Tradenames and Trademarks	Indefinite Lives	9,800,000
Customer Relationships	20 years	12,100,000
Goodwill	Indefinite Life	14,880,214

Fixed Assets		771,383
Other Assets		411,375
Total Assets		43,235,180
LIABILITIES
Accounts payable		5,674,644
Accrued Expenses		184,148
Other		681,538
Total Current Liabilities		6,540,330
Other long term liabilities		96,850
Total Liabilities		6,637,180
NET ASSETS ACQUIRED		$36,598,000

The final calculation and allocation of the purchase consideration are dependent on the finalization of fair value estimates and assumptions at the acquisition date that are still in progress. As a result, the preliminary purchase price allocation is subject to change and will be finalized no later than one year from the acquisition date.

3. Reclassification Adjustments

The following reclassification adjustments are reflected in the unaudited pro forma financial information:

(a)	Revenues - To reclassify promotional expenses to conform to the A88 presentation in sales and marketing operating expenses

(b)	Cost of Goods Sold - To reclassify freight expenses to conform to the A88 presentation in sales and marketing operating expenses

4. Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma combined financial statements. These adjustments were based on A88’s preliminary estimates and assumptions that are subject to change:

(c)	Bridge Loans-To eliminate Bridge Loans to be converted to equity prior to the closing

(d)	Inventories—To adjust Inventories to fair value

(e)	Trademarks and Tradenames—to record the preliminary fair value of tradenames and trademarks

(f)	Right of use asset and liability-To adjust leases to fair value based on ASC 842, Accounting for Leases

(g)	Customer Relationships—To record the preliminary fair value of Customer Relationships

(h)	Goodwill-To record the preliminary estimate of Goodwill

(i)	Stockholders’ Equity—To record adjustments to stockholders’ equity as follows:

Net assets acquired	$36,598,000

Elimination of Aqua historical Stockholders’ Deficit	6,521,948

Total Adjustment	$43,119,948

(j)	Depreciation and Amortization-To record amortization of Customer Relationships over a 20 year life

(k)	Other Income (Expense) – To eliminate non-recurring Acquisition expenses

(l)	Deferred and Accrued Financing Fees – To eliminate deferred financing fees to be settled prior to the closing of the Acquisition.

5. Sensitivity Analysis

The purchase price and resulting goodwill will vary based on the market price of A88’s common shares upon consummation of the acquisition. We have assumed the market price will be $$1.50 a share in the unaudited pro forma financial statements based on the closing price of the shares on October 15, 2019. The following presents what the estimated Goodwill could be if the market price were to go down to $1 or up to $2 :

Purchase Price	Estimated Goodwill

$1 a share	$5,100,000

$2 a share	$24,700,000

SCHEDULE "A"

MERGER AGREEMENT

Agreement And Plan Of Merger

by and among

AQUAhydrate, Inc.
a Nevada corporation (the “Company”),

The Alkaline Water Company Inc.
a Nevada corporation (the “Parent”),

and

AWC Acquisition Company Inc.
a Nevada corporation and a wholly-owned Subsidiary of Parent (the “Merger Sub”)

September 9, 2019

i

v

Exhibits

Exhibit A	Company Escrow Agreement

Exhibit B	Working Capital Ratio

Exhibit C	Seventh Amended and Restated Articles of Incorporation of AQUAhydrate, Inc. and Transaction Chronology

Exhibit D	Creditor Escrow Agreement

Exhibit E	Roth / Emerald Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (this “Agreement”), is entered into as of September 9, 2019, by and among AQUAhydrate, Inc. a Nevada corporation (the “Company”), The Alkaline Water Company Inc., a Nevada corporation (the “Parent”), and AWC Acquisition Company Inc., a Nevada corporation and a wholly-owned Subsidiary of the Parent (the “Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.1 hereof.

WHEREAS:

A.          The Parties intend that the Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

B.          The Board of Directors of the Company (the “Company Board”) has unanimously:

(a)

determined that it is in the best interests of the Company, the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) and the holders of shares of the Company Preferred Stock, and declared it advisable, to enter into this Agreement with the Parent and the Merger Sub;

(b)	approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

(c)

resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of this Agreement by the stockholders of the Company; in each case, in accordance with the Nevada Revised Statutes (the “NRS”);

C.          The respective Boards of Directors of the Parent (the “Parent Board”) and the Merger Sub (the “Merger Sub Board”) have each unanimously:

(a)	determined that it is in the best interests of the Parent or the Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and

(b)	approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the NRS;

D.          The Parent Board has resolved to recommend that the holders of shares of the Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”), approve the issuance of shares of the Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

E.          All of the Parent Common Stock otherwise issuable by the Parent in connection with the Merger shall be placed in escrow by the Parent, the release of which amount shall be contingent

1

upon certain events and conditions, all as set forth in this Agreement and the Company Escrow Agreement;

F.          For U.S. federal income Tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

G.          The Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article 1
The Merger

1.1        The Merger

On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time:

(a)	the Merger Sub will merge with and into the Company (the “Merger”);

(b)	the separate corporate existence of the Merger Sub will cease; and

(c)	the Company will continue its corporate existence under the NRS as the surviving corporation in the Merger and a Subsidiary of the Parent (sometimes referred to herein as the “Surviving Corporation”).

1.2        Merger Consideration

Subject to the terms and conditions of this Agreement, in consideration for the Merger, the Parent hereby agrees that it will:

(a)

at the Closing issue to the holders of the Company Common Stock, on a pro-rata basis, such number of shares of the Parent Common Stock that is equal to 19,565,217 less any shares of the Parent Common Stock to be issued in connection with the Merger to any finders or placement agents, including Roth Capital Partners LLC and Emerald Partners Pty Limited, and to any other Persons for the payment of any outstanding liabilities; and

(b)	at the Closing issue to the holders of the Company Preferred Stock, on a pro-rata basis, an additional 3,750,000 shares of the Parent Common Stock (the “Performance Shares”) as follows:

	(i)	an aggregate of 1,000,000 shares of the Parent Common Stock which will be subject to escrow and not released until the Parent achieves Trailing Revenue of $60 million in any Period after the Closing;

2

(ii)

an aggregate of 1,250,000 shares of the Parent Common Stock which will be subject to escrow and not released until the Parent achieves Trailing Revenue of $80 million in any Period after the Closing; and

(iii)	an aggregate of 1,500,000 shares of the Parent Common Stock which will be subject to escrow and not released until the Parent achieves Trailing Revenue of $100 million in any Period after the Closing, provided that these shares of the Parent Common Stock will be immediately released from escrow upon a Change of Control.

1.3        Closing

Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within two Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall take place remotely via the exchange of documents, signatures, and funds. The document deliveries required hereunder at the Closing may be made by portable document format (.pdf), facsimile, or hand delivery. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

1.4        Effective Time

Subject to the provisions of this Agreement, at the Closing, the Company, the Parent, and the Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and the Parent in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.5        Effects of the Merger

The Merger shall have the effects set out in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

3

1.6        Articles of Incorporation; By-Laws

At the Effective Time:

(a)

the articles of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, except that references to the Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof or as provided by Applicable Laws; and

(b)

the by-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to the Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, or as provided by Applicable Laws.

1.7        Directors and Officers

The directors and officers of the Surviving Corporation from and after the Effective Time will be as set out below and will remain until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Name	Position
Matthew Howison	Director and President
Ira Tochner	Director
Richard Wright	Director and Chief Executive Officer
Aaron Keay	Director
Brian Sudano	Director
[To be nominated by the Company following execution of this Agreement]	Director
[To be nominated by Parent following execution of this Agreement]	Director
[To be mutually agreed by the Company and Parent following execution of this Agreement]	Chief Financial Officer

4

Article 2
Effect of the Merger on Capital Stock; Exchange of Certificates

2.1        Effect of the Merger on Capital Stock

At the Effective Time, as a result of the Merger and without any action on the part of the Parent, the Merger Sub, or the Company or the holder of any capital stock of the Parent, the Merger Sub, or the Company:

(a)

each share of the Company Common Stock or Company Preferred Stock that is owned by the Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(b)	each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive:

(i)

such number of shares of Parent Common Stock, subject to the escrow provisions set forth in this Agreement, that is equal to (i) 19,565,217 less any shares of the Parent Common Stock to be issued in connection with the Merger to any finders or placement agents, including Roth Capital Partners, LLC and Emerald Partners Pty Limited, and to any other Persons for the payment of liabilities, (ii) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and

(ii)	any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of the Company Common Stock in accordance with Section 2.2(k);

(c)

each share of the Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive:

(i)

such number of Performance Shares, subject to the escrow provisions set forth in this Agreement that is equal to the quotient of 3,750,000 divided by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time; and

(ii)	any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of the Company Preferred Stock.

(d)

at the Effective Time, all shares of the Company Common Stock and the Company Preferred Stock will no longer be outstanding and all shares of the Company Common Stock and the Company Preferred Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of the Company Common Stock or Company Preferred Stock (each, a “Certificate” or “Company Share Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of the Company Common Stock or Company Preferred Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive:

5

(A)	the Merger Consideration in accordance with Section 2.2 hereof; and

(B)	any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of the Company Common Stock in accordance with Section 2.2(k);

(e)

each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of the Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence;

(f)

no certificates or scrip representing fractional shares of the Parent Common Stock shall be issued upon the conversion of the Company Common Stock pursuant to Section 2.1(b) or the conversion of the Company Preferred Stock pursuant to Section 2.1(c) and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a holder of shares of the Parent Common Stock. In the event that any holder of the Company Common Stock or Company Preferred Stock would otherwise be entitled to receive a fractional share of the Parent Common Stock (after aggregating all shares and fractional shares of the Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of the Parent Common Stock rounded down to the nearest whole share;

(g)

notwithstanding any other provisions of this Agreement, shares of the Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(a)) and held by a holder who has not voted in favor of approval of this Agreement or consented thereto in writing and who has properly exercised right of dissent of such shares in accordance with NRS 92A.300 to NRS 92A.500 (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code) (such shares of the Company Common Stock and Company Preferred Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s right of dissent under the NRS with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by NRS 92A.300 to NRS 92A.500 (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code); provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right of dissent pursuant to NRS 92A.300 to NRS 92A.500 (or, if applicable, Chapter 13 of the California Corporations Code) or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by NRS 92A.300 to NRS 92A.500 (or, if applicable, Chapter 13 of the California Corporations Code), such shares of the Company Common Stock and Company Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Sections 2.1(b) and 2.2 (including the provision for the Escrow Shares pursuant to Section 2.2(j)), without interest thereon, upon surrender of such Certificate or Book-Entry Shares formerly representing the shares of the Company Common Stock and Company Preferred Stock. The Company shall provide the Parent prompt written notice of any demands received by the Company for appraisal of shares of the Company Common Stock and Company Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to NRS 92A.300 to NRS 92A.500 (or, if applicable, Chapter 13 of the California Corporations Code) that relates to such demand (collectively, “Appraisal Demand Notices”), and the Parent shall have the opportunity and right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of the Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands; and

6

(h)

if any shares of the Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the shares of the Parent Common Stock issued in exchange for such shares of the Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of the Parent Common Stock may be marked accordingly with appropriate legends.

2.2        Exchange Procedures

(a)

Prior to the Effective Time, the Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, the Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent certificates representing the shares of the Parent Common Stock to be issued as the Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of the Parent Common Stock represented by book-entry shares will be issued). In addition, the Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of the Company Common Stock and Company Preferred Stock may be entitled pursuant to Section 2.2(k) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.1(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Stock and Company Preferred Stock in exchange for such Parent Common Stock. Such cash and shares of the Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a), are referred to collectively in this Agreement as the “Exchange Fund.”

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(b)

Promptly after the Effective Time, the Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of the Company Common Stock and Company Preferred Stock at the Effective Time, whose Company Common Stock or Company Preferred Stock was converted pursuant to Section 2.1(b) or Section 2.1(c) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as the Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of the Company Common Stock and Company Preferred Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of the Company Common Stock and Company Preferred Stock have been converted pursuant to Section 2.1(b) or Section 2.1(c) in respect of the Company Common Stock and Company Preferred Stock represented by a Certificate or Book-Entry Share, subject to the escrow provisions provided in Section 2.2(j), and any dividends or other distributions pursuant to Section 2.2(k)) upon:

(i)	surrender to the Exchange Agent of a Certificate; or

(ii)	receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares,

in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)

Until surrendered as contemplated by this Article 2, each Company Share Certificate and Book-Entry Share shall, subject to appraisal rights under the NRS (and if the Company is subject to Cal. Corp. Code §2115, Chapter 13 of the California Corporations Code) and Section 2.1(h), be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable shares of the Parent Common Stock with respect to the shares of the Company Common Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.2. No payments of any portion of the Merger Consideration will be made until the holder of the Company Common Stock or Company Preferred Stock surrenders such Certificate(s) or Book-Entry Shares pursuant hereto.

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(d)

Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by the Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to the Parent or the Surviving Corporation, as the Parent directs.

(e)

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book- Entry Share, as applicable, is registered, it shall be a condition to such payment that:

(i)	such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and

(ii)

the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)	Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to the Parent, upon demand.

(g)

In the event of a transfer of ownership of shares of the Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, the applicable shares of the Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Company Share Certificate representing such shares of the Company Common Stock or Company Preferred Stock is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and evidence that:

(i)	the shares are transferable; and

(ii)	any applicable stock transfer taxes have been paid.

(h)

All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of the Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.

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(i)

Promptly following the end of the twelve months after the Effective Time, any portion of the Exchange Fund that remains unclaimed by the holders of shares of the Company Common Stock and Company Preferred Stock shall be returned to the Parent and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to the Parent, together with a properly executed letter of transmittal and forms of stock power and such other documents as may reasonably be required by the Parent, and subject to applicable abandoned property, escheat and similar Laws, any such holder who has not exchanged shares of the Company Common Stock or Company Preferred Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall be entitled to receive in exchange therefore the applicable Merger Consideration without any interest. Notwithstanding the foregoing, neither the Parent nor the Surviving Corporation shall be liable to any holder of shares of the Company Common Stock or Company Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of the Company Common Stock or Company Preferred Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by Applicable Laws, the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.

(j)

Prior to or simultaneously with the Closing, the Stockholders’ Representative and the Parent shall enter into an escrow agreement (the “Company Escrow Agreement”) with an escrow agent selected by the Parent and reasonably acceptable to the Stockholders’ Representative (the “Escrow Agent”). Pursuant to the terms of the Company Escrow Agreement, the Parent shall deposit one or more certificates in the name of the Escrow Agent representing the Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any Escrow Shares in the Escrow Account are referred to herein as the “Escrow Fund.” In connection with such deposit of the Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of the Company Common Stock and Company Preferred Stock will be deemed to have received and deposited with the Escrow Agent each stockholder’s pro rata interest in the Escrow Fund as determined as of the Closing by reference to such stockholder’s ownership of shares of the Company Common Stock and Company Preferred Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by the Parent after the Effective Time with respect to shares constituting the Escrow Fund), without any act of the stockholders of the Company (the “Company Stockholders”). Distributions of any Escrow Shares from the Escrow Account shall be governed by the terms and conditions of the Company Escrow Agreement. The Stockholder Representative shall have the right to direct up to 261,000 shares of the Merger Consideration (not including any of the Performance Shares) to be issued to the Principal Shareholders to a separate account (the “Stockholder Representative Account”) to pay expenses, professional fees and other amounts required to be paid by the Stockholder Representative or the Company Stockholders pursuant to Article 8. If the Stockholder Representative wishes to sell any of the Parent Common Stock so designated by the Stockholder Representative to the Stockholder Representative Account, then the Stockholder Representative must request the approval of the Parent Committee, provided that each request seeks reimbursement of a minimum of the lesser of (i) $50,000 and (ii) the balance of the Stockholder Representative Account, and a maximum of $200,000 of expenses and professional fees. Upon receipt of the approval of the Parent Committee and subject to compliance with all Applicable Laws, the Stockholder Representative shall be permitted to sell such shares of the Parent Common Stock in the amount and manner approved by the Parent Committee. The Stockholder Representative acknowledges that its ability to sell shares may be limited by federal and state securities laws. The approval of this Agreement and the Merger by the Company Stockholders shall constitute approval of the Company Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares in escrow and the appointment of the Stockholders’ Representative. No portion of the Escrow Fund shall be contributed in respect of any Company Stock Option or any warrant or other security exercisable or convertible into the Company Common Stock or Company Preferred Stock. No shares of Parent Common Stock contributed to the Escrow Fund shall be unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation or the Parent other than as set out in Section 1.2 of this Agreement.

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(k)

All shares of the Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any un-surrendered Company Common Stock or Company Preferred Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.5) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of Applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of the Parent Common Stock issued in exchange for the Company Common Stock or Company Preferred Stock in accordance with Section 2.2, without interest:

(i)

at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of the Parent Common Stock and not paid; and

(ii)

at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of the Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

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2.3        Adjustments

Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or the Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration, the Escrow Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.4        Withholding Rights

Each of the Exchange Agent, the Escrow Agent, the Parent, the Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, the Escrow Agent, the Parent, the Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Parent, the Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.5        Lost Certificates

If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock formerly represented by such Certificate as contemplated under this Article 2.

2.6        Treatment of Stock Options and Other Stock-Based Compensation

(a)

Prior to the Effective Time, the Company shall take such actions as may be necessary to provide that each option to acquire shares of the Company Common Stock or Company Preferred Stock (each, a “Company Stock Option”) then outstanding under the Company Stock Plan, as well as any arrangement for the issuance of Company Stock Options not covered by the Company Stock Plan, shall be of no further force or effect as of the Effective Time (either because such Company Stock Option shall have been exercised prior to the Effective Time or shall have been otherwise cancelled and terminated (without regard to the exercise price of the Company Stock Options) as of or prior to the Effective Time).

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(b)	At or prior to the Effective Time, the Company Stock Plan shall be terminated and of no further force or effect.

(c)

Without limiting the foregoing, the Company shall take such actions as may be necessary to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements which would entitle any Person, other than the Parent and its Subsidiaries, to own any capital stock of the Company or the Surviving Corporation or to receive any payment in respect thereof.

2.7        Treatment of Warrants

Prior to the Effective Time, the Company shall take such action as may be necessary to ensure that each outstanding and unexercised Company Warrant shall be of no further force or effect as of the Effective Time (either because such Company Warrant shall have been exercised prior to the Effective Time or shall have been otherwise cancelled and terminated (without regard to the exercise price of the Company Warrants) as of or prior to the Effective Time). Without limiting the foregoing, the Company shall take such action as may be necessary to ensure that the Company and the Surviving Corporation (as applicable) will not, at the Effective Time, be bound by any rights or agreements which would entitle any Person, other than the Parent and its Subsidiaries, to own any capital stock of the Company or the Surviving Corporation or to receive any payment in respect thereof.

2.8        Tax Treatment

For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Article 3
Representations and Warranties of the Company

Except as otherwise disclosed in the Company Disclosure Letter, the Company makes the following representations to the Parent, as of the Execution Date and as of the Closing, and acknowledges and agrees that the Parent is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Company Disclosure Letter, in connection with the execution, delivery and performance of this Agreement:

3.1        Organization and Good Standing

(a)	The Company is a company duly organized, validly existing and in good standing under the laws of Nevada.

(b)

The Company has full corporate power, authority and capacity to conduct the Company Business as it has been and is presently conducted, to own, operate or use the properties and the Company Assets that it purports to own, operate or use, and to perform all of its obligations under any applicable Contracts to which it is a party.

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(c)

The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the owning or leasing of any Company Assets or the operation of the Company Business makes such licensing or qualification necessary, except where the failure to be so qualified would not result in a Company Material Adverse Effect.

3.2        Capitalization

All of the authorized, issued and outstanding Company Securities are as set out in the Company Disclosure Letter. All of the outstanding Company Securities have been duly authorized and validly issued and are fully paid and non-assessable. To the Knowledge of the Company none of the outstanding Company Securities were issued in violation of any Applicable Laws. Other than as set out in the Company Disclosure Letter, the Company does not own, or have any contract to acquire, any securities of any Person, or any direct or indirect equity or ownership interest in any other business. There are no Contracts purporting to restrict the transfer of any of the Company Securities, or restricting or affecting the voting of any of the Company Securities to which the Company is a party, or of which the Company is aware.

3.3        Absence of Rights to Acquire Company Securities

Other than as set out in the Company Disclosure Letter, no Person has any contract or right, present or future, contingent or absolute, capable of becoming a contract or right:

(a)	to require the Company to issue any of the Company Securities; or

(b)	to require the Company to purchase, redeem or otherwise acquire any of the Company Securities.

3.4        Not a Reporting Corporation

The Company is not a reporting issuer in Canada, as that term is defined by Applicable Securities Laws in Canada, and does not have a class of securities registered under the Exchange Act. There is no published market for any of the Company Securities.

3.5        Authority

The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, approval of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of the Company Common Stock and, if applicable, the Company Preferred Stock (voting as a single class or as separate classes, as applicable) (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and the Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company Stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company Stockholders for approval at the Company Stockholders Meeting; and (iv) resolved to recommend that Company Stockholders vote in favor of approval of this Agreement in accordance with the NRS (collectively, the “Company Board Recommendation”).

3.6        No Conflict

Neither the execution and delivery of the Agreement, nor the consummation or performance of any of the transactions contemplated herein, will, directly or indirectly (with or without notice or lapse of time or both):

(a)	contravene, conflict with, or result in a violation of any provision of the Charter Documents of the Company or any resolution adopted by the Company Board;

(b)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Applicable Laws to which the Company or the Company Assets may be subject;

(c)

contravene, conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company, or that otherwise relates to the Company Business or any of the Company Assets;

(d)	cause any of the Company Assets to be reassessed or revalued by any Governmental Body;

(e)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any subsisting Contracts, oral or written, entered into by the Company, by which the Company is bound, or to which it or the Company Assets are subject, which have total payment obligations on the part of the Company which reasonably can be expected to exceed $25,000, or are for a term of or in excess of one year (each, a “Company Material Contract”);

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(f)	result in the imposition or creation of any Liens upon or with respect to any of the Company Assets or any of the Company Securities;

(g)

require the Company to obtain any consent from any Person in connection with the execution and delivery of the Agreement or the consummation or performance of any of the transactions contemplated herein.

3.7        Subsidiaries

The Company has no Subsidiaries and no material interest in any other Person.

3.8        Partnerships or Joint Ventures

The Company is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind, including as a beneficiary or trustee in any trust arrangement, and is not party to any agreement under which it agrees to carry on any part of the Company Business or any other activity in such manner, or by which the Company agrees to share any revenue or profit with any other Person.

3.9        Financial Statements

(a)

The audited financial statements for the years ended December 31, 2018, 2017 and the reviewed financial statements for 2016 and the interim reviewed financial statements for the three and six months ended June 30, 2019 (such 2019 financial statements to be completed prior to Closing) (collectively, the “Company Financial Statements”):

(i)	are in accordance with the books and records of the Company;

(ii)	present fairly the financial condition of the Company as of the respective dates indicated and the results of operations for such periods; and

(iii)	have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(b)

All material financial transactions of the Company have been accurately recorded in the books and records of the Company and such books and records fairly present the financial position and the affairs of the Company.

(c)

To the Knowledge of the Company other than the costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, the Company has no material liabilities, net of cash, which:

(i)	are not set forth in Company Financial Statements or have not heretofore been paid or discharged;

(ii)	did not arise in the ordinary course of business under a Contract or plan that has been specifically disclosed in writing to the Parent; or

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(iii)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in, or as a result of, the ordinary course of business since the Company Accounting Date, and otherwise disclosed in writing to the Parent.

(d)

To the Knowledge of the Company except to the extent reflected or reserved against in the Company Financial Statements or incurred subsequent to the Company Accounting Date in the ordinary course of business, the Company has no outstanding liabilities, and any liabilities incurred by the Company in the ordinary course business since the Company Accounting Date have not had, individually or in the aggregate, a Company Material Adverse Effect.

(e)	Since the Company Accounting Date, there have not been:

(i)

any changes in the condition or operations of the Company Business, the Company Assets or the financial affairs of the Company which have caused, individually or in the aggregate, a Company Material Adverse Effect; or

(ii)

any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance), which has caused or may cause a Company Material Adverse Effect.

(f)	Since the Company Accounting Date, and other than as contemplated by the Agreement, the Company has not:

(i)

transferred, assigned, sold or otherwise disposed of any of the Company Assets shown or reflected in the Company Financial Statements or cancelled any debts or claims other than the sale of inventory in the ordinary course of business;

(ii)	incurred or assumed any material liability (other than in the ordinary course of business except costs incurred in connection with the Merger);

(iii)	issued or sold any Company Securities;

(iv)

discharged or satisfied any liens, or paid any liabilities, other than current liabilities or the current portion of long term liabilities disclosed in the Company Financial Statements, or current liabilities incurred since the date thereof in the ordinary course of business;

(v)

declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of Company Securities, nor purchased, redeemed, subdivided, consolidated, or reclassified any Company Securities;

(vi)	made any gift of money or of any of the Company Assets to any Person;

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(vii)	purchased or sold any of the Company Assets outside of the ordinary course of business;

(viii)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding $25,000;

(ix)	amended or changed, or taken any action to amend or change, its organizational documents;

(x)

made payments of any kind to or on behalf of either a holder of Company Securities or any related parties of a holder of Company Securities, nor under any management agreement, save and except business related expenses and salaries in the ordinary course of business and at the regular rates payable;

(xi)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or subjected any of the Company Assets to any lien of any nature whatsoever;

(xii)

made or suffered any amendment or termination of any Company Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(xiii)

increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its directors, officers, Employees or consultants, or made any increase in, or any addition to, other benefits to which any of its directors, officers, Employees or consultants may be entitled;

(xiv)	adopted, or increased the payments to or benefits under, any Company Employee Plan; or

(xv)	authorized or agreed, or otherwise have become committed, to do any of the foregoing.

(g)

The Company has no guarantees, indemnities or contingent or indirect obligations with respect to the liabilities of any other Person, including any obligation to service the debt of, or otherwise acquire an obligation of, another Person, or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other Person.

(h)

The Company is not a party to, bound by or subject to any Contract or Applicable Laws that would be violated or breached by, or under which default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

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3.10      Books and Records/Minute Books

The minute books of the Company contain all the written minutes which exist of all meetings held and all corporate action taken by, holders of Company Securities and the Company Board. At the Closing, all of those books and records will be in the possession of the Company.

3.11      Title to Personal Property

The Company possesses, and has good and marketable title to, all personal property reasonably necessary for the continued operation of the Company Business as presently conducted and as represented to the Parent, including all the Company Assets. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and other Company Assets are owned by the Company free and clear of all Liens.

3.12      Title to Real Property

The Company does not own any real property. The Company possesses, and has good and marketable title to, all Leased Real Estate or other such interests necessary for the continued operation of the Company Business as presently conducted and as represented to the Parent, including all real property and leaseholds reflected in the Company Financial Statements. All Leased Real Estate is leased by the Company free and clear of all Liens created by the Company. The Company has delivered or made available to the Parent copies of such instruments by which the Company acquired such interests.

3.13      Intellectual Property

(a)	For the purposes of this section and this Agreement, the following words have the following meanings:

(i)

“Company Intellectual Property” includes all Contracts whereby the Company licenses Intellectual Property from any other Person (other than off-the-shelf licenses), any item of Intellectual Property solely owned by the Company, and any item of Intellectual Property in which the Company has or purports to have a joint ownership interest; and

(ii)

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:

(A)

trademarks, service marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of, and symbolized by, and all registrations, applications and renewals for, any of the foregoing;

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(B)

internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, URLs (uniform resource locator) and accounts with Twitter, Facebook and other social media companies, and the content found thereon and related thereto;

(C)

works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights;

(D)

inventions, discoveries, trade secrets, software source code, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein;

(E)

patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models);

(F)	all licenses for listed intellectual property granted to third parties;

(G)	all future income and proceeds from any of the listed intellectual property and from the licenses listed in (F) above; and

(H)	all rights to damages, royalties and profits by reason of the past, present or future infringement or other misuse of any of the listed intellectual property.

(b)	The Company Disclosure Letter lists all:

(i)	registered Company Intellectual Property; and

(ii)	Company Intellectual Property that is not registered but that is used in the Company Business.

(c)

All required filings and fees related to the Company Intellectual Property have been filed on a timely basis with, and paid to, the relevant Governmental Bodies, and all Company Intellectual Property is otherwise in good standing. The Company has provided the Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all of the Company Intellectual Property.

(d)

The Company Intellectual Property is valid and enforceable, and the Company has not received notice of any Proceeding challenging the extent, validity or enforceability of, or the Company’s ownership of, any of the Company Intellectual Property, in whole or in part, and in the case of pending applications for the Company Intellectual Property, the Company has not received notice of any Proceeding seeking to oppose any such application, or have any such application canceled, re-examined or found invalid, in whole or in part.

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(e)

The Company Disclosure Letter lists all Contracts regarding, or related to, the Company Intellectual Property. The Company has provided the Parent with true and complete copies of all such Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. Each of such Contracts is valid and binding on the Company, as applicable, in accordance with its terms and is in full force and effect. To the Knowledge of the Company, no other party to any such Contract is in breach of, or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of, or any intention to terminate, any such Contract. Except as disclosed in the Company Disclosure Letter, the Company has not permitted or licensed any Person to use any of the Company Intellectual Property. Except pursuant to the terms of the Contracts, the Company has not agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property.

(f)

The Company has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company Business, in each case, free and clear of encumbrances. Without limiting the generality of the foregoing, the Company has entered into contracts with every current and former director, officer and Employee of the Company, and with every current and former independent contractor or consultant to the Company, whereby such director, officer, Employee(s), contractor(s) and consultant(s) have:

(i)

assigned to the Company any ownership interest and right they may have in any of the Company Intellectual Property and have waived any moral rights or any rights to similar effect in any country or at common law they may have therein for the benefit of the Company;

(ii)	acknowledged exclusive ownership of all of the Company Intellectual Property by the Company; and

(iii)	entered into nondisclosure agreements pursuant to which they have agreed to maintain the confidentiality of the Company Intellectual Property.

(g)

Except as otherwise disclosed in the Agreement, the consummation of the transactions contemplated in the Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company Business.

(h)

To the Knowledge of the Company, the rights of the Company in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure Contracts.

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(i)

To the Knowledge of the Company, the conduct of the Company Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of the Company Intellectual Property.

(j)	All of the Company Intellectual Property is either:

(i)	owned solely by the Company, free and clear of any Liens; or

(ii)	rightfully used and authorized for use by the Company pursuant to a valid and enforceable written license.

(k)

The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the Company Business by the Parent following the Closing, consistent with the manner in which it was conducted prior to the Closing, and the Company is not obligated to provide any consideration (whether financial or otherwise) to any other Person nor is any other Person otherwise entitled to any consideration, with respect to any exercise of rights by the Company, or the Parent in the Company Intellectual Property (other than with respect to maintenance costs associated with Company Intellectual Property owned by the Company and license fees and other payments associated with Company Intellectual Property licensed by the Company).

(l)

There is no Proceeding (including any oppositions, interferences or re- examinations) settled, pending or to the Knowledge of the Company threatened (including in the form of offers to obtain a license):

(i)	alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company;

(ii)

challenging the validity, enforceability, registrability or ownership of any of the Company Intellectual Property or the rights of the Company with respect to any of the Company Intellectual Property; or

(iii)

by the Company or any other Person alleging any infringement, misappropriation, dilution or other violation by any Person of Company Intellectual Property, and the Company is not party to any other Proceeding with respect to any of the Company Intellectual Property or any other rights arising with respect to any Intellectual Property.

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(m)

The Company is not subject to any outstanding or, to the Knowledge of the Company, prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any of Company Intellectual Property.

(n)

To the Knowledge of the Company, the consummation of the Merger will not alter, impair or otherwise adversely affect any rights or obligations of the Company in any of the Company Intellectual Property, and, from and after the Closing, the Parent will be able to maintain all of the Company’s rights thereto as they existed at the Closing, without modification or impairment.

(o)

To the Knowledge of the Company, no third-party licensed Company Intellectual Property is subject to revocation or termination upon a change of control of the Company. Except for in respect of Company Intellectual Property licensed by the Company, the Company is not required to pay any royalty or other fees to any other Person.

3.14      Accounts Receivable

All accounts receivable of the Company that are reflected on the balance sheet included in the Company Financial Statements or on the accounting records of the Company as of the Closing have been recorded by the Company in accordance with its usual accounting practices consistent with prior periods, and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The reserve taken for doubtful or bad debtor accounts is adequate based on the past experience of the Company and is consistent with the accounting procedures used in previous fiscal periods. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any such account receivable relating to the amount or validity of such account receivable. The Company Disclosure Letter contains a complete and accurate list of all such accounts receivable which sets forth the aging of such accounts receivable.

3.15      Inventories

All inventory (the “Inventory”) used for the Company Business is owned by the Company free and clear of all Liens other than Liens that will be released at Closing, and no Inventory is held on a consignment basis. To the Knowledge of the Company, the quantities of each item of Inventory are not excessive (including taking into account aging or date of expiry) but are reasonable in the present circumstances of the Company. All necessary reserves have been taken to ensure all inventory values are recoverable. All of the Inventory is valued in accordance with GAAP.

3.16      Material Contracts

The Company has provided the Parent with all of the Company Material Contracts entered into by the Company in the course of carrying on the Company Business, a list of which is included in Company Disclosure Letter. The Company is not party to or bound by any other Company Material Contract, whether oral or written, and the Company Material Contracts are all valid and subsisting, in full force and effect and unamended, and no material default or violation exists in respect thereof on the part of the Company, as applicable, or, to the Knowledge of the Company, on the part of any of the other parties thereto. The Company has not received notice of any intention on the part of any of the other parties thereto to terminate or materially alter any Company Material Contracts or any event that, with notice or the lapse of time, or both, will create a material breach or violation thereof, or default under any Company Material Contracts. To the Knowledge of the Company, the continuation, validity and effectiveness of each Company Material Contract will in no way be affected by the consummation of the transactions contemplated by the Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification or change to, any Company Material Contract to which the Company is a party.

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3.17      Tax Matters

As of the Execution Date:

(a)

the Company has filed, or caused to be filed, all Tax Returns that are or were required to be filed by, or with respect to, the Company pursuant to all Applicable Laws. The Company has made available to the Parent copies of all such Tax Returns filed by the Company. The Company has not given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Company, or for which the Company may be liable;

(b)

all Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person or amounts reserved therefor;

(c)	all Tax Returns filed by the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the Execution Date;

(d)

the Company has paid all Taxes that have become or are due with respect to any period ended on or prior to the Execution Date, and has established an adequate reserve therefor for those Taxes not yet due and payable, except for:

(i)	any Taxes the non-payment of which will not have a Company Material Adverse Effect; and

(ii)

such Taxes, if any, as are listed in the Company Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company Financial Statements;

(e)	the Company is not presently under, nor has it received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the Closing; and

(f)

to the Knowledge of the Company, the Company Financial Statements contain full provision for all Taxes, including any deferred taxes that may be assessed to the Company through the Company Accounting Date.

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3.18      No Agents

Other than Roth Capital Partners LLC and Emerald Partners Pty Limited, no broker, agent, financial advisor or other intermediary has been engaged by the Company in connection with the transactions contemplated by the Agreement and, consequently, no commission is payable or due to any Person other than Roth Capital Partners LLC and Emerald Partners Pty Limited from the Company.

3.19      Employment Matters

(a)	The Company has provided the Parent a list of each Employee of the Company, which includes:

(i)	the name of each Employee (except as prohibited under Applicable Laws);

(ii)	each Employee’s current position and any prior positions held with the Company and any predecessor thereof;

(iii)	the date of each Employee’s initial commencement of employment with the Company or any predecessor thereof;

(iv)	each Employee’s current salary, accrued vacation, benefits, severance entitlements and other financial entitlements; and

(v)	each Employee’s term of employment.

(b)	The Company has provided the Parent:

(i)

correct and complete copies of all documents embodying each Company Employee Plan and each Employee Contract with respect to the Company, including all amendments thereto, and copies of all documents used in connection therewith, a list of which is included in the Company Disclosure Letter;

(ii)	the most recent annual actuarial valuations, if any, prepared for each Employee Plan of the Company;

(iii)	if any Employee Plan of the Company is funded, the most recent annual and periodic accounting of such Employee Plan assets; and

(iv)

all communications material to any Employee of the Company relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

(c)

The Company has performed, in all material respects, all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by another party to any Employee Plan, and all Employee Plans have been established and maintained in all material respects in accordance with their respective terms and in substantial compliance with all Applicable Laws. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. The Employee Plans can be amended, terminated or otherwise discontinued after the Closing in accordance with their terms, and, to the Knowledge of the Company, without liability to the Company, the Parent or any Affiliate thereof (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company, threatened, by any Governmental Body in respect of any Employee Plans or proposed Employee Plans.

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(d)

The execution of the Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under an Employee Plan, Employee Contract, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee of the Company.

(e)	The Company:

(i)

is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment, and wages and hours with respect to all of its Employees;

(ii)	has withheld all amounts required by law or by agreement to be withheld by it from the wages or salaries of, and other payments to, Employees;

(iii)	is not liable for any arrears of wages, taxes or any penalty for failure to comply with any of the foregoing;

(iv)

is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits for its Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice);

(v)	has provided or will provide its Employees with all wages, benefits, stock options, bonuses, incentives and all other compensation that are, or have become, due and payable through to the Closing; and

(vi)

represents that in the three years prior to the Execution Date, no citation has been issued by any Governmental Body against it, and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement Proceeding involving it has been filed or is pending or, to its knowledge, threatened, against it under any Applicable Law relating to occupational safety and health.

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(f)

No work stoppage, labour strike or other “concerted action” involving Employees of, or against, the Company is pending or, to the Knowledge of the Company, threatened in writing. The Company is not involved in, and, to the Knowledge of the Company, the Company is not threatened with, any labour dispute, grievance, or litigation relating to labour, safety or discrimination matters involving any Employee of the Company, including charges of unfair labour practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Company Material Adverse Effect. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees, and no collective bargaining agreement is being negotiated. The Company has no Knowledge of any activities or Proceedings of a labour union to organize any of the Employees of the Company.

(g)

Except for claims by Employees under any applicable workers’ compensation or similar legislation which, if adversely determined, would not, either individually or in the aggregate, have a Company Material Adverse Effect, there are no complaints, claims or charges pending or outstanding or, to the Knowledge of the Company, anticipated, and there are no Orders, decisions, directions or convictions currently registered or outstanding by any Governmental Body against, or in respect of, the Company under or in respect of any employment legislation.

(h)

The Company Disclosure Letter lists all Employees in respect of whom the Company has been advised by any workers compensation or similar authority that such Employees are in receipt of benefits under workers’ compensation or similar legislation. There are no appeals pending before any workers compensation or similar authority involving the Company, and all levies, assessments and penalties made against the Company pursuant to workers’ compensation or similar legislation have been paid. The Company is not aware of any audit currently being performed by any workers compensation or similar authority with respect to the Company, and all payments required to be made in respect of termination or severance pay under any employment standards or similar legislation in respect of any Employee have been made by the Company.

3.20      ERISA

Other than as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(a)

no “employee benefit plan” (as defined in Section 3(3) of ERISA), for which the Company would have any liability (whether absolute or contingent) (each an “ERISA Plan”) has experienced a failure to satisfy the “minimum funding standard” (as defined in Section 302 ERISA or Section 412 of the Code), or other event of the kind described in Section 4043(c) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) or any similar minimum funding failure event with respect to any ERISA Plan (other than an ERISA Plan that under Applicable Law is required to be funded by a trust or funding vehicle maintained exclusively by a governmental authority) that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens;

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(b)	each ERISA Plan is in compliance in all respects with Applicable Law, including, without limitation, ERISA and the Code;

(c)

other than in the ordinary course, neither the Company nor any trade or business, whether or not incorporated, that, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code has incurred or reasonably expects to incur any liability with respect to any ERISA Plan:

(i)	under Title IV of ERISA; or

(ii)

in respect of any post-employment health, medical or life insurance benefits for former, current or future employees of the Company, except as required to avoid excise tax under Section 4980B of the Code and except, on a case by case basis, limited extensions of health insurance benefits (for a period of no more than 18 months post-employment) to former employees receiving severance payments from the Company; and

(d)

each ERISA Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which could cause the loss of such qualification.

3.21      Consents

Except as disclosed in the Agreement or the Company Disclosure Letter, no authorization, approval, Order, license, permit or consent of any Governmental Body or any other Person, and no registration, declaration or filing by the Company with any such Governmental Body or other Person, is required in order for the Company to:

(a)	consummate the transactions contemplated by the Agreement;

(b)	execute and deliver all of the documents in connection with the Merger;

(c)	duly perform and observe the terms and provisions of the Agreement; or

(d)	render the Agreement legal, valid, binding and enforceable.

3.22      Compliance

(a)

The Company is, and at all times has been, in full compliance with all material requirements of each Governmental Body required for the operation of the Company Business except where the failure to be in compliance would not result in a Company Material Adverse Effect.

(b)

To the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a material violation of, or a failure to comply with, any material requirement of any Governmental Body required for the operation of the Company Business, or could reasonably be expected to result directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any authorization of any Governmental Body required for the operation of the Company Business.

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(c)

The Company has not received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material requirement of any Governmental Body, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification of any authorization of any Governmental Body.

(d)

All applications required to have been filed for the renewal of any authorizations required from any Governmental Body for the operation of the Company Business, up to the Execution Date, have been duly filed on a timely basis with each applicable Governmental Body, and all other filings required to have been made with respect to such authorizations have been duly made on a timely basis with each applicable Governmental Body.

3.23      Legal Proceedings

(a)	There is no pending Proceeding:

	(i)	that has been commenced by or against the Company or that otherwise relates to or may affect the Company Business or any of Company Assets; or

	(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b)

To the Knowledge of the Company, no Proceeding has been threatened in writing against the Company or with respect to the Company Business or the Company Assets, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)	There is no Order to which any of the Company, the Company Business or any of the Company Assets is subject.

(d)

To the Knowledge of the Company, no Employee or agent of the Company is subject to any Order that prohibits such Employee or agent from engaging in or continuing any conduct, activity or practice relating to the Company Business.

3.24      Operating Permits and Licenses

The Company owns or holds all material permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions, Orders (inclusionary or exclusionary) or other concessions required in connection with the conduct of the Company Business. All such permits and licenses are valid and enforceable, each in accordance with its respective terms, and to the Knowledge of the Company, no party to any of them is in default thereunder or in breach thereof, or would, with the giving of notice or the lapse of time or both, be in breach or default thereof.

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3.25      Insurance

(a)	All insurance policies to which the Company is a party, or that provide coverage to the Company, or to any Employee of the Company:

	(i)	are valid, outstanding and enforceable;

	(ii)	are issued by an insurer that is financially sound and reputable;

	(iii)	taken together, provide adequate insurance coverage for the Company Assets and the Company Business for all risks normally insured against by a Person carrying on the same business as the Company;

	(iv)	are sufficient for compliance with all Applicable Laws and Contracts to which the Company is a party or by which it is bound;

	(v)	will continue in full force and effect following the consummation of the transactions contemplated herein; and

	(vi)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(b)	The Company has not received:

	(i)	any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or

(ii)

any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed, or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(c)

The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which it is a party or that provides coverage to the Company or any Employee thereof.

(d)

The Company has given prompt notice to its insurers of all claims or possible claims that may be insured by any of its respective policies, and the Company Disclosure Letter contains a list of all of such claims.

3.26      Indebtedness of the Company

Except as disclosed in the Company Disclosure Letter and except for:

(a)	the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary course; and

(b)	amounts disclosed in the Company Financial Statements,

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the Company is not indebted to any shareholder of the Company, any Related Party, or any Employee of the Company, on any account whatsoever.

3.27      Related Party Transactions

With the exception of the Agreement or as otherwise disclosed to the Parent, there are no Contracts or other transactions currently in place between the Company and:

(a)	any Employee of the Company;

(b)	any holder of record or, to the Knowledge of the Company, beneficial owner of:

(i)	10% or more of the Company Common Stock;

(ii)	Company Securities which, taken together, represent 10% or more of the voting rights of the Company; or

(iii)

Company Securities which are convertible into the Company Common Stock, and following such conversion, such holder of record or beneficial owner would be the holder of record or beneficial owner, as applicable, of 10% or more of the Company Common Stock; and

(c)	any Affiliates of any such Employee, or holder of record or beneficial owner, on the other hand.

3.28      Compliance with Healthcare Laws

Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is conducting its business in compliance with all applicable healthcare and public health laws, rules, and regulations of each jurisdiction in which it conducts its business, including, without limitation, the Federal Food, Drug and Cosmetic Act, and the rules and regulations promulgated thereunder, the Controlled Substances Act and the rules and regulations promulgated thereunder, the Agricultural Marketing Act and the rules and regulations promulgated thereunder, comparable state laws and regulations, and all applicable state and local container deposit laws or other public health regulations applicable to the Company’s products except, in each case, where such non-compliance could not reasonably be expected to have a Company Material Adverse Effect.

3.29      Compliance with Advertising Laws

Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is conducting its business in compliance with all applicable advertising and consumer protection laws, rules, and regulations of each jurisdiction in which it conducts its business, including, without limitation, the Federal Trade Commission Act, and all applicable rules, regulations and guidelines issued by the Federal Trade Commission intended to define with specificity acts or practices that are unfair or deceptive under the federal statute, and all comparable state laws and regulations except, in each case, where such non-compliance could not reasonably be expected to have a Company Material Adverse Effect.

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3.30      Compliance with Environmental Laws

Except for those that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect:

(a)

the Company is not in violation of any Environmental Laws, including, without limitation, laws and regulations relating to the release or threatened release of Hazardous Substances or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances except, in each case, whose such violation could not reasonably be expected to have a Company Material Adverse Effect;

(b)	the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance in all material respects with their requirements;

(c)

there are no pending or, to the Knowledge of the Company, threatened in writing administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or Proceedings relating to any applicable Environmental Law against the Company; and

(d)

to the Knowledge of the Company, there are no existing events, conditions or facts that would reasonably be expected to form the basis of an Order for clean- up or remediation, or an action, suit or Proceeding by any private party or Governmental Body, against or affecting the Company relating to Hazardous Substances or any applicable Environmental Laws.

3.31      Expropriation

No part of the Company Assets has been taken, condemned or expropriated by any Governmental Body nor has any written notice or Proceeding in respect thereof been given or commenced nor does the Company know of any intent or proposal to give such notice or commence any such Proceedings.

3.32      Rights of Other Persons

No Person has any right of first refusal or option to acquire or any other right of participation in any of the properties or assets owned by the Company or any part thereof.

3.33      Rights on Business Activities

There is no arbitral award, judgment, injunction, constitutional ruling, Order or decree binding upon the Company that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of the Company, any acquisition or disposition of property by the Company, or the conduct of the business by the Company as currently conducted or as proposed, which could reasonably be expected to have a Company Material Adverse Effect.

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3.34      Relationships with Customers, Suppliers, Distributors and Sales Representatives

The Company has not received any written communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with the Company, which in any of such cases would have a Company Material Adverse Effect.

3.35      Regulatory Proceedings

Except for ordinary course inquiries by any Governmental Body, no Governmental Body is presently alleging or asserting, or, to the knowledge of the Company a, threatening in writing to allege or assert, noncompliance with any applicable legal requirement or registration in respect of the Company Business where such noncompliance would reasonably be expected to have a Company Material Adverse Effect.

3.36      Products

All products associated with the Company Business are currently processed, manufactured, tested, packaged and labeled at facilities which are in compliance with good production practices prescribed by Applicable Laws and such other regulatory requirements applicable to such products.

3.37      Protection of Personal Information

The Company has security measures and safeguards in place to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. The Company has complied in all material respects with all Applicable Laws relating to privacy and consumer protection and has not collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by Applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Company has taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

3.38      Certain Payments

Since the Company Accounting Date, neither the Company nor, to the Knowledge of the Company, any Employee or agent thereof, nor any other Person associated with or acting for or on behalf of the Company, has, directly or indirectly:

(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

	(i)	to obtain favorable treatment in securing business;

	(ii)	to pay for favorable treatment for business secured;

	(iii)	to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Related Party of the Company; or

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	(iv)	in violation of any Applicable Laws; or

(b)		established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.39      Sanctions

Neither the Company nor, to the Knowledge of the Company, any Employee or Affiliates of the Company, has had any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the Government of Canada or any other relevant sanctions authority (collectively, “Sanctions”) imposed upon such Person, and the Company is not in violation of any of the Sanctions or any Laws or executive Order relating thereto, nor to the Knowledge of the Company is it conducting business with any Person subject to any Sanctions.

3.40      Anti-Money Laundering and Compliance with Anti-Corruptions Laws

To the Knowledge of the Company, the operations of the Company are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering laws of the jurisdictions in which the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Anti-Money Laundering Laws”), and no action, suit or Proceeding by or before any Governmental Body against the Company with respect to the Anti-Money Laundering Laws is pending. To the Knowledge of the Company, the Company has not, directly or indirectly:

(a)

made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of Applicable Laws; or

(b)	made any contribution to any candidate for public office,

in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Applicable Laws of any relevant jurisdiction covering a similar subject matter applicable to the Company and its operations. Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, Employee, affiliate or Person acting on behalf of the Company has been or is currently subject to any Sanctions. To the Knowledge of the Company, none of the Company, or any of their respective Affiliates, nor any of their respective officers, directors or Employees acting on behalf of the Company or any of their respective Affiliates has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any Applicable Law, and to the knowledge of the Company, no such action has been taken by any of its agents, Representatives or other Persons acting on behalf of the Company or any of their respective Affiliates.

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3.41      Parent Disclosure Record

The Company has had the ability to review the Parent Disclosure Record.

3.42     No Standstills

The Company has not waived any confidentiality, standstill or similar agreement or restriction to which it is a party, except to permit submissions of expressions of interest prior to the Execution Date.

3.43      Anti-Takeover Statutes

No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

3.44      Absence of Certain Changes or Events

Since the Company Accounting Date, except as contemplated by this Agreement, or otherwise disclosed to the Parent, the Company has not:

(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Merger, or discharged or satisfied any lien, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any Company Material Adverse Effect;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Company to any lien of any nature whatsoever;

(d)

made or suffered any amendment or termination of any Company Material Contract to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of any Company Securities or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or acquire any Company Securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Company Material Adverse Effect;

(g)	suffered any Company Material Adverse Effect (financial or otherwise);

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(h)

there has not been any material increase in or modification of the compensation payable to or to become payable by the Company to any of its Employees or any grant to any such Employee of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, Employees or consultants;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding $25,000;

(j)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(k)	agreed, whether in writing or orally, to do any of the foregoing.

3.45      Undisclosed Information

(a)

To the Knowledge of the Company, the Company does not have any information relating to the Company, the Company Business, or the Company Assets which is not generally known or which has not been disclosed to the Parent and which could reasonably be expected to have a Company Material Adverse Effect.

(b)

To the Knowledge of the Company, no representation or warranty of the Company in the Agreement, and no statement in Company Disclosure Letter, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.46      Survival

The representations and warranties of the Company under this Article 3 will survive the Closing for a period of 12 months after the Closing.

3.47      Reliance

The Company acknowledges and agrees that the Parent has entered into the Agreement relying on the representations and warranties and other terms and conditions of the Company contained in the Agreement, notwithstanding any independent searches or investigations that have been, or may be, undertaken by or on behalf of the Parent, and that no information which is now known or should be known, or which may hereafter become known, by the Parent or its Employees or professional advisers prior to the Closing, will limit or extinguish the Parent’s right to indemnification hereunder.

3.48      No Further Representations and Warranties

The representations and warranties contained in this Article 3, the attached exhibits, and in any certificate or document delivered at Closing pursuant to this Agreement are the only representations and warranties made by the Company in connection with the Company Securities and the matters set forth in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERENCED IN THE PRECEDING SENTENCE, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE COMPANY ASSETS, LIABILITIES, THE COMPANY BUSINESS OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED. None of the material or information provided by or communications made by the Company or any of its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will independently cause or independently create any warranty, express or implied, as to the title, condition, value or quality of the Company Securities. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS OR FORECASTS MADE AVAILABLE TO THE PARENT. THERE IS NO ASSURANCE THAT ANY PROJECTED OR FORECASTED RESULTS WILL BE ACHIEVED.

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Article 4
Representations and Warranties of the Parent and the Merger Sub

Except as disclosed in the Parent SEC Documents, the Parent Disclosure Record or as otherwise disclosed in the Parent Disclosure Letter, the Parent and the Merger Sub make the following representations to the Company, as at the date of the Execution Date and as at the Closing, and acknowledge and agree that the Company is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Parent SEC Documents, the Parent Disclosure Record and the Parent Disclosure Letter, in connection with the execution, delivery and performance of this Agreement:

4.1        Organization and Good Standing

(a)	The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)	Each Subsidiary of the Parent is duly organized, validly existing and in good standing under the respective laws of its jurisdiction of incorporation or organization.

(c)

The Parent and each of its Subsidiaries has full corporate or limited liability company power, authority and capacity to conduct the Parent Business as it has been and is presently conducted, to own, operate or use the properties and the Parent Assets that it purports to own, operate or use, and to perform all its obligations under any applicable Contracts to which it is a party.

(d)

The Parent and each of its Subsidiaries is duly qualified to do business as a corporation or limited liability company and is in good standing in each jurisdiction in which the owning or leasing of any Parent Assets or the operation of the Parent Business makes such licensing or qualification necessary, except where such failure to be so qualified would not result in a Parent Material Adverse Effect.

4.2        Capitalization

The authorized share capital of the Parent consists of 200,000,000 shares of the Parent Common Stock and 100,000,000 shares of the Parent Preferred Stock. As at the date hereof, 43,549,081 shares of the Parent Common Stock were issued and outstanding, 1,500,000 shares of Series C Parent Preferred Stock were issued and outstanding, with each such share of Series C Parent Preferred Stock being convertible into one share of the Parent Common Stock, and 3,800,000 shares of Series D Parent Preferred Stock were issued and outstanding, with each such share of Series D Parent Preferred Stock being convertible into one share of the Parent Common Stock. Further, an aggregate of 2,250,900 shares of the Parent Common Stock are issuable upon the exercise of the Parent Stock Options, and an aggregate of 2,188,489 shares of the Parent Common Stock are issuable upon the exercise of the Parent Warrants, and, except for the Series C Parent Preferred Stock, the Series D Parent Preferred Stock, the Parent Stock Options, the Parent Warrants and as set out in the Parent Disclosure Letter, as of the date hereof, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Parent of any securities of the Parent (including the shares of the Parent Common Stock), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Parent (including the shares of the Parent Common Stock) or subsidiaries of the Parent. All outstanding shares of the Parent Common Stock have been duly authorized and validly issued in compliance with Applicable Laws, are fully paid and non-assessable, and all the shares of the Parent Common Stock issuable upon the exercise of the Parent Stock Options and the Parent Warrants, and upon the conversion of the Series C Parent Preferred Stock and the Series D Parent Preferred Stock, in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights.

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4.3        Authorization of the Parent Common Stock Shares

The shares of the Parent Common Stock to be issued in connection with the Merger have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Parent pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; and the issuance of the Parent Common Stock is not subject to the pre-emptive or other similar rights of any holder of the Parent Securities.

4.4        Reporting Issuer Status

The Parent is a reporting issuer as that term is defined in the Securities Act (British Columbia), and to the knowledge of the Parent, the Parent is in compliance in all material respects with all of its obligations as a reporting issuer. The Parent has a class of securities registered under the Exchange Act. Since incorporation, and except as disclosed in the Parent Disclosure Letter, the Parent has not been the subject of any investigation by any stock exchange or any other securities regulatory authority or body, is, as of the date hereof, current with all filings required to be made by it under Applicable Securities Laws and is not aware of any deficiencies in the filing of any documents or reports with any stock exchange or securities regulatory authority or body.

4.5        Stock Exchange Listing

The shares of the Parent Common Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and are listed on Nasdaq and the TSXV. The Parent has taken no action designed to, or likely to have the effect of, terminating the registration of the shares of the Parent Common Stock under the Exchange Act or delisting the shares of the Parent Common Stock from Nasdaq or the TSXV. The Parent has not received any notice that it is out of compliance with the listing or maintenance requirements of Nasdaq and the TSXV and the Parent is, and will continue to be, in material compliance with all such listing and maintenance requirements. The Parent has not received any notification that the SEC, the Canadian securities regulators, Nasdaq or the TSXV is contemplating terminating the registration of the shares of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from Nasdaq or the TSXV.

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4.6 Absence of Rights to Acquire Securities

Except as set out in this Agreement and the Parent Disclosure Letter, there are no outstanding Contracts obligating the Parent to issue any of the Parent Securities.

4.7 Authority

Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the approval of this Agreement by the Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the stockholder approval required by Nasdaq and the TSXV for the Parent Stock Issuance (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate Proceedings on the part of the Parent or the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the approval of this Agreement by the Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Parent duly called and held or a written resolution signed by all the directors of the Parent and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders for approval at the Parent Stockholders Meeting, and (D) resolved to recommend that the Parent’s stockholders vote in favor of approval of the Parent Stock Issuance (collectively, the “Parent Board Recommendation”).

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The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Merger Sub duly called and held or a written resolution signed by all the directors of the Merger Sub and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Merger Sub and the Parent, as the sole stockholder of the Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that the Parent, as the sole stockholder of the Merger Sub, approve this Agreement in accordance with the NRS.

4.8        Validity of Consideration Shares

The Parent Common Stock will, upon issuance in accordance with the terms of this Agreement, be duly and validly issued, fully paid and non-assessable.

4.9        No Conflict

Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will, directly or indirectly (with or without notice or lapse of time or both):

(a)

contravene, conflict with, or result in a violation of any provision of the Charter Documents of the Parent or any of its Subsidiaries or any resolution adopted by the Parent Board or the board of directors of any of its Subsidiaries;

(b)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Applicable Laws to which the Parent or the Parent Assets may be subject;

(c)

contravene, conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Parent or any of its Subsidiaries, or that otherwise relates to the Parent Assets or the Parent Business;

(d)	cause any of the Parent Assets to be reassessed or revalued by any Governmental Body;

(e)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any subsisting contracts, oral or written, entered into by the Parent, by which the Parent is bound, or to which it or the Parent Assets are subject, which have total payment obligations on the part of the Parent which reasonably can be expected to exceed $250,000, or are for a term of or in excess of one year (each, a “Parent Material Contract”);

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(f)	result in the imposition or creation of any liens upon or with respect to any of the Parent Assets or the Parent Securities; or

(g)

require the Parent or any of its Subsidiaries to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

4.10      Subsidiaries

Alkaline 88, LLC, A88 Infused Beverage Division, Inc. and A88 International, Inc. are the Parent’s only Subsidiaries and are wholly-owned by the Parent.

4.11      Partnerships or Joint Ventures

Neither the Parent nor any of its Subsidiaries is a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind, including as a beneficiary or trustee in any trust arrangement, and is not party to any agreement under which it agrees to carry on any part of the Parent Business or any other activity in such manner, or by which the Parent or any of its Subsidiaries agrees to share any revenue or profit with any other Person.

4.12      Books and Records

The books of account, minute books, stock record books and other records of the Parent and its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Parent and its Subsidiaries contain accurate and complete records of all meetings held, and corporate action taken by, such entity, such entity’s board of directors and committees thereof, and no meeting of any of the foregoing has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records for the Parent and its Subsidiaries will be in the possession of the Parent. The corporate minute books of the Parent and its Subsidiaries contain all resolutions of such entity, committees thereof and the shareholders, as applicable, held according to Applicable Laws, including Applicable Securities Laws, and are complete and accurate in all material respects.

4.13      Actions and Proceedings

There is no action, lawsuit, claim, Proceeding, or investigation pending or, after due enquiry any investigation, threatened, against, relating to or affecting the Parent or any of its Subsidiaries before any court, government agency, or any arbitrator of any kind which, if decided adversely against the Parent or any of its Subsidiaries might reasonably be expected to have a Parent Material Adverse Effect on the financial condition of such entity or its business including the Parent Business. The Parent is not aware of any existing ground on which any such Proceeding might be commenced with any reasonable likelihood of success; and there is not presently outstanding against the Parent or any of its subsidiaries any judgement, decree, injunction, rule or Order of any court, governmental agency, or arbitrator relating to or affecting the Parent or any of its Subsidiaries.

4.14      Intellectual Property

(a)	For the purposes of this section and this Agreement, the following words have the following meanings:

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(i)

“Parent Intellectual Property” includes all contracts whereby the Parent or any of its Subsidiaries licenses Intellectual Property from any other Person (other than off-the-shelf licenses), any item of Intellectual Property solely owned by the Parent or any of its Subsidiaries, and any item of Intellectual Property in which the Parent or any of its Subsidiaries has or purports to have a joint ownership interest; and

(b)	The Parent Disclosure Letter lists all:

(i)	registered Parent Intellectual Property; and

(ii)	Parent Intellectual Property that is not registered but that is used in the Parent Business.

(c)

All required filings and fees related to the Parent Intellectual Property have been filed on a timely basis with, and paid to, the relevant Governmental Bodies, and all Parent Intellectual Property is otherwise in good standing. The Parent has provided the Company with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all of the Parent Intellectual Property.

(d)

The Parent Intellectual Property is valid and enforceable, and the Parent has not received notice of any Proceeding challenging the extent, validity or enforceability of, or the Parent’s or any of its Subsidiaries’ ownership of, any Parent Intellectual Property, in whole or in part, and in the case of pending applications for the Parent Intellectual Property, neither the Parent nor any of its Subsidiaries has received notice of any Proceeding seeking to oppose any such application, or have any such application canceled, re-examined or found invalid, in whole or in part.

(e)

The Parent Disclosure Letter lists all Contracts regarding, or related to, the Parent Intellectual Property. The Parent has provided the Company with true and complete copies of all such Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. Each of such Contracts is valid and binding on respectively the Parent or its appropriate Subsidiary in accordance with its terms and is in full force and effect. Neither the Parent, its Subsidiaries, nor, to the knowledge of the Parent, any other party to any such Contract is in breach of, or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of, or any intention to terminate, any such Contract. Except as disclosed in the Parent Disclosure Record, the Parent has not permitted or licensed any Person to use any of the Parent Intellectual Property. Except pursuant to the terms of the Contracts, the Parent has not agreed to indemnify any Person against any charge of infringement or other violation with respect to Intellectual Property.

(f)

The Parent and its Subsidiaries have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Parent Business, in each case, free and clear of encumbrances. Without limiting the generality of the foregoing, the Parent and its Subsidiaries have respectively entered into Contracts with every current and former Employee of the Parent or its Subsidiaries as appropriate, and with every current and former independent contractor or consultant to the Parent or its Subsidiaries as appropriate, whereby such Employee(s), contractor(s) and consultant(s) have:

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(i)

respectively assigned to the Parent or any of its Subsidiaries any ownership interest and right they may have in any Parent Intellectual Property and have waived any moral rights or any rights to similar effect in any country or at common law they may have therein for the benefit of the Parent or such Subsidiary of the Parent;

(ii)	acknowledged exclusive ownership of all Parent Intellectual Property by the Parent or its respective Subsidiary; and

(iii)	entered into nondisclosure agreements pursuant to which they have agreed to maintain the confidentiality of the Parent Intellectual Property.

(g)

Except as otherwise disclosed in this Agreement, the consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Parent’s or any of its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Parent Business.

(h)

To the knowledge of the Parent, the rights of the Parent and its respective subsidiaries in the Parent Intellectual Property are valid, subsisting and enforceable. The Parent has taken all reasonable steps to maintain the Parent Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Parent Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure Contracts.

(i)

To the knowledge of the Parent, the conduct of the Parent Business as currently and formerly conducted, and the products, processes and services of the Parent, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the knowledge of the Parent, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Parent Intellectual Property.

(j)	All of the Parent Intellectual Property is either:

(i)	owned solely by the Parent or the respective Subsidiary of the Parent, free and clear of any Liens; or

(ii)	rightfully used and authorized for use by the Parent or the respective Subsidiary of the Parent pursuant to a valid and enforceable written license.

(k)

Except as noted in the Parent Disclosure Letter, the Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the Parent Business by the Parent following the Closing, consistent with the manner in which it was conducted prior to the Closing, and neither the Parent nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any other Person nor is any other Person otherwise entitled to any consideration, with respect to any exercise of rights by the Parent, its Subsidiaries or the Parent in the Parent Intellectual Property (other than with respect to maintenance costs associated with Parent Intellectual Property owned by the Parent and license fees and other payments associated with Parent Intellectual Property licensed by the Parent).

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(l)	There is no Proceeding (including any oppositions, interferences or re- examinations) settled, pending or threatened (including in the form of offers to obtain a license):

(i)	alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Parent or the respective Subsidiary of the Parent;

(ii)

challenging the validity, enforceability, registrability or ownership of any Parent Intellectual Property or the rights of the Parent or the respective Subsidiary of the Parent with respect to any Parent Intellectual Property; or

(iii)	by the Parent or any other Person alleging any infringement, misappropriation, dilution or other violation by any Person of the Parent Intellectual Property,

and neither the Parent nor any of its Subsidiaries is a party to any other Proceeding with respect to any Parent Intellectual Property or any other rights arising with respect to any Intellectual Property.

(m)

Neither the Parent nor any of its Subsidiaries is subject to any outstanding or, to the knowledge of the Parent, prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Parent Intellectual Property.

(n)

To the Knowledge of the Parent, the consummation of the Merger will not alter, impair or otherwise adversely affect any rights or obligations of the Parent or any of its Subsidiaries in any of the Parent Intellectual Property.

(o)

To the Knowledge of the Parent, no third-party licensed Parent Intellectual Property is subject to revocation or termination upon a change of control of the Parent or any of its Subsidiaries. Except as otherwise disclosed in this Agreement or the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries is required to pay any royalty or other fees to any other Person.

4.15      Consents

Except as disclosed in this Agreement or the Parent Disclosure Letter, no authorization, approval, Order, license, permit or consent of any Governmental Body or any other Person, and no registration, declaration or filing by the Parent or any of its Subsidiaries with any such Governmental Body or other Person, is required in order for the Parent or any of its Subsidiaries to:

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(a)	consummate the transactions contemplated by this Agreement;

(b)	execute and deliver all of the documents in connection with the Merger;

(c)	duly perform and observe the terms and provisions of this Agreement; or

(d)	render this Agreement legal, valid, binding and enforceable.

4.16      Compliance

(a)

To the Knowledge of the Parent, the Parent and its Subsidiaries are in full compliance with, are not in default or violation in any material respect under, and have not been charged with or received any notice at any time of any material violation of, any Applicable Laws related to the Parent Business.

(b)

To the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries are subject to any Order entered in any Proceeding applicable to the Parent Business that would have a Parent Material Adverse Effect.

(c)

The Parent and its Subsidiaries have duly filed all reports and returns required to be filed by them with any applicable Governmental Body and have obtained all governmental permits and other governmental consents, except as may be required after the Execution Date. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the knowledge of the Parent, threatened, and none of them will be affected in a material adverse manner by the consummation of the Merger.

(d)

To the knowledge of the Parent, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a material violation of, or a failure to comply with, any material requirement of any Governmental Body required for the operation of the Parent Business, or could reasonably be expected to result directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any authorization of any Governmental Body required for the operation of the Parent Business.

(e)

Neither the Parent nor any of its Subsidiaries has received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material requirement of any Governmental Body, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification of any authorization of any Governmental Body.

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(f)

All applications required to have been filed for the renewal of any authorizations required from any Governmental Body for the operation of the Parent Business, up to the Execution Date, have been duly filed on a timely basis with each applicable Governmental Body, and all other filings required to have been made with respect to such authorizations have been duly made on a timely basis with each applicable Governmental Body.

4.17      Disclosure Controls

Except as described in the Parent Disclosure Letter, the Parent SEC Documents, or the Parent Disclosure Record, the Parent maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and the Applicable Securities Laws of Canada and that has been designed to ensure that information required to be disclosed by the Parent in reports that it files or submits under the Exchange Act or Applicable Securities Laws of Canada is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and the Applicable Securities Laws of Canada, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure.

4.18      Parent Disclosure Record

As of their respective dates, the documents comprising the Parent Disclosure Record were filed on a timely basis and complied in all material respects with the requirements of the Applicable Securities Laws. The Parent Disclosure Record includes all of the documents and reports that the Parent was required to file under Applicable Securities Laws in Canada on SEDAR. As of the time filed on SEDAR (or, if amended or suspended by a filing prior to the Execution Date, then on the date of such filing) none of the Parent Disclosure Record contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.19      Exchange Act Reports

The Parent has filed all reports required to be filed pursuant to the Exchange Act (the “Parent SEC Documents”). Such reports, on the date filed, complied in all material respects with all requirements of the Exchange Act and did not contain any misstatements of material facts or omit to state facts necessary in order to make the reports not misleading.

4.20      Financial Representations

(a)	Included with the Parent SEC Documents are true, correct, and complete copies of the Parent Financial Statements.

(b)	The Parent Financial Statements:

(i)	are in accordance with the books and records of the Parent;

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(ii)	present fairly the financial condition of the Parent as of the respective dates indicated and the results of operations for such periods; and

(iii)	have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(c)

All material financial transactions of the Parent have been accurately recorded in the books and records of the Parent and such books and records fairly present the financial position and the affairs of the Parent.

(d)

To the Knowledge of the Parent other than the costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, neither the Parent nor its Subsidiaries have material liabilities, net of cash, which:

(i)	are not set forth in the Parent Financial Statements or have not heretofore been paid or discharged;

(ii)	did not arise in the ordinary course of business under any Contract or plan that has been specifically disclosed in writing to the Company; or

(iii)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the ordinary course of its business since the Parent Accounting Date, and otherwise disclosed in writing to the Parent.

(e)

To the Knowledge of the Parent except to the extent reflected or reserved against in the Parent Financial Statements or incurred subsequent to the Parent Accounting Date in the ordinary course of the Parent Business, the Parent has no outstanding indebtedness or liabilities, and any liabilities incurred by the Parent in the ordinary course of business since the Parent Accounting Date have not had a Parent Material Adverse Effect.

(f)	Since the Parent Accounting Date, there have not been:

(i)

any changes in the condition or operations of the Parent Business, or the assets or financial affairs of the Parent or its Subsidiaries which have caused, individually or in the aggregate, a Parent Material Adverse Effect; or

(ii)

any damage, destruction or loss, labor trouble or other event, development or condition, of any character (whether or not covered by insurance), which has caused or may cause a Parent Material Adverse Effect.

(g)	Since the Parent Accounting Date, and other than as contemplated by this Agreement, neither the Parent nor any of its subsidiaries has:

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(i)	transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Parent Financial Statements or cancelled any debts or claims;

(ii)	incurred or assumed any material liability (other than costs incurred in connection with the Merger);

(iii)

discharged or satisfied any Liens, or paid any liabilities, other than current liabilities or the current portion of long term liabilities disclosed in the Parent Financial Statements, or current liabilities incurred since the date thereof in the ordinary course of business;

(iv)

declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of the Parent Securities, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of the Parent Securities;

(v)	made any gift of money or of any assets to any Person;

(vi)	purchased or sold any assets;

(vii)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding $250,000;

(viii)	amended or changed, or taken any action to amend or change, its organizational documents;

(ix)

made payments of any kind to or on behalf of either shareholder or any Related Party of a shareholder, nor under any management agreement, save and except business related expenses in the ordinary course of business and at the regular rates payable;

(x)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or subjected any of the material assets or properties of the Parent or any of its subsidiaries to any lien of any nature whatsoever;

(xi)

increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees, or made any increase in, or any addition to, other benefits to which any of its Employees may be entitled;

(xii)

made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(xiii)	adopted or increased the payments to or benefits under any employee plan; or

(xiv)	authorized or agreed, or otherwise have become committed, to do any of the foregoing.

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(h)

Neither the Parent nor any of its Subsidiaries has any guarantees, indemnities or contingent or indirect obligations with respect to the liabilities of any other Person, including any obligation to service the debt of, or otherwise acquire an obligation of, another Person, or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other Person.

(i)

Neither the Parent nor any of its Subsidiaries is a party to, bound by or subject to any Contract or Applicable Laws that would be violated or breached by, or under which default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

4.21      Tax Matters

As of the Execution Date:

(a)

each of the Parent and its Subsidiaries has filed, or caused to be filed, all Tax Returns that are or were required to be filed by, or with respect to, the Parent or its Subsidiaries, either separately or as a member of a group of corporations, pursuant to all Applicable Laws, except for any Tax Returns the non-filing of which will not have a Parent Material Adverse Effect. The Parent has made available to the Company copies of all such Tax Returns filed by the Parent and its Subsidiaries. Neither the Parent nor its Subsidiaries has given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Parent or its Subsidiaries, or for which the Parent or its Subsidiaries may be liable;

(b)

the Parent and its Subsidiaries have paid all Taxes that have become or are due with respect to any period ended on or prior to the Execution Date and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Parent Material Adverse Effect;

(c)

the Parent and its Subsidiaries have withheld from each payment made to any of its past or present Employees or directors, and to any other Person, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under Applicable Laws;

(d)

neither the Parent nor any of its Subsidiaries is presently under, nor received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the Execution Date; and

(e)	to the knowledge of the Parent, the Parent Financial Statements contain full provision for all Taxes, including any deferred Taxes that may be assessed to the Parent or any of its Subsidiaries.

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4.22      Legal Proceedings

(a)	Other than as set out in the Parent Disclosure Letter, there is no pending Proceeding:

(i)	that has been commenced by or against the Parent, any of its Subsidiaries or that otherwise relates to or may affect the Parent Business or any of the Parent Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b)

To the Knowledge of the Parent, no Proceeding has been threatened against the Parent, any of its Subsidiaries or with respect to the Parent Business or the Parent Assets, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)	There is no Order to which any of the Parent, any of its Subsidiaries, the Parent Business or any of the Parent Assets are subject.

(d)

To the Knowledge of the Parent, no Employee or agent of the Parent or any of its Subsidiaries is subject to any Order that prohibits such Employee or agent from engaging in or continuing any conduct, activity or practice relating to the Parent Business.

4.23      Regulatory Proceedings

Except for ordinary course inquiries by any Governmental Body, no Governmental Body is presently alleging or asserting, or, to the knowledge of the Parent, threatening to allege or assert, noncompliance with any applicable legal requirement or registration in respect of the Parent Business, where such non-compliance would reasonably be expected to have a Parent Material Adverse Effect.

4.24      Absence of Certain Changes or Events

Since the Parent Accounting Date, except as contemplated in this Agreement or otherwise disclosed to the Company, neither the Parent nor any of its subsidiaries has:

(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Merger, or discharged or satisfied any lien, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any Parent Material Adverse Effect;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Parent or any of its Subsidiaries to any lien of any nature whatsoever;

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(d)

made or suffered any amendment or termination of any Parent Material Contract to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of any Parent Securities or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or acquire any Parent Securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect;

(g)	suffered any Parent Material Adverse Effect (financial or otherwise);

(h)

there has not been any material increase in or modification of the compensation payable to or to become payable by the Parent or any of its Subsidiaries to any of their respective Employees or any grant to any such Employee of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding $250,000;

(j)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(k)	agreed, whether in writing or orally, to do any of the foregoing.

4.25      Title to Personal Property

The Parent and its Subsidiaries possess, and have good and marketable title to, all property necessary for the continued operation of the Parent Business as presently conducted and as represented to the Company. All such property is used in the Parent Business. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Parent and its subsidiaries are respectively owned by the Parent or its Subsidiaries free and clear of all Liens and other adverse claims.

4.26      Material Contracts

Each Parent Material Contract to which the Parent or any of its Subsidiaries is a party is in full force and effect, and there exists no material breach or violation of or default by the Parent or any of its Subsidiaries under any such Parent Material Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Parent Material Contract by the Parent or any of its Subsidiaries. To the Knowledge of the Parent, the continuation, validity and effectiveness of each Parent Material Contract to which the Parent or any of its Subsidiaries is a party will in no way be affected by the consummation of the Merger. There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any such Parent Material Contract.

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4.27      Certain Transactions

Neither the Parent nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any Person.

4.28      Certain Payments

Since the Parent Accounting Date, neither the Parent, its Subsidiaries nor, to the knowledge of the Parent, any Employee or agent thereof, nor any other Person associated with or acting for or on behalf of the Parent or its Subsidiaries, has, directly or indirectly:

(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

(i)	to obtain favorable treatment in securing business;

(ii)	to pay for favorable treatment for business secured;

(iii)	to obtain special concessions, or for special concessions already obtained, for or in respect of the Parent, its Subsidiaries or any Related Party of the Parent; or

(iv)	in violation of any Applicable Laws; or

(b)	established or maintained any fund or asset that has not been recorded in the books and records of the Parent or its Subsidiaries.

4.29      Undisclosed Information

(a)

Other than as set out in the Parent Disclosure Record or the Parent SEC Documents, neither the Parent nor any of its subsidiaries has any specific information relating to the Parent or its subsidiaries which is not generally known or which has not been disclosed to the Parent and which could reasonably be expected to have a Parent Material Adverse Effect.

(b)

To the Parent’s Knowledge, no representation or warranty of the Parent in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.30      Compliance with Healthcare Laws

Except as would not reasonably be expected to have a Parent Material Adverse Effect, the Parent is conducting the Parent Business in compliance with all applicable healthcare and public health laws, rules, and regulations of each jurisdiction in which it conducts its business, including, without limitation, the Federal Food, Drug and Cosmetic Act, and the rules and regulations promulgated thereunder, the Controlled Substances Act and the rules and regulations promulgated thereunder, the Agricultural Marketing Act and the rules and regulations promulgated thereunder, comparable state laws and regulations, and all applicable state and local container deposit laws or other public health regulations applicable to the Parent’s products except, in each case, where such non-compliance could not reasonably be expected to have a Parent Material Adverse Effect.

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4.31      Compliance with Advertising Laws

Except as would not reasonably be expected to have a Parent Material Adverse Effect, the Parent is conducting the Parent Business in compliance with all applicable advertising and consumer protection laws, rules, and regulations of each jurisdiction in which it conducts its business, including, without limitation, the Federal Trade Commission Act, and all applicable rules, regulations and guidelines issued by the Federal Trade Commission intended to define with specificity acts or practices that are unfair or deceptive under the federal statute, and all comparable state laws and regulations except, in each case, where such non-compliance could not reasonably be expected to have a Parent Material Adverse Effect.

4.32      Compliance with Environmental Laws

Except as would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect:

(a)

neither the Parent nor any of its subsidiaries is in violation of Environmental Laws, including, without limitation, laws and regulations relating to the release or threatened release of Hazardous Substances or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances except, in each case, whose such violation could not reasonably be expected to have a Parent Material Adverse Effect;

(b)	the Parent and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance in all material respects with their requirements;

(c)

there are no pending or, to the knowledge of the Parent, threatened in writing administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or Proceedings relating to any applicable Environmental Law against the Parent; and

(d)

to the knowledge of the Parent, there are no existing events, conditions or facts that would reasonably be expected to form the basis of an Order for clean-up or remediation, or an action, suit or Proceeding by any private party or Governmental Body, against or affecting the Parent relating to Hazardous Substances or any applicable Environmental Laws.

4.33      No Brokers

Neither the Parent nor any of its Subsidiaries has retained any broker, agent, or other intermediary in connection with the transactions contemplated by this Agreement and no commission is payable by the Parent or any of its Subsidiaries to any such Person in connection with regard to the transactions set forth herein.

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4.34      Title to Real Property

Neither the Parent nor any of its Subsidiaries own any real property. The Parent and its Subsidiaries possess, and have good and marketable title to, all leaseholds or other such interests necessary for the continued operation of the Parent Business as presently conducted and as represented to the Company, including all real property and leaseholds reflected in the Parent Financial Statements. All leaseholds are leased by the Parent or its Subsidiaries free and clear of all Liens created by the Parent. The Parent has delivered or made available to the Company copies of such instruments by which the Parent or its Subsidiaries acquired such interests.

4.35      Employment Matters

(a)	The Parent and its Subsidiaries:

(i)

are in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment, and wages and hours with respect to all of its Employees;

	(ii)	has withheld all amounts required by law or by agreement to be withheld by it from the wages or salaries of, and other payments to, Employees;

	(iii)	are not liable for any arrears of wages, taxes or any penalty for failure to comply with any of the foregoing;

(iv)

are not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits for its Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice);

(v)

have provided or will provide its Employees with all wages, benefits, stock options, bonuses, incentives and all other compensation that are, or have become, due and payable through to the Closing; and

(vi)

represent that in the three years prior to the Execution Date, no citation has been issued by any Governmental Body against it, and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement Proceeding involving it has been filed or is pending or, to its knowledge, threatened, against it under any Applicable Law relating to occupational safety and health.

(b)

Except for claims by Employees under any applicable workers’ compensation or similar legislation which, if adversely determined, would not, either individually or in the aggregate, have a Parent Material Adverse Effect, there are no complaints, claims or charges pending or outstanding or, to the knowledge of the Parent, anticipated, and there are no Orders, decisions, directions or convictions currently registered or outstanding by any Governmental Body against, or in respect of, the Parent or any of its Subsidiaries under or in respect of any employment legislation.

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(c)

The Parent have listed in the Parent Disclosure Letter all Employees in respect of whom the Parent and its Subsidiaries have been advised by any workers compensation or similar authority that such Employees are in receipt of benefits under workers’ compensation or similar legislation. There are no appeals pending before any workers compensation or similar authority involving the Parent or its Subsidiaries, and all levies, assessments and penalties made against the Parent and its Subsidiaries pursuant to workers’ compensation or similar legislation have been paid. The Parent is not aware of any audit currently being performed by any workers compensation or similar authority with respect to the Parent and its Subsidiaries, and all payments required to be made in respect of termination or severance pay under any employment standards or similar legislation in respect of any Employee have been made by the Parent.

4.36      ERISA

Other than as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect:

(a)

no “employee benefit plan” (as defined in Section 3(3) of ERISA), for which the Parent or any of its Subsidiaries would have any liability (whether absolute or contingent) has experienced a failure to satisfy the “minimum funding standard” (as defined in Section 302 of ERISA) or Section 412 of the Code), or other event of the kind described in Section 4043(c) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) or any similar minimum funding failure event with respect to any ERISA Plan (other than an ERISA Plan that under Applicable Law is required to be funded by a trust or funding vehicle maintained exclusively by a governmental authority) that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens;

(b)	each ERISA Plan is in compliance in all respects with Applicable Law, including, without limitation, ERISA and the Code;

(c)

other than in the ordinary course, neither the Parent nor any trade or business, whether or not incorporated, that, together with the Parent, would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code has incurred or reasonably expects to incur any liability with respect to any ERISA Plan:

	(i)	under Title IV of ERISA; or

(ii)

in respect of any post-employment health, medical or life insurance benefits for former, current or future employees of the Parent, except as required to avoid excise tax under Section 4980B of the Code and except, on a case by case basis, limited extensions of health insurance benefits (for a period of no more than 18 months post-employment) to former employees receiving severance payments from the Parent; and

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(d)

each ERISA Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which could cause the loss of such qualification.

4.37      Operating Permits and License

The Parent and its Subsidiaries own or hold all material permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions, Orders (inclusionary or exclusionary) or other concessions required in connection with the conduct of the Parent Business. All such permits and licenses are valid and enforceable, each in accordance with its respective terms, and to the knowledge of the Parent, no party to any of them is in default thereunder or in breach thereof, or would, with the giving of notice or the lapse of time or both, be in breach or default thereof.

4.38      Relationships with Customers, Suppliers, Distributors and Sales Representatives

Neither the Parent nor any of its Subsidiaries has received any written communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with the Parent or its Subsidiaries, which in any of such cases would have a Parent Material Adverse Effect.

4.39      Products

All products associated with the Parent Business are currently processed, manufactured, tested, packaged and labeled at facilities which are in compliance with good production practices prescribed by Applicable Laws and such other regulatory requirements applicable to such products.

4.40      Survival

The representations and warranties of the Parent in this Article 4 will survive for a period of 12 months after the Closing.

4.41      Reliance

The Parent acknowledges and agrees that the Company has entered into the Agreement relying on the representations and warranties and other terms and conditions of the Parent contained in the Agreement, notwithstanding any independent searches or investigations that have been, or may be, undertaken by or on behalf of the Company, and that no information which is now known or should be known, or which may hereafter become known, by the Company or its Employees or professional advisers prior to the Closing, will limit or extinguish the Company’s right to indemnification hereunder.

4.42      No Further Representations and Warranties

The representations and warranties contained in this Article 4, the attached exhibits, and in any certificate or document delivered at Closing pursuant to this Agreement are the only representations and warranties made by the Parent in connection with the Parent Securities and the matters set forth in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERENCED IN THE PRECEDING SENTENCE, THE PARENT MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE PARENT ASSETS, LIABILITIES, THE PARENT BUSINESS OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED. None of the material or information provided by or communications made by the Parent or any of its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will independently cause or independently create any warranty, express or implied, as to the title, condition, value or quality of the Parent Securities. THE PARENT MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS OR FORECASTS MADE AVAILABLE TO THE COMPANY. THERE IS NO ASSURANCE THAT ANY PROJECTED OR FORECASTED RESULTS WILL BE ACHIEVED.

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Article 5
Covenants

5.1        Conduct of Business of the Company

During the period from the date of this Agreement until the Effective Time, the Company shall, except as expressly contemplated by this Agreement, as required by Applicable Laws, or with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, or as required by Applicable Laws, the Company shall not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)	amend or propose to amend its Charter Documents, other than as contemplated in the Seventh Amended and Restated Articles of Incorporation;

(b)	(i)	split, combine, or reclassify any of the Company Securities;

	(i)	repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of the Company Securities; or

(ii)

declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c)

issue, sell, pledge, dispose of, or encumber any of the Company Securities, other than the issuance of shares of the Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

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(d)	except as required by Applicable Laws or by any Company Employee Plan or Contract in effect as of the date of this Agreement:

(i)

increase the compensation payable or that could become payable by the Company to directors, officers, Employees, or consultants, other than increases in compensation made to non-officer Employees in the ordinary course of business consistent with past practice;

(ii)

promote any officers or Employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or Employee; or

(iii)

establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)

acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $25,000 in the aggregate;

(f)	(i)

transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any of the Company Assets; provided, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company Intellectual Property, in each case in the ordinary course of business consistent with past practice; or

(ii)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)

repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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(h)

enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i)	institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company of any amount exceeding $25,000 in the aggregate, other than

	(i)	any Legal Action brought against the Parent or the Merger Sub arising out of a breach or alleged breach of this Agreement by the Parent or the Merger Sub; and

	(ii)	the settlement of claims, liabilities, or obligations reserved against in the Company Financial Statements;

provided that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company Business;

(j)	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Laws;

(k)	(i)	settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued in the Company Financial Statements;

(ii)	make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting;

(iii)	amend any material Tax Returns or file claims for material Tax refunds; or

(iv)

enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(l)	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)

except in connection with actions permitted by Section 5.4 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for the Parent, the Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(n)

abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)

except to the extent expressly permitted by Section 5.4 or Article 7, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q)	agree or commit to do any of the foregoing.

5.2        Conduct of the Business of the Parent

During the period from the date of this Agreement until the Effective Time, the Parent shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by Applicable Laws, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use commercially reasonable efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or as required by Applicable Laws, the Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)	amend its Charter Documents in a manner that would adversely affect the Company or the holders of the Company Common Stock relative to the other holders of the Parent Common Stock;

(b)	(i)

split, combine, or reclassify any of the Parent Securities or any securities of any of the Parent’s Subsidiaries (the “Parent Subsidiary Securities”) in a manner that would adversely affect the Company or the holders of the Company Common Stock relative to the other holders of the Parent Common Stock;

(ii)	repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of the Parent Securities or any of the Parent Subsidiary Securities; or

(iii)

declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payments);

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(c)	issue, sell, pledge, dispose of, or encumber any of the Parent Securities or any of the Parent Subsidiary Securities, other than:

(i)

the issuance of shares of the Parent Common Stock upon the exercise of any Parent Stock Option or Parent Warrant or the conversion of a security outstanding as of the date of this Agreement in accordance with its terms;

(ii)

the grant of Parent Stock Options in accordance with any Parent Equity Incentive Plan, the issuance of shares of the Parent Common Stock in accordance with any Parent Equity Incentive Plan, the issuance of shares of the Parent Common Stock upon the exercise of any Parent Stock Option granted after the date hereof in accordance with any Parent Equity Incentive Plan; and

(iii)

sales or issuances of shares of the Parent Common Stock or convertible securities in an amount not exceeding 25% of the issued and outstanding shares of the Parent Common Stock (in the case of convertible securities, on an as-converted basis) as of the date of this Agreement;

(d)

except in connection with actions permitted by Section 5.4 hereof, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(e)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f)

except to the extent expressly permitted by Section 5.4 or Article 7, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(g)	agree or commit to do any of the foregoing.

5.3        Access to Information; Confidentiality

(a)

From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article 7, the Company shall afford to the Parent and the Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company, and the Company shall furnish promptly to the Parent such other information concerning the business and properties of the Company as the Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Parent or the Merger Sub pursuant to this Agreement.

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(b)

The Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated December 1, 2018, between the Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.4        Standstill

(a)	For the purposes of this Section 5.4:

(i)

the term “Transaction Proposal” means, other than the Transaction, any bona fide offer, proposal or inquiry made by any Person other than the other Party (or any Affiliate of such Party) with respect to: (a) any take- over bid, exchange offer, plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or exclusive license involving a Party (the “Subject Party”); (b) any transaction or purchase (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, in a single transaction or a series of related transactions, of all or a significant portion of the assets of, or more than 20% of any class of the share capital, voting securities or other equity interests in the Subject Party (other than any such transaction with respect to a company in which the Subject Party does not have a controlling equity interest); (c) any other similar transaction or series of transactions involving the Subject Party; or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, or which could reasonably be expected to materially reduce the benefits to the other Party under this Agreement; and

(ii)

“Superior Proposal” means any bona fide, unsolicited, written Transaction Proposal made by a Person (and not obtained in violation of this Section 5.4) that relates the Subject Party, and: (a) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (b) that, in the case of a Transaction Proposal to acquire 100% of the outstanding securities of a Party, is made available to all security holders of the Subject Party (the “Subject Holders”), (c) that is not subject to a due diligence condition, (d) that is not subject to a financing condition and in respect of which any required financing to complete such Transaction Proposal has been demonstrated to the satisfaction of the board of directors of the Subject Party (the “Subject Board”), acting in good faith, as having been obtained or reasonably likely to be obtained, and (e) in respect of which the Subject Board determines, in its good faith judgment, after consultation with its outside legal and financial advisors, that (i) failure to recommend such Transaction Proposal to the Subject Holders would be inconsistent with its fiduciary duties under Applicable Laws, and (ii) having regard for all of its terms and conditions, such Transaction Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Subject Holders from a financial point of view and in the case of the Company, more favourable than the transactions contemplated by this Agreement, after taking into account any change to the transactions contemplated by this Agreement proposed by the Parent.

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(b)

From the date of this Agreement until 120 days following the date of this Agreement, except as provided herein, neither Party will, directly or indirectly, through any of its Representatives, or otherwise, and will not permit any Representative to:

(i)

solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any information, properties, facilities, books or records of such Party or entering into any form of agreement, arrangement or understanding), any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Transaction Proposal or potential Transaction Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the other Party and its Affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Transaction Proposal or potential Transaction Proposal; or

	(iii)	approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend any Transaction Proposal;

(c)

Each Party will, and will cause its Representatives to, immediately cease and terminate any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than the other Party and its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Transaction Proposal or potential Transaction Proposal, and in connection therewith will:

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(i)	discontinue access to and disclosure of all information, including any data room and any non-public or confidential information, properties, facilities, books and records of such Party; and

(ii)

request, and exercise all rights it has to require: (i) the return or destruction of all copies of any information regarding such Party provided to any Person other than the other Party, and (ii) the destruction of all material including, incorporating or otherwise reflecting such information regarding such Party, using all necessary efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(d)

Each Party represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which it is a party, and further covenants and agrees: (i) that it will take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which it is a party, and (ii) that neither it nor any of its Representatives have released or will release, without the prior written consent of the other Party (which may be withheld or delayed in the other Party’s sole and absolute discretion), any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting such Party under any confidentiality, standstill or similar agreement or restriction to which it is a party.

(e)

Notwithstanding Sections 5.4(b) and 5.4(c) and any other provision of this Agreement, if at any time following the date of execution of this Agreement and prior to Closing, either Party receives a bona fide written Transaction Proposal that did not result from a breach of this Section 5.4, or a Transaction Proposal is made to a Subject Holder, and the Subject Board determines in good faith, after consultation with the Subject Party’s financial advisors and outside counsel, that such Transaction Proposal constitutes or, if consummated in accordance with its terms, could reasonably be expected to be a Superior Proposal and in the opinion of the Subject Board, acting in the good faith judgment of the Subject Board, after consultation with outside legal counsel, failure to take such action would be inconsistent with such Subject Board’s exercise of its fiduciary duties, then the Subject Party may, in response to a request made by the Person making or proposing to make such Transaction Proposal, and provided it is in compliance with this Section 5.4: (i) furnish information with respect to the Subject Party to the Person making such Transaction Proposal; or (ii) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Transaction Proposal; provided that the Subject Party shall not, and shall not allow its Representatives to, disclose any non-public information to such Person if such non-public information has not been previously provided to, or is not concurrently provided to the other Party and without entering into a confidentiality and standstill agreement with such Person.

(f)

If either Party or any of its Representatives receives or otherwise becomes aware of any inquiry, proposal or offer from any Person that constitutes, or may reasonably be expected to constitute or lead to, a Transaction Proposal, or any request by any Person for copies of, access to, or disclosure of, information relating to such Party, including but not limited to, information, access or disclosure relating to the properties, facilities, books or records of such Party, such Party will immediately notify the other Party, at first orally, and then promptly, and in any event within 48 hours, in writing, of:

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(i)

such Transaction Proposal, inquiry, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Transaction Proposal, inquiry, offer or request; and

(ii)

the status of developments and negotiations with respect to such Transaction Proposal, inquiry, offer or request, including any changes, modifications or other amendments to any such Transaction Proposal, inquiry, offer or request, and will provide the other Party with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person. Such Party shall thereafter also provide the other Party with such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, information regarding the value in financial terms that the Subject Board has in consultation with its financial advisor determined should be ascribed to any non- cash consideration offered under the Transaction Proposal, and such other information as the other Party may reasonably request, and shall keep the other Party fully informed as to the status, including any changes to the material terms, of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and shall respond promptly to all inquiries from the other Party with respect thereto.

(g)

The Subject Party covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Transaction Proposal (other than a confidentiality and standstill agreement permitted by Section 5.4(e)) unless:

	(i)	the Subject Board concludes in good faith that the Transaction Proposal constitutes a Superior Proposal;

	(ii)	the Subject Party has complied with the provisions of this Section 5.4;

	(iii)	the Transaction Proposal did not result from a breach of this Section 5.4; and

	(iv)	the Subject Party complies with the procedures set out in this Section 5.4.

(h)

Nothing contained in this Agreement shall prohibit the Subject Board from taking any action or from making any disclosure to any of the Subject Holders prior to Closing if, in the good faith judgment of the Subject Board, after consultation with outside legal counsel, failure to take such action or make such disclosure would be inconsistent with the Subject Board’s exercise of its fiduciary duties or such action or disclosure is otherwise required under Applicable Law.

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(i)

The Subject Party covenants that it will not accept, approve, endorse, recommend or enter into any agreement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 5.4(e)) unless:

(i)

the Subject Party has complied with its obligations under this Section 5.4 and has provided the other Party with a copy of the Superior Proposal and all related documentation described in Section 5.4(f); and

(ii)

a period (the “Response Period”) of five Business Days has elapsed from the date that is the later of: (A) the date on which the other Party receives written notice from the Subject Board that it has determined, subject only to compliance with this Section 5.4, to accept, approve, endorse, recommend or enter into a binding agreement to proceed with such Superior Proposal; and (B) the date the other Party receives a copy of the Superior Proposal and all related documents described in Section 5.4(f).

(j)

During the Response Period, the other Party will have the right, but not the obligation, to offer to amend this Agreement, or make an offer to the Subject Party, as applicable. The Subject Board shall cooperate with the other Party with respect to the Superior Proposal, including by negotiating in good faith with the other Party, and shall review any such offer by the other Party to amend this Agreement, or any offer made by the other Party to the Subject Party, to determine whether the Superior Proposal to which the other Party is responding would continue to be a Superior Proposal when assessed against the written proposal of the other Party. If the Subject Board determines that the Superior Proposal no longer constitutes a Superior Proposal, when assessed against the written proposal of the other Party, the Subject Party shall enter into an amendment to this Agreement incorporating the amendments to this Agreement or an agreement incorporating the offer as set out in the written proposal. If the Subject Board determines that the Superior Proposal continues to be a Superior Proposal, it may recommend that the Subject Holders accept such Superior Proposal; provided that it is in compliance with the conditions set out in this Section 5.4, including by terminating this Agreement in order to accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(k)

Each successive amendment to any Transaction Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Subject Holders shall constitute a new Transaction Proposal for the purposes of this Section 5.4 and the other Party shall be afforded a new Response Period and the rights afforded in this Section 5.4 in respect of each such Transaction Proposal.

5.5        Preparation of Joint Proxy Statement/Prospectus

(a)

In connection with the Company Stockholders Meeting and the Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and the Parent shall prepare the Joint Proxy Statement/Prospectus and the Parent shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement/Prospectus). The Company and the Parent shall each use its commercially reasonable efforts to:

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(i)	cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing;

(ii)	ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and

(iii)

keep the Form S-4 effective for so long as necessary to complete the Merger. The Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Parent and the Company shall use commercially reasonable efforts to:

(A)

cause the Joint Proxy Statement/Prospectus to be mailed to the Company Stockholders and the Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act; and

(B)

see that the Joint Proxy Statement/Prospectus complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. The Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the Parent Stock Issuance in the Merger.

(b)

The Company shall promptly furnish to the Parent all information concerning the Company and its Affiliates required by Applicable Laws and the rules and policies of the Nasdaq and TSXV to be set forth in the Form S-4 or the Joint Proxy Statement/Prospectus. Each of the Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement/Prospectus if and to the extent that such information shall have become false or misleading in any material respect. Each of the Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable, and to cause the Form S-4 or the Joint Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Securities and/or the Parent Common Stock, in each case as and to the extent required by Applicable Laws.

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5.6        Company Stockholders Meeting

The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Joint Proxy Statement/Prospectus to the holders of the Company Securities in advance of such meeting. The Joint Proxy Statement/Prospectus shall include the Company Board Recommendation. The Company shall use reasonable best efforts to:

(a)	solicit from the holders of the Company Securities proxies in favor of the approval of this Agreement and the Merger; and

(b)	take all other actions necessary or advisable to secure the vote or consent of the holders of the Company Securities required by Applicable Laws to obtain such approval.

The Company shall keep the Parent and the Merger Sub updated with respect to proxy solicitation results as requested by the Parent or the Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of the Parent (other than (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with Applicable Law). The Company shall use its commercially reasonable efforts to cooperate with the Parent to hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement.

5.7        Parent Stockholders Meeting; Approval by Sole Stockholder of the Merger Sub

(a)

The Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Parent shall mail the Joint Proxy Statement/Prospectus to the holders of the Parent Common Stock in advance of the Parent Stockholders Meeting. The Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. The Parent shall use reasonable best efforts to:

	(i)	solicit from the holders of the Parent Common Stock proxies in favor of the approval of the Parent Stock Issuance; and

(ii)

take all other actions necessary or advisable to secure the vote or consent of the holders of the Parent Common Stock required by Applicable Laws to obtain such approval. The Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, the Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by the Parent to comply with Applicable Laws).

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The Parent shall use its reasonable best efforts to cooperate with Company to hold the Parent Stockholders Meeting as soon as reasonably practicable after the date of this Agreement.

(b)	Immediately following the execution and delivery of this Agreement, the Parent, as sole stockholder of the Merger Sub, shall approve this Agreement and the Merger, in accordance with the NRS.

5.8        Notices of Certain Events; Stockholder Litigation

(a)	The Company shall notify the Parent and the Merger Sub, and the Parent and the Merger Sub shall notify the Company, promptly of:

(i)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)	any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(iii)

any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c) of this Agreement (in the case of the Company) or Section 6.3(a), Section 6.3(b), or Section 6.3(c) of this Agreement (in the case of the Parent and the Merger Sub), to be satisfied.

(b)

The Company shall promptly advise the Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the Parent reasonably informed regarding any such Legal Action. The Company shall give the Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider the Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)	In no event shall:

(i)

the delivery of any notice by a Party pursuant to this Section 5.8 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement;

(ii)	disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to the Company’s representations or warranties; or

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(iii)	disclosure by the Parent be deemed to amend or supplement the Parent Disclosure Letter or constitute an exception to the Parent’s or the Merger Sub’s representations or warranties.

This Section 5.8 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

5.9        Resignations

The Company shall deliver to the Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.9 of the Company Disclosure Letter as requested by the Parent at least five Business Days prior to the Closing.

5.10      Directors’ and Officers’ Indemnification and Insurance

(a)

The Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “Company Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.10 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of two years from the Effective Time, (i) the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Company Indemnified Party occurring prior to the Effective Time, (ii) maintain a policy of director and officer liability insurance with commercially reasonable coverage, however, in no event shall such coverage be less than any such current policy maintained by the Company for the period prior to the Effective Time,] and (iii) shall not amend, repeal, or otherwise modify any such policies or provisions in the Charter Documents in any manner that would adversely affect the rights thereunder of any Company Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)

The obligations of the Parent, the Merger Sub, and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.10 applies without the consent of such affected Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

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(c)	In the event the Parent, the Surviving Corporation, or any of their respective successors or assigns:

(i)	consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or

(ii)

transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10.

The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Company Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

5.11      Commercially Reasonable Efforts

(a)

Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the Parties shall, and the Parent shall cause its Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including:

(i)

the obtaining of all necessary permits, waivers, and actions or nonactions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Bodies;

(ii)	the obtaining of all necessary consents or waivers from third parties; and

(iii)	the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

The Company and the Parent shall, subject to Applicable Laws, promptly:

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(A)	cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above; and

(B)	supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.

Each Party shall promptly inform the other Parties of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or the Parent or the Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request, and, if permitted by Applicable Laws and by any applicable Governmental Body, provide the other Party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither the Parent nor the Company shall commit to or agree (or permit any of the Parent’s Subsidiaries to commit to or agree) with any Governmental Body to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable antitrust laws (the “Antitrust Laws”), without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)	Without limiting the generality of the undertakings pursuant to Section 5.11(a) hereof, the Parties shall:

(i)

provide or cause to be provided as promptly as reasonably practicable to Governmental Bodies with jurisdiction over the Antitrust Laws (each such Governmental Body, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including, if applicable, preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and

(ii)

subject to the terms set forth in Section 5.11(c) hereof, use commercially reasonable efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Body or expiration of applicable waiting periods.

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(c)

In the event that any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with the Parent and the Merger Sub and shall use its commercially reasonable efforts to contest and resist any such action or Proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of the Parent, the Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or Proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)

Notwithstanding anything to the contrary set forth in this Agreement, none of the Parent, the Merger Sub, or any of the Parent’s Subsidiaries shall be required to, and the Company may not, without the prior written consent of the Parent, which shall not be unreasonably withheld, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to:

(i)

sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, the Parent, the Merger Sub, or any of the Parent’s Subsidiaries;

(ii)

conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, the Parent, the Merger Sub, or any of the Parent’s Subsidiaries in any manner; or

(iii)

impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, the Parent, the Merger Sub, or any of the Parent’s Subsidiaries;

provided, that if requested by the Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

5.12      Public Announcements

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Parent and the Company. Except as and to the extent required by Applicable Law, without the prior written consent of the Parent, neither the Company nor the Parent will not, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions or other aspects of the transactions proposed in this Agreement. If a Party is required by law to make any such disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reason that such disclosure is required by law, and the time and place that the disclosure will be made.

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5.13      Anti-Takeover Statutes

If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and the Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.14      Stock Exchange Matters

(a)

The Parent shall use its reasonable best efforts to obtain the acceptance by Nasdaq and the TSXV of the transactions contemplated hereby including the Parent Stock Issuance and the Merger and to cause the shares of the Parent Common Stock to be issued in connection with the Merger to be listed on Nasdaq and TSXV (or such other stock exchange as may be mutually agreed upon by the Company and the Parent), subject to official notice of issuance, prior to the Effective Time.

(b)

To the extent requested by the Parent, the Company shall cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of Nasdaq and TSXV to obtain the acceptance by Nasdaq and the TSXV of the transactions contemplated hereby including the Parent Stock Issuance and the Merger and to cause the shares of the Parent Common Stock to be issued in connection with the Merger to be listed on Nasdaq and TSXV (or such other stock exchange as may be mutually agreed upon by the Company and the Parent).

5.15      Certain Tax Matters

None of the Company nor the Parent shall (and the Company and the Parent shall cause their respective Subsidiaries not to) take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.16      Obligations of Merger Sub

The Parent will take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

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5.17      Closing Conditions.

From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6 hereof.

5.18      Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel):

(a)	if incurred by the Parent and the Merger Sub, shall be paid by the Parent; and

(b)	if incurred by the Company or its stockholders (the “Stockholder Expenses”), shall be paid by the Company and/or the Company Stockholders.

5.19      Conversion Schedule

Within two (2) Business Days of the Closing the Company shall prepare and deliver to the Parent a schedule (the “Final Conversion Schedule”) (i) showing, as of the Effective Time, the number of shares of the Parent Common Stock to be issued to each holder of shares of Company Common Stock and each holder of rights to acquire capital stock of the Company, (ii) showing, as of the Effective Time, the number of Performance Shares to be issued to each holder of shares of the Company Preferred Stock, and (iii) showing, as of the Effective Time, the number of shares of the Parent Common Stock to be issued to Roth Capital Partners LLC, Emerald Partners Pty Limited and each of the parties entering into the Creditor Escrow Agreement.

5.20      Directors and Officers of the Parent:

(a)	At Closing, the Parent will cause the Parent Board to consist of seven directors, of which four will be nominees of the Parent and three will be nominees of the Company.

(b)

At Closing, the Parent will cause the officers of the Parent to consist of Richard A. Wright as the Chief Executive Officer, Matthew Howison as President and such other persons as are mutually determined by the Parties.

5.21      Agreement with Roth Capital Partners LLC

Prior to Closing, the Company will amend the letter agreement with Roth Capital Partners LLC dated January 28, 2019 (the “Roth Agreement”) to:

(a)	delete the reference to the requirement for the Parent to file a Form S-3 Registration Statement and to pay Roth the M&A Transaction Fee in cash (on pages 2 and 3 of the Roth Agreement);

(b)	delete the reference to the requirement for the Parent to provide Roth with the right to act as lead placement agent or solo underwriter for a financing (on pages 3 and 4 of the Roth Agreement);

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(c)	amend the Roth Agreement such that all shares of Parent Common Stock issued to Roth pursuant to the Roth Agreement will be subject to the escrow provisions set out in this Agreement; and

(d)	make any other amendments as may be reasonably requested by the Parent.

5.22      Capital Reorganization of the Company

Prior to the Closing, the Company will have the Company Board adopt and obtain the approval of the Company Stockholders for the adoption of the Seventh Amended and Restated Articles of Incorporation and amend and restate the articles of the Company to become substantially in the form attached hereto as Exhibit C to this Agreement, all in accordance with the transaction chronology set forth in Exhibit C attached to this Agreement (the “Company Capital Reorganization”).

5.23      Further Assurances

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or the Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article 6
Conditions

6.1        Conditions to Each Party’s Obligation to Effect the Merger

The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to Applicable Laws) on or prior to the Closing Date of each of the following conditions:

(a)	this Agreement will have been duly approved by the Requisite Company Vote;

(b)	the Parent Stock Issuance will have been approved by the Requisite Parent Vote;

(c)	if necessary, the Parent shall have filed with Nasdaq Listing of Additional Shares Notification Form with respect to the shares of the Parent Common Stock to be issued pursuant to this Agreement;

(d)	the Merger and other transactions contemplated in this Agreement shall have been accepted by the TSXV;

(e)	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order;

(f)

if applicable, the waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws;

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(g)

no Governmental Body having jurisdiction over any Party shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement;

(h)

the number of Dissenting Shares that are the subject of Appraisal Demand Notices that have not been withdrawn shall not exceed 5% of the total number of shares of the Company Common Stock issued and outstanding prior to the Effective Time; and

(i)

all consents, approvals and other authorizations of any Governmental Body set forth in Section 6.1 of the Company Disclosure Letter and Section 6.1 of the Parent Disclosure Letter and required to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement (other than the filing of the Articles of Merger with the Secretary of State of the State of Nevada) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

6.2        Conditions to Obligations of the Parent and the Merger Sub

The obligations of the Parent and the Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to Applicable Laws) by the Parent and the Merger Sub on or prior to the Closing Date of the following conditions:

(a)

the representations and warranties of the Company set forth in Article 3 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)

the Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing;

(c)

since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

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(d)

the Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c) hereof;

(e)

the Parent and the Stockholders’ Representative shall have entered into the Company Escrow Agreement and the Company Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(f)

the Parent and each of the Principal Stockholders shall have entered into the Company Escrow Agreement and the Company Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(g)

each issued and outstanding share of the Original Company Preferred Stock shall have been converted into shares of the Company Common Stock and Company Preferred Stock in accordance with the Seventh Amended and Restated Articles of Incorporation, and each holder thereof shall have waived prior notice of the consummation of the Merger;

(h)

prior to the Effective Time, all of the convertible securities of the Company shall have been converted into shares of the Company Common Stock and Company Preferred Stock or shall have been otherwise cancelled and terminated and they shall be of no force or effect;

(i)

prior to the Effective Time, all of the Company Stock Options and the Company Warrants shall have been exercised or shall have been otherwise cancelled and terminated and they shall be of no force or effect;

(j)	an officer of the Company shall certify the Final Conversion Schedule and deliver such schedule to the Parent;

(k)

if applicable and requested by Parent, the Company shall have terminated the 401(k) Plan effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided the Parent:

	(i)	executed resolutions of the Company Board authorizing the termination; and

(ii)

an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination;

(l)

the Company’s total non-current liabilities (including, without limitation, any debt of any nature), as determined in accordance with GAAP, shall not exceed $50,000 as of the Closing; excluding $358,932 in building lease obligations through the full term of the lease and $64,567 in non-current obligations to Eventide for ionizer financing;

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(m)	before the Closing, all shareholders loans (including all accrued interest thereon) made to the Company will be forgiven or converted into shares of the Company Common Stock;

(n)	the Company having a Working Capital Ratio of no less than 1.0 (as calculated in accordance with Exhibit B) on the Closing;

(o)	the Company shall have amended the Roth Agreement in accordance with Section 5.21;

(p)

the Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its stockholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemption, observation or information or operational covenants, shall have terminated prior to the Closing Date;

(q)	the Parent shall have received a mutually agreeable opinion of Glaser Weil Fink Howard Avchen & Shapiro LLP, counsel to the Company, or another counsel reasonably satisfactory to the Parent;

(r)	none of the Celebrity Endorsement Agreements will have been terminated on or before the Closing; and

(s)

before the Closing, the Parent shall have received executed copies of the Roth Escrow Agreement, the Emerald Escrow Agreement and the Creditor Escrow Agreement, and each such agreement shall be in full force and effect and not have been anticipatorily breached or repudiated.

6.3      Conditions to Obligation of the Company

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)

the representations and warranties of the Parent and the Merger Sub set forth in Article 4 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)

the Parent and the Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing;

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(c)

since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(d)	the Company will have received a certificate, signed by an officer of the Parent, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c); and

(e)	the Company shall have received a mutually agreeable opinion of Clark Wilson LLP, counsel to the Parent, or another counsel reasonably satisfactory to the Company.

Article 7
Termination, Amendment, and Waiver

7.1        Termination by Mutual Consent

This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of the Parent and the Company.

7.2        Termination by Either the Parent or the Company

This Agreement may be terminated by either the Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a)

if the Merger has not been consummated on or before October 31, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)

if any Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non- appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c)

if this Agreement has been submitted to the stockholders of the Company for approval at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

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(d)

if the Parent Stock Issuance has been submitted to the stockholders of the Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e)

if there is a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, and such Company Material Adverse Effect or Parent Material Adverse Effect is not cured or remedied to the satisfaction of the other Party, acting reasonably within 20 days of receipt from the other Party of such material adverse effect; or

(f)

if the number of Dissenting Shares that are the subject of Appraisal Demand Notices that have not been withdrawn exceeds 5% of the total number of shares of the Company Common Stock and Company Preferred Stock issued and outstanding.

7.3        Termination by the Parent

This Agreement may be terminated by the Parent at any time prior to the Effective Time:

(a)

if prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting, the Parent Board authorizes the Parent, in full compliance with the terms of this Agreement, including Section 5.4 hereof, to enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract in respect of a Superior Proposal (a “Superior Proposal Agreement”); provided that in the event of such termination, the Parent substantially concurrently enters into a legally binding Superior Proposal Agreement; or

(b)

if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Parent shall have given the Company at least 10 days written notice prior to such termination stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.3; provided further, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3 if the Parent or the Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

7.4        Termination by the Company

This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)

if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.4 hereof, to enter into a Superior Proposal Agreement; provided that in the event of such termination, the Company substantially concurrently enters into a legally binding Superior Proposal Agreement; or

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(b)

if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Parent or the Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given the Parent at least 10 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.4; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.4 if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

7.5        Notice of Termination; Effect of Termination

The Party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1) shall deliver written notice of such termination to each of the other Parties specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.5 shall be, unless otherwise provided herein, effective immediately upon delivery of such written notice to the other Party. If this Agreement is terminated pursuant to this Article 7, it will become void and of no further force and effect, with no liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such Party) to any other Party, except:

(a)	with respect to Section 5.3(b), Section 5.18, this Section 7.5, and Article 9 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and

(b)

with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the wilful breach by another Party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

7.6        Amendment

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the Parties; provided, however, that:

(a)

following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Company Common Stock without such approval; and

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(b)

following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Parent Common Stock without such approval.

7.7        Extension; Waiver

At any time prior to the Effective Time, the Parent or the Merger Sub, on the one hand, or the Company, on the other hand, may:

(a)	extend the time for the performance of any of the obligations of the other Parties;

(b)	waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered under this Agreement; or

(c)	unless prohibited by Applicable Laws, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement.

Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article 8
Indemnification

8.1        Survival of Representations and Warranties

The representations and warranties of the Company contained in this Agreement and the Company Escrow Agreement (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period of 12 months. The representations and warranties of the Parent contained in the Acquisition Documents shall survive the Effective Time for a period of 12 months. Neither the period of survival nor the liability of the Company Stockholders with respect to the Company’s representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of the Parent or by any actual, implied or constructive knowledge or notice of any facts or circumstances that the Parent may have as a result of any such investigation or otherwise. The Parties agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by the Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Parent to the Stockholders’ Representative or by the Company to the Parent, as applicable, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

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8.2        Indemnification by the Company Stockholders and the Parent

(a)

After the Effective Time, the Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Company Stockholders, jointly and severally, only to the extent of any Indemnity Escrow Shares remaining in the Escrow Fund for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), arising out of or resulting from:

(i)

any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications contained therein) made by the Company in the Acquisition Documents;

	(ii)	the breach by the Company of any covenant or agreement made by the Company in the Acquisition Documents;

	(iii)	any Losses from any other claims or demands whatsoever in connection with any claims made by any present or former holder of any Company Securities;

	(iv)	any Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company’s capital stock or the Company Assets;

(v)

in the event that any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; and

	(vi)	any Stockholder Expenses payable by the Surviving Corporation following the Closing.

(b)	As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties.

(c)

By virtue of their approval of this Agreement and their approval of the transactions contemplated hereby, the Company Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) the Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

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(d)

No stockholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection with this Agreement.

(e)

Notwithstanding anything herein to the contrary, the Company’s representations and warranties contained in Article 3 of this Agreement shall, for purposes of the Company’s indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of an earlier date) without regard to the exceptions set forth in the certificates delivered in connection with Section 6.2(d).

(f)

After the Effective Time, the Company and its affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) shall be indemnified and held harmless by the Parent for any and all Losses arising out of or resulting from:

(i)

any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications contained therein) made by the Parent in the Acquisition Documents; and

	(ii)	the breach by the Parent of any covenant or agreement made by the Parent in the Acquisition Documents.

(g)

As used in Section 8.2(f), “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Company Indemnified Parties in the absence of claims by third parties.

(h)

Notwithstanding anything herein to the contrary, the Parent’s representations and warranties contained in Article 4 of this Agreement shall, for purposes of the Parent’s indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of an earlier date).

(i)

Materiality standards or qualifications in any representation, warranty or covenant in the Acquisition Documents shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct.

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(j)

The value of any Indemnity Escrow Shares released from the Escrow Fund in connection with the indemnification of the Parent Indemnified Parties shall be determined at a deemed price of $2.30 per Indemnity Escrow Share.

8.3      Indemnifiable Damage Threshold; Other Limitations.

(a)

Notwithstanding anything contained herein to the contrary, no Parent Indemnified Party may make a claim for any Indemnity Escrow Shares from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clauses (i) or (ii) of Section 8.2(a) and that does not involve (i) fraud (which, for purposes of this Article 8 shall not include negligent misrepresentation), willful breach or intentional misrepresentation by the Company or any Company Stockholder, or (ii) any failure of any of the representations and warranties contained in Section 3.17 to be true and correct, unless and until a notice of an indemnification claim from the Parent Indemnified Party hereunder describing Losses in an aggregate amount greater than $250,000 (the “Threshold”) has been delivered, in which case the Parent Indemnified Party may make claims for indemnification and may receive Indemnity Escrow Shares from the Escrow Fund or indemnification hereunder, as the case may be, for all Losses (including the amount of the Threshold).

(b)

The period during which claims for Losses may be made for the indemnity obligations under this Agreement (the applicable period, the “Claims Period”) for the matters listed in clauses (i) or (ii) of Section 8.2(a), shall commence at the Closing and terminate on the date that is 12 months following the Effective Time (the “Escrow Period”), except in the case of fraud, willful breach or intentional misrepresentation by the Company. The Claims Period for the matters other than those listed in clauses (i) or (ii) of Section 8.2(a) shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations which in no event shall exceed six years (the applicable time period specified in this sentence being the “Subsequent Claim Period”). During the Escrow Period, all claims for indemnification must be made against the Escrow Fund. Notwithstanding anything contained herein to the contrary, at the conclusion of the Escrow Period the Indemnity Escrow Shares having a value equal to the aggregate amount of unresolved indemnity claims shall remain in the Escrow Fund and not be released until the claim for Losses for which such shares have been withheld have been resolved or satisfied. The remainder of the Indemnity Escrow Shares in the Escrow Fund, if any, shall be paid to the Company Stockholders promptly (and in any event within ten (10) Business Days) after the expiration of the later of the Escrow Period or the resolution or satisfaction of any unresolved or unsatisfied claims for Losses following the expiration of the Escrow Period, as applicable.

(c)

In calculating Losses for any indemnity claim hereunder, there shall be deducted (retroactively, if necessary, and net of all costs and expenses incurred in relation thereto) (i) any insurance recovery actually received in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), and (ii) any recoveries from third parties pursuant to indemnification or otherwise with respect thereto. An Indemnified Party will use commercially reasonable efforts to attempt to seek recovery under any existing insurance policy that could relate to a Loss.

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(d)

An Indemnified Party shall make commercially reasonable efforts to mitigate any actual or potential Losses subject to indemnification pursuant to this Article 8 to the extent required by applicable Law, and the failure to do so shall result in a reduction in the Indemnifying Party’s indemnification obligation hereunder but only to the extent such efforts were required under applicable Law and would have mitigated such Losses.

(e)

The Parties covenant and agree that in the event (i) any indemnity is actually paid to a Parent Indemnified Party by or on behalf of a Company Indemnifying Party pursuant to this Agreement due to a breach of this Agreement based solely upon the uncollectibility of any account receivable, then in such event such portion of the account receivable subject to such indemnification or adjustment, as the case may be, which was written off in connection with such uncollectibility will be assigned to the Stockholder’s Representative.

8.4      Indemnification Procedures

(a)

For purposes of this Section 8.4, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the Party which may be entitled to indemnification is referred to as the “Indemnified Party”.

(b)

The obligations and liabilities of Indemnifying Parties under this Article 8 with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article 8 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 10 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article 8 except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c)

If the Indemnifying Party acknowledges in writing that it intends to participate in the defense of such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if:

	(i)	any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief;

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(ii)

there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party acting reasonably) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; or

(iii)

settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party;

provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to participate in such defense of the Third Party Claim, must agree to furnish a satisfactory indemnity bond (by using a portion of the Escrow Fund or otherwise) to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense; provided that amount paid on account of a Third Party Claim shall be the obligation of the Indemnified Party, subject to any rights to receive indemnifications hereunder. For clarity, if the Stockholder Representative assumes the defense of a Third Party Claim, (i) the Stockholder Representative shall pay all expenses related to such Third Party Claim (subject to reimbursement as provided in Section 8.4(g)), (ii) the Indemnified Party shall satisfy any judgment or settlement, and (iii) the Indemnified Party is entitled to receive Indemnity Escrow Shares from the Escrow Fund having a value equal to the amount of the judgement or settlement (subject to the limitations contained herein). The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement:

(iv)	which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding;

(v)	unless there is no finding or admission of:

	(A)	any violation of Law by the Indemnified Party (or any affiliate thereof);

	(B)	any liability on the part of the Indemnified Party (or any affiliate thereof); or

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	(C)	any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or

(vi)	which exceeds the then current value of the Escrow Shares remaining in the Escrow Fund.

(d)

In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 8.4(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(e)

In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 8.4(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP).

(f)

In the event an Indemnified Party controls the defense of any Third Party Claim, the Indemnified Party may not settle such claim unless it first secures in writing the consent of the Indemnifying Party which shall not be unreasonably withheld including but not limited to a release of the Indemnifying Party.

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(g)

The Parties covenant and agree that in the event that the Stockholders’ Representative makes an Indemnification Claim (as defined in the Company Escrow Agreement) and (i) the Stockholders’ Representative would, but for this Section 8.5(g), be entitled to receive a distribution of the Indemnity Escrow Shares from the Escrow Fund pursuant to Section 7.2 of the Company Escrow Agreement (a “Subordinated Claim”), (ii) at that time, there are one or more claims for Losses by one or more Parent Indemnified Parties outstanding (each such claim a “Priority Claim” and together, the “Priority Claims”), and (iii) the aggregate value of the Priority Claims and the Subordinate Claim exceeds the value of the Indemnity Escrow Shares remaining in the Escrow Fund, then the Escrow Agent shall only make a payment from the Escrow Fund to the Stockholders’ Representative to the extent by which the value of the Indemnity Escrow Shares remaining in the Escrow Fund exceeds the aggregate value of the Priority Claims. Thereafter, the Escrow Agent shall make payments from the Indemnity Escrow Shares remaining in the Escrow Fund to the applicable Parent Indemnified Parties in accordance with the terms of the Company Escrow Agreement to the extent any Priority Claims are finally resolved in the favor of the applicable Parent Indemnified Parties in accordance with this Section 8, and shall make payments to the Stockholders’ Representative from the Indemnity Escrow Shares remaining in the Escrow Fund of the amount of any Priority Claim that is finally resolved not in the favor of the applicable Parent Indemnified Parties.

8.5      Stockholders’ Representative

(a)

Yucaipa American Alliance Fund II LP (such person and any successor or successors being the “Stockholders’ Representative”) shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article 8 and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Company Escrow Agreement (including, without limitation, the exercise of the power to:

	(i)	authorize the delivery of Escrow Shares to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party;

	(ii)	agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification; and

	(iii)	take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing).

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In all matters relating to this Article 8, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Stockholders’ Representative shall perform all of the obligations of the Company Stockholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative.

(b)

The Company Stockholders shall be bound by all actions taken by the Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in Section 8.5(d). The Stockholders’ Representative shall promptly, and in any event within five Business Days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 8.5. The Stockholders’ Representative shall, at all times, act in his or her capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Stockholders. Neither the Stockholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Company Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Company Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Company Escrow Agreement, the Stockholders’ Representative shall not exercise any discretion or take any action.

(c)

Each Company Stockholder shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Company Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct.

(d)

Notwithstanding anything to the contrary herein or in the Company Escrow Agreement, other than the receipt of funds to the Stockholder Representative Account, the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any Merger Consideration to which such Company Stockholder is entitled under this Agreement and the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Stockholder unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Company Stockholder.

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Article 9
Miscellaneous

9.1      Definitions

For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(a)	“Acquisition Documents” has the meaning set forth in Section 8.1.

(b)	“Action” has the meaning set forth in Section 9.15.

(c)

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

(d)	“Agreement” has the meaning set forth in the Preamble.

(e)	“Anti-Money Laundering Laws” has the meaning set forth in Section 3.40.

(f)	“Antitrust Laws” has the meaning set forth in Section 5.11.

(g)

“Applicable Laws” means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statutes, laws, ordinances, rules, administrative interpretations, regulations, Orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, Employees, consultants or agents (in connection with such Employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including Applicable Securities Laws.

(h)	“Applicable Securities Laws” means all applicable securities laws in all jurisdictions relevant to the issuance of securities of the Parent pursuant to the terms of this Agreement.

(i)	“Appraisal Demand Notice” shall have the meaning set forth in Section 2.1(g);

(j)	“Articles of Merger” has the meaning set forth in Section 1.4.

(k)	“Book-Entry Share” has the meaning set forth in Section 2.1(c).

(l)	“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Phoenix, Arizona are authorized or required by Law or other governmental action to close.

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(m)	“Cancelled Shares” has the meaning set forth in Section 2.1(a).

(n)	“Certificate” has the meaning set forth in Section 2.1(c).

(o)	“Charter Documents” means:

	(i)	with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof;

	(ii)	with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof;

	(iii)	with respect to a partnership, the certificate of formation and the partnership agreement; and

	(iv)	with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

(p)	“Change in Control” means the occurrence after the Closing of any of the following events:

(i)

any Person is or becomes the beneficial owner (having the meaning given to the term “beneficial owner” in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 50% or more of the Parent’s then outstanding voting securities unless the change in relative beneficial ownership of the Parent’s securities by any person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

(ii)

the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the beneficial owners of the voting securities of the Parent immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction;

(iii)

during any period of one year, not including any period prior to the Closing, individuals who at the beginning of such period constituted the Parent Board (including for this purpose any new directors whose election by the Parent Board or nomination for election by the Parent’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Parent Board; or

(iv)

the stockholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or an agreement for the sale or disposition by the Parent of all or substantially all of the Parent Assets.

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(q)	“Closing” has the meaning set forth in Section 1.3.

(r)	“Closing Date” has the meaning set forth in Section 1.3.

(s)	“Code” has the meaning set forth in the Recitals.

(t)	“Company” has the meaning set forth in the Preamble.

(u)	“Company Accounting Date” means June 30, 2019.

(v)	“Company Assets” means all assets of the Company necessary for the operation of the Company Business.

(w)	“Company Board” has the meaning set forth in the Recitals.

(x)	“Company Board Recommendation” has the meaning set forth in Section 3.5.

(y)	“Company Business” means all business conducted by the Company prior to or following the Closing.

(z)	“Company Capital Reorganization” has the meaning set forth in Section 5.22.

(aa)	“Company Common Stock” has the meaning set forth in the Recitals.

(bb)	“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to the Parent concurrently with the execution of this Agreement.

(cc)

“Company Employee Plan” means a plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant, or director of the Company, or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability.

(dd)	“Company Equity Award” means a Company Stock Option or a Company Restricted Share granted by the Company, as the case may be.

(ee)

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

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(ff)	“Company Escrow Agreement” has the meaning set forth in Section 2.2(j), substantially in the form attached hereto as Exhibit A.

(gg)	“Company Financial Statements” has the meaning set forth in Section 3.9(a).

(hh)	“Company Indemnified Party” has the meaning set forth in Section 5.10(a)

(ii)	“Company Intellectual Property” has the meaning set forth in Section 3.13.

(jj)	“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to:

(i)	the Company Business, results of operations, condition (financial or otherwise), or the Company Assets, taken as a whole; or

(ii)

the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from:

(A)	changes generally affecting the economy, financial, or securities markets;

(B)	the announcement of the transactions contemplated by this Agreement;

(C)	any outbreak or escalation of war or any act of terrorism;

(D)	general conditions in the industry in which the Company operates; or

(E)

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso).

provided further, however, that any event, change, and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conducts its business.

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(kk)	“Company Material Contract” has the meaning set forth in Section 3.6(e).

(ll)	“Company Preferred Stock” means all preferred stock of the Company.

(mm)	“Company Restricted Share” means a restricted share of the Company Common Stock granted as an equity award.

(nn)

“Company Securities” means all shares of the Company Common Stock, all shares of the Company Preferred Stock and any other securities or indebtedness convertible into the Company Common Stock or the Company Preferred Stock.

(oo)	“Company Share Certificate” has the meaning set forth in Section 2.1(c).

(pp)	“Company Stock Option” has the meaning set forth in Section 2.6(a).

(qq)	“Company Stock Plan” means the AQUAhydrate, Inc. 2010 Equity Incentive Plan, as amended.

(rr)	“Company Stockholders” has the meaning set forth in Section 2.2(j).

(ss)	“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the approval of the Company Capital Reorganization, the Merger and this Agreement.

(tt)	“Company Warrants” means the outstanding warrants to purchase shares of the Company Common Stock outstanding.

(uu)	“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

(vv)	“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

(ww)

“Creditor Escrow Agreement” means the Escrow Agreement to be entered into by each of Yucaipa American Alliance Fund II, LP, Yucaipa American Alliance (Parallel) Fund II, LP, The Mark Wahlberg Trust and SC Beverages LLC and Parent, substantially in the form attached hereto as Exhibit D.

(xx)	“Dissenting Shares” has the meaning set forth in Section 2.1(g).

(yy)	“EDGAR” means the electronic data gathering, analysis and retrieval system in the United States.

(zz)	“Effective Time” has the meaning set forth in Section 1.4.

(aaa)	“Emerald Escrow Agreement” means the Escrow Agreement to be entered into by Emerald Partners Pty Limited and Parent , substantially in the form attached hereto as Exhibit E.

(bbb)	“Employee” means, with respect to any Person, any current, former or retired employee, officer, director manager or consultant of such Person.

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(ccc)	“Employee Contract” refers to any employment, severance, consulting or similar Contract between an Employee and any Person.

(ddd)

“Employee Plan” refers to any plan, program, policy, practice, Contract or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, pursuant to which a Person has, or may have, any material Liability, contingent or otherwise.

(eee)	“End Date” has the meaning set forth in Section 7.2(a).

(fff)	“Endorsement Agreements” means the Endorsement Agreements set forth in Section 6.2(f) of the Company Disclosure Letter.

(ggg)	“Environmental Laws” means any Applicable Law, and any Order or binding agreement with any Governmental Body:

(i)

relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or

(ii)

concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials, including, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977; the Toxic Substances Control Act of 1976, as amended; the Emergency Planning and Community Right-to-Know Act of 1986; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990; and the Occupational Safety and Health Act of 1970, as amended.

(hhh)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Plan” has the meaning set forth in Section 3.20.

(jjj)	“Escrow Account” has the meaning set forth in Section 2.2(j).

(kkk)	“Escrow Agent” has the meaning set forth in Section 2.2(j)

(lll)	“Escrow Fund” has the meaning set forth in Section 2.2(j).

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(mmm)	“Escrow Shares” means all of the Merger Consideration.

(nnn)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ooo)	“Exchange Agent” has the meaning set forth in Section 2.2(a).

(ppp)	“Exchange Fund” has the meaning set forth in Section 2.2(a).

(qqq)	“Execution Date” means the date of the execution of the Parties of this Agreement.

(rrr)

“Family” means with respect to an individual including: (a) the individual, (b) the individual’s spouse, (c) any other natural person who is related to the individual or the individual’s spouse where the second degree, and (d) any other natural person who resides with such individual.

(sss)	“Final Conversion Schedule” has the meaning set forth in Section 5.19.

(ttt)	“Form S-4” means the registration statement on Form S-4 in connection with the Parent Stock Issuance.

(uuu)	“GAAP” means United States generally accepted accounting principles.

(vvv)	“Governmental Antitrust Authority” has the meaning set forth in Section 5.11(b).

(www)	“Governmental Body” means:

(i) any governing body of any nation, state, province, county, city, town, village, district or other jurisdiction of any nature;

(ii) federal, state, provincial, local, municipal, foreign or other government;

(iii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(iv) any multi-national organization or body;

(v) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator; or

(vi) any stock exchange upon which the Parent Common Stock is listed for trading.

(xxx)	“Hazardous Substance” means:

(i)

any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and

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(ii)

any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(yyy)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(zzz)	“Indemnified Party” has the meaning set forth in Section 8.4(a).

(aaaa)	“Indemnifying Party” has the meaning set forth in Section 8.4(a).

(bbbb)	“Indemnity Escrow Shares” means 25% of the shares of Parent Common Stock representing the Merger Consideration.

(cccc)	“Intellectual Property” has the meaning set forth in Section 3.13.

(dddd)	“Inventory” has the meaning set forth in Section 3.15.

(eeee)

“Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by the Parent and the Company in connection with the Company Stockholders Meeting and the Parent Stockholders Meeting. The Joint Proxy Statement/Prospectus shall also be included in the Form S-4.

(ffff)	“Knowledge” means:

(i)

with respect to the Company, (A) the actual knowledge of each of the individuals listed in Section 9.1 of the Company’s Disclosure Letter, (B) the knowledge that each of the individuals listed in Section 9.1 of the Company’s Disclosure Letter would have obtained after reasonable inquiry of employees of the Company who have primary administrative or operational responsibility for such matter in question, and (C) the actual knowledge of the directors of the Company in their capacities as directors of the Company; and

(ii)

with respect to the Parent and its Subsidiaries, (A) the actual knowledge of each of the individuals listed in Section 9.1 of the Parent’s Disclosure Letter, (B) the knowledge that each of the individuals listed in Section 9.1 of the Parent’s Disclosure Letter would have obtained after reasonable inquiry of employees of the Parent or its Subsidiaries who have primary administrative or operational responsibility for such matter in question, and (C) the actual knowledge of the directors of the Parent in their capacities as directors of the Parent.

(gggg)

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Body.

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(hhhh)

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

(iiii)

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

(jjjj)

“Legal Action” means any legal, administrative, arbitral, or other Proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

(kkkk)

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(llll)

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

(mmmm)	“Losses” has the meaning set forth in Section 8.2(a).

(nnnn)

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of: (a) voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person, or (b) equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person.

(oooo)	“Merger” has the meaning set forth in Section 1.1.

(pppp)	“Merger Consideration” means, collectively, the shares of Parent Common Stock as to be issued pursuant to this Agreement.

(qqqq)	“Merger Sub” has the meaning set forth in the Preamble.

(rrrr)	“Merger Sub Board” has the meaning set forth in the Recitals.

(ssss)	“Merger Sub Common Stock” means the shares of common stock of the Merger Sub.

(tttt)	“Nasdaq” means The Nasdaq Stock Market.

(uuuu)	“NRS” has the meaning set forth in the Recitals.

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(vvvv)	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

(wwww)

“Original Company Preferred Stock” means all series of preferred stock that was issued and outstanding prior to the adoption, by the Company and the Company Stockholders, of the Seventh Amended and Restated Articles of Incorporation.

(xxxx)

“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company.

(yyyy)	“Parent” has the meaning set forth in the Preamble.

(zzzz)	“Parent Accounting Date” means June 30, 2019.

(aaaaa)	“Parent Assets” means all assets of the Parent and its Subsidiaries necessary for the operation of the Parent Business.

(bbbbb)	“Parent Board” has the meaning set forth in the Recitals.

(ccccc)	“Parent Board Recommendation” has the meaning set forth in Section 4.7.

(ddddd)	“Parent Business” means all business conducted by the Parent and its Subsidiaries prior to or following the Closing.

(eeeee)

“Parent Committee” means the committee of the Parent Board established by the Parent to consider requests by the Stockholder Representative for the sale of Parent Common Stock from the Stockholder Representative Account.

(fffff)	“Parent Common Stock” has the meaning set forth in the Recitals.

(ggggg)

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Parent and the Merger Sub to the Company concurrently with the execution of this Agreement.

(hhhhh)

“Parent Disclosure Record” means all documents filed on SEDAR by the Parent under Applicable Securities Laws in Canada and all documents filed on EDGAR by the Parent under Applicable Securities Laws in the United States.

(iiiii)

“Parent Equity Incentive Plans” means the following plans, in each case as amended: 2013 Equity Incentive Plan, 2018 Stock Option Plan and 2019 Equity Incentive Plan (to be adopted by the Parent Board, subject to the acceptance of the TSXV).

(jjjjj)	“Parent Financial Statements” means the consolidated audited financial statements for the years ended March 31, 2019, 2018 and 2017.

(kkkkk)	“Parent Indemnified Parties” has the meaning set forth in Section 8.2(a).

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(lllll)	“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to:

	(i)	the business, results of operations, condition (financial or otherwise), or assets of the Parent and its Subsidiaries, taken as a whole; or

(ii)

the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from:

		(A)	changes generally affecting the economy, financial, or securities markets;

		(B)	the announcement of the transactions contemplated by this Agreement;

		(C)	any outbreak or escalation of war or any act of terrorism;

		(D)	general conditions in the industry in which the Parent and its Subsidiaries operate;

(E)

any failure, in and of itself, by the Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or

(F)

any change, in and of itself, in the market price or trading volume of the Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), provided further, however, that any event, change, and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Parent and its Subsidiaries conduct their businesses.

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(mmmmm)	“Parent Material Contract” has the meaning set forth in Section 4.9(e).

(nnnnn)	“Parent Preferred Stock” means any preferred stock of the Parent.

(ooooo)	“Parent SEC Documents” has the meaning set forth in Section 4.19.

(ppppp)	“Parent Securities” means all shares of the Parent Common Stock, all shares of the Parent Preferred Stock and any other securities or indebtedness convertible into the Parent Common Stock.

(qqqqq)	“Parent Stock Issuance” has the meaning set forth in the Recitals.

(rrrrr)	“Parent Stock Option” means any option to purchase the Parent Common Stock granted under any Parent Equity Incentive Plan.

(sssss)	“Parent Stockholders Meeting” means the special meeting of the stockholders of the Parent to be held to consider the approval of the Parent Stock Issuance.

(ttttt)	“Parent Subsidiary Securities” has the meaning set forth in Section 5.2(b).

(uuuuu)	“Parent Warrants” means the outstanding warrants to purchase shares of the Parent Common Stock.

(vvvvv)	“Parties” means Parent, the Company and the Merger Sub, and “Party” means any one of them.

(wwwww)	“Performance Shares” has the meaning set forth in Section 1.2(b).

(xxxxx)	“Period” means any twelve month period ending on the last day of any quarterly period of the fiscal year of the Parent.

(yyyyy)	“Permitted Liens” means:

(i)

statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof);

(ii)

mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof);

(iii)

zoning, entitlement, building, and other land use regulations imposed by Governmental Bodies having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property;

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(iv)

covenants, conditions, restrictions, easements, and other similar non- monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses;

(v)

any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and

(vi)	Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

(zzzzz)

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Body, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(aaaaaa)

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify a person including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social insurance number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as “Personally Identifiable Information” under any Applicable Laws.

(bbbbbb)	“Principal Stockholders“ means SC Beverages, LLC, Mark Wahlberg Trust, Yucaipa American Alliance (Parallel) Fund II, LP and Yucaipa American Alliance Fund II, LP.

(cccccc)

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any Governmental Body.

(dddddd)	“Real Estate” means the Owned Real Estate and the Leased Real Estate.

(eeeeee)	“Related Party” means, with respect to a Person that is an individual:

(i)	each member of such individual’s Family;

(ii)	any Person that is, directly or indirectly, controlled by such individual or one or more members of such individual’s Family;

(iii)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; or

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(iv)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

with respect to a Person other than an individual:

(v)	any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person;

(vi)	any Person that holds a Material Interest in such Person;

(vii)	each Person that serves as a partner, executor or trustee of such Person (or in a similar capacity);

(viii)	any Person in which such Person holds a Material Interest; or

(ix)	any Related Person of any Person described in clause (vi) or (vii).

(ffffff)	“Representatives” means a Person’s or a Person’s Subsidiaries’ directors, officers, Employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

(gggggg)	“Requisite Company Vote” has the meaning set forth in Section 3.5.

(hhhhhh)	“Requisite Parent Vote” has the meaning set forth in Section 4.7.

(iiiiii)	“Response Period” has the meaning set forth in Section 5.4(i)(ii).

(jjjjjj)	“Roth Agreement” has the meaning set forth in Section 5.21.

(kkkkkk)	“Roth Escrow Agreement” means the Escrow Agreement to be entered into by Roth Capital Partners LLC and Parent, substantially in the form attached hereto as Exhibit E.

(llllll)	“Sanctions” has the meaning set forth in Section 3.39.

(mmmmmm)	“SEC” means the United States Securities and Exchange Commission.

(nnnnnn)	“SEDAR” means the System for Electronic Disclosure and Reporting in Canada.

(oooooo)	“Securities Act” means the Securities Act of 1933, as amended.

(pppppp)

“Seventh Amended and Restated Articles of Incorporation” means the Seventh Amended and Restated Articles of Incorporation to be adopted and approved by the Company Board and the Company Stockholders prior to the Effective Time, substantially in the form set forth in Exhibit C attached to this Agreement.

(qqqqqq)	“Stockholders’ Representative” has the meaning set forth in Section 8.5.

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(rrrrrr)	“Subject Board” has the meaning set forth in Section 5.4(a)(ii).

(ssssss)	“Subject Holders” has the meaning set forth in Section 5.4(a)(ii).

(tttttt)	“Subject Party” has the meaning set forth in Section 5.4(a)(i).

(uuuuuu)

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

(vvvvvv)	“Superior Proposal” has the meaning set forth in Section 5.4(a)(ii).

(wwwwww)	“Superior Proposal Agreement” has the meaning set forth in Section 7.3(a).

(xxxxxx)	“Surviving Corporation” has the meaning set forth in Section 1.1.

(yyyyyy)

“Takeover Proposal” means with respect to the Company or the Parent, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any:

(i)

direct or indirect acquisition of assets of such Party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such Party and its Subsidiaries’ consolidated assets or to which 15% or more of such Party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable;

(ii)

direct or indirect acquisition of 15% or more of the voting equity interests of such Party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such Party and its Subsidiaries, taken as a whole;

(iii)

tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such Party;

(iv)

merger, consolidation, other business combination, or similar transaction involving such Party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such Party and its Subsidiaries, taken as a whole;

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(v)

liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such Party or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such Party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

(zzzzzz)

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(aaaaaaa)

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(bbbbbbb)

“Trailing Revenue” means the consolidated revenue of the Parent and all of its Subsidiaries for any Period as may be calculated from the Parent’s consolidated audited or reviewed, as applicable, financial statements.

(ccccccc)	“Transaction” means the transactions contemplated by this Agreement.

(ddddddd)	“Transaction Proposal” has the meaning set forth in Section 5.4(a)(i).

(eeeeeee)	“TSXV” means the TSX Venture Exchange.

(fffffff)	“Working Capital Ratio” has the meaning and shall be calculated in accordance with Exhibit B hereto.

9.2        Interpretation; Construction

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein:

(a)

to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and

(b)

to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive.

The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.

The Parties and their respective legal counsel have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.3        Survival

Unless otherwise specified herein, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.3 does not limit any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

9.4        Governing Law

This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

9.5        Submission to Jurisdiction

Each of the Parties irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns shall be brought and determined exclusively in Clark County in the State of Nevada, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in Maricopa County in the State of Arizona. Each of the Parties agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.7 or in such other manner as may be permitted by Applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder:

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(a)	any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5;

(b)

any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and

(c)	to the fullest extent permitted by Applicable Laws, any claim that

	(i)	the suit, action, or Proceeding in such court is brought in an inconvenient forum,

	(ii)	the venue of such suit, action, or Proceeding is improper, or

	(iii)	this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.6        Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7        Notices

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)	when delivered by hand (with written confirmation of receipt);

(b)	when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

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(c)

on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or

(d)

on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.7):

(i)	If to Parent or Merger Sub, to:

THE ALKALINE WATER COMPANY INC.
14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254 USA

Attention:	Chief Executive Officer
Email:	email address

and

Attention:	Michael Reagan
Email:	email address

with a copy (which will not constitute notice to the Parent or the
Merger Sub) to:

CLARK WILSON LLP
900 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Canada

Attention:	Virgil Hlus
Facsimile:	604.687.6314
Email:	VHlus@cwilson.com

(ii)	If to the Company to:

AQUAHYDRATE, INC.
5870 West Jefferson Blvd., Suite D
Los Angeles, CA 90016

Attention:	Matthew Howison
Email:	email address

with a copy (which will not constitute notice to the Company to:

Glaser Weil
520 Newport Center Drive, Suite 420
Newport Beach, CA 92660

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Attention: George Wall
Facsimile: Number
Email:	email address

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

9.8        Entire Agreement

This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or Company Disclosure Letter), the statements in the body of this Agreement will control.

9.9        No Third-Party Beneficiaries

Except as provided in Section 5.10 hereof (which shall be to the benefit of the Parties referred to in such section), this Agreement is for the sole benefit of the Parties and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

9.10      Severability

If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.11      Assignment

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Parent or the Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other Party (the Parent in the case of the Parent and the Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, the Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to the Parent or to one or more of the Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

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9.12      Remedies

Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

9.13      Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Nevada or any state court in the State of Nevada, in addition to any other remedy to which they are entitled at Law or in equity.

9.14      Counterparts; Effectiveness

This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each Party to this Agreement will have received counterparts signed by all of the other Parties.

9.15      Attorneys’ Fees

If a Party to this Agreement brings a Proceeding for relief against the other Parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (an “Action”), the non-prevailing Party in such Action agrees to pay to the prevailing Party in such Action the prevailing Party’s reasonable attorneys’ fees and reasonable expenses actually incurred in prosecuting or defending such Action or enforcing an Order granted therein, all of which shall be deemed to have accrued from the commencement of such Action; provided, that the court or arbitrator may fix the amount of reasonable attorneys’ fees and reasonable expenses upon the request of any Party. For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (i) post-judgment motions and collection Proceedings, (ii) contempt Proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery, and (v) bankruptcy litigation.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

By:	/s/ Richard A. Wright

Name:	Richard A. Wright

Title:	President and Chief Executive Officer

AQUAHYDRATE, INC.

By:	/s/ Matthew Howison

Name:	Matthew Howison

Title:	President

MERGER SUB

By:	/s/ Richard A. Wright

Name:	Richard A. Wright

Title:	President, Secretary and Treasurer

YUCAIPA AMERICAN ALLIANCE FUND II, LLC
(Solely as Stockholders’ Representative)

By:	/s/ Daniel Larsen

Name:	Daniel Larsen

Title:	Assistant Vice President and Secretary

EXHIBIT A

COMPANY ESCROW AGREEMENT

This Company Escrow Agreement dated as of _________________, 2019 (this “Agreement”), by and among The Alkaline Water Company Inc., a Nevada corporation (the “Parent”), Yucaipa American Alliance Fund II LLC, solely in its capacity as stockholders’ representative (the “Stockholders’ Representative”), and Name , a Name, as escrow agent (the “Escrow Agent”).

WHEREAS:

A.        Parent, AWC Acquisition Company Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), AQUAhydrate, Inc., a Nevada corporation (the “Company”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger, dated as of _________________, 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

B.        The holders of Parent common stock, par value of $0.001 per share (the “Parent Common Stock”) to be issued in connection with the Merger Agreement (each, a “Stockholder”, and collectively, the “Stockholders”) have appointed the Stockholders’ Representative to act on behalf of each Stockholder for purposes of this Agreement;

C.        It is contemplated under the Merger Agreement that Parent will deposit or cause to be deposited into escrow a certificate or certificates representing Number shares of Parent Common Stock, issuable to the Stockholders in the Merger on a pro rata basis in accordance with each Stockholder’s percentage ownership of Parent Common Stock pursuant to the Merger (the “Company Merger Consideration”), and an additional 3,750,000 shares of Parent Common Stock issuable to holders of preferred stock of the Company (each, a “Preferred Stockholder” and collectively, the “Preferred Stockholders”) as performance shares (the “Performance Shares”) under section 1.2(b) of the Merger Agreement;

D.        It is further contemplated that seventy-five percent (75%) of the Company Merger Consideration (the “Regular Escrow Shares”) will be held by the Escrow Agent for a period of six (6) months following the Effective Time, provided that a portion of the Regular Escrow Shares issuable to Yucaipa American Alliance (Parallel) Fund II, LP, Yucaipa American Alliance Fund II, LP, SC Beverages, LLC, and the Mark Wahlberg Trust (collectively, the “Principal Stockholders”) and as set forth in Schedule B (the “Principal Stockholder Merger Consideration”) will be held by the Escrow Agent for a period of twenty-four (24) months following of the Effective Time;

E.        It is further contemplated that twenty-five percent (25%) of the Company Merger Consideration (the “Company Indemnity Shares”) will be held by the Escrow Agent for a period of twelve (12) months (or such longer period if there is unresolved or unsatisfied indemnity claims) following of the Effective Time (the “Indemnity Period”) in respect of any: (i) claim of a Parent Indemnified Party that the Parent Indemnified Party suffered, incurred, accrued (in accordance with U.S. GAAP), or paid a Loss (as defined by the Merger Agreement) for which he, she or it is entitled to indemnification, compensation, or reimbursement under Article 8 of the Merger Agreement, or (ii) any claim of Stockholders’ Representative (on behalf of Stockholders) that the Stockholders, while acting as an Indemnifying Party (as described in the Merger Agreement) paid attorney’s fees or incurred other out-of-pocket expenses in defending a Third Party Claim (as defined in the Merger Agreement) (each of (i) and (ii), an “Indemnification Claim”);

F.        It is further contemplated that any Indemnification Claims made by a Parent Indemnified Party or Stockholders’ Representative (in either case, the “Requesting Party”) within the Indemnity Period shall, if agreed to or determined correct hereunder, be paid pro rata from the pool of shares consisting of the Company Indemnity Shares deposited under this Agreement;

G.        It is further contemplated that the Stockholder Representative will have the right to direct up to 261,000 shares of the Principal Stockholder Merger Consideration (not including any of the Performance Shares) to the Stockholder Representative Account to pay expenses, professional fees and other amounts required to be paid by the Stockholder Representative or the Stockholders pursuant to Article 8 of the Merger Agreement. The portion of the Principal Stockholder Merger Consideration so designated by the Stockholder Representative to be payable to the Stockholder Representative Account may only be sold in accordance with Section 2.2(j) of the Merger Agreement; and

H.        A copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.          DEFINITIONS

1.1        Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

2.          APPOINTMENT AND AGREEMENT OF THE ESCROW AGENT

2.1        Parent and the Stockholders’ Representative hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, the escrow agent upon the terms and conditions set forth in this Agreement.

3.          ESTABLISHMENT OF THE ESCROW FUND

3.1        Pursuant to the terms of the Merger Agreement, Parent shall deliver to the Escrow Agent as soon as practicable, but in no event more than twenty (20) days from the Effective Time, a certificate or certificates representing Number shares of Parent Common Stock, representing the Company Merger Consideration, to be issued in the name of the Escrow Agent, of which:

(a)	twenty-five percent (25%) shall be the Company Indemnity Shares, to be held by the Escrow Agent during the Indemnity Period; and

(b)	seventy-five percent (75%) shall be the Regular Escrow Shares, to be held by the Escrow Agent in escrow in accordance with the terms and conditions of this Agreement,

provided that the portion of the Regular Escrow Shares which represent the Principal Stockholder Merger Consideration shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement.

3.2        Pursuant to the terms of the Merger Agreement, Parent shall deliver to the Escrow Agent as soon as practicable, but in no more than twenty (20) day’s from the Effective Time, a certificate or certificates representing the Performance Shares to be issued in the name of the Escrow Agent which Performance Shares will be released from escrow to the Preferred Stockholders in accordance the performance milestones of Parent set forth in section 1.2(b) of the Merger Agreement and described further in Section 7 of this Agreement.

3.3        The Company Indemnity Shares, the Regular Escrow Shares, the Principal Stockholder Merger Consideration and the Performance Shares shall be hereinafter referred to as the “Escrow Shares”.

3.4        The Escrow Agent shall hold the Escrow Shares and/or any cash and all interest and other amounts earned thereon (the “Escrow Fund”) in escrow and will not transfer any interest in the Escrow Fund except pursuant to the terms of this Agreement. Each of Parent and the Stockholders’ Representative confirms to the Escrow Agent and to each other that the Escrow Fund is free and clear of any lien, charge, claim, option, pledge, security interest, or other encumbrance, except as may be created by this Agreement and the Merger Agreement.

4.          PURPOSE OF THE ESCROW FUND

4.1        The Escrow Shares which are designated as the Company Indemnity Shares shall be held by the Escrow Agent in the Escrow Fund during the Indemnity Period. Any Indemnification Claims made within the Indemnity Period shall, if agreed to or determined correct hereunder, be paid pro rata from the Company Indemnity Shares. Subject to any Indemnification Claims made pursuant to Section 7 hereunder, the Company Indemnity Shares shall only be released in accordance with the terms and conditions of this Agreement and the Merger Agreement.

4.2        The Escrow Shares which are designated as the Regular Escrow Shares but which are not Company Indemnity Shares and which shall not be released in respect of any Indemnification Claim, shall be held by the Escrow Agent until released hereunder in accordance with the terms and conditions of this Agreement.

4.3        The Escrow Shares which are designated as the Principal Stockholder Merger Consideration but which are not Company Indemnity Shares and which shall not be released in respect of any Indemnification Claim, shall be held by the Escrow Agent until released hereunder in accordance with the terms and conditions of this Agreement.

4.4        The Escrow Shares which are designated as the Performance Shares, but which are not Company Indemnity Shares and which shall not be released in respect of any Indemnification Claim, shall be held by the Escrow Agent until released hereunder in accordance with the Performance Milestones (as defined herein) set forth in this Agreement and in accordance with the terms and conditions of the Merger Agreement.

4.5        The Regular Escrow Shares, including the Principal Stockholder Merger Consideration, and any Performance Shares, shall not be used for the payment, in whole or in part, of any Indemnification Claim or subject to any offset.

5.          STOCKHOLDER PERCENTAGE INTEREST IN ESCROW

5.1        Attached hereto as Schedule A is a schedule listing each Stockholder and such Stockholder’s initial interest in the Escrow Fund (expressed as a percentage (calculated to two decimal places), based on the number of shares of Parent Common Stock delivered to the Escrow Agent at the “Closing” (as defined in the Merger Agreement) on behalf of such Stockholder).

6.          STOCKHOLDER RIGHTS

6.1        While any Escrow Shares are held in the Escrow Fund, and pending the release thereof to Parent or the Stockholders’ Representative on behalf of the Stockholders, as the case may be, in connection with any release from the Escrow Fund in accordance with Section 7 hereof, each Stockholder will have all rights with respect to the Escrow Shares attributable to such Stockholder (including, without limitation, the right to vote such shares as set forth in Section 6.2 below), except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate, or otherwise transfer, dispose of or encumber such shares or any interest therein. Any cash dividend or other distribution (other than a distribution that is not taxable pursuant to §305 of the Internal Revenue Code, as amended (“Non-taxable Distribution”)) made with respect to the Escrow Shares shall be distributed to the Stockholders in accordance with their percentage ownership of the Escrow Fund and any other Non-taxable Distribution shall be deposited and included in the Escrow Fund and shall be considered Escrow Shares for purposes hereof.

6.2        Each Stockholder shall have the right to exercise any voting right with respect to the Escrow Shares attributable to such Stockholder. The Stockholders’ Representative shall direct the Escrow Agent in writing as to the exercise of any voting rights by the Stockholders, and the Escrow Agent shall comply with any such directions of the Stockholders’ Representative. In the absence of such directions, the Escrow Agent shall not vote any of the Escrow Shares. The Company shall provide such number of proxy materials to the Escrow Agent as requested by the Escrow Agent and the Escrow Agent shall deliver the proxy materials to the Stockholders at the cost of the Parent.

6.3        Each Stockholder shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Shares attributable to such Stockholder.

6.4        If, after the date of this Agreement, the shares of Parent Common Stock comprising the Escrow Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, the relevant provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably such stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares. Upon the occurrence of any such event, Parent and the Stockholders’ Representative shall deliver to the Escrow Agent a new version of Schedule A reflecting such action.

7.          DISTRIBUTION OF ESCROW SHARES AND PAYMENTS FROM ESCROW FUND

7.1        Subject to this Section 7 and subject to Article 8 of the Merger Agreement, the Escrow Agent shall release the Escrow Shares to the Stockholders as follows:

(a)

on the date which is six (6) months from the date of the Effective Time, all of the Regular Escrow Shares except for the Principal Stockholder Merger Consideration shall be released by the Escrow Agent to the Stockholders in proportion to each Stockholder’s initial interest in the Escrow Fund;

(b)

on the date which is twelve (12) months from the date of the Effective Time (the “Indemnity Release Date”), all of the Company Indemnity Shares shall be released by the Escrow Agent to the Stockholders in proportion to each Stockholder’s initial interest in the Escrow Fund, provided that if there is an unresolved or unsatisfied Indemnification Claim as of the Indemnity Release Date the Company Indemnity Shares shall be released as provided in Sections 7.9 and 7.10;

(c)

on the date which is twelve (12) months from the date of the Effective Time, thirty-three percent (33%) of the Principal Stockholder Merger Consideration, including all of the Company Indemnity Shares issued to the Principal Stockholders, but excluding any shares held in the Stockholder Representative Account, shall be released by the Escrow Agent to the Principal Stockholders in proportion to each Principal Stockholder’s initial interest in the Escrow Fund, provided that if there is an unresolved or unsatisfied Indemnification Claim as of the Indemnity Release Date the Company Indemnity Shares shall be released as provided in Sections 7.9 and 7.10;;

(d)

on the date which is eighteen (18) months from the date of the Effective Time, thirty-three percent (33%) of the Principal Stockholder Merger Consideration, excluding any shares held in the Stockholder Representative Account, shall be released by the Escrow Agent to the Principal Stockholders in proportion to each Principal Stockholder’s initial interest in the Escrow Fund;

(e)

on the date which is twenty-four (24) months from the date of the Effective Time, thirty-four percent (34%) of the Principal Stockholder Merger Consideration, excluding any shares held in the Stockholder Representative Account, shall be released by the Escrow Agent to the Principal Stockholders in proportion to each Principal Stockholder’s initial interest in the Escrow Fund;

(f)

subject to the terms of Section 1.2(b) of the Merger Agreement, the Performance Shares will be distributed to the Preferred Stockholders, on a pro-rata basis, based on the following performance milestones (collectively, the “Performance Milestones”):

	(i)	an aggregate of 1,000,000 Performances Shares on the date on which Parent achieves Trailing Revenue of at least $60 million in any Period after the Closing;

	(ii)	an aggregate of 1,250,000 Performance Shares on the date on which Parent achieves Trailing Revenue of at least $80 million in any Period after the Closing; and

	(iii)	an aggregate of 1,500,000 Performance Shares on the date on which the Parent achieves Trailing Revenue of $100 million in any Period after the Closing;

provided, however, that all of the Performance Shares remaining in the Escrow Fund, if any, will be immediately released to the Preferred Stockholders, on a pro-rata basis, upon a Change of Control of Parent. Parent shall deliver to Escrow Agent and Stockholders’ Representative regular status reports regarding the achievement of the Performance Milestones (each a “Performance Certificate”), such Performance Certificates to be delivered on a quarterly basis and also within ten (10) Business Days of the achievement of any Performance Milestone. If Stockholders’ Representative disputes the status of any Performance Milestone set forth in any Performance Certificate then such dispute shall be resolved in accordance with Sections 7.6(a) and (c). In the event that some or all of the Performance Milestones are not achieved by the date which is five (5) years from the date of the Closing, notwithstanding any other provisions of this Agreement any Performance Shares remaining in the Escrow Fund shall be immediately returned to the Parent for cancellation and shall not be distributed to the Stockholders.

7.2        Any Indemnification Claim made by a Requesting Party within the Indemnity Period shall, if agreed to or otherwise determined correct hereunder, shall be paid by the Escrow Agent by way of a release of the Company Indemnity Shares, pro rata in accordance with the percentage interest of each Stockholder, from the Company Indemnity Shares. No other Escrow Shares deposited hereunder shall be released in respect of any Indemnification Claim.

7.3        If, at any time prior to 5:00 p.m. Pacific time on the later of (i) the Indemnity Release Date or (ii) the date of the resolution or satisfaction of any unresolved or unsatisfied claims for Losses, a Requesting Party delivers to the Escrow Agent a certificate executed by the Requesting Party or an authorized officer of the Requesting Party (an “Indemnification Certificate”), which Indemnification Certificate:

(a)	states the Indemnification Claim of the Requesting Party for which he, she or it is entitled to indemnification, compensation, or reimbursement under Article 8 of the Merger Agreement;

(b)	states the aggregate amount of such Indemnification Claim (the “Indemnification Amount”); and

(c)	specifies in reasonable detail the nature and amount of each individual Indemnification Claim,

the Escrow Agent shall, promptly upon receipt of such Indemnification Certificate, deliver a copy of such Indemnification Certificate to the Stockholders’ Representative if a Parent Indemnified Party is the Requesting Party or to Parent if the Stockholders’ Representative is the Requesting Party (in either case, the “Responding Party”).

7.4        If the Responding Party shall object to any amount claimed in connection with any Indemnification Claim specified in any Indemnification Certificate, the Responding Party shall, within fifteen (15) business days after delivery by the Escrow Agent to the Responding Party of such Indemnification Certificate (the “Response Period”), deliver to the Responding Party and the Escrow Agent a certificate, executed by the Responding Party (a “Response Certificate”), which shall specify in reasonable detail (i) each such amount to which the Responding Party objects and (ii) the nature and basis for each such objection.

7.5        If the Escrow Agent shall not have received a Response Certificate objecting to the amount claimed with respect to an Indemnification Claim prior to the expiration of the applicable Response Period, the Responding Party (including the Stockholders if the Stockholders’ Representative is the Responding Party) shall be deemed to have agreed to the Indemnification Certificate and to have acknowledged the correctness of the Indemnification Amount claimed with respect to such Indemnification Claim, or (ii) if the Escrow Agent shall have received a Response Certificate pursuant to Section 7.6 below prior to the expiration of the Response Period with respect to an Indemnification Claim as to which any portion of the Indemnification Amount claimed is not objected to, the Responding Party (including the Stockholders if the Stockholders’ Representative is the Responding Party) shall be deemed to have agreed to that portion of the Indemnification Certificate and to have acknowledged the correctness of that portion of the Indemnification Amount claimed as to which no objection is raised in the Response Certificate, and, in either case, the Escrow Agent shall thereafter forward to the transfer agent for the Parent Common Stock (the “Transfer Agent”) as soon as administratively permissible for further transfer to the Requesting Party such number of Company Indemnity Shares out of the Escrow Fund (such transfer to be applied pro rata in accordance with each Stockholder’s percentage interest in the Escrow Fund) equal to the lesser of (x) the Indemnification Amount (or the portion of the Indemnification Amount not objected to in a Response Certificate) divided by $2.30 and (y) the number of Company Indemnity Shares in the Escrow Fund.

7.6        If the Escrow Agent shall have received within the applicable Response Period a Response Certificate contesting the amount claimed with respect to any Indemnification Claim specified in the Indemnification Certificate (a “Contested Claim”), the amount so contested (the “Contested Amount”) shall be held by the Escrow Agent and shall not be released from the Escrow Fund, except in accordance with either:

(a)	written instructions executed by each of an authorized officer of the Requesting and the Responding Party, or

(b)

if the Contested Claim concerns amounts that are subject to third party claims brought against the Requesting Party in a litigation or arbitration, the determination of such amount in a final, non-appealable decision, award, or settlement of such litigation or arbitration, or

(c)

if the Contested Claim concerns amounts that are not subject to third party claims and if the Stockholders’ Representative and Parent, on behalf of the Parent Indemnified Parties, are unable to resolve any such Contested Claim within thirty (30) days after delivery of the Response Certificate, the settlement of such Contested Claim in accordance with Sections 9.5 (Submission to Jurisdiction), 9.6 (Waiver of Jury Trial), 9.12 (Remedies), 9.13 (Specific Performance) and 9.15 (Attorneys’ Fees) of the Merger Agreement.

7.7        After (i) the receipt of written instructions pursuant to Section 7.6(a), (ii) the final, non-appealable decision, award, or settlement of a third-party claim pursuant to Section 7.6(b), or (iii) the settlement pursuant to Section 7.6(c) of this Agreement, the Escrow Agent shall forward to the Transfer Agent as soon as administratively practicable for further transfer to the Requesting Party such number of Company Indemnity Shares out of the Escrow Fund equal to the lesser of (x) that number of Company Indemnity Shares specified in such written instructions, decision, award, settlement, or arbitration decision, as the case may be (or, if not so specified in the written instructions, decision, award, settlement, or arbitration decision, the number of Company Indemnity Shares equal to the amount set forth in the written instructions, decision, award, settlement, or arbitration decision, as the case may be), divided by $2.30 and (y) the total number of Company Indemnity Shares.

7.8        Notwithstanding the limitations set forth in Section 7.3 of this Agreement, following the Indemnity Release Date, the Parent Indemnified Parties shall be entitled to assert claims against the Company Indemnity Shares under this Section 7 with respect to all Losses that were included in determining the Reserved Amount (as defined below). For purposes of this Agreement, the “Reserved Amount” shall be equal to the aggregate dollar value of all amounts claimed and unpaid in all Indemnification Certificates delivered to the Escrow Agent prior to the Indemnity Release Date which claims or amounts shall not have been resolved on or prior to the Indemnity Release Date.

7.9        If, on the Indemnity Release Date, the Reserved Amount is less than the product of (x) the total number of Company Indemnity Shares and (y) $2.30, then on the Indemnity Release Date the Escrow Agent shall (A) retain such number of Company Indemnity Shares (rounded up to the nearest whole integer) equal to the quotient obtained by dividing the Reserved Amount by $2.30 and (B) transfer to the Stockholders’ Representative on behalf of the Stockholders the remaining Company Indemnity Shares.

7.10      If, on the Indemnity Release Date, the Reserved Amount is greater than the product of (x) the number of Company Indemnity Shares and (y) $2.30, then the Escrow Agent shall retain all of the Company Indemnity Shares until all amounts claimed and unpaid with respect to all of the Indemnification Certificates delivered to the Escrow Agent prior to the Indemnity Release Date are paid or otherwise resolved pursuant to the terms of this Agreement.

7.11      Upon the termination of this Agreement in accordance with Section 13.1 hereof, the Escrow Agent shall promptly liquidate all investments (other than the shares of Parent Common Stock) of the Escrow Fund, if any, and transfer to the Stockholders’ Representative on behalf of the Stockholders (i) the Escrow Shares then remaining in the Escrow Fund and (ii) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund in accordance with the written wire transfer instructions provided by the Stockholders’ Representative, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

7.12      Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, the Escrow Agent shall, if so instructed in writing signed by Parent and the Stockholders’ Representative, pay from the Escrow Fund, as instructed in such writing, to Parent, any Parent Indemnified Party, the Stockholders’ Representative or any Stockholder the number of Escrow Shares and the amount of cash or other property so instructed.

8.          RESERVATION OF RIGHTS

8.1        Subject to Article 8 of the Merger Agreement, the rights of the Parent Indemnified Parties to receive releases from the Company Indemnity Shares with respect to Indemnification Claims shall be without prejudice to any other rights the Parent Indemnified Parties may have under the Merger Agreement to seek indemnity or other recourse for such Indemnification Claims.

9.          ALLOCATION OF ESCROW SHARES

9.1        With respect to any Escrow Shares released to the Stockholders’ Representative on behalf of the Stockholders pursuant to Section 7 of this Agreement, the Escrow Agent, the Stockholders’ Representative and Parent will take such action as may be necessary (i) to cause appropriate certificates or direct registration statements to be issued and delivered to the Stockholders’ Representative on behalf of the Stockholders and (ii) to the extent necessary, if not all Escrow Shares have been released from the Escrow Fund, to cause appropriate certificates or direct registration statements to be issued and delivered to the Escrow Agent representing the number of Escrow Shares remaining in the Escrow Fund after such distribution to the Stockholders’ Representative on behalf of the Stockholders.

9.2        Notwithstanding any of the provisions of Section 7 of this Agreement, in each circumstance in which Escrow Shares are to be released to a Parent Indemnified Party or to the Stockholders’ Representative on behalf of the Stockholders pursuant to this Agreement, the number of Escrow Shares to be released shall be rounded down to the nearest whole integer.

10.        MAINTENANCE OF THE ESCROW FUND; TERMINATION OF THE ESCROW FUND

10.1      The Escrow Agent shall continue to maintain the Escrow Fund until the earlier of (a) the time at which there shall be no funds, Escrow Shares, or other property in the Escrow Fund and (b) the termination of this Agreement pursuant to Section 13.1.

11.        STOCKHOLDERS’ REPRESENTATIVE

11.1      Notwithstanding anything to the contrary contained herein (a) each Stockholder shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under the Merger Agreement or this Agreement other than such liabilities, losses, damages, claims, costs, or expenses arising out of or resulting from the Stockholders’ Representative’s negligence, bad faith, or willful misconduct (such indemnifiable amounts being referred to collectively as “Expenses”), and (b) with respect to any Expenses that are not reimbursed by any Stockholder as provided for herein, the Stockholders’ Representative shall be entitled to set off such Expenses against the Escrow Shares that would otherwise have been released to such Stockholder pursuant to the terms hereof.

11.2      In addition, the Stockholder Representative may request the Escrow Agent to set aside in a separate escrow account up to 261,000 share of the Principal Stockholder Merger Consideration to the Stockholder Representative Account (with such particular amount to be specified by the Stockholders’ Representative) for expenses, professional fees and other amounts required to be paid by the Stockholder Representative or the Stockholders pursuant to Article 8 of the Merger Agreement, provided that such portion of the Principal Stockholder Merger Consideration so set aside may only be sold in accordance with Section 2.2(j) of the Merger Agreement. If any of the shares that are set aside in the Stock Representative Account are not used for expenses, professional fees and other amounts required to be paid by the Stockholder Representative or the Stockholders pursuant to Article 8 of the Merger Agreement, then such shares shall be distributed to the Stockholders pursuant to this Agreement.

12.        ESCROW AGENT

12.1      Except as expressly contemplated by this Agreement or by joint written instructions from Parent and the Stockholders’ Representative, the Escrow Agent shall not sell, transfer or otherwise dispose of, in any manner, all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

12.2      The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

12.3      In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument, or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

12.4      The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or willful misconduct.

12.5      The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds or Escrow Shares actually in its possession.

12.6      As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule C to this Agreement and shall be reimbursed upon request for all expenses, disbursements, and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be divided equally between and paid by Parent, on the one hand, and the Stockholders’ Representative on behalf of the Stockholders on the other.

12.7      Parent and the Stockholders shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without negligence, bad faith, or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement; provided that such loss, liability, or expense shall be divided equally between Parent, on the one hand, and the Stockholders, on the other; and provided further that the portion of such loss, liability, or expense to be paid by the Stockholders shall be paid by the Stockholders’ Representative on behalf of the Stockholders. Promptly after receipt by the Escrow Agent of notice of the commencement of any claim against the Escrow Agent with respect to which the Escrow Agent demands indemnification under this Agreement, the Escrow Agent shall promptly notify Parent and the Stockholders’ Representative of the commencement of such claim.

12.8      The Escrow Agent may at any time resign by giving ten (10) business days’ prior written notice of resignation to Parent and the Stockholders’ Representative. Parent and the Stockholders’ Representative may at any time jointly remove the Escrow Agent by giving ten (10) business days’ prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent shall be appointed by Parent by a written instrument executed by Parent and the Stockholders’ Representative and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Parent and the Stockholders’ Representative, execute and deliver to such successor escrow agent all of its right, title and interest hereunder in and to the Escrow Fund and all of its other rights hereunder. If no successor escrow agent shall have been appointed within twenty (20) business days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, joint written instructions by Parent and the Stockholders’ Representative, or termination of this Agreement in accordance with its terms.

13.        MISCELLANEOUS

13.1      This Agreement shall terminate on the later of (i) the date on which there are no Escrow Shares, funds, or other property remaining in the Escrow Fund and (ii) ten (10) business days following the date on which all claims made in Indemnification Certificates delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

13.2      If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto (other than the Escrow Agent), the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13.3      This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Stockholder may assign such Stockholder’s rights under this Agreement (by operation of law or otherwise) without the express prior written consent of Parent; provided, however, that upon the death of a Stockholder, such Stockholder’s rights under this Agreement shall be transferred to the person(s) who receive such Stockholder’s shares of Parent Common Stock under the laws of descent and distribution. Parent may assign this Agreement to (i) an affiliate of Parent and (ii) any person who purchases Parent’s entire interest in Parent or all or substantially all of the assets of Parent, in both instances without the consent of the other parties hereto.

13.4      Agreement is for the sole benefit of Parent, the Parent Indemnified Parties, the Stockholders’ Representative, the Stockholders, and the Escrow Agent (it being understood and agreed that the Stockholders shall exercise their rights hereunder solely through the Stockholders’ Representative) and their respective permitted successors and assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

13.5      All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)	when delivered by hand (with written confirmation of receipt);

(b)	when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

(c)

on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or

(d)

on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.5):

(i)	If to Parent or Merger Sub, to:

THE ALKALINE WATER COMPANY INC.
14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254 USA

Attention:	Chief Executive Officer
Email:	email address

and

Attention:	Michael Reagan
Email:	email address

with a copy (which will not constitute notice to the Parent) to:

CLARK WILSON LLP
900 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Canada

Attention:	Virgil Hlus
Facsimile:	604.687.6314
Email:	VHlus@cwilson.com

(ii)	if to the Stockholders’ Representative:

YUCAIPA AMERICAN ALLIANCE FUND LLC
Address

Attention:	Name
Facsimile:	Number
Email:	email address

with a copy (which will not constitute notice to the Stockholders’ Representative) to:

Glaser Weil
520 Newport Center Drive, Suite 420
Newport Beach, CA 92660

Attention: George Wall

Facsimile: Number
Email: email address

(iii)	if to the Escrow Agent:

NAME OF ESCROW AGENT
Address

Attention:	Name
Facsimile:	Number
Email:	email address

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

13.6      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action (other than an action pursuant to Section 7.6 regarding a Contested Claim) between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. Except as otherwise specifically set forth in this Agreement to the contrary, any dispute hereunder shall be determined in accordance with Sections 9.5 (Submission to Jurisdiction), 9.6 (Waiver of Jury Trial), 9.12 (Remedies), 9.13 (Specific Performance) and 9.15 (Attorneys’ Fees) of the Merger Agreement.

13.7      This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, the Stockholders’ Representative, and the Escrow Agent or (b) by a waiver in accordance with Section 13.9; provided that any amendment duly executed and delivered by the Stockholders’ Representative shall be deemed to have been duly executed and delivered by all of the Stockholders.

13.8	(a)

The parties hereto agree that, for tax reporting purposes, all dividends, interest, or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Stockholders in accordance with their percentage interests in the Escrow Fund set forth in Schedule A.

(b)

The Stockholders’ Representative, on behalf of each of the Stockholders, agrees to provide the Escrow Agent with a certified tax identification numbers for each of them by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) within 30 days after the date hereof. The Stockholders and the parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of this Agreement. The Escrow Agent need not determine whether or what amount of any payment should be treated by the Stockholders as being imputed interest and shall allocate all income earned on investments of monies in the Escrow Fund to Parent in accordance herewith, without regard to how the Stockholders may treat payments by the Escrow Agent to them.

13.9     Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance by any other party with any agreement or condition contained herein, provided in either case the waiving party is owed the duty, or is the beneficiary of the condition, that has been waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges, or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege, or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges, or remedies.

13.10   If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.11   This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, the Stockholders’ Representative and the Escrow Agent with respect to the subject matter hereof.

13.12   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13   This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

13.14   If for any reason Schedule A should need to be recalculated, Parent and the Stockholders’ Representative shall jointly: (i) calculate revised percentage interests for the Stockholders and (ii) submit such calculations in writing to the Escrow Agent.

13.15   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

13.16   To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

THE ALKALINE WATER COMPANY INC.

By:

Name:

Title:

YUCAIPA AMERICAN ALLIANCE FUND LLC

By:
Name,
as Stockholders’ Representative

ESCROW AGENT

By:

Name:

Title:

Schedule A

LISTING OF EACH STOCKHOLDER’S INTEREST IN ESCROW FUND

Schedule B

LISTING OF EACH PRINCIPAL STOCKHOLDER’S INTEREST IN ESCROW FUND

Schedule C

ESCROW AGENT FEES

EXHIBIT B

WORKING CAPITAL RATIO

Working Capital Ratio is defined as Current Assets divided by Current Liabilities, at Closing, with all of the numbers to be calculated in accordance with GAAP (as such term is defined in the Agreement and Plan of Merger to which this Exhibit B is attached).

Current Assets = Receivables + Inventory + Cash and Investments + Prepaid Expenses.

Current Liabilities = Vendor Payables + Accrued Liabilities + Accrued Compensation + Other Payables.

Please see below for an illustrative working capital ratio calculation at the time of closing.

(Figures in $ millions)
At Closing
Receivables	$2,524
Prepaid Expenses	$383
Inventory	$1,827
Cash	$50
Current Assets	$4,784

Payables	$3,834
Accrued Comp	$180
Accrued Liabilities	$538
Other Payables	$77
Current Liabilities	$4,628

Current Ratio	1.03

EXHIBIT C

SEVENTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
AQUAHYDRATE, INC. AND TRANSACTION CHRONOLOGY

SEVENTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AQUAHYDRATE, INC.

ARTICLE I

The name of this corporation is AquaHydrate, Inc. (the “Company”).

ARTICLE II

                          The address of the Company’s registered office in the State of Nevada is 318 N. Carson Street, #208, Carson City, Nevada 89701. The name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

                          The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, as amended (the “NRS”).

ARTICLE IV

                          A.        Authorized Shares. The aggregate number of shares that the Company shall have authority to issue is ________ shares, divided into ______ shares of Common Stock (the “Common Stock”) each with the par value of $0.001 per share and _____ shares of Preferred Stock (the “Preferred Stock”) each with the par value of $0.001 per share. Upon the filing of this Seventh Amended and Restated Articles of Incorporation (i) each outstanding share of Series A Preferred Stock will be converted into ___ shares of Common Stock, (ii) each outstanding share of Series B Preferred Stock will be converted into ___ shares of Common Stock, (iii) each outstanding share of Series C Preferred Stock will be converted into __ shares of Common Stock, (iv) each outstanding share of Series D Preferred Stock will be converted into ___ shares of Common Stock, (v) each outstanding share of Series E Preferred Stock will be converted into ____ shares of Common Stock, (vi) each outstanding share of Series F will be converted into ___ shares of Common Stock, (vii) each outstanding share of Series G Preferred Stock will be converted into ____ shares of Common Stock; (viii) each outstanding share of Series H Preferred Stock will be converted into ___ shares of Common Stock, and (ix) each outstanding share of Series I Preferred Stock will be converted into ___ shares of Common Stock and __ shares of Preferred Stock. In each case, any fractional shares shall be rounded up or down to the closest whole number.

                   B.        Common Stock. The terms and provisions of the Common Stock are as follows:

                                 1.        Dividend Rights. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

                                 2.        Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, any assets of the Company shall be distributed as provided in Section 2 of Article IV(C).

                                 3.        Redemption. The Company shall not be obligated to redeem the Common Stock of any holder, nor shall it have the right to redeem the Common Stock of any holder without that holder’s consent.

                                 4.        Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis). The right of the holders of Common Stock to vote on any such increase or decrease as a separate class is hereby specifically denied, in accordance with NRS 78.2055 and 78.207. Similarly, the right of the holders of Common Stock to vote on any other amendment to these Seventh Amended and Restated Articles of Incorporation (as they may be amended, these “Articles of Incorporation”) as a separate class is hereby specifically denied pursuant to NRS 78.390.

                   C.        Preferred Stock. The terms and provisions of the Preferred Stock are as follows:

                                 1.        Dividends. The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

                                 2.        Liquidation Rights.

                                               (a)        Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation”), the holders of the Preferred Stock shall be entitled to receive, out of the assets of the Company legally available for distribution, the Liquidation Preference specified below for each share of Preferred Stock then held by them before any payment shall be made or any assets distributed in respect of any shares of Common Stock. Any remaining assets shall be distributed ratably to holders of the Common Stock. If upon the Liquidation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares of Preferred Stock, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock. “Liquidation Preference” shall mean, with respect to a share of Preferred Stock, $0.001 per share (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations, reorganizations and the like affecting the Preferred Stock), plus any declared or accumulated but unpaid dividends on such share;

                                               (b)        Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Company are other than cash, the value of such proceeds will be deemed to be the fair market value thereof as reasonably determined by the Board of Directors.

                                 3.        Voting. The holders of Preferred Stock shall not be entitled vote the shares of Preferred Stock. Without limiting the generality of the foregoing, any right that the holders of the Preferred Stock would have to vote on any amendment to these Articles of Incorporation as separate classes or otherwise pursuant to NRS 78.2055, 78.207 or 78.390 is hereby specifically denied. Fractional votes shall not, however, be permitted and any fractional voting rights shall be disregarded.

                                 4.        Redemption. The Company shall have no right or obligation to redeem any shares of Preferred Stock.

ARTICLE V

                        The Board of Directors shall have the power to adopt, amend and repeal the Bylaws of the Company (except insofar as the Bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide and except as otherwise provided in these Articles of Incorporation). Any Bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article V shall not abrogate the right of the stockholders to also adopt, amend and repeal bylaws.

ARTICLE VI

                       Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VII

                       Except as set forth herein, the Company reserves the right to amend the provisions of these Articles of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and these Articles of Incorporation.

ARTICLE VIII

                          A.        To the fullest extent permitted by the NRS as the same exists or as may hereafter be amended, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages resulting from any act or failure to act in his or her capacity as a director or officer. If the NRS is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the NRS as so amended.

                          B.        The Company shall indemnify to the fullest extent permitted by law any person who was or is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding.

                                        (a)        Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Company’s Articles of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                        (b)        The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the NRS.

ARTICLE IX

                   In lieu of issuing certificates for shares, the Company may issue uncertificated shares to the extent permitted by, and in accordance with, NRS 78.235. If the Company utilizes uncertificated shares, all references herein to share certificates shall be deemed to be references to the required written statement or evidence of the shares, mutatis mutandis.

ARTICLE X

                   The period of duration of the Company is perpetual.

* * *

                   The amendment and restatement of the articles of incorporation of the Company as set forth above has been approved by at least a majority of the voting power of the outstanding capital stock of the Company, by stockholders holding at least a majority of the shares of Series F Preferred Stock, voting as a separate class, by stockholders holding at least a majority of the shares of Series G Preferred Stock, voting as a separate class, by stockholders holding at least a majority of the shares of Series H Preferred Stock, and by stockholders holding at least a majority of the shares of Series I Preferred Stock voting as a separate class, which is sufficient for approval thereof.

IN WITNESS WHEREOF, I have executed these Seventh Amended and Restated Articles of Incorporation of the Company as of _____________________, 2019.

NAME,
Chief Executive Officer

Transaction Chronology

                   In connection with the solicitation of proxies from the Company Stockholders to approve the Merger, the Company will also solicit proxies of the Company Stockholders to approve the Company Capital Reorganization which will be effected through an amendment and restatement of the Company’s articles of incorporation. The amendment and restatement will result in the conversion of all outstanding shares of current preferred stock of the Company, other than the Series I Preferred Stock, into common stock of the Company. The Series I Preferred Stock will be converted into common stock and a new class of the preferred stock. In the Merger the new class of preferred stock will be entitled to receive the Performance Shares issued pursuant to Section 1.2 of the Merger Agreement (as defined below). In addition, immediately prior to the amendment and restatement of the articles of incorporation, $4,304,582 principal amount of promissory notes will be exchanged for 593,565,687 shares of Series I Preferred Stock. Such Series I Preferred Stock is included in the Series I Preferred Stock mentioned above.

                   Specifically, prior to the Merger, each share of the Series A Preferred Stock will be converted into 8.98099 shares of common stock, each share of the Series B Preferred Stock will be converted into 8.98099 shares of common stock, each share of the Series C Preferred Stock will be converted into 17.96197 shares of common stock, each share of the Series D Preferred Stock will be converted into 17.96197 shares of common stock, each share of the Series E Preferred Stock will be converted into 8.90899 shares of common stock, each share of the Series F Preferred Stock will be converted into 1.79620 shares of common stock; each share of the Series G Preferred Stock will be converted into 2.06563 shares of common stock, each share of the Series H Preferred Stock will be converted into 1.08485 shares of common stock, and each share of the Series I Preferred Stock (including the Series I Preferred Stock to be issued in exchange for the promissory notes) will be converted into 1.56452 shares of common stock and 0.51285 shares of the new class of preferred stock;

                   The amendment and restatement of the Company’s articles of incorporation must receive approval of the holders of:

  Majority of common stock, Series F, Series G, Series H and Series I Preferred Stock voting together as a single class;
  Majority of Series F Preferred Stock voting as a single class;
  Majority of Series G Preferred Stock voting as a single class;
  Majority of Series H Preferred Stock voting as a single class; and
  Majority of Series I Preferred Stock voting as a single class.

                   The holders of Series A, B, C, D and E Preferred Stock are not entitled to vote on the amendment and restatement of the articles of incorporation.

                   Capitalized terms used but not defined herein shall have the meaning ascribed thereto by the Agreement and Plan of Merger dated September 9, 2019 by and among AQUAhydrate, Inc., The Alkaline Water Company, Inc. and AWC Acquisition Company Inc., (the “Merger Agreement”).

EXHIBIT D

CREDITOR ESCROW AGREEMENT

This Creditor Escrow Agreement dated as of ____________________, 2019 (this “Agreement”), by and among The Alkaline Water Company Inc., a Nevada corporation (the “Parent”), Yucaipa American Alliance (Parallel) Fund II, LP (“YAAPF”), Yucaipa American Alliance Fund II, LP (“YAAF”), SC Beverages, LLC (“SC Bev”), and the Mark Wahlberg Trust (the “MW Trust”, and together with YAAPF, YAAF and SC Bev, the “Creditors”), and Name, a _____________, as escrow agent (the “Escrow Agent”).

WHEREAS:

A.        Parent, AWC Acquisition Company Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and AQUAhydrate, Inc., a Nevada corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated as of ____________________, 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

B.        In connection with the Merger Agreement, the Creditors have advanced a loan to the Company (the “Loan”);

C.        It is contemplated under the Merger Agreement, the stockholders of the Company will be issued 19,565,217 shares of Parent common stock, par value $0.001 per share (the “Parent Common Stock”) less any shares of the Parent Common Stock to be issued in connection with the Merger to any finders or placement agents and to any other persons for the payment of any outstanding liabilities, including the Creditors in connection with Loan (collectively, the “Excluded Parent Common Stock”);

D.        It is contemplated under the Merger Agreement that the Creditors will be issued Number shares of Parent Common Stock (the “Creditor Escrow Shares”) as their portion of the Excluded Parent Common Stock, with each Creditor having an interest in the Creditor Escrow Shares in the proportions as set out in Schedule B (each, an “Interest”), and it is further contemplated that the Creditors will enter into this Agreement governing the escrow conditions and release of the Creditor Escrow Shares; and

E.        The Escrow Agent is willing to act as the Escrow Agent hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.        DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

2.        APPOINTMENT AND AGREEMENT OF THE ESCROW AGENT

Parent and the Creditors hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, the escrow agent upon the terms and conditions set forth in this Agreement.

3.	ESTABLISHMENT OF THE ESCROW FUND

3.1	Pursuant to the terms of the Merger Agreement, Parent shall deliver to the Escrow

Agent as soon as practicable, but in no event more than twenty (20) days from the Effective Time, a certificate representing Number shares of Parent Common Stock, representing the Creditor Escrow Shares, to be issued in the name of the Escrow Agent.

3.2      The Escrow Agent shall hold the Creditor Escrow Shares and/or any cash and all interest and other amounts earned thereon (the “Escrow Fund”) in escrow and will not transfer any interest in the Escrow Fund except pursuant to the terms of this Agreement. Parent and each of the Creditors confirm to the Escrow Agent and to each other that the Escrow Fund is free and clear of any lien, charge, claim, option, pledge, security interest, or other encumbrance, except as may be created by this Agreement.

3.3      Each Creditor shall have an interest in the Escrow Fund in proportion to the applicable Creditor’s Interest.

4.	CREDITORS RIGHTS

4.1      While any Creditor Escrow Shares are held in the Escrow Fund, and pending the release thereof to Creditors in connection with any release from the Escrow Fund in accordance with Section 7 hereof, each of the Creditors will have all rights with respect to the Creditor Escrow Shares attributable to the respective Creditor’s Interest (including, without limitation, the right to vote such shares as set forth in Section 6.2 below), except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate, or otherwise transfer, dispose of or encumber such shares or any interest therein. Any cash dividend or other distribution (other than a distribution that is not taxable pursuant to §305 of the Internal Revenue Code, as amended (“Non-taxable Distribution”)) made with respect to the Creditor Escrow Shares shall be distributed to the Creditors in proportion to the respective Creditor’s Interest and any other Non-taxable Distribution shall be deposited and included in the Escrow Fund and shall be considered Creditor Escrow Shares for purposes hereof.

4.2      Each of the Creditors shall have the right to exercise any voting right with respect to the Creditor Escrow Shares attributable to the respective Creditor’s Interest. The applicable Creditor shall direct the Escrow Agent in writing as to the exercise of any voting rights by such Creditor, and the Escrow Agent shall comply with any such directions. In the absence of such directions, the Escrow Agent shall not vote any of the Creditor Escrow Shares.

4.3      The Creditors shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Creditor Escrow Shares in proportion to the respective Creditor’s Interest.

4.4      If, after the date of this Agreement, the shares of Parent Common Stock comprising the Creditor Escrow Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, the relevant provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably such stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares. Upon the occurrence of any such event, Parent and the Creditors shall deliver to the Escrow Agent a new version of Schedule B reflecting such action.

5.          DISTRIBUTION OF ESCROW SHARES AND PAYMENTS FROM ESCROW FUND

5.1        Subject to this Section 7, the Escrow Agent shall release the Creditor Escrow Shares to the Creditors in proportion to the respective Creditor’s Interest on the date which is twelve (12) months from the date of the Effective Time.

5.2        Upon the termination of this Agreement in accordance with Section 13.1 hereof, the Escrow Agent shall promptly liquidate all investments (other than the shares of Parent Common Stock) of the Escrow Fund, if any, and transfer to the Creditors in proportion to the respective Creditor’s Interest (i) the Creditor Escrow Shares then remaining in the Escrow Fund and (ii) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund in accordance with the written wire transfer instructions provided by the Creditors, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

5.3        Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, the Escrow Agent shall, if so instructed in writing signed by Parent and each of the Creditors, pay from the Escrow Fund, as instructed in such writing, to Parent or the Creditors the number of Creditor Escrow Shares and the amount of cash or other property so instructed.

5.4        With respect to any Creditor Escrow Shares released to the Creditors pursuant to this Section 7, the Escrow Agent, the Creditors and Parent will take such action as may be necessary (i) to cause appropriate certificates or direct registration statements to be issued and delivered to the Creditors and (ii) to the extent necessary, if not all Creditor Escrow Shares have been released from the Escrow Fund, to cause appropriate certificates or direct registration statements to be issued and delivered to the Escrow Agent representing the number of Creditor Escrow Shares remaining in the Escrow Fund after such distribution to the Creditors in proportion to the respective Creditor’s Interest.

6.          MAINTENANCE OF THE ESCROW FUND; TERMINATION OF THE ESCROW FUND

The Escrow Agent shall continue to maintain the Escrow Fund until the earlier of (a) the time at which there shall be no funds, Creditor Escrow Shares, or other property in the Escrow Fund and (b) the termination of this Agreement pursuant to Section 13.1.

7.          ESCROW AGENT

7.1        Except as expressly contemplated by this Agreement or by joint written instructions from Parent and each of the Creditors, the Escrow Agent shall not sell, transfer or otherwise dispose of, in any manner, all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

7.2        The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

7.3        In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument, or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

7.4        The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or willful misconduct.

7.5        The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds or Creditor Escrow Shares actually in its possession.

7.6        As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule A to this Agreement and shall be reimbursed upon request for all expenses, disbursements, and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be paid by Parent.

7.7        Parent shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without negligence, bad faith, or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement. Promptly after receipt by the Escrow Agent of notice of the commencement of any claim against the Escrow Agent with respect to which the Escrow Agent demands indemnification under this Agreement, the Escrow Agent shall promptly notify Parent and each of the Creditors of the commencement of such claim.

7.8        The Escrow Agent may at any time resign by giving ten (10) business days’ prior written notice of resignation to Parent and each of the Creditors. Parent and the Creditors may at any time jointly remove the Escrow Agent by giving ten (10) business days’ prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent shall be appointed by Parent by a written instrument executed by Parent and each of the Creditors and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Parent and each of the Creditors, execute and deliver to such successor escrow agent all of its right, title and interest hereunder in and to the Escrow Fund and all of its other rights hereunder. If no successor escrow agent shall have been appointed within twenty (20) business days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, joint written instructions by Parent and each of the Creditors, or termination of this Agreement in accordance with its terms.

8.          MISCELLANEOUS

8.1        This Agreement shall terminate on the date on which there are no Creditor Escrow Shares, funds, or other property remaining in the Escrow Fund.

8.2        If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto (other than the Escrow Agent), the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.3        This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Creditor may assign its rights under this Agreement (by operation of law or otherwise) without the express prior written consent of Parent. Parent may assign this Agreement to (i) an affiliate of Parent and (ii) any person who purchases Parent’s entire interest in Parent or all or substantially all of the assets of Parent, in both instances without the consent of the other parties hereto.

8.4        This Agreement is for the sole benefit of Parent, the Creditors, and the Escrow Agent and their respective permitted successors and assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

8.5        All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)	when delivered by hand (with written confirmation of receipt);

(b)	when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

(c)

on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or

(d)

on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

(i)	If to Parent or Merger Sub, to:

THE ALKALINE WATER COMPANY INC.
14646 N. Kierland Blvd., Suite 255 Scottsdale, AZ 85254 USA

Attention:	Chief Executive Officer
Email:	email address

and

Attention:	Michael Reagan
Email:	email address

with a copy (which will not constitute notice to the Parent or the Merger Sub) to:

CLARK WILSON LLP
900 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Canada

Attention:	Virgil Hlus
Facsimile:	604.687.6314
Email:	VHlus@cwilson.com

(ii)	if to YAAPF:

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, LP

Address

Attention:	Name
Facsimile:	Number
Email:	email address

(iii)	if to YAAF:

YUCAIPA AMERICAN ALLIANCE FUND II, LP

Address

Attention:	Name
Facsimile:	Number
Email:	email address

(iv)               if to SC Bev:

SC BEVERAGES, LLC
Address

Attention:	Name
Facsimile:	Number
Email:	email address

(v)	if to the MW Trust:

MARK WAHLBERG TRUST
Address

Attention:	Name
Facsimile:	Number
Email:	email address

(vi)	if to the Escrow Agent:

NAME OF ESCROW AGENT
Address

Attention:	Name
Facsimile:	Number
Email:	email address

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.6        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

8.7        This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, each of the Creditors, and the Escrow Agent or (b) by a waiver in accordance with Section 13.9.

8.8	(a)

The parties hereto agree that, for tax reporting purposes, all dividends, interest, or other income, if any, attributable to the Creditor Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Creditors in proportion to the respective Creditor’s Interest.

(b)

Each of the Creditors agrees to provide the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) within 30 days after the date hereof. The parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of this Agreement. The Escrow Agent need not determine whether or what amount of any payment should be treated by the Creditors as being imputed interest and shall allocate all income earned on investments of monies in the Escrow Fund to Parent in accordance herewith, without regard to how the Creditors may treat payments by the Escrow Agent to them.

8.9        Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance by any other party with any agreement or condition contained herein, provided in either case the waiving party is owed the duty, or is the beneficiary of the condition, that has been waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges, or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege, or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges, or remedies.

8.10      If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.11      This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, each of the Creditors and the Escrow Agent with respect to the subject matter hereof.

8.12      The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13      This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

8.14      The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

8.15      To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

THE ALKALINE WATER COMPANY INC.

By:

Name:

Title:

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, LP

By:

Name:

Title:

YUCAIPA AMERICAN ALLIANCE FUND II, LP

By:

Name:

Title:

SC BEVERAGES, LLC

By:

Name:

Title:

MARK WAHLBERG TRUST

By:

Name:

Title:

ESCROW AGENT

By:

Name:

Title:

Schedule A

ESCROW AGENT FEES

Schedule B

LISTING OF EACH CREDITOR’S INTEREST IN ESCROW FUND

EXHIBIT E

ROTH / EMERALD ESCROW AGREEMENT

This Escrow Agreement dated as of _____________________, 2019 (this “Agreement”), by and among The Alkaline Water Company Inc., a Nevada corporation (the “Parent”), Name, a ______________(the “Subject Party”), and Name , a ______________, as escrow agent (the “Escrow Agent”).

WHEREAS:

A.

Parent, AWC Acquisition Company Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and AQUAhydrate, Inc., a Nevada corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated as of _____________________ , 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

B.

It is contemplated under the Merger Agreement, the stockholders of the Company will be issued 19,565,217 shares of Parent common stock, par value $0.001 per share (the “Parent Common Stock”) less any shares of the Parent Common Stock to be issued in connection with the Merger to any finders or placement agents, including the Subject Party, and to any other persons for the payment of any outstanding liabilities (collectively, the “Excluded Parent Common Stock”);

C.

It is contemplated under the Merger Agreement that the Subject Party will be issued Number shares of Parent Common Stock (the “Subject Escrow Shares”) as its portion of the Excluded Parent Common Stock, and it is further contemplated that the Subject Party will enter into this Agreement governing the escrow conditions and release of the Subject Escrow Shares;

D.	The Escrow Agent is willing to act as the Escrow Agent hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.        DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

2.        APPOINTMENT AND AGREEMENT OF THE ESCROW AGENT

Parent and the Subject Party hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, the escrow agent upon the terms and conditions set forth in this Agreement.

3.          ESTABLISHMENT OF THE ESCROW FUND

3.1        Pursuant to the terms of the Merger Agreement, Parent shall deliver to the Escrow Agent as soon as practicable, but in no event more than twenty (20) days from the Effective Time, a certificate representing Number shares of Parent Common Stock, representing the Subject Escrow Shares, to be issued in the name of the Escrow Agent.

3.2        The Escrow Agent shall hold the Subject Escrow Shares and/or any cash and all interest and other amounts earned thereon (the “Escrow Fund”) in escrow and will not transfer any interest in the Escrow Fund except pursuant to the terms of this Agreement. Each of Parent and the Subject Party confirms to the Escrow Agent and to each other that the Escrow Fund is free and clear of any lien, charge, claim, option, pledge, security interest, or other encumbrance, except as may be created by this Agreement.

4.          SUBJECT PARTY RIGHTS

4.1        While any Subject Escrow Shares are held in the Escrow Fund, and pending the release thereof to Subject Party in connection with any release from the Escrow Fund in accordance with Section 7 hereof, the Subject Party will have all rights with respect to the Subject Escrow Shares attributable to the Subject Party (including, without limitation, the right to vote such shares as set forth in Section 6.2 below), except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate, or otherwise transfer, dispose of or encumber such shares or any interest therein. Any cash dividend or other distribution (other than a distribution that is not taxable pursuant to §305 of the Internal Revenue Code, as amended (“Non-taxable Distribution”)) made with respect to the Subject Escrow Shares shall be distributed to the Subject Party and any other Non-taxable Distribution shall be deposited and included in the Escrow Fund and shall be considered Subject Escrow Shares for purposes hereof.

4.2        The Subject Party shall have the right to exercise any voting right with respect to the Subject Escrow Shares attributable to the Subject Party. The Subject Party shall direct the Escrow Agent in writing as to the exercise of any voting rights by the Subject Party, and the Escrow Agent shall comply with any such directions. In the absence of such directions, the Escrow Agent shall not vote any of the Subject Escrow Shares.

4.3        The Subject Party shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Subject Escrow Shares.

4.4        If, after the date of this Agreement, the shares of Parent Common Stock comprising the Subject Escrow Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, the relevant provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably such stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares.

5.          DISTRIBUTION OF ESCROW SHARES AND PAYMENTS FROM ESCROW FUND

5.1        Subject to this Section 7, the Escrow Agent shall release the Subject Escrow Shares to the Subject Party on the date which is six (6) months from the date of the Effective Time.

5.2        Upon the termination of this Agreement in accordance with Section 13.1 hereof, the Escrow Agent shall promptly liquidate all investments (other than the shares of Parent Common Stock) of the Escrow Fund, if any, and transfer to the Subject Party (i) the Subject Escrow Shares then remaining in the Escrow Fund and (ii) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund in accordance with the written wire transfer instructions provided by the Subject Party, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

5.3        Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, the Escrow Agent shall, if so instructed in writing signed by Parent and the Subject Party, pay from the Escrow Fund, as instructed in such writing, to Parent or the Subject Party the number of Subject Escrow Shares and the amount of cash or other property so instructed.

5.4        With respect to any Subject Escrow Shares released to the Subject Party pursuant to this Section 7, the Escrow Agent, the Subject Party and Parent will take such action as may be necessary (i) to cause appropriate certificates or direct registration statements to be issued and delivered to the Subject Party and (ii) to the extent necessary, if not all Subject Escrow Shares have been released from the Escrow Fund, to cause appropriate certificates or direct registration statements to be issued and delivered to the Escrow Agent representing the number of Subject Escrow Shares remaining in the Escrow Fund after such distribution to the Subject Party.

6.          MAINTENANCE OF THE ESCROW FUND; TERMINATION OF THE ESCROW FUND

6.1        The Escrow Agent shall continue to maintain the Escrow Fund until the earlier of (a) the time at which there shall be no funds, Subject Escrow Shares, or other property in the Escrow Fund and (b) the termination of this Agreement pursuant to Section 13.1.

7.          ESCROW AGENT

7.1        Except as expressly contemplated by this Agreement or by joint written instructions from Parent and the Subject Party, the Escrow Agent shall not sell, transfer or otherwise dispose of, in any manner, all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

7.2        The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

7.3        In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument, or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

7.4        The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or willful misconduct.

7.5        The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds or Subject Escrow Shares actually in its possession.

7.6        As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule A to this Agreement and shall be reimbursed upon request for all expenses, disbursements, and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be paid by Parent.

7.7        Parent shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without negligence, bad faith, or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement. Promptly after receipt by the Escrow Agent of notice of the commencement of any claim against the Escrow Agent with respect to which the Escrow Agent demands indemnification under this Agreement, the Escrow Agent shall promptly notify Parent and the Subject Party of the commencement of such claim.

7.8        The Escrow Agent may at any time resign by giving ten (10) business days’ prior written notice of resignation to Parent and the Subject Party. Parent and the Subject Party may at any time jointly remove the Escrow Agent by giving ten (10) business days’ prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent shall be appointed by Parent by a written instrument executed by Parent and the Subject Party and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Parent and the Subject Party, execute and deliver to such successor escrow agent all of its right, title and interest hereunder in and to the Escrow Fund and all of its other rights hereunder. If no successor escrow agent shall have been appointed within twenty (20) business days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, joint written instructions by Parent and the Subject Party, or termination of this Agreement in accordance with its terms.

8. MISCELLANEOUS

8.1 This Agreement shall terminate on the date on which there are no Subject Escrow Shares, funds, or other property remaining in the Escrow Fund.

8.2        If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto (other than the Escrow Agent), the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.3        This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. The Subject Party may not assign its rights under this Agreement (by operation of law or otherwise) without the express prior written consent of Parent. Parent may assign this Agreement to (i) an affiliate of Parent and (ii) any person who purchases Parent’s entire interest in Parent or all or substantially all of the assets of Parent, in both instances without the consent of the other parties hereto.

8.4        This Agreement is for the sole benefit of Parent, the Subject Party, and the Escrow Agent and their respective permitted successors and assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

8.5        All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)	when delivered by hand (with written confirmation of receipt);

(b)	when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

(c)

on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or

(d)

on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

(i) If to Parent or Merger Sub, to:

THE ALKALINE WATER COMPANY INC.
14646 N. Kierland Blvd., Suite 255 Scottsdale, AZ 85254 USA

Attention:	Chief Executive Officer
Email:	email address

and

Attention:	Michael Reagan
Email:	email address

with a copy (which will not constitute notice to the Parent or the Merger Sub) to:

CLARK WILSON LLP
900 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Canada

Attention:        Virgil Hlus
Facsimile:          604.687.6314
Email:                 VHlus@cwilson.com

(ii)	if to the Subject Party:

NAME
Address

Attention:	Name
Facsimile:	Number
Email:	email address

(iii)	if to the Escrow Agent:

NAME
Address

Attention:	Name
Facsimile:	Number
Email:	email address

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.6        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

8.7        This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, the Subject Party, and the Escrow Agent or (b) by a waiver in accordance with Section 13.9.

(a)

The parties hereto agree that, for tax reporting purposes, all dividends, interest, or other income, if any, attributable to the Subject Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Subject Party.

(b)

The Subject Party agrees to provide the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) within 30 days after the date hereof. The parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of this Agreement. The Escrow Agent need not determine whether or what amount of any payment should be treated by the Subject Party as being imputed interest and shall allocate all income earned on investments of monies in the Escrow Fund to Parent in accordance herewith, without regard to how the Subject Party may treat payments by the Escrow Agent to it.

8.8        Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance by any other party with any agreement or condition contained herein, provided in either case the waiving party is owed the duty, or is the beneficiary of the condition, that has been waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges, or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege, or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges, or remedies.

8.9        If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.10      This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, the Subject Party and the Escrow Agent with respect to the subject matter hereof.

8.11      The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.12      This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

8.13 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

8.14           To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

THE ALKALINE WATER COMPANY INC.

By:

Name:

Title:

SUBJECT PARTY

By:

Name:

Title:

ESCROW AGENT

By:

Name:

Title:

Schedule A

ESCROW AGENT FEES

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT (this “Amending Agreement”) is entered into as of October 31, 2019, by and among AQUAhydrate, Inc. a Nevada corporation (the “Company”), The Alkaline Water Company Inc., a Nevada corporation (the “Parent”), and AWC Acquisition Company Inc., a Nevada corporation and a wholly-owned Subsidiary of the Parent (the “Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Original Agreement (as defined below).

WHEREAS:

A.

The Company, the Parent and Merger Sub (each a “Party”, and collectively, the “Parties”) entered into an Agreement and Plan of Merger dated effective September 9, 2019 (the “Original Agreement”) pursuant to which the Parties intend that the Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in the Original Agreement (the “Merger”);

B.

Pursuant to Paragraph 7.2(a) of the Original Agreement, the Original Agreement may be terminated by either the Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) if the Merger has not been consummated on or before October 31, 2019 (the “End Date”);

C.

Section 7.6 of the Original Agreement provides that, at any time prior to the Effective Time, the Original Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the Parties; and

D.	The Parties seek to amend the Original Agreement to extend the End Date on the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby covenant and agree as follows:

ARTICLE 1
AMENDMENTS TO THE ORIGINAL AGREEMENT

1.1                      Amendments

The Parties hereby agree to make the following amendments to the Original Agreement:

(a)	Paragraph 7.2(a) of the Original Agreement is amended by deleting the reference to “October 31, 2019” and replacing it with “January 31, 2020”.

ARTICLE 2
GENERAL

2.1                      Entire Agreement

Except as amended hereby, the Original Agreement continues in full force and effect and the Original Agreement and this Amending Agreement will be read and construed together as one agreement. The Parties ratify and affirm the Original Agreement as amended hereby (the “Amended Original Agreement”), and agree that the Amended Original Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof. The Amended Original Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

2.2                      Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent of the Amended Original Agreement including, without limitation, the Merger.

2.3                      Governing Law

This Amending Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

2.4                      Execution in Counterparts

This Amending Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each Party to this Amending Agreement will have received counterparts signed by all of the other Parties.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first above written.

THE ALKALINE WATER COMPANY INC.

By:	/s/ Richard A. Wright

Name:	Richard A. Wright

Title:	President and Chief Executive Officer

AQUAHYDRATE, INC.

By:	/s/ Matthew Howison

Name:	Matthew Howison

Title:	President

AWC ACQUISITION COMPANY INC.

By:	/s/ Richard A. Wright

Name:	Richard A. Wright

Title:	President, Secretary and Treasurer

SCHEDULE "B"

RIGHTS OF DISSENTING OWNERS - NEVADA

Nevada Revised Statutes

 NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "Beneficial stockholder" defined.  "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "Dissenter" defined.  "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or Surviving Companys which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, Ê unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter's rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

2.  If the corporate action creating dissenter's rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter's rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter's rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter's notice to all stockholders of record entitled to assert dissenter's rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter's rights pursuant to NRS 92A.400.

2.  The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c) Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460 Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation's principal office is located;

(b) If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation's estimate of the fair value of the shares; and

(c) A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

3.  Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

SCHEDULE "C"

RIGHTS OF DISSENTING OWNERS - CALIFORNIA

California General Corporation Law Chapter 13

§1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

 (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

 (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

 (1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

 (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

 (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

 (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

 (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

 (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

 (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

 (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

 Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

 (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

 (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

 (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

 (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

 (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

 (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

 (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

 (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

 (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

 (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

 To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

 Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

 Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

 Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

 (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

 (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

 (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

 (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

 If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

 This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

 (a) o shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

 (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

 (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversions deemed to constitute a reorganization; application of chapter

 A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

SCHEDULE "D"

SEVENTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AQUAHYDRATE

SEVENTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AQUAHYDRATE, INC.

ARTICLE I

The name of this corporation is AquaHydrate, Inc. (the "Company").

ARTICLE II

The address of the Company's registered office in the State of Nevada is 318 N. Carson Street, #208, Carson City, Nevada 89701.  The name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, as amended (the "NRS").

ARTICLE IV

A. Authorized Shares.  The aggregate number of shares that the Company shall have authority to issue is _____________________ shares, divided into _____________________ shares of Common Stock (the "Common Stock") each with the par value of $0.001 per share and _____________________ shares of Preferred Stock (the "Preferred Stock") each with the par value of $0.001 per share.  Upon the filing of this Seventh Amended and Restated Articles of Incorporation (i) each outstanding share of Series A Preferred Stock will be converted into 8.981 shares of Common Stock, (ii) each outstanding share of Series B Preferred Stock will be converted into 8.981 shares of Common Stock, (iii) each outstanding share of Series C Preferred Stock will be converted into 17.962 shares of Common Stock, (iv) each outstanding share of Series D Preferred Stock will be converted into 17.962 shares of Common Stock, (v) each outstanding share of Series E Preferred Stock will be converted into 8.909 shares of Common Stock, (vi) each outstanding share of Series F will be converted into 1.796 shares of Common Stock, (vii) each outstanding share of Series G Preferred Stock will be converted into 2.066 shares of Common Stock; (viii) each outstanding share of Series H Preferred Stock will be converted into 1.085 shares of Common Stock, and (ix) each outstanding share of Series I Preferred Stock will be converted into 1.565 shares of Common Stock and 0.513 shares of Preferred Stock.  In each case, any fractional shares shall be rounded up or down to the closest whole number.

B. Common Stock.  The terms and provisions of the Common Stock are as follows:

1. Dividend Rights.  Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Company, any assets of the Company shall be distributed as provided in Section 2 of Article IV(C).

3. Redemption.  The Company shall not be obligated to redeem the Common Stock of any holder, nor shall it have the right to redeem the Common Stock of any holder without that holder's consent.

4. Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).  The right of the holders of Common Stock to vote on any such increase or decrease as a separate class is hereby specifically denied, in accordance with NRS 78.2055 and 78.207.  Similarly, the right of the holders of Common Stock to vote on any other amendment to these Seventh Amended and Restated Articles of Incorporation (as they may be amended, these "Articles of Incorporation") as a separate class is hereby specifically denied pursuant to NRS 78.390.

C. Preferred Stock.  The terms and provisions of the Preferred Stock are as follows:

1. Dividends.  The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights.

(a) Liquidation Preference.  In the event of the liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock shall be entitled to receive, out of the assets of the Company legally available for distribution, the Liquidation Preference specified below for each share of Preferred Stock then held by them before any payment shall be made or any assets distributed in respect of any shares of Common Stock.  Any remaining assets shall be distributed ratably to holders of the Common Stock.  If upon the Liquidation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares of Preferred Stock, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock.  "Liquidation Preference" shall mean, with respect to a share of Preferred Stock, $0.001 per share (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations, reorganizations and the like affecting the Preferred Stock), plus any declared or accumulated but unpaid dividends on such share;

(b) Determination of Value if Proceeds Other than Cash.  In any Liquidation, if the proceeds received by the Company are other than cash, the value of such proceeds will be deemed to be the fair market value thereof as reasonably determined by the Board of Directors.

3. Voting.  The holders of Preferred Stock shall not be entitled vote the shares of Preferred Stock. Without limiting the generality of the foregoing, any right that the holders of the Preferred Stock would have to vote on any amendment to these Articles of Incorporation as separate classes or otherwise pursuant to NRS 78.2055, 78.207 or 78.390 is hereby specifically denied.  Fractional votes shall not, however, be permitted and any fractional voting rights shall be disregarded.

4. Redemption.  The Company shall have no right or obligation to redeem any shares of Preferred Stock.

ARTICLE V

The Board of Directors shall have the power to adopt, amend and repeal the Bylaws of the Company (except insofar as the Bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide and except as otherwise provided in these Articles of Incorporation).  Any Bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article V shall not abrogate the right of the stockholders to also adopt, amend and repeal bylaws.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VII

Except as set forth herein, the Company reserves the right to amend the provisions of these Articles of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and these Articles of Incorporation.

ARTICLE VIII

A. To the fullest extent permitted by the NRS as the same exists or as may hereafter be amended, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages resulting from any act or failure to act in his or her capacity as a director or officer.  If the NRS is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the NRS as so amended.

B. The Company shall indemnify to the fullest extent permitted by law any person who was or is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding.

(a) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Company's Articles of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the NRS.

ARTICLE IX

In lieu of issuing certificates for shares, the Company may issue uncertificated shares to the extent permitted by, and in accordance with, NRS 78.235.  If the Company utilizes uncertificated shares, all references herein to share certificates shall be deemed to be references to the required written statement or evidence of the shares, mutatis mutandis.

ARTICLE X

The period of duration of the Company is perpetual.

* * *

The amendment and restatement of the articles of incorporation of the Company as set forth above has been approved by at least a majority of the voting power of the outstanding capital stock of the Company, by stockholders holding at least a majority of the shares of Series F Preferred Stock, voting as a separate class, by stockholders holding at least a majority of the shares of Series G Preferred Stock, voting as a separate class, by stockholders holding at least a majority of the shares of Series H Preferred Stock, and by stockholders holding at least a majority of the shares of Series I Preferred Stock voting as a separate class, which is sufficient for approval thereof.

IN WITNESS WHEREOF, I have executed these Seventh Amended and Restated Articles of Incorporation of the Company as of ______________________.

[_____] Chief Executive Officer

SCHEDULE "E"

THE ALKALINE WATER COMPANY INC.

(the "Company")

2019 EQUITY INCENTIVE PLAN

1. Purpose

1.1 Purpose. The purpose of this 2019 Equity Incentive Plan (this "Plan") is to: (a) enable the Company and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company's long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the Shareholders; and (c) promote the success of the Company's business.

2. Eligibility

2.1 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

2.2 While the Common Stock is listed on the TSXV, a Participant must be a Director, Employee or Consultant (as defined by the policies of the TSXV) of the Company or a subsidiary of the Company at the time of grant of the Awards, except as otherwise provided by the polices of the TSXV and, for Awards granted to Employees, Consultants or Management Company Employees (as defined by the policies of the TSXV), the Company will ensure that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

2.3 While the Common Stock is listed on the TSXV, except in relation to Consultant Companies (as defined by the policies of the TSXV), the Awards may be granted only to an individual or to a company that is wholly owned by individual eligible for a grant of an Award.

3. Definitions

3.1 For the purposes of this Plan, the following terms shall have the following meanings, unless the context indicates otherwise:

"Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

"Applicable Laws" means the requirements related to, or implicated by, the administration of this Plan under applicable state corporate laws, United States federal and state securities laws, the Code, the rules or policies of any stock exchange or quotation system on which the Common Stock is then listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted.

"Award" means any right granted to a Participant under this Plan, which may include the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Awards or Performance Compensation Awards.

"Award Agreement" means a written agreement, contract, certificate or other document evidencing the terms and conditions of an individual Award granted under this Plan, which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of this Plan.

"Beneficial Owner" has the meaning ascribed thereto in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

"Board" means the board of directors of the Company, as constituted at an applicable time.

"Cause" means:

(a) with respect to any Employee or Consultant:

(i) if the Employee or Consultant is a party to an employment or service agreement with the Company or any Affiliate and such agreement provides for a definition of "cause" or other similar term, the definition contained therein, or

(ii) if no such agreement exists, or if such agreement does not define "cause" or other similar term: (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (B) conduct that results in, or is reasonably likely to result in, harm to the reputation or business of the Company or any Affiliate, (C) gross negligence or willful misconduct with respect to the Company or an Affiliate, or (D) material violation of any applicable securities laws;

(b) with respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(i) malfeasance in office with respect to the Company or an Affiliate,

(ii) gross misconduct or neglect with respect to the Company or an Affiliate,

(iii) any false or fraudulent misrepresentation that has induced the Company or any Shareholder to elect or appoint the Director,

(iv) wilful conversion of funds of the Company or an Affiliate, or

(v) repeated failure to participate in Board meetings on a regular basis, despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

"Change in Control" means:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than in a transaction contemplated by subsection (e)), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not an Affiliate;

(b) the Incumbent Directors ceasing for any reason to constitute at least a majority of the Board;

(c) the date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;

(d) the acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the "Outstanding Common Stock"); or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (C) any acquisition which complies with clauses (i), (ii) and (iii) of subsection (e) of this definition, or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

(e) the consummation of a reorganization, merger, consolidation, statutory share exchange, business combination or similar form of corporate transaction involving the Company that requires the approval of the Shareholders, whether for such transaction or the issuance of securities in connection with such transaction (in any case, a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the "Surviving Company"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the Outstanding Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

"Code" means the Internal Revenue Code, as it may be amended from time to time, and any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Committee" means the Board or a committee of the Board appointed by the Board to administer this Plan in accordance with Section 4.3 and Section 4.4.

"Common Stock" means the common stock, $0.001 par value per share, of the Company or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

"Company" means The Alkaline Water Company Inc., a Nevada corporation, and any successor thereto.

"Consultant" means any individual who is engaged by the Company or any Affiliate to render consulting or advisory services.

"Continuous Service" means that a Participant's service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. A Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which such Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director, or a change in the entity for which such Participant renders such service, provided that there is no interruption or termination of such Participant's Continuous Service; and provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

"Covered Employee" has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by the Internal Revenue Service.

"Director" means a member of the Board or of the board of directors of any Affiliate.

"Disability" means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, that for the purposes of determining the term of an Incentive Stock Option pursuant to Section 7.1(i), "Disability" shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether a Participant has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining whether a Participant has a Disability for purposes of the term of an Incentive Stock Option pursuant to Section 7.1(i) hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

"Disqualifying Disposition" has the meaning set forth in Section 15.11.

"Effective Date" shall mean the date as of which this Plan is adopted by the Board.

"Employee" means any individual, including any Officer or Director, employed by the Company or an Affiliate; provided, that, for the purposes of determining eligibility to receive Incentive Stock Options, "Employee" shall mean an employee of the Company or an Affiliate within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director's fee to a Participant by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or such Affiliate.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date: (a) if the Shares are listed or quoted on any established stock exchange or public market, including the New York Stock Exchange, the NASDAQ, the OTCQB, the OTCQX, the TSX Venture Exchange or the Canadian Securities Exchange, the closing price per Share (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or public market on the day of determination, as reported in such source as the Committee deems reliable, multiplied by the number of Shares underlying the applicable Award; or (b) if the Shares are not listed or quoted on any established stock exchange or public market, such value as is determined in good faith by the Committee in its sole discretion, which determination shall be conclusive and binding on all Persons.

"Free Standing Rights" has the meaning set forth in Section 8.1(a).

"Good Reason" means:

(a) if an Employee or Consultant is a party to an employment or service agreement with the Company or an Affiliate and such agreement provides for a definition of "good reason" or other similar term, the definition contained therein; or

(b) if no such agreement exists or if such agreement does not define "good reason", the occurrence of one or more of the following without the Participant's express written consent, if such circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant's knowledge of the applicable circumstances): (i) any material, adverse change in the Participant's duties, responsibilities, authority, title, status or reporting structure, (ii) a material reduction in the Participant's base salary or bonus opportunity, or (iii) a geographical relocation of the Participant's principal office location by more than 50 miles.

"Grant Date" means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award that specifies the key terms and conditions of the Award or, if a later date of grant for the Award is set forth in such resolution, then such date as is set forth in such resolution.

"Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

"Incumbent Directors" means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for Director without objection to such nomination) shall be deemed to be an Incumbent Director. No individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to the Incumbent Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Incumbent Directors shall be an Incumbent Director.

"Negative Discretion" means the discretion authorized by this Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 8.3(d)(iv); provided that the exercise of such discretion would not cause such Performance Compensation Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

"Non-Employee Director" means a Director who is a "non-employee director" within the meaning of Rule 16b-3.

"Non-Option Award" means any Award other than an Option.

"Non-Qualified Stock Option" means an Option that by its terms does not qualify as, or is not intended to qualify as, an Incentive Stock Option.

"Officer" means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

"Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to this Plan.

"Option Exercise Price" means the price at which a Share may be purchased upon the exercise of an Option.

"Optionholder" means a Person to whom an Option is granted pursuant to this Plan or, if applicable, such other Person who holds an outstanding Option.

"Outside Director" means a Director who is an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

"Participant" means an eligible Person to whom an Award is granted pursuant to this Plan or, if applicable, such other Person who holds an outstanding Award.

"Performance Compensation Award" means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 8.3.

"Performance Criteria" means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or an Affiliate, division, business unit or operational unit thereof), and shall be limited to:

(a) net earnings or net income (before or after taxes);

(b) basic or diluted earnings per Share (before or after taxes);

(c) net revenue or net revenue growth;

(d) gross revenue;

(e) gross profit or gross profit growth;

(f) net operating profit (before or after taxes);

(g) return on assets, capital, invested capital, equity, or sales;

(h) cash flow (including operating cash flow, free cash flow and cash flow return on capital);

(i) earnings before or after taxes, interest, depreciation and/or amortization;

(j) gross or operating margins;

(k) improvements in capital structure;

(l) budget and expense management;

(m) productivity ratios;

(n) economic value added or other value added measurements;

(o) Share price (including growth measures and total Shareholder return);

(p) expense targets;

(q) margins;

(r) operating efficiency;

(s) working capital targets;

(t) enterprise value;

(u) safety record; and

(v) completion of acquisitions or business expansion.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole, or any division, business unit or operational unit of the Company and/or an Affiliate, or any combination thereof, as the Committee may deem appropriate. The Committee may make comparisons to the performance of a group of comparable companies, or data set out in a published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may make comparisons of matters related to Share price as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria. To the extent required under Section 162 (m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining Shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining Shareholder approval.

"Performance Formula" means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

"Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as "performance-based compensation" under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of a Participant in connection with any of the following:

(a) asset write-downs;

(b) litigation or claim judgments or settlements;

(c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d) any reorganization and restructuring programs;

(e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations as filed with applicable securities regulators;

(f) acquisitions or divestitures;

(g) any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(h) foreign exchange gains and losses; or

(i) a change in the Company's fiscal year.

"Performance Period" means such one or more periods of time (in any case being not less than one fiscal quarter in duration) as the Committee may determine, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance Compensation Award.

"Permitted Transferee" means:

(a) a member of an Optionholder's immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any Person sharing the Optionholder's household (other than a tenant or employee), a trust in which any of the foregoing Persons have more than 50% of the beneficial interest, a foundation in which any of the foregoing Persons (or the Optionholder) control the management of assets, or any other entity in which any of the foregoing Persons (or the Optionholder) own more than 50% of the voting interests;

(b) any Person designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-Qualified Stock Option; and

(c) such other transferees as may be permitted by the Committee in its sole discretion.

"Person" is to be construed broadly and includes an individual, corporation, trust, partnership, governmental authority, or any administrator or executor of any of the foregoing.

"Plan" means this 2019 Equity Incentive Plan, as amended and/or amended and restated from time to time.

"Related Rights" has the meaning set forth in Section 8.1(a).

"Restricted Award" means any Award granted pursuant to Section 8.2(a).

"Restricted Period" has the meaning set forth in Section 8.2(a).

"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Share" means a share of Common Stock.

"Shareholder" means a holder of Shares.

"Stock Appreciation Right" means the right, pursuant to an Award granted under Section 8.1, to receive, upon exercise, an amount payable in cash or Shares equal to the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of: (a) the Fair Market Value of one Share on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

"Stock for Stock Exchange" has the meaning set forth in Section 7.1(c).

"Ten Percent Shareholder" means a Person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

"TSXV" means the TSX Venture Exchange.

4. Administration

4.1 Authority of Committee. This Plan shall be administered initially by the Committee. Subject to the terms of this Plan, the Committee's charter and Applicable Laws, and in addition to other express powers and authorization conferred by this Plan, the Committee shall have the authority:

(a) to construe and interpret this Plan and apply its provisions;

(b) to promulgate, amend, and rescind rules and regulations relating to the administration of this Plan;

(c) to authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(d) to delegate its authority to one or more Officers with respect to Awards that do not involve Covered Employees or "insiders" within the meaning of Section 16 of the Exchange Act;

(e) to determine when Awards are to be granted and the applicable Grant Date;

(f) from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g) to determine the number of Shares to be made subject to each Award;

(h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i) to prescribe the terms and conditions of each Award, including the exercise price, medium of payment and vesting provisions, and to specify the provisions of the Award Agreement with respect thereto;

(j) to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(k) to amend the terms of any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under an Award, or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;

(l) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of this Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies;

(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; and

(o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that Shareholder approval shall be required before the repricing is effective if such Shareholder approval is necessary to satisfy any Applicable Laws.

4.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of this Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

4.3 Delegation. The Committee may delegate administration of the Plan to a committee or committees of one or more Directors, and the term "Committee" shall apply to any Person(s) to whom such authority has been delegated. The Board shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by this Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

4.4 Committee Composition. If the Board establishes a committee to administer the Plan, except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may: (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible Persons who are either: (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (ii) not Persons with respect to whom the Company wishes to comply with Section 162(m) of the Code; or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

4.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Committee did not act in good faith and in a manner which such Person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, the Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

5. Shares Subject to this Plan

5.1 Number of Shares Authorized. Subject to adjustment in accordance with Section 12, a total of 9,000,000 Shares shall be available for the grant of Options and 1,650,000 Shares shall be available for the grant of Non-Option Awards. For so long as any Awards are outstanding, the Company shall keep available at all times such number of Shares as would be issuable on the due exercise of all of such Awards.

5.2 Limitations on Shares Available for Issuance. While the Common Stock is listed on the TSXV:

(a) the aggregate number of Shares subject to Options granted, within a 12 month period, to a Participant who is a Consultant (as defined by the policies of the TSXV) is limited to an amount equal to 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Option is granted to the Participant; and

(b) the aggregate number of Shares subject to Options granted, within a 12 month period, to all Participants (as a group) who are employed to perform Investor Relations Activities (as defined by the policies of the TSXV) is limited to an amount equal to 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Option is granted to any Participant, provided that such Options must vest in stages over a 12 month period with no more than 1/4 of the Options vesting in any 3 month period.

5.3 Nature of Shares. Shares available for distribution under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

5.4 Effect of Cancellation or Forfeiture of Award. Any Shares underlying an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall become available for issuance under this Plan.

6. Option Eligibility

6.1 Eligibility for Incentive Stock Options. Incentive Stock Options may be granted only to Employees.

6.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value at the Grant Date and the Incentive Stock Option is not exercisable after the expiration of five years from the Grant Date.

7. Option Provisions

7.1 Each Option shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, separate certificates will be issued for Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time, or if an Option is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The terms of separate Options need not be identical, but each Award Agreement shall include (through incorporation by reference of provisions of this Plan in the Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 6.2 regarding Ten Percent Shareholders: (i) no Option shall be exercisable after the expiration of 10 years from the Grant Date, and (ii) the term of an Option shall be determined by the Committee at the time of grant.

(b) Exercise Price of an Option. Subject to the provisions of Section 6.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the greater of (i) the Fair Market Value of the Shares underlying the Option on the Grant Date and (ii) the Fair Market Value of the Shares underlying the Option on the trading date immediately preceding the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Incentive Stock Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. While the Common Stock is listed on the TSXV, the Option Exercise Price shall be determined by the Committee and the Option Exercise Price shall not be less than the price permitted by the TSXV or other regulatory body having jurisdiction and a minimum Option Exercise Price shall not be established unless the Options are allocated to particular persons and the Company shall not grant Options unless and until the Options have been allocated to a particular person or persons.

(c) Consideration. The Option Exercise Price shall be paid, to the extent permitted by applicable statutes and regulations, either: (a) in cash, certified check or by wire transfer at the time the Option is exercised; or (b) in the discretion of the Committee, upon such terms as the Committee shall approve: (i) by delivery to the Company of a certificate representing Shares, duly endorsed for transfer to the Company, having a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Shares that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares (a "Stock for Stock Exchange"), (ii) pursuant to a "cashless" exercise program established with a broker, (iii) by reduction in the number of Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise, (iv) by any combination of the foregoing methods, or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Award Agreement, the exercise price of Shares acquired on exercise of an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly from the Company, shall be paid only by Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period during which the Shares are publicly traded, an exercise by a Director or Officer that involves, or may involve, a direct or indirect extension of credit, or arrangement of an extension of credit, by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002, shall be prohibited with respect to any Award. While the Common Stock is listed on the TSXV, the Option Exercise Price must be paid in cash.

(d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionholder only by such Optionholder. Notwithstanding the foregoing, an Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate another Person who, in the event of the death of such Optionholder, shall thereafter be entitled to exercise such Optionholder's Incentive Stock Option.

(e) Transferability of a Non-Qualified Stock Option. A Non-Qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. While the Common Stock is listed on the TSXV or if a Non-Qualified Stock Option does not provide for transferability, then such Non-Qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionholder only by such Optionholder. Notwithstanding the foregoing, an Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate another Person who, in the event of the death of such Optionholder, shall thereafter be entitled to exercise such Optionholder's Non-Qualified Stock Option.

(f) Vesting of Options. Each Option may, but need not, vest and become exercisable in periodic installments that may, but need not, be equal, and may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

(g) Termination of Continuous Service. Unless otherwise provided in an Award Agreement, or in an employment agreement the terms of which have been approved by the Board, in the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), such Optionholder may exercise its Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of: (a) the date that is three months following the termination of such Optionholder's Continuous Service; or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of the Optionholder's Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) held by such Optionholder shall immediately terminate and cease to be exercisable. If, after termination, an Optionholder does not exercise its Option within the time specified in the Award Agreement, such Optionholder's Option shall terminate. While the Common Stock is listed on the TSXV, Options granted to Participants engaged in Investor Relations Activities (as defined by the policies of the TSXV) on behalf of the Company expire 30 days after such Participants cease to perform such Investor Relations Activities for the Company. While the Common Stock is listed on the TSXV, any Option granted to any Optionholder who is a Director, Employee, Consultant or Management Company Employee must expire within 12 months following the date of the termination of such Optionholder's Continuous Service.

(h) Extension of Termination Date. An Award Agreement may provide that if the exercise of an Option following the termination of an Optionholder's Continuous Service for any reason would be prohibited at any time because the issuance of Shares in connection therewith would violate the registration requirements under the Securities Act or any other state or federal securities laws, or the rules of any securities exchange or interdealer quotation system, then such Option shall terminate on the earlier of: (a) the expiration of the term of the Option in accordance with Section 7.1(a); or (b) the expiration of a period after termination of the Optionholder's Continuous Service that is three months after the end of the period during which the exercise of such Optionholder's Option would be in violation of such registration or other securities law requirements.

(i) Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder's Continuous Service terminates as a result of such Optionholder's Disability, such Optionholder may exercise its Option (to the extent that such Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of: (a) the date 12 months following such termination; or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, an Optionholder does not exercise its Option within the time specified herein or in the Award Agreement, such Optionholder's Option shall terminate.

(j) Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder's Continuous Service terminates as a result of such Optionholder's death, then such Optionholder's Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by a Person designated to exercise the Option upon the Optionholder's death, but only within the period ending on the earlier of: (a) the date that is 12 months following the date of death; or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after an Optionholder's death, such Optionholder's Option is not exercised within the time specified herein or in the Award Agreement, such Option shall terminate.

(k) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares underlying any Incentive Stock Options that are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall not be void but rather be treated as Non-Qualified Stock Options.

8. Provisions of Non-Option Awards

8.1 Stock Appreciation Rights.

(a) General. Each Stock Appreciation Right shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 8.1 and to such other conditions not inconsistent with this Plan as may be determined by the Committee in its sole discretion and reflected in the applicable Award Agreement. A Stock Appreciation Right may be granted alone (a "Free Standing Right") or in tandem with an Option (a "Related Right").

(b) Grant Requirements. Any Related Right that relates to a Non-Qualified Stock Option may be granted at the same time such Non-Qualified Stock Option is granted or at any time thereafter, but before the exercise or expiration of the Non-Qualified Stock Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c) Term of Stock Appreciation Rights. The term of a Stock Appreciation Right shall be determined by the Committee and set out in the Award Agreement; provided, however, that no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d) Vesting of Stock Appreciation Rights. Each Stock Appreciation Right may, but need not, vest and become exercisable in periodic installments that may, but need not, be equal, and may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability of a Stock Appreciation Right in the terms of an applicable Award Agreement upon the occurrence of a specified event.

(e) Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to: (i) the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by (ii) the excess of (A) the Fair Market Value of a Share on the date such Stock Appreciation Right is exercised, over (B) the exercise price specified in the Stock Appreciation Right. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of Shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(f) Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall be not less than 100% of the greater of (i) the Fair Market Value of the Shares underlying the Free Standing Right on the Grant Date and (ii) the Fair Market Value of the Shares underlying the Free Standing Right on the trading date immediately preceding the Grant Date. A Related Right granted simultaneously with, or subsequent to, the grant of an Option and in conjunction therewith or in the alternative thereto, shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per Share subject to the Stock Appreciation Right and related Option exceeds the exercise price per Share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 8.1(b) are satisfied.

(g) Reduction in Underlying Option Shares. Upon any exercise of a Related Right, the number of Shares for which any related Option shall be exercisable shall be reduced by the number of Shares for which the Stock Appreciation Right has been exercised. The number of Shares for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of Shares for which such Option has been exercised.

8.2 Restricted Awards.

(a) General. A Restricted Award is an Award of actual Shares ("Restricted Stock") or hypothetical Share units ("Restricted Stock Units") having a value equal to the Fair Market Value of an identical number of Shares, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the "Restricted Period") as the Committee shall determine. Each Restricted Award granted under this Plan shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 8.2 and to such other conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion and reflected in the applicable Award Agreement.

(b) Restricted Stock and Restricted Stock Units.

(i) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company: (A) an escrow agreement satisfactory to the Committee, if applicable; and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a Shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Share and, if such Share is forfeited, the Participant shall have no right to such dividends.

(ii) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share ("Dividend Equivalents"). Dividend Equivalents shall be withheld by the Company for the Participant's account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant's account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c) Restrictions

(i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the Share certificate; (B) the Shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the Shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such Shares are forfeited, the Share certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a Shareholder shall terminate without further obligation on the part of the Company.

(ii) Restricted Stock Units awarded to any Participant shall be subject to: (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company; and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(d) Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units. No Restricted Award may be granted or settled for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant's account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or its beneficiary, without charge, one Share for each such outstanding Restricted Stock Unit ("Vested Unit") and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for Vested Units. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

(f) Share Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

8.3 Performance Compensation Awards.

(a) General. The Committee shall have the authority, at the time of grant of any Award (other than Options and Stock Appreciation Rights), to designate such Award as a Performance Compensation Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code.

(b) Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 8.3. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one Person as a Participant eligible to receive an Award hereunder shall not require designation of any other Person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 8.3(c) and record the same in writing.

(d) Payment of Performance Compensation Awards

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant's Performance Compensation Award has been earned for the Performance Period.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant's Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 8.3(d)(iv) hereof, if and when it deems appropriate.

(iv) Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to: (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 8.3(d)(i) of the Plan.

(v) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 8.3.

9. Compliance

9.1 Compliance with Applicable Laws. Each Award Agreement shall provide that no Shares shall be purchased or sold thereunder unless and until: (a) any then applicable requirements of Applicable Laws have been fully complied with to the satisfaction of the Company and its counsel; and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under this Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

10. Use of Proceeds

10.1 Proceeds from the sale of Shares issued pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

11. Miscellaneous

11.1 Acceleration of Exercisability and Vesting. Subject to the rules and policies of the TSXV while the Common Stock is listed on the TSXV, the Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with this Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

11.2 Shareholder Rights. Except as provided in this Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Share certificate is issued, except as provided in Section 12 hereof.

11.3 No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Award granted pursuant hereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate: (a) the employment of an Employee with or without notice and with or without Cause; or (b) the service of a Director pursuant to the by-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

11.4 Transfer; Approved Leave of Absence. For purposes of this Plan, no termination of employment by an Employee shall be deemed to result from either: (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

11.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise of, or acquisition of Shares under, the Award, provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Shares.

12. Adjustments Upon Changes in Stock

In the event of changes in the outstanding Shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under this Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, and the maximum number of Shares underlying all Awards stated in Section 5, will be equitably adjusted or substituted, as to the number, price or kind of a Share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 12, unless the Committee specifically determines that such adjustment is in the best interests of the Company or any Affiliate, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 12 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code, and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 12 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13. Effect of Change in Control

13.1 Unless otherwise provided in an Award Agreement, notwithstanding any provision of this Plan to the contrary, but subject to the rules and policies of the TSXV while the Common Stock is listed on the TSXV:

(a) in the event of a Change in Control, all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the Shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the Shares of Restricted Stock or Restricted Stock Unit; and

(b) with respect to Performance Compensation Awards, in the event of a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

To the extent practicable, any actions taken by the Committee under subsections (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the Shares underlying their Awards.

13.2 In addition, in the event of a Change in Control, the Committee may, in its discretion and upon at least 10 days' advance notice to the affected Persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other Shareholders in connection therewith. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

13.3 The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

14. Amendment of Plan and Awards

14.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate this Plan. However, except as provided in Section 12 relating to adjustments upon changes in Shares and Section 14.4, no amendment shall be effective unless approved by the Shareholders (to the extent Shareholder approval is necessary to satisfy any Applicable Laws). At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on Shareholder approval. Notwithstanding the foregoing and any other section of this Plan, the Board at any time, and from time to time, may amend this Plan as required by any stock exchange or quotation system on which the Common Stock is then listed or quoted.

14.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to this Plan for Shareholder approval, including, amendments to this Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

14.3 Disinterested Shareholder Approval

(a) In this section the following terms have the following meanings:

(i) "Disinterested Shareholder Approval" shall have the meaning as described in the TSXV Policies;

(ii) "Insider" means an insider as defined in the TSXV Policies; or as defined in securities legislation applicable to the Company; and

(iii) "TSXV Policies" means the rules and policies of the TSXV, as amended from time to time.

(b) If the Shares are listed on the TSXV, unless Disinterested Shareholder Approval is obtained, under no circumstances will this Plan, together with all of the Company's other previously established and outstanding stock option or equity incentive plans or grants, result in:

(i) the aggregate number of Shares reserved for issuance under Awards granted to Insiders (as a group) at any point in time exceeding 10% of the issued and outstanding Shares (on a non-diluted basis);

(ii) the grant to Insiders (as a group), within a 12 month period, of Options where an aggregate number of Shares subject to such Options exceeds 10% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to any Insider;

(iii) the grant to Insiders (as a group), within a 12 month period, of Non-Option Awards where an aggregate number of Shares subject to such Non-Option Awards exceeds 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date a Non-Option Award is granted to any Insider;

(iv) the aggregate number of Shares subject to Awards granted to any one Participant within a 12 month period exceeding 5% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to the Participant;

(v) the aggregate number of Shares subject to Non-Option Awards granted to any one Participant within a 12 month period exceeding 1% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date a Non-Option Award is granted to the Participant;

(vi) the aggregate number of Shares subject to Awards granted to any one Participant who is a Consultant (as defined by the policies of the TSXV) within a 12 month period exceeding 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to the Participant; or

(vii) the aggregate number of Shares subject to Awards granted to all Participants (as a group) who are employed to perform Investor Relations Activities (as defined by the Policies of the TSXV) within a 12 month period exceeding 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to the Participant.

(c) If the Shares are listed on the TSXV, the Company must obtain Disinterested Shareholder Approval for any amendment to Options held by Insiders that would have the effect of decreasing the exercise price of the Options.

14.4 Contemplated Amendments. It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

14.5 No Impairment of Rights. Rights under any Award granted before amendment of this Plan shall not be impaired by any amendment of this Plan unless: (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing.

14.6 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless: (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing.

15. General Provisions

15.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or any Affiliate.

15.2 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any Applicable Laws will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Laws (or any policy adopted by the Company pursuant to any such Applicable Laws).

15.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.4 Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of this Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.5 Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

15.6 Unfunded Plan. This Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Plan.

15.7 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

15.8 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited or otherwise eliminated.

15.9 Other Provisions. The Award Agreements authorized under this Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

15.10 Section 409A. This Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Any payments described in this Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six month period immediately following the Participant's termination of Continuous Service shall instead be paid on the first payroll date after the six month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code, and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

15.11 Disqualifying Dispositions. Any Participant who shall make a "disposition" (as defined in Section 424 of the Code) of all or any portion of the Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the Shares acquired upon exercise of such Incentive Stock Option (a "Disqualifying Disposition") shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

15.12 Section 16. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 15.12, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

15.13 Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend this Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's federal income tax deduction for compensation paid pursuant to any such Award.

15.14 Beneficiary Designation. Each Participant may from time to time name any beneficiary or beneficiaries by whom any right under this Plan is to be exercised in case of such Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.

15.15 Expenses. The costs of administering this Plan shall be paid by the Company.

15.16 Severability. If any of the provisions of this Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

15.17 Plan Headings. The headings in this Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

15.18 Non-Uniform Treatment. The Committee's determinations under this Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

16. Effective Date of Plan

16.1 This Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until this Plan has been approved by the Shareholders, which approval shall be within 12 months before or after the date this Plan is adopted by the Board.

17. Termination or Suspension of this Plan

17.1 This Plan shall terminate automatically on August 19, 2029. No Award shall be granted pursuant to this Plan after such date, but Awards granted before may extend beyond that date. The Board may suspend or terminate this Plan at any earlier date pursuant to Section 14.1 hereof. No Awards may be granted under this Plan while this Plan is suspended or after it is terminated. Unless the Company determines to submit Section 8.3 of this Plan and the definition of "Performance Goal" and "Performance Criteria" to the Shareholders at the first Shareholder meeting that occurs in the fifth year following the year in which this Plan was last approved by Shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such Shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 8.3 after the date of such annual meeting, but this Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

18. Choice of Law

18.1 The law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of law rules.

19. Shareholder Approval and TSXV Acceptance

19.1 No Awards may be exercised prior to the Company obtaining the Shareholder approval of this Plan that is necessary to satisfy any Applicable Laws.

19.2 Except as permitted under Applicable Laws, no Awards may be granted under this Plan prior to the Company obtaining the acceptance of this Plan by the TSXV.

19.3 The Board may suspend or terminate this Plan, and any outstanding Awards granted under this Plan may be cancelled, if the Company does not obtain the Shareholder approval of this Plan that is necessary to satisfy any Applicable Laws.

As adopted by the Board of Directors of The Alkaline Water Company Inc. on ♦, ♦.

SCHEDULE "F"

Audit Committee Charter

Mandate

The primary function of the audit committee (the "Committee") is to assist the Board of Directors ("Board") in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by The Alkaline Water Company Inc. (the "Company") to regulatory authorities and shareholders, the Company's systems of internal controls regarding finance and accounting and the Company's auditing, accounting and financial reporting processes. The Committee's primary duties and responsibilities are to:

• serve as an independent and objective party to monitor the Company's financial reporting and internal control system and review the Company's financial statements;

• oversee the Company's accounting and financial reporting processes and the preparation and auditing of the Company's financial statements;

• review and appraise the performance of the Company's external auditor; and

• provide an open avenue of communication among the Company's auditor, financial and senior management and the Board.

Composition

The Committee shall be comprised of at least three members as determined by the Board. Each member of the Committee shall be a member of the Board, who shall be an "independent" director as specified by all applicable legislation and regulations except as permitted by applicable securities regulatory guidelines (including applicable exemptions while the Company is a "venture issuer" (as defined in National Instrument 52-110 Audit Committees ("NI 52-110")). If the Company is a "venture issuer", then, subject to the exemptions contemplated under NI 52-110, the Committee must be comprised of members, a majority of whom are not executive officers, employees or control persons of the Company or of an affiliate of the Company (as contemplated in NI 52-110). If the Company is listed on the TSX Venture Exchange, then the Committee must be comprised of members, a majority of whom are not officers, employees or control persons of the Company or any of associates or affiliates of the Company (as such terms are defined in the policies of the TSX Venture Exchange). A quorum of the Committee shall be a majority of the members. In the event of an equality of votes, the Chair of the Committee shall not have a second casting vote.

Each member of the Committee must be financially literate as determined by the Board and as required by applicable securities legislation.

The Board shall appoint members to the Committee. The members of the Committee shall be appointed for one-year terms or such other terms as the Board may determine and shall serve until a successor is duly appointed by the Board or until the member's earlier death, resignation, disqualification or removal. The Board may remove any member from the Committee at any time with or without cause. The Board shall fill Committee member vacancies by appointing a member from the Board. If a vacancy on the Committee exists, the remaining members shall exercise all the Committee's powers so long as a quorum exists. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

Meetings

The Committee shall meet a least four times annually, or more frequently as circumstances dictate or as may be prescribed by securities regulatory requirements. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer (the "CFO") and the external auditor in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

F-2

1. Documents/Reports

(a) review and update, if applicable or necessary, this Audit Committee Charter annually;

(b) review with management and the independent auditor the Company's annual and interim financial statements, management's discussion and analysis, any annual and interim earnings press releases and any reports or other financial information to be submitted to any governmental and/or regulatory body, or the public, including any certification, report, opinion, or review rendered by the external auditor for the purpose of recommending their approval to the Board prior to their filing, issue or publication. The Chair of the Committee may represent the entire Committee for purposes of this review in circumstances where time does not allow the full Committee to be available;

(c) review analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(d) review the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company;

(e) review policies and procedures with respect to directors' and officers' expense accounts and management perquisites and benefits, including their use of corporate assets and expenditures related to executive travel and entertainment, and review the results of the procedures performed in these areas by the external auditor, based on the terms of reference agreed upon by the external auditor and the Committee; and

(f) ensure that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, as well as review any financial information and earnings guidance provided to analysts and rating agencies, and periodically assess the adequacy of those procedures.

2. External Auditor

(a) review annually, the performance of the external auditor who shall be ultimately accountable to the Board and the Committee as representatives of the shareholders of the Company;

(b) obtain annually, a formal written statement of the external auditor setting forth all relationships between the external auditor and the Company;

(c) review and discuss with the external auditor any disclosed relationships or services that may have an impact on the objectivity and independence of the external auditor;

(d) take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor, including the resolution of disagreements between management and the external auditor regarding financial reporting;

(e) recommend to the Board the selection and, where applicable, the replacement of the external auditor nominated annually for shareholder approval;

(f) recommend to the Board the compensation to be paid to the external auditor;

(g) at each meeting, where desired, consult with the external auditor, without the presence of management, about the quality of the Company's accounting principles, internal controls and the completeness and accuracy of the Company's financial statements;

(h) review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company;

F-3

(i) review with management and the external auditor the audit plan for the year-end financial statements; and

(j) review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company's external auditor. The authority to pre-approve non-audit services may be delegated by the Committee to one or more independent members of the Committee, provided that such pre-approval must be presented to the Committee's first scheduled meeting following such pre-approval. Pre-approval of non-audit services is satisfied if:

(i) the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than 5% of the total amount of fees paid by the Company and subsidiaries to the Company's external auditor during the fiscal year in which the services are provided;

(ii) the Company or a subsidiary did not recognize the services as non-audit services at the time of the engagement; and

(iii) the services are promptly brought to the attention of the Committee and approved, prior to completion of the audit, by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee.

3. Financial Reporting Processes

(a) oversee an effective system of internal controls and procedures for the Company relating to the financial reporting process and disclosure of the financial results (the "Internal Controls");

(b) review with management the adequacy and effectiveness of the Company's Internal Controls, including any significant deficiencies or material weaknesses in the design or operation of the Internal Controls and determine if any special steps must be adopted by the Auditor during its audit in light of any such deficiencies or weaknesses;

(c) review management's roles, responsibilities and performance in relation to the Internal Controls;

(d) review, discuss and investigate: (a) any alleged fraud involving the Company's management or employees in relation to the Internal Controls, including management's response to any allegations of fraud; (b) implement corrective and disciplinary action in cases of proven fraud; and (c) determine if any special steps must be adopted by the auditor during its audit in light of any proven fraud or any allegations of fraud;

(e) review and discuss with the Chief Executive Officer (the "CEO") and CFO, or those officers who perform the duties similar to a CEO or CFO, the steps taken to complete the required certifications of the annual and interim filings with applicable securities commissions;

(f) in consultation with the external auditor, review with management the integrity of the Company's financial reporting process, both internal and external;

(g) consider the external auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting;

(h) consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the external auditor and management;

(i) review significant judgments made by management in the preparation of the financial statements and the view of the external auditor as to appropriateness of such judgments;

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(j) following completion of the annual audit, review separately with management and the external auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

(k) review any significant disagreement among management and the external auditor in connection with the preparation of the financial statements;

(l) review with the external auditor and management the extent to which changes and improvements in financial or accounting practices have been implemented;

(m) review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters;

(n) review certification process;

(o) establish a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(p) establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4. Other

(a) review any material related party transactions;

(b) engage independent counsel and other advisors as it determines necessary to carry out its duties; and

(c) to set and pay compensation for any independent counsel and other advisors employed by the Committee.

5. No Rights Created

This Charter is a broad policy statement and is intended to be part of Committee's flexible governance framework. While this Charter should comply with all applicable laws, regulations and listing requirements and the Company's articles and by-laws, this Charter does not create any legally binding obligations on the Committee, the Board or the Company.

SCHEDULE "G"

Compensation Committee Charter

Membership

The Compensation Committee (the "Committee") of the board of directors (the "Board") of The Alkaline Water Company Inc. (the "Company") shall consist of two or more directors. Each member of the Committee shall be independent in accordance with applicable laws and the rules of the any stock exchange upon which the Company's securities are listed.

The members of the Committee shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation, removal or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

• to review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer ("CEO"), evaluate at least annually the CEO's performance in light of those goals and objectives, and determine and approve the CEO's compensation level based on this evaluation;

• to review and make recommendations to the Board regarding the compensation of all other executive officers;

• to review and make recommendations to the Board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval of such plans by the stockholders of the Company;

• to review and discuss with management the Company's Compensation Discussion and Analysis ("CD&A") and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company's annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation required to be included in the Company's proxy statement or annual report on Form 10-K;

• to review and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

• to determine stock ownership guidelines for the CEO and other executive officers and monitor compliance with such guidelines;

• to review and make recommendations to the Board regarding all employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans;

• to review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;

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• to review and recommend to the Board for approval the frequency with which the Company will conduct say on pay votes, taking into account the results of the most recent stockholder advisory vote on frequency of say on pay votes required by Section 14A of the Securities Exchange Act of 1934, and review and approve the proposals regarding the say on pay vote and the frequency of the say on pay vote to be included in the Company's proxy statement; and

• to review all director compensation and benefits for service on the Board and any committees of the Board at least once a year and to recommend any changes to the Board as necessary.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

• the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

• the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

• the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

• any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

• any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

• any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least one time a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

G-3

The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

SCHEDULE "H"

THE ALKALINE WATER COMPANY INC.

BOARD OF DIRECTOR NOMINATION PROCESS

(adopted September 4, 2018)

The Alkaline Water Company Inc. (the "Company") and its Board of Directors (the "Board") has determined that director nominees will be recommended for the Board's selection by a majority of the Company's independent directors in a vote in which only the independent directors participate, and to have the full Board participate in the consideration of board of director nominees.

In general, when the Board determines that expansion of the board or replacement of a director is necessary or appropriate, the Company's independent directors will be responsible for identifying one or more candidates to fill such directorship, investigating each candidate, evaluating his/her suitability for service on the Board and recommending for selection suitable candidates for nomination to the Board.

The Company's independent directors are authorized to use any methods they deems appropriate for identifying candidates for Board membership, including recommendations from current members of the Board, senior management or other third parties (including recommendations from stockholders). The Company's independent directors may engage outside search firms to identify suitable candidates.

The Company's independent directors are also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate's background, characteristics, qualities and qualifications, and personal interviews with all or some of the Company's independent directors, the Company's management or one or more other members of the Board. While diversity may contribute to an evaluation, it is not considered by the Board as a separate or independent factor in identifying board of director nominees.

In formulating its recommendation, the Company's independent directors will consider not only the findings and conclusions of the investigation and evaluation process, but also the current composition of the Board; the diversity of the board, including gender diversity; the attributes and qualifications of serving members of the Board; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities or qualifications. The Company's independent directors will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of serving as a member of the Board.

Stockholders desiring to suggest a candidate for consideration must do so in accordance with the Company's bylaws and applicable securities laws, and should send a letter to the Company's Chief Financial Officer at the Company's principal office located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ, USA 85254. Candidates recommended by the Company's stockholders will be considered in the same manner as other candidates.

In considering whether to recommend directors who are eligible to stand for reelection, the Company's independent directors may consider a variety of factors, including, without limitation, a director's contributions to the Board and ability to continue to contribute productively; attendance at Board and committee meetings and compliance with the Company corporate governance policies; whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for continued service on the Board; the independence of the director; and the nature and extent of the director's non-Company activities.

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INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Nevada Revised Statutes provide that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;
  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and
  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

The Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our stockholders;

  by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  by court order.

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Our bylaws provide for the mandatory indemnification of our directors and officers to the fullest extent legally permissible under the Nevada Revised Statutes from time to time against all expenses, liability and loss reasonably incurred or suffered by such person in connection with he or she having been or being a party to, threatening to be made a party to, or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the company. Advance payment of expenses by the company to such director or officer, as these expenses are incurred in defending a civil or criminal action, suit or proceeding, are subject to an undertaking by or on behalf of the director or officer to repay the amount of such payment if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by our company. The right of indemnification under our bylaws is not exclusive of any other right to indemnification a director or an officer may have.

Our bylaws allow us to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

Item 20. Exhibits and Financial Statements Schedules.

Exhibits

Exhibit Number	Description
(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession
2.1*	Agreement and Plan of Merger, dated as of September 9, 2019 among The Alkaline Water Company Inc., AQUAhydrate, Inc. and AWC Acquisition Company Inc. (included as Schedule "A" to the joint proxy statement/prospectus forming a part of this registration statement)
2.2*	Amendment to the Agreement and Plan of Merger, dated as of October 31, 2019 among The Alkaline Water Company Inc., AQUAhydrate, Inc. and AWC Acquisition Company Inc. (included as Schedule "A" to the joint proxy statement/prospectus forming a part of this registration statement)
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Form S-1 Registration Statement, filed on October 28, 2011)
3.2	Certificate of Change (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2013)
3.3	Articles of Merger (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2013)
3.4	Certificate of Amendment to Articles of Incorporation (incorporated by reference from our Current Report on Form 8-K, filed on October 11, 2013)
3.5	Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on October 11, 2013)
3.6	Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on November 12, 2013)
3.7	Certificate of Change (incorporated by reference from our Current Report on Form 8-K, filed on December 30, 2015)
3.8	Certificate of Amendment to Articles of Incorporation (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
3.9	Certificate of Amendment to Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
3.10	Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on April 5, 2016)
3.11	Certificate of Withdrawal of Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on April 4, 2017)
3.12	Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on May 4, 2017)
3.13	Certificate of Amendment to Certificate of Designation (incorporated by reference from our Current Report on Form 8-K, filed on November 6, 2017)

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3.14	Certificate of Withdrawal of Certificate of Designation (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 20, 2017)
3.15	Amended and Restated Bylaws (incorporated by reference from our Current Report on Form 8-K, filed on October 15, 2018)
(5)	Opinion regarding Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(8)	Opinion regarding Tax Matters
8.1**	Opinion of Glaser Weil Howard Avchen & Shapiro LLP regarding tax matters
(10)	Material Contracts
10.1	Contract Packer Agreement dated November 14, 2012 between Alkaline 84, LLC and AZ Bottled Water, LLC (incorporated by reference from our Current Report on Form 8-K, filed on June 5, 2013)
10.2	Contract Packer Agreement dated October 7, 2013 with White Water, LLC (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 13, 2013)
10.3	Manufacturing Agreement dated August 15, 2013 with Water Engineering Solutions, LLC (incorporated by reference from our Registration Statement on Form S-1, filed on November 27, 2013)
10.4	Equipment Lease Agreement dated January 17, 2014 (incorporated by reference from our Current Report on Form 8-K, filed on January 27, 2014)
10.5	Revolving Accounts Receivable Funding Agreement dated February 20, 2014 (incorporated by reference from our Current Report on Form 8-K, filed on February 25, 2014)
10.6	Form of Securities Purchase Agreement dated as of April 28, 2014, between The Alkaline Water Company Inc. and the purchasers named therein (incorporated by reference from our Current Report on Form 8-K, filed on May 6, 2014)
10.7	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on May 6, 2014)
10.8	Form of Placement Agent Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on May 6, 2014)
10.9	Amendment #1 dated February 12, 2014 to Equipment Lease Agreement (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2014)
10.10	Equipment Sale/Lease Back Agreement dated April 2, 2014 (incorporated by reference from our Quarterly Report on Form 10-Q, filed on August 13, 2014)
10.11	Agreement dated August 12, 2014 with H.C. Wainwright & Co., LLC (incorporated by reference from our Current Report on Form 8-K, filed on August 21, 2014)
10.12	Form of Warrant Amendment Agreement (incorporated by reference from our Current Report on Form 8-K, filed on August 21, 2014)
10.13	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on August 21, 2014)
10.14	Form of Warrant Amendment Agreement (incorporated by reference from our Current Report on Form 8-K, filed on October 9, 2014)
10.15	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on October 9, 2014)
10.16	Master Lease Agreement dated October 28, 2014 with Veterans Capital Fund, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.17	Warrant Agreement dated October 28, 2014 with Veterans Capital Fund, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.18	Registration Rights Agreement dated October 28, 2014 with Veterans Capital Fund, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.19	Form of Amending Agreement to Stock Option Agreement (incorporated by reference from our Current Report on Form 8-K, filed on November 4, 2014)
10.20	Securities Purchase Agreement dated as of May 11, 2015 with Assurance Funding Solutions LLC (incorporated by reference from our Annual Report on Form 10-K, filed on July 14, 2015)
10.21	Secured Term Note dated May 2015 issued to Assurance Funding Solutions LLC (incorporated by reference from our Annual Report on Form 10-K, filed on July 14, 2015)

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10.22	General Security Agreement dated as of May 11, 2015 with Assurance Funding Solutions LLC (incorporated by reference from our Annual Report on Form 10-K, filed on July 14, 2015)
10.23	Securities Purchase Agreement dated as of August 20, 2015 with Assurance Funding Solutions LLC (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 23, 2015)
10.24	Secured Term Note dated August 20, 2015 issued to Assurance Funding Solutions LLC (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 23, 2015)
10.25	General Security Agreement dated as of August 20, 2015 with Assurance Funding Solutions LLC (incorporated by reference from our Quarterly Report on Form 10-Q, filed on November 23, 2015)
10.26	Loan Agreement dated November 30, 2015 with Neil Rogers (incorporated by reference from our Current Report on Form 8-K, filed on December 4, 2015)
10.27	Promissory Note dated November 30, 2015 issued to Neil Rogers (incorporated by reference from our Current Report on Form 8-K, filed on December 4, 2015)
10.28	Escrow Agreement dated November 30, 2015 with Neil Rogers and Escrow Agent (incorporated by reference from our Current Report on Form 8-K, filed on December 4, 2015)
10.29	2013 Equity Incentive Plan (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.30	Loan Agreement dated January 25, 2016 with Turnstone Capital Inc. (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.31	Promissory Note dated January 25, 2016 issued to Turnstone Capital Inc. (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.32	Escrow Agreement dated January 25, 2016 with Turnstone Capital Inc. and Escrow Agent (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.33	Amendment Agreement dated January 25, 2016 with Neil Rogers (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2016)
10.34	Employment Agreement dated effective March 1, 2016 with Steven P. Nickolas (incorporated by reference from our Current Report on Form 8-K, filed on April 5, 2016)
10.35	Employment Agreement dated effective March 1, 2016 with Richard A. Wright (incorporated by reference from our Current Report on Form 8-K, filed on April 5, 2016)
10.36	Form of Promissory Note and Warrant Exchange Agreement (incorporated by reference from our Current Report on Form 8-K, filed on June 16, 2016)
10.37	Loan Facility Agreement dated September 20, 2016 with Turnstone Capital Inc. (incorporated by reference from our Current Report on Form 8-K, filed on September 22, 2016)
10.38	Credit and Security Agreement dated February 1, 2017 with SCM Specialty Finance Opportunities Fund, L.P. (incorporated by reference from our Current Report on Form 8-K, filed on February 7, 2017)
10.39	Payoff Agreement dated February 1, 2017 with Gibraltar Business Capital, LLC (incorporated by reference from our Current Report on Form 8-K, filed on February 7, 2017)
10.40	Form of Stock Option Agreement (incorporated by reference from our Current Report on Form 8-K, filed on May 4, 2017)
10.41	Settlement Agreement and Mutual Release of Claims dated October 31, 2017 with Steven P. Nickolas, Nickolas Family Trust, Water Engineering Solutions, LLC, Enhanced Beverages, LLC, McDowell 78, LLC and Wright Investments Group, LLC (incorporated by reference from our Current Report on Form 8-K, filed on November 6, 2017)
10.42	Exchange Agreement and Mutual Release of Claims dated November 8, 2017 with Ricky Wright (incorporated by reference from our Current Report on Form 8-K, filed on November 14, 2017)
10.43	Stock Option Forfeiture & General Release dated November 8, 2017 by Ricky Wright and Sharon Wright (incorporated by reference from our Current Report on Form 8-K, filed on November 14, 2017)
10.44	Form of Warrant Amendment Agreement (incorporated by reference from our Current Report on Form 8-K, filed on February 22, 2018)

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10.45	Form of Common Stock Purchase Warrant (incorporated by reference from our Current Report on Form 8-K, filed on March 5, 2018)
10.46	2018 Stock Option Plan (incorporated by reference from our Current Report on Form 8-K, filed on April 25, 2018)
10.47	Form of Subscription Agreement (incorporated by reference from our Current Report on Form 8-K filed on May 31, 2018)
10.48	Form of Subscription Agreement (incorporated by reference from our Current Report on Form 8-K filed on October 3, 2018)
10.49	Underwriting Agreement, dated March 8, 2019, by and between The Alkaline Water Company Inc. and Canaccord Genuity LLC, as representative of the underwriters named therein (incorporated by reference from our Current Report on Form 8-K, filed on March 11, 2019)
10.50	Employment Agreement dated April 25, 2019 with Ronald DaVella (incorporated by reference from our Current Report on Form 8-K filed on May 3, 2019)
10.51	Sixth Amendment to Credit and Security Agreement dated June 27, 2019 with CNH Finance Fund I, L.P. (incorporated by reference from our Annual Report on Form 10-K filed on July 1, 2019)
(16)	Letter regarding Change in Certifying Accountant
16.1	Letter from AMC Auditing, LLC dated April 29, 2019 (incorporated by reference from our Current Report on Form 8-K filed on ay 1, 2019)
(21)	Subsidiaries
21.1*	Subsidiaries of The Alkaline Water Company Inc. Alkaline 88, LLC, Arizona limited liability company A88 Infused Beverage Division, Inc., Nevada corporation A88 International, Inc., Nevada corporation
(23)	Consents of Experts and Counsel
23.1*	Consent of AMC Auditing
23.2*	Consent of Prager Metis CPAs, LLC
23.3*	Consent of Armanino LLP
23.4*	Consent of Clark Wilson LLP (included in Exhibit 5.1)
23.5**	Consent of Glaser Weil Howard Avchen & Shapiro LLP (included in Exhibit 8.1)
(99)	Additional Exhibits
99.1*	Form of Proxy Card for The Alkaline Water Company Inc.
99.2*	Form of Proxy Card for AQUAhydrate, Inc.
(101)	Interactive Data File
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

*Filed herewith.

**To be filed by amendment.

Item 21. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

6. That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

8. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

129

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1. any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

130

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona on November 8, 2019.

The Alkaline Water Company Inc.

By:

/s/ Richard A. Wright

Richard A. Wright

President, Chief Executive Officer and Director

Date: November 8, 2019

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard A. Wright

Richard A. Wright

President, Chief Executive Officer and Director

(Principal Executive Officer)

Date: November 8, 2019

/s/ David A. Guarino

David A. Guarino

Chief Financial Officer and Director

(Principal Financial Officer and Principal Accounting Officer)

Date: November 8, 2019

/s/ Aaron Keay

Aaron Keay

Director

Date: November 8, 2019

/s/ Bruce Lietch

Bruce Lietch

Director

Date: November 8, 2019

/s/ Brian Sudano

Brian Sudano

Director

Date: November 8, 2019